Exhibit 99.1

            , 2018

Dear Honeywell Shareowner:

On October 10, 2017, we announced our intention to spin our Homes and ADI global distribution business. I am pleased to confirm that we expect to distribute shares in the new company, Resideo Technologies, Inc., before the end of the year. We will provide more details on this distribution as the effective spin date is finalized.

Honeywell has been helping homeowners stay comfortable since 1885 and has one of the broadest home security and safety and comfort portfolios in the industry, with approximately 3,000 active and pending patents worldwide and sales in approximately 40 countries. Thanks to its outstanding set of offerings, Resideo will be a leader in the home heating, ventilation and air conditioning (HVAC) controls and security markets, and a leading global distributor of security and fire protection products.

Resideo will enter a long-term license agreement with Honeywell for use of the Honeywell Home brand, which will give its offerings credibility with customers around the world. In addition, its pipeline of innovative products and software, unparalleled presence in the home and low-voltage product distribution markets, large network of professional partners and customers, and strong leadership team and Board of Directors will position this company extremely well for future success.

I encourage you to read the attached information statement about Resideo, as well as the supplemental information on Honeywell’s investor relations website. The information statement describes the spin in detail and contains important business and financial information. Once the spin is effective, each Honeywell shareowner will receive shares of Resideo Technologies, Inc. based on the number of shares of Honeywell common stock held by the shareowner as of the record date.

Today’s announcement reflects our continued commitment to generate shareowner value as Honeywell becomes the premier software-industrial company. I am confident that Resideo will be successful following its separation from Honeywell, and look forward to the bright futures of both companies.

Sincerely,

Darius Adamczyk

Chairman and CEO

Honeywell

            , 2018

To Our Future Resideo Shareowners:

Thank you for your interest in Resideo, Honeywell’s planned spin company that is focused on technology for the residential homeowner. We understand that a house is the biggest investment most of us will ever make. While technology makes it possible to have a home that is smarter, more energy efficient, more secure, and easier to control, consumers face overwhelming choices when it comes to modernizing their home. We believe there’s a great opportunity for a company like Resideo to offer simple solutions to connect the systems and accessories that make a home smart.

When we launch Resideo as a standalone, publicly traded company, we will be uniquely positioned to lead the global smart home market for four key reasons:

1)

We are a global leader in professionally installed residential comfort and security and the leading global wholesale distributor of security and low voltage products. We delivered more than $4.5 billion of sales in 2017, and that size allows us to achieve economies of scale in production, distribution and speed to market, while maintaining our status as the partner of choice in the smart home ecosystem. As a standalone company, we will be agile enough to respond to our dynamic markets and well-positioned to make strategic investments in our future.

2)

We have a long-term agreement with Honeywell to license the Honeywell Home brand. That is an important ingredient to our success, but also an important recognition of our heritage. Resideo begins with more than 100 years of domain knowledge and expertise connecting the home. The Honeywell brand is in more than 150 million homes and reflects decades of trust built with dealers and installers, and a promise of reliability for consumers. More than one-third of our product sales come from connected devices, which unlock data to provide millions of consumers with better insights along with peace of mind knowing technology is making their home a better place to live.

3)

We expect to benefit from major trends influencing consumer decisions around the globe. There are expected to be about 75 billion connected devices globally by 2025, up from just 20 billion in 2017. We currently have approximately 4.7 million connected customers and more than 30 million sensor points – and we expect these numbers to grow rapidly.

4)

Our customers include professional contractors, service provider partners, and those who prefer to do it themselves (DIY). They want a smart home that integrates seamlessly, with devices that are compatible regardless of who manufactured them. This is why our products work effectively with the most widely used home automation systems – Amazon Alexa™, Apple HomeKit™, Google Home™, and Samsung SmartThings™. Our commitment to working well with others makes us an attractive and highly sought-after partner – in fact, it’s why we currently have 3,000 third party developers creating mobile apps to integrate with our solutions.

We are excited about the company Resideo will be on Day 1 and the ways we intend to advance the smart home industry in the years to come. We are passionate about improving lives around the globe through leading home technologies. We have assembled a world-class team of talent to lead Resideo with the know-how to make our spin successful. The attached information statement details our strategy and plans for near and long-term growth to generate value for our shareowners.

Sincerely,

Mike Nefkens

President and CEO

Resideo Technologies, Inc.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT ON FORM 10 RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

SUBJECT TO COMPLETION—DATED AUGUST 23, 2018

INFORMATION STATEMENT

Resideo Technologies, Inc.

Common Stock

(par value $.001 per share)

We are sending you this Information Statement in connection with the spin-off by Honeywell International Inc. (“Honeywell”) of its wholly owned subsidiary, Resideo Technologies, Inc. (the “Company” or “SpinCo”). To effect the spin-off, Honeywell will distribute all of the shares of SpinCo common stock on a pro rata basis to the holders of Honeywell common stock. We expect that the distribution of SpinCo common stock will be tax-free to holders of Honeywell common stock for U.S. federal income tax purposes, except for cash that stockholders may receive (if any) in lieu of fractional shares.

If you are a record holder of Honeywell common stock as of the close of business on                 , 2018, which is the record date for the distribution, you will be entitled to receive                 shares of SpinCo common stock for every share of Honeywell common stock that you hold on that date. Honeywell will distribute the shares of SpinCo common stock in book-entry form, which means that we will not issue physical stock certificates. The distribution agent will not distribute any fractional shares of SpinCo common stock.

The distribution will be effective as of 11:59 p.m., New York City time, on                , 2018. Immediately after the distribution becomes effective, SpinCo will be an independent, publicly traded company.

Honeywell’s stockholders are not required to vote on or take any other action to approve the spin-off. We are not asking you for a proxy, and request that you do not send us a proxy. Honeywell stockholders will not be required to pay any consideration for the shares of SpinCo common stock they receive in the spin-off, and they will not be required to surrender or exchange their shares of Honeywell common stock or take any other action in connection with the spin-off.

No trading market for SpinCo common stock currently exists. We expect, however, that a limited trading market for SpinCo common stock, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and we expect “regular-way” trading of SpinCo common stock will begin on the first trading day after the distribution date. We intend to list SpinCo common stock on the                , under the ticker symbol “                .”

In reviewing this Information Statement, you should carefully consider the matters described in the section entitled “Risk Factors” beginning on page 25 of this Information Statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement is not an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this Information Statement is                , 2018.

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TRADEMARKS AND COPYRIGHTS

We own or have rights to various trademarks, logos, service marks and trade names that we use in connection with the operation of our business (including the Honeywell trademarks, logos, service marks and trade names, which are used under license from Honeywell International Inc.). We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, certain of our trademarks, service marks, trade names and copyrights referred to in this Information Statement are listed without the ™, ® or © symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, trade names and copyrights included or referred to in this Information Statement.

INDUSTRY AND MARKET DATA

This Information Statement includes industry and market data that we obtained from various third party industry and market data sources. While we believe the projections of the industry sources referenced in this Information Statement are reasonable, forecasts based upon such data involve inherent uncertainties, and actual results are subject to change based upon various factors beyond our control. These third party sources include but are not limited to the Building Services Research and Information Association (“BSRIA”), the Bureau of Economic Analysis (“BEA”), the U.S. Census Bureau, Gartner Inc. (“Gartner”), International Data Corporation (“IDC”), IHS Markit (“IHS”), the National Association of Home Builders (“NAHB”), Parks Associates, Inc. (“Parks Associates”), Statista.com (“Statista”) and Navigant Consulting (“Navigant”). All such industry data is available publicly or for purchase and was not commissioned specifically for us. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, forecasts based upon such data involve inherent uncertainties, and actual results regarding the subject matter of such forecasts are subject to change based upon various factors, including those beyond our control and those discussed under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in this Information Statement.

NON-GAAP FINANCIAL INFORMATION

We provide financial information not in accordance with accounting principles generally accepted in the United States (“non-GAAP” financial information) to enhance the understanding of our financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and it should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies. See “Selected Historical and Unaudited Pro Forma Combined Financial Data” for more information.

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INFORMATION STATEMENT SUMMARY

In this Information Statement, unless the context otherwise requires:

•	The “Company,” “Resideo,” “SpinCo,” “we,” “our” and “us” refer to Resideo Technologies, Inc. and its consolidated subsidiaries after giving effect to the Spin-Off; and

•	“Honeywell” or “Parent” refers to Honeywell International Inc. and its consolidated subsidiaries.

The transaction in which Honeywell will distribute to its stockholders all of the shares of our common stock is referred to in this Information Statement as the “Share Distribution” or the “Spin-Off.” Prior to Honeywell’s Share Distribution of the shares of our common stock to its stockholders, Honeywell will undertake a series of internal reorganization transactions, following which SpinCo will hold, directly or through its subsidiaries, Honeywell’s residential Comfort & Care and Security & Safety product portfolio and ADI Global Distribution businesses, which we refer to as the “Business.” We refer to this series of internal reorganization transactions as the “Reorganization Transactions.”

The Spin-Off

On October 10, 2017, Honeywell announced plans for the complete legal and structural separation of our Business from Honeywell. In reaching the decision to pursue the Spin-Off, Honeywell considered a range of potential structural alternatives for the Business and concluded that the Spin-Off is the most attractive alternative for enhancing stockholder value.

To effect the separation, first, Honeywell will undertake the series of Reorganization Transactions. Honeywell will subsequently distribute all of our common stock to Honeywell’s stockholders, and following the Share Distribution, SpinCo, holding the Business, will become an independent, publicly traded company.

Prior to completion of the Spin-Off, we intend to enter into a Separation and Distribution Agreement and several other agreements with Honeywell related to the Spin-Off. These agreements including Transition Services, Tax Matters, Employee Matters, Trademark License, Patent Cross-License and Indemnification and Reimbursement Agreements, will govern the relationship between Honeywell and SpinCo up to and after completion of the Spin-Off and allocate between Honeywell and SpinCo various assets, liabilities and obligations, including employee benefits, intellectual property, environmental and tax-related assets and liabilities and in certain cases will result in certain significant ongoing payments from SpinCo to Honeywell. See “Certain Relationships and Related Party Transactions” for more information.

Completion of the Spin-Off is subject to the satisfaction or waiver of a number of conditions. In addition, Honeywell has the right not to complete the Spin-Off if, at any time, Honeywell’s board of directors (the “Honeywell Board”) determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of Honeywell or its stockholders, or is otherwise not advisable. See “The Spin-Off—Conditions to the Spin-Off” for more information.

Following the Spin-Off, SpinCo and Honeywell will each have a more focused business better positioned to invest in growth opportunities through tailored capital allocation and will be better able to execute on each company’s specific strategic plans. SpinCo primarily serves residential end markets through its Products segment and non-residential end markets through its Distribution segment. SpinCo will specifically focus on the professional installer and OEM channels while developing innovative consumer solutions. SpinCo also plans to target investments to grow in attractive distribution markets and invest selectively in growth areas including connected home solutions. Further, the Spin-Off will allow our management team to devote its time and attention to corporate strategies and policies that are based specifically on the needs of our Business and its dynamic end markets. We plan to create incentives for our management and employees that are more closely tied to business performance and our stockholders’ expectations, which we believe will help us attract and retain highly qualified personnel. Additionally, we believe the Spin-Off will help align our stockholder base with the characteristics and risk profile of our business. See “The Spin-Off—Reasons for the Spin-Off” for more information.

Aspects of the Spin-Off may increase the risks associated with ownership of shares of SpinCo. In connection with the Spin-Off, we expect to incur substantial indebtedness in an aggregate principal amount of approximately $1,225 million in the form of senior secured term loans and senior unsecured notes, the net proceeds of which will be received by Honeywell substantially concurrently with the consummation of the Spin-Off. We also intend to enter into a revolving credit facility to be available for our working capital and other cash needs in an aggregate committed amount as of the date of the Spin-Off of $350 million. The terms of such indebtedness are subject to change and will be finalized prior to the closing of the Spin-Off. See “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information. In addition, we intend to enter into an Indemnification and Reimbursement Agreement, pursuant to which we will have an obligation to make cash payments to Honeywell related to certain of Honeywell’s environmental-related liabilities (as defined herein). See “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Indemnification and Reimbursement Agreement.” Furthermore, as an independent entity we may lose some of the benefits of purchasing power, borrowing leverage and available capital for investments associated with being a larger entity. See “Risk Factors” in this Information Statement. As a consequence of the foregoing, there is no guarantee that any dividends will be declared on our common stock by our board of directors (our “Board”), or if so declared, will be continued in the future. For more information, see “Dividend Policy.”

Following the Spin-Off, we expect our common stock to trade on the                under the ticker symbol “        .”

On October 10, 2017, together with the announcement of the Spin-Off, Honeywell announced plans for the complete legal and structural separation of its Transportation Systems business, which business will be operated under the company name Garrett Motion Inc. We refer to this potential transaction as the “Garrett Spin-Off.” The Garrett Spin-Off is separate from the Spin-Off of our Company and neither spin-off is conditioned upon completion of the other.

When it’s really important to your family and home, it’s Resideo resideo

Honeywell Home

We provide solutions that enhance homeowners' comfort, awareness and security, while saving energy. Whether professionally installed and monitored or Do-It-Yourself, our platforms adapt to changing needs as families grow and mature, and as technologies evolve.

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SOMEONE AT THE DOOR
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1. Security Panel
   Exterior Camera
   Outdoor Video
   Motion Viewer
2. Mobile Apps
3. AlarmNet 360
   Contractor Portal
4. Interior Camera
   Indoor Video
   Motion Viewer
   Sound Detection
   Motion Detection
   Perimeter Protection
5. Thermostats
   Heating Controls
   Life Care Telehealth
6. Smoke Detection
   Glassbreak Detection
7. Humidification / Dehumidification
   Water Filtration and Treatment
   Indoor Air Quality Systems
8. CO Detection
   Furnace, Boiler Controls
9. Water Leak/Freeze Detection
   Hot Water Heater Controls

ADI Distribution

10. Video Surveillance
    Intrusion
    Access Control
    Fire and Life Safety
    Other Products, Including Wire, Networking and Audio Visual Systems

Fire & Life Safety
ADI
GLOBAL DISTRIBUTION
Intrusion
Video Surveillance
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The Honeywell logo is a trademark of Honeywell International Inc. used under license to Resideo Technologies, Inc.

Our Company

We are a leading global provider of critical comfort and security solutions primarily in residential environments, with a presence in over 150 million homes globally. Our products, which benefit from the trusted, well-established Honeywell brand, are installed in over 15 million homes annually, allowing SpinCo to launch innovative technologies and services at scale. After the Spin-Off, these products will be marketed and sold under the Honeywell Home brand pursuant to a 40 year license agreement with Honeywell. We have a long-standing leadership position in the traditional/non-connected products space that contributes significantly to our net sales. Our growing portfolio of connected home solutions is one of the largest and most comprehensive in the market. Our connected solutions are supported by software platforms (which we expect to consolidate in a single platform and mobile application) that allow consumers and channel partners to easily install, use and maintain our solutions and third party devices. These platforms interact with other ecosystems to control SpinCo’s and others’ home automation devices. Over 4.7 million of our customers are connected, providing access to control, monitoring and alerts, and we have approximately 30 million installed sensors generating more than 250 billion data transmissions annually. Our broad portfolio of innovative products is supported by approximately 3,000 worldwide active and pending patents, delivered through a comprehensive network of over 110,000 professional contractors, more than 3,000 distributors and over 1,200 original equipment manufacturers (“OEMs”), as well as major retailers and online merchants.

Our ADI Global Distribution business (“ADI”) is the leading wholesale distributor of security products, and is independently recognized for superior customer service. Through over 200 stocking locations in 17 countries, ADI distributes more than 350,000 products from over 1,000 manufacturers to a customer base of over 100,000 contractors. We believe this global footprint gives us distinct scale and network advantages in our core products over our competitors. Further, we believe our customers derive great value from the advice and recommendations of our knowledgeable design specialists allowing our customers to better meet the technical and systems integration expertise requirements to install and service professional security systems. We continue to transform the industry with value-added services such as presales system design and 24/7 order pick-up, and the selective introduction of new product categories such as professional audio visual. Additionally, ADI has long been an important channel to market for our security products, providing a level of end-customer intimacy that drives our ability to develop successful new products at an accelerated rate and insights into current market trends that help us quickly adapt our product portfolio to meet evolving customer needs. Similarly, ADI is an important channel to market for third party manufacturers, whose products represent a significant majority of ADI’s net sales.

We intend to expand and market our extensive portfolio and distribution base in several ways. We view our long-standing, mutually beneficial relationships with professional contractors and OEM channels as a key differentiator in our Products segment and plan to continue to invest in and grow with these channel partners. We believe the global connected home market is in the early stages of broad consumer adoption, with Gartner projecting the installed base of “connected things” in the consumer segment to grow from approximately four billion in 2016 to more than 12 billion in 2020 and we intend to expand our connected solutions and services offerings to capitalize on this trend. We also intend to expand ADI’s geographic footprint, product categories and services to drive overall sales, including SpinCo’s security products business.

Segments

We manage our business operations through two segments, Products and Distribution, which contributed 49% and 51%, respectively, of our net sales before intersegment eliminations for the year ended December 31, 2017.

Products

Our Products segment had net sales before intersegment eliminations of $2,379 million for the year ended December 31, 2017, of which $337 million were sold to ADI. Management estimates that net sales generated from our Products segment are primarily from residential end-markets. Included in our Products segment are traditional products, as well as connected products, which we define as any device with the capability to be monitored or controlled from a remote location by an end-user or service provider. Products consist of solutions in the following Comfort & Care and Security & Safety categories:

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Comfort & Care: Our Comfort & Care solutions have historically been marketed and sold primarily under the Honeywell brand, and after the Spin-Off, these products and solutions will be marketed and sold under the Honeywell Home brand pursuant to a 40 year license agreement with Honeywell. These solutions include home products, services and technologies including:

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Temperature and Humidity Control Solutions: Devices to control air conditioners and heating equipment, thermostats and zoning devices, control panels, dampers and actuators, through brands and product families such as Lyric, Prestige, RedLINK, T-Series, TrueZone, FocusPro and VisionPro.

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Thermal Solutions: Devices to control heating and cooling equipment, such as water heaters, boilers, furnaces, heat pumps and air heaters and combustion critical components such as electronic controls, actuators, gas valves and ignition controls, through brands and product families such as SCOT and Ermaf.

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Water Solutions: Devices to control hydronic heating, cooling, and potable water solutions, including control panels, zone valves, balancing valves, thermostatic radiator valves, temperature valves, floor temperature sensors and accessories, pressure regulators, backflow preventers and potable water care products to filter, clean and soften water, through brands and product families such as SmartT and Aquatrol.

•

Air Solutions: Devices to control air quality, such as whole home humidifiers and dehumidifiers, air filters, air purification and odor control solutions and ventilation systems and controls, through brands and product families such as TrueEASE, Micro Defense and TrueDRY.

•

Remote Patient Monitoring Software Solutions (telehealth): Systems that record, organize and transmit patient health data to health service providers to monitor patient well-being, helping patients continue treatment and recovery in their homes under remote supervision, through brands and product families such as Life Stream and Life Care Solutions.

•

Software Solutions: Global software platforms and mobile applications that provide contractors and consumers with access to services such as demand response, energy management, auto-replenishment services and predictive appliance diagnostics, through brands and product families such as Lyric and Total Connect Comfort.

•

Security & Safety: Our Security & Safety solutions have historically been marketed and sold primarily under the Honeywell brand and after the Spin-Off will be sold under the Honeywell brand. They include professionally-installed and monitored intrusion and life safety detection and alarm systems, as well as self-installed and self-monitored awareness solutions including:

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Security Panels: Control devices that communicate with sensors that receive event or condition signals and send those signals to a monitoring station and cloud infrastructure, through brands and product families such as Vista, Lyric and Lynx.

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Sensors: Devices that detect intrusion (for example, motion, opening of doors and windows and breaking of glass), smoke, carbon monoxide and water and transmit a signal to a security panel, through brands and product families such as 5800 and SiX.

•	Peripherals: Accessories that interact with security systems, such as keypads and key-fobs, through brands and product families such as 5800 and Videofied.

•	Wire and Cable: Low voltage electrical wiring and category cable, through brands and product families such as Genesis Series.

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Software Solutions: Global software platforms and mobile applications that provide contractors and consumers with access to services such as alarm monitoring, communication, automation and video services. In addition, we provide our contractors with data analytics tools, through our AlarmNet 360 software suite. These solutions are sold through brands and product families such as Total Connect 2.0 and AlarmNet 360.

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Communication Devices: Devices that transmit notifications and security information from security systems to monitoring stations, such as cellular radios and internet and telephone line communicators, through brands and product families such as LTE radio.

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Video Cameras: Battery-operated indoor and outdoor video motion viewers that detect motion and enable live “look-in” remotely, and Wi-Fi cameras for indoor and outdoor use, through brands and product families such as Videofied and Total Connect cameras.

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Awareness Solutions: Self-installed and self-monitored systems that include a home gateway/hub, cameras and awareness sensors to detect motion and sounds, opening and closing of doors, entry and exit of known users of the system (facial recognition) and provide alerts to the user via a mobile app, through brands and product families such as Honeywell Smart Home System and Lyric.

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Cloud Infrastructure: Network operating center that routes signals between home and monitoring station and enables secured, remote data transmissions, through brands and product families such as AlarmNet and Total Connect.

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Installation and Maintenance Tools: Software tools and applications to enable security contractors to install, program and maintain security systems, through brands and product families such as AlarmNet 360 and Compass.

Eleven of the top twelve most appealing smart home use cases reported by Parks Associates concern comfort, security and safety solutions that are directly addressed by our product offerings, and a number of our end-to-end solutions have applications across Comfort & Care and Security & Safety products. We are strongly positioned to provide products that enhance consumers’ comfort, convenience and sense of security and work together to contribute to a connected home ecosystem. Some of these cross-product offerings are discussed in greater detail in “Business—Products.”

Products Segment: Net Sales for the year ended December 31, 2017(1)

By Geography(2)	By Traditional/Connected Status(3)	By Product Category

(1)	Includes external and intercompany sales.
(2)	Americas represents North and South America. EMEA represents Europe, the Middle East and Africa. Other principally represents Australia, China, New Zealand and South Korea.
(3)	Connected is defined as any device with the capability to be monitored or controlled from a remote location by an end-user or service provider.

Distribution

ADI, our Distribution segment, is the leading wholesale distributor of security and low voltage electronics products, which include security, safety and audio visual products and related accessories. These products, which are commonly referred to as “low voltage”, are traditionally defined as products operating at or below 24 volts. According to IHS data, ADI has the leading global market share in security equipment distribution. ADI operates through a distribution network of over 200 stocking locations throughout the world, delivering to over 100,000 contractors. The Distribution segment had net sales of $2,477 million for the year ended December 31, 2017.

ADI distributes a broad selection of SpinCo and third party products to meet customer needs, including:

•	Security products

•	Video Surveillance: Internet protocol (“IP”) and high-definition analog cameras, recording and storage devices, video management and analytics software, and related system accessories.

•	Intrusion: Residential and commercial alarm systems, keypads, detection and sensing devices, alarm communication equipment, and related systems accessories.

•	Access Control: Access control panels and software, readers, credentials, locking hardware, gate control, intercoms and related system accessories.

•	Other products

•	Fire and Life Safety: Fire alarm control panels, fire detection equipment, fire notification equipment, manual call points/stations and related system accessories.

•	Wire, networking and professional audio visual systems.

In addition to our own Security & Safety products, ADI distributes products from industry-leading manufacturers including Assa Abloy, Axis Communications, Honeywell and Nortek Security & Control, and

ADI also carries a line of private label products. ADI sells these products to contractors that service non-residential and residential end-users. Management estimates that in 2017 approximately two-thirds of ADI net sales were attributed to non-residential end markets and one-third to residential end markets.

Distribution Segment: Net Sales for the year ended December 31, 2017

By Geography(1)	By Product Category

(1)	Americas represents North and South America. EMEA represents Europe, the Middle East and Africa. Other principally represents India.
(2)	Other includes fire and life safety, wire, networking and professional audio visual systems.

History of Innovation

We have a long history of innovation and industry firsts in our Comfort & Care and Security & Safety markets and have a reputation for providing trusted, tested and proven products and solutions. We trace some of our innovations as far back as the 1880s when we invented the predecessor to the modern thermostat. From the first clock thermostats to the world’s first gas burner control, we have consistently driven progress and innovation in home comfort and security, including the introduction of the iconic T-86 “Round” thermostat in 1952. In 2000, we acquired the ADEMCO business, a leader in monitored burglary and fire alarm systems with roots back to 1929 and the early days of wired burglar alarms, expanding our presence in fire and security systems.

In the 1980s, ADEMCO developed the first reliable wireless security system and sensor and the AlarmNet radio technology that served as the first affordable back-up and alternative to alarm transmission over telephone lines. Through ADI, we introduced large-scale wholesale security products distribution, and now contractors of all sizes count on ADI for convenient access to low voltage security products, local inventory, e-commerce ordering, as well as product training and the extension of credit.

SpinCo was the first company to introduce professionally-monitored residential smoke and carbon monoxide detection systems. We also invented the popular Dual Tech detector to detect both motion and heat from an intruder, and we were the first to widely deploy an alarm platform with cloud services to consumers and a mobile app for home security monitoring. As the world becomes more connected and mobile, we believe we are well positioned to extend our track record of delivering leading solutions for the home, combining our experience and expertise in hardware and sensor technology with a focus on world-class excellence in software.

Our Strengths

We believe we benefit from the following competitive strengths:

I.	Global Leader with Iconic Brand and Unparalleled Presence in the Home

Our iconic Honeywell brand is globally recognized for quality, innovation, security and reliability. Our products and solutions are present in over 150 million homes worldwide and we believe, based on management estimates, that we have the leading global market position in thermostats and residential security products and in security products distribution. Our solutions are installed in more than 15 million homes annually, allowing SpinCo to launch innovative technologies and services at scale. Our leading position extends to our connected platform, where we currently have over 4.7 million connected customers and 30 million sensors generating over 250 billion data transmissions annually.

The brand recognition associated with our installed base provides an additional opportunity for expansion with new connected products and solutions, and after the Spin-Off, we will retain the right to market and sell these products under the Honeywell Home brand pursuant to a 40 year license agreement with Honeywell. We are actively facilitating the transition of our customers and end-users from traditional to connected products by transforming our product portfolio, educating professional installers, creating value for OEMs and engaging consumers. Through these efforts, we have increased the portion of our product sales generated by connected solutions to approximately 37% in 2017. Gartner projects the connected things consumer segment will grow from approximately four billion in 2016 to more than 12 billion in 2020.

II.	Broadest Portfolio Providing Innovative End-to-End Solutions Across Comfort & Care and Security & Safety with Domain and Regulatory Standards Expertise and Differentiated Technology

Our comprehensive Products portfolio provides end-to-end solutions that focus on critical needs within the home, where product reliability and ease of use are of utmost importance. This portfolio is comprised of traditional product offerings as well as a growing connected offering. Our deep domain expertise allows us to consistently provide trusted, tested and proven solutions that meet robust standards for cybersecurity and regulatory, as well as certification standards for devices addressing critical life safety needs. Our portfolio distinguishes us from our competitors, most of whom focus on niche solutions within the home. We provide solutions that address multiple consumer connected home needs under a common platform. As new devices and use-cases emerge, we believe the continuing development of our common platform across devices and all levels of connectivity (device, software, cloud, analytics and consumer interface) will become vital to ensure a seamless and reliable experience. Our broad portfolio also enables us to achieve profitable economies of scale in production, distribution and speed to market while making us a “go to” partner in the smart home ecosystem. However, after the Spin-Off our economies of scale with respect to the Products segment may be diminished with respect to certain purchasing activities, such as IT infrastructure and other support services, as compared to when we were a part of Honeywell.

Our innovation is supported by the SpinCo User Experience design group, which creates value by understanding and translating the needs of consumers and channel partners to develop intuitive, desirable and brand differentiated end-to-end experiences. Our products are regularly recognized in professionally judged international design competitions, winning the highly coveted iF Design Award, Red Dot Design Award and the IDEA Design Award over a dozen times since 2015.

We believe our product quality philosophy, which combines rigorous internal testing with external certification of our products, gives us a competitive advantage. Our laboratories are certified for testing to meet various industry standards, such as Underwriters Laboratories (“UL”), CSA Group and Intertek, combining

SpinCo’s internal testing resources with these agencies’ global recognition to substantially reduce time-to-market for new solutions and to help ensure quality and reliability.

Our Secure Software Development Lifecycle initiative sets a robust protocol for establishing and enhancing product and system cybersecurity at the outset of, and throughout, product development and for responding to potential vulnerabilities in existing products.

We have over 1,300 engineers creating innovative solutions in dedicated software centers of excellence located in Atlanta, Georgia, Bengaluru and Madurai, India and other locations. Our deep domain expertise, proprietary technology and brands are protected by a combination of patents, trademarks, copyrights, trade secrets, non-disclosure agreements and contractual provisions. We own approximately 3,000 proprietary worldwide active patents and pending patent applications.

III.	Major Player in the Connected Home, Providing Solutions that Seamlessly Integrate with Leading Smart Home Players

Our broad suite of connected solutions allows end customers to use mobile apps to control their thermostats, security systems, cameras and home automation devices such as electronic locks, lights and garage doors. We currently service over 4.7 million connected customers and transmit over 40 million consumer notifications, including more than two million security panel signals, every day. Adoption rates of our connected home solutions in the future will depend on a number of factors, including development of competitive and attractive products and the cost to customers of installation of new solutions or upgrade or renovation from older connected platforms or products. We are well positioned to leverage the growing demand for connected home solutions with our innovative products that are easy to purchase, install and deploy within the broader smart home ecosystem including our thermostats portfolio. We expect to benefit from the over 17% compound annual growth rate (“CAGR”) projected by IDC for connected thermostats over the next five years. Beyond that, our expanding portfolio of self-installed and self-monitored solutions such as the Smart Home Security System and Lyric Cameras are well positioned to participate in the growth of DIY solutions unit sales which according to IHS are expected to grow at a rate of over 20% per year from 2015 through 2020. In security, we continue to see strong support for our professionally-installed and monitored solutions.

Our systems integrate easily with the most widely used home automation systems, including Amazon Alexa®, Apple HomeKit®, Google Home®, and Samsung SmartThings®. We have one of the widest portfolios of Apple HomeKit enabled connected products and were the first company whose security system communicated with the Apple HomeKit ecosystem. We plan to continue to expand the range of our ecosystem partners through, among other things, the “Works with Honeywell” program which currently has 3,000 third party developers creating mobile apps that integrate with our solutions. Approximately one in six of our users already connect their systems to partner APIs (application programming interfaces) or solutions from other manufacturers through this program, and we believe that the openness of our architecture and adaptability of our products reduce contractor training and installation time, which further enhances end-user demand for our products.

IV.	Well Positioned to Serve Professional, OEM and Consumer Channels

We have a multi-channel strategy to serve end-users through our professional contractors, OEMs, retail and e-commerce partners that allow end-users and consumers to purchase our products in ways that suit their needs, whether directly for DIY or through a professional installer.

Our security and Comfort & Care solutions are generally installed professionally, and our channel partners rely on our high-quality OEM parts for repair and remodel services to meet their customers’ needs. We have deep and long-standing relationships, many of which extend over 20 years, with our global contractor base and we continually strengthen and renew these relationships through various channel management and training programs. For example, Contractor Pro (loyalty program) has over 29,000 participants and has been a leading industry program for 14 years. Our training programs include Homes University (technical training) and S.T.E.P.S. (sales training). In 2017, through our trainings, we educated more than 31,000 contractors and distributors.

We also have long-standing relationships with important OEMs and service providers such as ADT Security Services, United Technologies and A.O. Smith Corporation. A number of these relationships extend more than 25 years, including some spanning over 40 years. These deep partnerships are possible because OEMs value our design capabilities, innovation, domain expertise, supply chain capabilities and product quality.

Our DIY and self-install products are sold through retail channels including direct-to-consumer, e-commerce and brick and mortar locations, such as The Home Depot, Lowe’s, Amazon.com, Walmart and Kingfisher. Our award-winning, best-selling thermostats are our most recognizable products and we market certain models directly to end consumers. Growth of the retail market, including the self-installed or do-it-yourself and e-commerce markets could affect our business by attracting new competitors. In addition, growth of these retail markets relative to the professional installation markets may negatively impact our margins.

V.	Pre-eminent Global Distributor of Security, Safety and Other Low Voltage Products

According to IHS, ADI has the leading global market share in security equipment distribution. ADI distributes a wide offering of low voltage product categories comprised of over 350,000 products from over 1,000 manufacturers, all supported by a disciplined category management process to ensure our offerings are comprehensive and meet the needs of important customer segments. ADI’s sizable market share, coupled with its breadth of inventory, creates opportunities for security contractors in particular to identify and purchase complementary ADI product offerings. ADI has over 200 stocking locations across 17 countries, supplemented by a customer friendly e-commerce platform that serves a customer base of over 100,000 contractors. Our extensive global footprint, combined with our strategic supplier relationships and focus on customer service, enables ADI to effectively serve both local and national customers with a range of product and service solutions. Additionally, we believe being the largest distributor of security equipment results in meaningful procurement efficiencies and that ADI’s offering of a line of private label products further enhances our margin profile. However, after the Spin-Off our economies of scale with respect to the ADI business may be diminished with respect to certain purchasing activities, such as IT infrastructure and other support services, as compared to when we were a part of Honeywell.

Manufacturers/Suppliers

ADI is an important channel to market for third party manufacturers, whose products represent a significant majority of ADI’s net sales. Through our global network of branches, inventory stocking programs and over 1,000 sales representatives, each of whom are highly trained in the brands and products that we distribute, we help manufacturers grow their business by facilitating direct and relevant engagement with our customers. We provide manufacturers the ability to offer in-store selling tools, such as interactive product displays and demonstration equipment, that help contractors evaluate products before purchase. We also offer branch stocking programs, which manufacturers use to make their products available in local markets, and provide local market inventory to serve contractors who require same day fulfillment. We believe this strong value proposition supports our position as a preferred channel to the market for leading industry manufacturers.

Contractors/Customers

ADI’s global presence enables the delivery of supply chain services that help contractors reduce their procurement costs, better manage working capital through the advancement of credit, and operate more efficiently. For example, we offer services such as job kitting and staging, IP device programming, 24/7 pick-up anytime lockers and one-hour pick up service at ADI branches for online orders. We also offer convenient electronic ordering options, which accounted for approximately 17% of our ADI net sales for the fiscal year ended December 31, 2017.

These services and convenient ordering options, combined with our global presence of more than 200 stocking locations, allow us to serve a range of customers across geographies and be a single source of supply for contractors in the industry. We also help our customers grow their businesses through services such as pre-sales technical support, product certifications and trainings, project support and knowledgeable sales specialists including third party certified systems design specialists. In 2017, we offered more than 1,500 manufacturer and industry association led training opportunities. Many of our trainings were conducted at ADI Expos, which are the largest series of one-day product showcase and training events in the security industry where manufacturers present the latest technology to our customers. In 2017, we held more than 80 ADI Expos globally, delivering more than 300 Continuing Education Unit accredited programs.

Inside an ADI Branch

VI. Consistent Revenue Growth and Strong Segment Performance Supported by Best-in-Class Honeywell Operating System (“HOS”)

We believe we have an attractive financial profile highlighted by our diversified revenue streams, strong segment profits and limited capital expenditure needs. We have delivered strong net sales growth over the period from 2013 to 2017, during which our net sales grew at a CAGR of 3.7%. In addition, the overall nature of our business is not capital intensive. For the years 2015 to 2017, our capital expenditures averaged 1.3% of our net sales.

Our financial performance is underpinned by the foundation of the Honeywell Operating System (“HOS”). HOS is ingrained in our organization and was founded on the lean and six sigma principles of continuous improvement in quality, delivery, cost, growth and innovation, and we plan to continue the HOS model after the

Spin-Off. Our commitment to HOS has resulted in improved manufacturing productivity, more rapid product innovation and increased cost efficiencies. Important parts of our supply chain are strategically positioned in low cost regions that are located in or near key markets, consistent with a strategy of optimizing our supply chain and reducing delivery times. We have extended HOS concepts beyond lean manufacturing to our Distribution business, customer service and product development areas. We are applying these practices to develop global platforms to drive standardization for scale and cost efficiency, while at the same time incorporating key technologies and functionalities to drive speed and faster innovation for customers.

The Company’s future growth may be limited due to the substantial indebtedness we expect to incur in connection with the Spin-Off and our payments under and the terms of the Indemnification and Reimbursement Agreement, as well as other risks which we may be presently unable to predict. See “Risk Factors.”

Our Growth Strategies

I.	Continue to Develop Innovative New Products and Solutions

We are developing new, innovative products and solutions across Comfort & Care and Security & Safety to grow our core business and differentiate ourselves from our competitors. Over the past three years, we have launched over 200 new products such as the Lyric family of connected home solutions, which includes thermostats, water leak detectors and awareness cameras. Our next generation alarm systems are expected to launch in late 2018. We have also launched cloud service offerings such as AlarmNet 360 and Total Connect 2.0 that allow consumers to control their systems remotely and contractors to provide efficient installation, maintenance and support services. We plan to further expand our portfolio by bringing to market an extensive set of new solutions for everyday problems, including remote furnace and boiler monitoring, smart vents, shut-off valve solutions, battery-operated video motion cameras and a residential global intrusion system. While we believe we are well positioned to capitalize on future trends and opportunities for innovation, the constantly evolving needs of our customers make it difficult to predict the pace or scope of future technological developments and our business may be affected if our new products or upgrades are not adopted by consumers.

We collaborate with consumer driven technology companies that have market-leading, complementary offerings such as August (door lock) to provide our customers with a seamless experience, which in turn supports customer acquisition and retention. Our systems are compatible with the most widely used home automation systems, including Amazon Alexa®, Apple HomeKit®, Google Home® and Samsung SmartThings®. Our compatibility with these platforms, some of which are owned by competitors and may compete with our solutions, has helped anchor our devices in millions of homes around the world, and we expect these relationships to continue to drive growth.

We employ Agile methods for software development, and are developing a single mobile application which, together with our global platforms, is designed to enable faster introduction of new products and implementation of new features while driving cost efficiencies through our global scale. At the same time, our Secure Software Development Lifecycle initiative sets a robust protocol for establishing and enhancing product and system cybersecurity at the outset of, and throughout, product development and for responding to potential vulnerabilities in existing products.

II.	Continue to Invest in and Grow with Professional and OEM Channel Partners

Our professional channel partners are an integral part of our sales and go to market strategy, and we invest in their growth to help drive our product sales. While the DIY and e-commerce markets for our solutions continue to grow, the vast majority of our products are installed professionally through our contractor and OEM channels. We plan to continue to extend growth in these professional channels through channel partner marketing programs, designing solutions with simplified installation and maintenance, and by helping contractors provide better service to the end customer. We plan to continue investment in these programs, as well as to provide enhanced sales and technical training, hiring and talent development for our contractors. For example, we host the annual CONNECT national conference, the largest independent dealer event in the security industry which gives security contractor partners the opportunity to share best practices and participate in specialized trainings. In addition, our plan is to continue to develop new relationships with leading channel partners, using these strategies to expand our presence in the market in all regions. We plan to continue to collaborate with OEM channel partners to provide design services, bring to market new technologies and deliver innovative, connected solutions that increase the lifetime value of their equipment. For example, we plan to deliver remote diagnostic capabilities for furnaces and water heaters that will enable technicians to resolve problems quickly and improve equipment uptime.

III.	Leverage Connected Home Expertise to Grow Software and Services Revenue

We believe we are well positioned to benefit from the growing demand for connected solutions in homes due to our breadth of offerings, customer reach and strong brand. As consumer preferences drive increasing demand for connected home solutions, we believe our portfolio of end-to-end solutions will become increasingly important. Compelling connected home use cases require careful orchestration of multiple solutions to create an ecosystem that can be reliably accessed by consumers on a common platform. A seamless experience is a key differentiator relative to single-purpose product providers.

We plan to further enhance the customer value proposition by expanding remote functionality and real-time access to information and analytics that help the end-user control their home environment. We also intend to support this effort by extending our suite of proprietary service offerings as well as the range of options for controlling our devices in conjunction with third party systems. These innovations require that we navigate a complex and changing technological and regulatory landscape.

We have recently launched Software as a Service (“SaaS”) subscription services to consumers and intend to grow through services such as video storage, energy management and automated replenishment services. We also provide Platform as a Service (“PaaS”) offerings such as AlarmNet and Total Connect as fee-based services to the professional channel to enable remote management, control and monitoring of security systems, and plan to provide Honeywell Home, a global cloud and application platform for use by consumers and professional channel partners. We intend to consolidate our service offerings under Honeywell Home to increase scale efficiencies and improve speed to market with new features and enhancements and to drive global expansion of connected offerings and services. This platform is expected to make it easier for partners to integrate with our solutions, and allow SpinCo to host third party connected products in our cloud as well as enable faster implementation of new connected device products and services such as demand response and security monitoring services, allowing them to use the ecosystem of their choice and providing customers with energy savings, security and peace of mind. This platform will enable meaningful new services for our professional channels, our connected consumers and third parties that value the insights derived from data. Connectivity also enables data analytics and Data-as-a-Service (“DaaS”), which allows service technicians to provide after-sales services in the form of remote diagnostics and preventive maintenance and also enables them to resolve more problems on the first service call. Furthermore, our LifeCare telehealth DaaS enables remote patient monitoring and assists hospitals in significantly reducing readmission rates. We believe analytics provide a growing service revenue opportunity.

IV.	Expand Presence of Product Portfolio Through Alternative Channels and Geographies

According to IHS, DIY and self-installed solutions unit sales are expected to grow by over 20% per year from 2015 through 2020. We are increasing our presence in retail and e-commerce channels by expanding our range of partners and the breadth of products with self-install capabilities, such as Lyric Thermostats and Cameras and the Honeywell Smart Home Security System.

We are developing new relationships with utilities, insurance providers, telecom and cable companies, homebuilders and property managers for multifamily residences, all of which are looking to provide value-added services to their customer base. For example, utilities offer our connected thermostats for energy demand management and insurance companies offer water leak detectors for risk mitigation of property damage and to reduce claims. Our connected home solutions help property managers remotely manage heating and cooling to reduce energy costs and help homebuilders improve the commercial value of new homes.

We plan to expand our presence in certain high growth regions (“HGRs”) as favorable macro trends such as urbanization, improving living standards and growing internet and smartphone usage support adoption of our solutions. As large, growing markets, China and India present near-term opportunities to grow with our professional and OEM channel partners. Local legislation, driven by safety and security concerns, should also provide an opportunity to expand our presence in the Middle East and Latin American regions. We expect to localize our portfolio in HGRs, primarily by investing in tailored solutions to be competitive in local markets. However, competition in HGRs is often intense, which may affect our ability to execute our strategy.

V.	Grow ADI by Expanding Geographic Footprint, Product Categories and Services

We intend to increase our geographic footprint for distribution by expanding our presence in markets where we already operate and entering selected new geographies within established distribution markets. We plan to implement this by opening new branches, deploying field sales and telesales teams, and taking advantage of e-commerce opportunities. For example, we have established a strong foundation in India, where according to IHS we already have a market share of approximately 18% and the distribution market is expected to grow at an approximate 11% CAGR from 2016 through 2021.

We intend to continue expanding our portfolio of core and adjacent products that are relevant and attractive to our customers to drive incremental sales across our existing footprint. In 2016, we added professional audio visual products, a growing and attractive product category to respond to customer demand and since then we have added many well-recognized brands to supplement our core product lines, including Kantech access control systems, Code Blue emergency communications, Seagate storage solutions, Sonos wireless audio, and LG professional displays. We have also added a line of new ADI private label products.

We intend to continue to introduce new value-added services and electronic ordering options to deepen relationships with our contractors. Recently, we launched a feature called “Shop My Branch”, which allows customers to shop and place orders for products that are specifically available in their local branch, along with a one-hour pick up service for orders placed online or through the ADI app. We also plan to continue to improve our capabilities in electronic data interchange (“EDI”) through our customized integration with SedonaOffice, a leading business management software for security companies, which allows contractors to establish electronic data transmission with ADI without requiring significant IT support.

VI.	Accelerate Growth Through Selective Strategic Acquisitions

We intend to selectively pursue acquisitions that will broaden our product portfolio, gain access to new technologies, expand our geographic footprint and enhance our position in strategic market segments. For example, our acquisition in 2016 of RSI Video Technologies, a company that manufactures battery-powered cameras, allowed us to offer security solutions that combine video clips and motion sensors to provide video alarm verification, which mitigates false alarms, a key differentiator in our security platform. The substantial indebtedness we expect to incur in connection with the Spin-Off and our payments under and the terms of the Indemnification and Reimbursement Agreement may limit our ability to successfully pursue certain transactions.

Industry Overview

Our Markets

Our business operations are conducted through two segments, Products and Distribution, serving multiple customer segments through multiple channels. We separate our Products segment into Comfort & Care and Security & Safety. Through ADI, we are a distributor of security and low voltage products such as video surveillance, intrusion, access control, and fire and life safety.

Trends and Drivers

We believe our addressable markets benefit from several favorable trends:

•

Growth in Residential Construction and Renovation and Remodeling (“R&R”). Recent years in the U.S. have been characterized by rising new housing starts and an increase in investment in residential construction. According to the U.S. Census Bureau, new housing starts reached 1.2 million units in 2017, growing at a CAGR of approximately 10% since 2009. However, new housing starts remain significantly below the long term annual median of 1.5 million units since 1960, and we believe this represents significant growth potential over the next several years. The NAHB projects that new housing starts will grow at a CAGR of approximately 4% through 2019. Additionally, per the BEA, R&R spend, as measured by U.S. residential private fixed investment (“RPFI”), has grown at a CAGR of approximately 8% since 2009 to reach approximately $748 million in 2017. U.S. RPFI as a percentage of U.S. gross domestic product (“GDP”) reached 3.9% in 2017, but remains below the long term median of 4.5% since 1960, which we believe represents significant growth potential over the next several years. Continued growth in residential housing spending has the potential to generate increased demand for home comfort and security products and services.

•

Energy Efficiency and Safety Megatrends. Higher energy efficiency standards, driven by legislation, industry and consumer preferences, are leading to faster adoption of advanced energy control devices for furnaces, boilers and cooling equipment. Similarly, legislation in the area of fire safety is driving greater use of smoke and carbon monoxide detection and monitoring.

•

Internet of Things and Proliferation of Connected Devices. The connectivity driven by the Internet and various communication protocols and technologies, such as Wi-Fi, Bluetooth, Z-Wave and Zigbee, has led to a massive expansion in the number of connected devices and enables the expansion of DIY solutions available to homeowners. According to Statista, the Internet of Things (“IoT”) installed base worldwide is expected to grow from 20 billion connected devices in 2017 to over 75 billion connected devices in 2025. The desire to monitor and control devices remotely through cloud based applications is creating a growing market for connected solutions.

•

Mobile Lifestyle and Ubiquity of Broadband. The proliferation of smartphones, tablets, and high speed, high bandwidth data networks including 4G, LTE, next generation 5G and other wireless technologies have changed the way people communicate, use information and manage various applications in their lives. Consumers are increasingly expecting a similarly convenient and mobile experience to manage their homes and businesses.

•

Cloud and Connectivity Infrastructure. Advances in cloud technologies, software and wireless technologies have improved reliability and enabled efficient scale in a way that facilitates delivery of connected home services at an exponential rate. The ability to provide such services at an affordable price is helping grow the connected solution market.

•	Big Data and Data Analytics Capabilities. The increasing number of connected devices, combined with the decreasing cost of connectivity, results in the generation of vast amounts of data related to equipment operation and consumer interaction with these devices. Synthesizing this information provides useful insight for manufacturers, contractors and service providers to diagnose and fix problems quickly, schedule preventive maintenance, and provide better customer service.

•

Need for Technical Expertise and Training. New technologies, fueled by the proliferation of connected devices, require greater technical know-how to design, install and maintain. Contractors, therefore, increasingly rely on distribution partners and manufacturers to provide design services, product and services consultation and training to support their business needs.

•

Demand for Same Day Order Fulfillment. Contractors are increasingly being asked to install complex inter-connected systems. As a result, they tend to place frequent orders across a broad range of low voltage technologies and depend on distributors and manufacturers to stock these products locally for immediate fulfillment.

•

Non-Residential Construction and Equipment Replacement. The majority of our distribution sales are to non-residential end markets, driven by investment in construction and equipment replacement. Adjusted for inflation, total non-residential construction remains 14% below peak levels. According to JP Morgan estimates, annual non-residential construction is expected to grow at a CAGR of approximately 3 to 4% through 2019. Sustained strength and further growth in new and replacement non-residential construction could lead to increased demand for low voltage products.

Addressable Markets

Products and Solutions

The elements of the addressable market for Comfort & Care products and solutions are analyzed by IHS, Navigant and BSRIA. Based on management analysis of these sources, we believe that the total addressable market is approximately $10 billion in annual sales for 2018, of which $0.6 billion is comprised of services associated with Comfort & Care solutions which includes demand management and telehealth.

The elements of the addressable market for Security & Safety products and solutions are analyzed by IHS and management estimates. Based on management analysis of this source, we believe that the total addressable market is approximately $4.5 billion in annual sales for 2018, of which $1.1 billion is comprised of services associated with Security & Safety solutions which includes security monitoring services and remote video services.

Distribution

Based on IHS, we estimate that the global total addressable market for the security and low voltage products (which includes video surveillance, intrusion, access control and fire and life safety) distribution market is approximately $20 billion in sales in 2018.

Corporate Information

We are a Delaware corporation that was incorporated on April 24, 2018. Our principal executive offices are located at c/o 115 Tabor Road, Morris Plains, New Jersey 07950. Our telephone number is (973) 455-2000. Our website address is https://www.resideo.com. Information contained on, or connected to, our website or Honeywell’s website does not and will not constitute part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website. On July 24, 2018 the Company was renamed Resideo Technologies, Inc.

Risk Factors

You should carefully consider all of the information in this Information Statement and each of the risks described in this Information Statement, which we believe are the principal risks that we face, including but not limited to:

•	Risks relating to our business, as described in “Risk Factors—Risks Relating to Our Business,”

•	Risks relating to the Spin-Off, as described in “Risk Factors—Risks Relating to the Spin-Off,”

•	Risks relating to ownership of our common stock and the securities markets, as described in “Risk Factors—Risks Relating to Our Common Stock and the Securities Market.”

Among the factors included in these risk factors are risks related to the substantial indebtedness expected to be incurred in connection with the Spin-Off, our payments under the Indemnification and Reimbursement Agreement, and the benefits associated with Honeywell’s size, reputation and purchasing power that will not be available to us following the Spin-Off.

Questions and Answers about the Spin-Off

The following provides only a summary of certain information regarding the Spin-Off. You should read this Information Statement in its entirety for a more detailed description of the matters described below.

Q:	What is the Spin-Off?

A:

The Spin-Off is the method by which we will separate from Honeywell. In the Spin-Off, Honeywell will distribute to its stockholders all the outstanding shares of our common stock. Following the Spin-Off, we will be an independent, publicly traded company, and Honeywell will not retain any ownership interest in our Company.

Q:	What are the reasons for the Spin-Off?

A:

The Honeywell Board believes that the separation of the residential Comfort & Care and Security & Safety product portfolio and ADI Global Distribution from Honeywell is in the best interests of Honeywell stockholders and for the success of the Business for a number of reasons. Primarily, Honeywell and SpinCo will each have a more focused business and be better able to dedicate financial, management and other resources to leverage their respective areas of strength and differentiation once the Spin-Off occurs. See “The Spin-Off—Reasons for the Spin-Off” for more information.

Q:	Is the completion of the Spin-Off subject to the satisfaction or waiver of any conditions?

A:

Yes, the completion of the Spin-Off is subject to the satisfaction, or the Honeywell Board’s waiver, of certain conditions. Any of these conditions may be waived by the Honeywell Board to the extent such waiver is permitted by law. In addition, Honeywell may at any time until the Share Distribution decide to abandon the Share Distribution or modify or change the terms of the Share Distribution. See “The Spin-Off—Conditions to the Spin-Off” for more information.

Q:	Will the number of Honeywell shares I own change as a result of the Spin-Off?

A:	No, the number of shares of Honeywell common stock you own will not change as a result of the Spin-Off.

Q:	Will the Spin-Off affect the trading price of my Honeywell common stock?

A:

We expect the trading price of shares of Honeywell common stock immediately following the Share Distribution to be lower than the trading price immediately prior to the Share Distribution because the trading price will no longer reflect the value of SpinCo. There can be no assurance that, following the Share Distribution, the combined trading prices of the Honeywell common stock and our common stock will equal or exceed what the trading price of Honeywell common stock would have been in the absence of the Spin-Off.

It is possible that after the Spin-Off, the combined equity value of Honeywell and SpinCo will be less than Honeywell’s equity value before the Spin-Off.

Q:	What will I receive in the Spin-Off in respect of my Honeywell common stock?

A:

As a holder of Honeywell common stock, you will receive a dividend of                shares of our common stock for every share of Honeywell common stock you hold on the Record Date (as defined below). The distribution agent will distribute only whole shares of our common stock in the Spin-Off. See “The Spin-Off—Treatment of Fractional Shares” for more information on the treatment of the fractional share you may be entitled to receive in the Share Distribution. Your proportionate interest in Honeywell will not change as a result of the Spin-Off. For a more detailed description, see “The Spin-Off.”

Q:	What is being distributed in the Spin-Off?

A:

Honeywell will distribute approximately                shares of our common stock in the Spin-Off, based on the approximately                shares of Honeywell common stock outstanding as of                , 2018. The actual number of shares of our common stock that Honeywell will distribute will depend on the total number of shares of Honeywell common stock outstanding on the Record Date. The shares of our common stock that Honeywell distributes will constitute all of the issued and outstanding shares of our common stock immediately prior to the Share Distribution. For more information on the shares being distributed in the Spin-Off, see “Description of Our Capital Stock—Common Stock.”

Q:	What is the record date for the Share Distribution?

A:	Honeywell will determine record ownership as of the close of business on , 2018, which we refer to as the “Record Date.”

Q:	When and how will the Share Distribution occur?

A:

The Share Distribution will be effective as of 11:59 p.m., New York City time, on                , 2018, which we refer to as the “Share Distribution Date.” On the Share Distribution Date, Honeywell will release the shares of our common stock to the distribution agent to distribute to Honeywell stockholders. The whole shares of our common stock will be credited in book-entry accounts for Honeywell stockholders entitled to receive the shares in the Share Distribution.

Q:	What do I have to do to participate in the Share Distribution?

A:

You are not required to take any action in order to participate, but we urge you to read this Information Statement carefully. All holders of Honeywell’s common stock as of the Record Date will participate in the Share Distribution. Holders of Honeywell common stock on the Record Date will not need to pay any cash or deliver any other consideration, including any shares of Honeywell common stock, in order to receive shares of our common stock in the Share Distribution. In addition, no stockholder approval of the Share Distribution is required. We are not asking you for a vote and request that you do not send us a proxy card.

Q:	If I sell my shares of Honeywell common stock on or before the Share Distribution Date, will I still be entitled to receive shares of SpinCo common stock in the Share Distribution?

A:

If you sell your shares of Honeywell common stock before the Record Date, you will not be entitled to receive shares of SpinCo common stock in the Share Distribution. If you hold shares of Honeywell common stock on the Record Date and you decide to sell them on or before the Share Distribution Date, you may have the ability to choose to sell your Honeywell common stock with or without your entitlement to receive our common stock in the Share Distribution. You should discuss the available options in this regard with your bank, broker or other nominee. See “The Spin-Off—Trading Prior to the Share Distribution Date” for more information.

Q:	How will fractional shares be treated in the Share Distribution?

A:

The distribution agent will not distribute any fractional shares of our common stock in connection with the Spin-Off. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of Honeywell stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees, transfer taxes and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). We anticipate that the distribution agent will make these sales in the “when-issued” market, and “when-issued” trades will generally settle within two trading days following the Share Distribution Date. See “How will our common stock trade?” for additional information regarding “when-issued” trading and “The Spin-Off—Treatment of Fractional Shares” for a more detailed explanation of the treatment of fractional shares. The distribution agent will, in its sole discretion, without any influence by Honeywell or us, determine when, how, through which broker-dealer and at what price to sell the whole shares of our common stock. The distribution agent is not, and any broker-dealer used by the distribution agent will not be, an affiliate of either Honeywell or us.

Q:	What are the U.S. federal income tax consequences to me of the Share Distribution?

A:

For U.S. federal income tax purposes, no gain or loss will be recognized by, or be includible in the income of, a Holder (as defined in “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off”) as a result of the Share Distribution, except with respect to any cash (if any) received by Honeywell stockholders in lieu of fractional shares. After the Share Distribution, Honeywell stockholders will allocate their basis in their Honeywell common stock held immediately before the Share Distribution between their Honeywell common stock and our common stock in proportion to their relative fair market values on the date of Share Distribution.

Q:	Does SpinCo intend to pay cash dividends?

A:

Subject to the sole discretion of our Board and the considerations discussed below, once the Spin-Off is effective, we anticipate paying cash dividends on our common stock, in an amount yet to be determined. Among the items we will consider when establishing a dividend policy will be the capital needs of our business and opportunities to retain future earnings for use in the operation of our business and to fund future growth. Additionally, the terms of the indebtedness we intend to incur in connection with the Spin-Off and of the Indemnification and Reimbursement Agreement each will limit our ability to pay cash dividends. We will also be subject to certain cash payment obligations, including under the Indemnification and Reimbursement Agreement with Honeywell. There is no guarantee that any dividends will be declared by our Board, or if so declared, will be continued in the future. See “Dividend Policy” for more information.

Q:	Will SpinCo incur any debt prior to or at the time of the Share Distribution?

A:

In connection with the Spin-Off, we expect to incur substantial indebtedness in an aggregate principal amount of approximately $1,225 million in the form of senior secured term loans and senior unsecured notes, the net proceeds of which will be received by Honeywell substantially concurrently with the consummation of the Spin-Off. We also intend to enter into a revolving credit facility to be available for our working capital and other cash needs in an aggregate committed amount of $350 million. The terms of such indebtedness are subject to change and will be finalized prior to the closing of the Spin-Off. See “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information.

Q:	How will our common stock trade?

A:	We intend to apply to list our common stock on the under the symbol “ .” Currently, there is no public market for our common stock.

We cannot predict the trading prices for our common stock before, on or after the Share Distribution Date. We anticipate that trading in our common stock will begin on a “when-issued” basis as early as one trading day prior to the Record Date for the Share Distribution and will continue up to and including the Share Distribution Date. “When-issued” trading in the context of a spin-off refers to a sale or purchase made conditionally on or before the Share Distribution Date because the securities of the spun-off entity have not yet been distributed. “When-issued” trades generally settle within two trading days after the Share Distribution Date. On the first trading day following the Share Distribution Date, any “when-issued” trading of our common stock will end and “regular-way” trading will begin. Regular-way trading refers to trading after the security has been distributed and typically involves a trade that settles on the second full trading day following the date of the trade. See “The Spin-Off—Trading Prior to the Share Distribution Date” for more information.

Q:	Do I have appraisal rights in connection with the Spin-Off?

A:	No. Holders of Honeywell common stock are not entitled to appraisal rights in connection with the Spin-Off.

Q:	Who is the transfer agent and registrar for SpinCo common stock?

A:	Equiniti Shareowner Services is the transfer agent and registrar for SpinCo common stock.

Q:	Are there risks associated with owning shares of SpinCo common stock?

A:

Yes, there are substantial risks associated with owning shares of SpinCo common stock. Accordingly, you should read carefully the information set forth under “Risk Factors” in this Information Statement.

Q:	Where can I get more information?

A:	If you have any questions relating to the mechanics of the Share Distribution, you should contact the distribution agent at:

Before the Spin-Off, if you have any questions relating to the Spin-Off, you should contact Honeywell at:

Investor Relations

Honeywell International Inc.

115 Tabor Road

Morris Plains, New Jersey 07950

After the Spin-Off, if you have any questions relating to SpinCo, you should contact us at:

Investor Relations

Resideo Technologies, Inc.

c/o 115 Tabor Road

Morris Plains, New Jersey 07950

(973) 455-2000

RISK FACTORS

You should carefully consider all of the information in this Information Statement and each of the risks described below, which we believe are the principal risks that we face. Some of the risks relate to our business, others to the Spin-Off. Some risks relate principally to the securities markets and ownership of our common stock.

Any of the following risks, as well as other risks not currently known to us or that we currently consider immaterial, could materially and adversely affect our business, financial condition, results of operations and cash flows and the actual outcome of matters as to which forward-looking statements are made in this Information Statement.

The following risk factors are not necessarily presented in order of relative importance and should not be considered to represent a complete set of all potential risks that could affect us.

Risks Relating to Our Business

We have no operating history as an independent, publicly traded company, and our historical combined financial information is not necessarily representative of the results we would have achieved as an independent, publicly traded company and may not be a reliable indicator of our future results.

We derived the historical combined financial information included in this Information Statement from Honeywell’s consolidated financial statements, and this information does not necessarily reflect the results of operations and financial position we would have achieved as an independent, publicly traded company during the periods presented, or those that we will achieve in the future. This is primarily because of the following factors:

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Prior to the Spin-Off, we operated as part of Honeywell’s broader corporate organization, and Honeywell performed various corporate functions for us. Our historical combined financial information reflects allocations of corporate expenses from Honeywell for these and similar functions. These allocations may not reflect the costs we will incur for similar services in the future as an independent publicly traded company.

•

We will enter into transactions with Honeywell that did not exist prior to the Spin-Off, such as Honeywell’s provision of transition and other services and brand licensing agreements, and undertake indemnification obligations, which will cause us to incur new costs. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell.”

•

Our historical combined financial information does not reflect changes that we expect to experience in the future as a result of our separation from Honeywell, including changes in the financing, cash management, operations, cost structure and personnel needs of our business. As part of Honeywell, we enjoyed certain benefits from Honeywell’s operating diversity, size, purchasing power, borrowing leverage and available capital for investments, and we may lose these benefits after the Spin-Off. As an independent entity, we may be unable to purchase goods, services and technologies, such as insurance and health care benefits and computer software licenses, or access capital markets on terms as favorable to us as those we obtained as part of Honeywell prior to the Spin-Off, and our business, financial condition, results of operations and cash flows may be adversely affected. In addition, our historical combined financial data do not include an allocation of interest expense comparable to the interest expense we will incur as a result of the Reorganization Transactions and the Spin-Off, including interest expense in connection with the incurrence of indebtedness at the Company.

We have no operating history as an independent, publicly traded company. Furthermore, while the individualized businesses or their predecessors have a history of product development going back over 100 years, we have neither operated with a residential Comfort & Care, Security & Safety, or home solutions business focus, nor combined that with a distribution business in the past, and we may not be successful in continuing to operate and grow our business with a narrower focus and outside the broader Honeywell operating environment.

We may face operational inefficiencies as we continue to integrate our business after the Spin-Off. Following the Spin-Off, we will also face additional costs and demands on management’s time associated with being an independent, publicly traded company, including costs and demands related to corporate governance, investor and public relations and public reporting. In addition, while we have been profitable as part of Honeywell, we cannot assure you that our profits will continue at a similar level when we are an independent, publicly traded company. For additional information about our past financial performance and the basis of presentation of our Combined Financial Statements, see “Selected Historical and Unaudited Pro Forma Combined Financial Data,” “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical Combined Financial Statements, and the Notes thereto, included elsewhere in this Information Statement.

We operate in highly competitive markets.

We operate in highly competitive markets and compete directly with global, national, regional and local providers of our products, services and solutions including manufacturers, distributors, service providers, retailers and online commerce providers. The most significant competitive factors we face are product and service innovation, reputation of our Company and brands, sales and marketing programs, product performance, quality of product training and events, product availability, speed and accuracy of delivery, service and price, technical support, furnishing of customer credit and product reliability and warranty, with the relative importance of these factors varying among our two segments and products. In addition to current competitive factors, there may be new market entrants with non-traditional business and customer service models or disruptive technologies and products, resulting in increased competition and changing business dynamics. See “Risks Relating to Our Business—The market for connected home solutions is fragmented, highly competitive, continually evolving and subject to disruptive technologies.” Existing or future competitors may seek to gain or retain market share by reducing prices, and we may be required to lower our prices or may lose business, which could adversely affect our business, financial condition, results of operations and cash flows. Also, to the extent that we do not meet changing customer preferences or demands or other market changes, or if one or more of our competitors introduces new products, becomes more successful with private label products, online offerings or establishes exclusive supply relationships, our ability to attract and retain customers could be adversely affected.

To remain competitive, we will need to invest continually in product development, marketing, customer service and support, manufacturing and our distribution networks. We may not have sufficient resources to continue to make such investments and we may be unable to maintain our competitive position. In addition, we anticipate that we may have to reduce the prices of some of our products to stay competitive, potentially resulting in a reduction in the profit margin for, and inventory valuation of, these products. It is possible that competitive pressures resulting from consolidation, including customers taking manufacturing or distribution in house and consolidation among our customers, could affect our growth and profit margins. In addition, competitors in certain high growth regions may have lower costs than we do due to lower local labor costs and favorable government regulation. Countries in high growth regions may have differing codes and standards impacting the cost of doing business and may have fewer protections for, or offer less ability to utilize, existing intellectual property. We may not be able to compete effectively with new competitors from such regions. Existing or future competitors also may seek to compete with us for acquisitions, which could have the effect of increasing the price for, and reducing the number of, suitable acquisitions.

Our competitors may have more substantial resources than we do.

Our current and potential competitors may have greater resources, access to capital, including greater research and development or sales and marketing funds, more customers, and more advanced technology platforms, particularly with our newly-launched products and services in connected services and in our newer geographic regions. Many of our competitors may be able to develop offerings that have alternate income streams such as data and advertising revenue which we may not have, and therefore may be able to offer their service products for a lower price or for free and offset any business losses with profits from the rest of their broad product portfolios. Some of our competitors may also be able to deliver their service solutions more quickly to market than we can by capitalizing on technology developed in connection with their substantial existing service models. In addition, some of our competitors have significant bases of customer adoption in other services and in online content, which they could use as a competitive advantage in the growing connected home solutions services market or otherwise in our product or distribution businesses. New entrants into the wholesale distribution business or products business could include companies with significant presence in Homes and could put us at a competitive disadvantage if they enter the market. Current and future competitive pressures may cause us to reduce our prices or lose market share, or could negatively affect our cash flow, all of which could have an adverse effect on our business, financial condition, results of operations and cash flows.

The market for connected home solutions is fragmented, highly competitive, continually evolving and subject to disruptive technologies.

The market for connected home solutions is fragmented, highly competitive, continually evolving and subject to disruptive technologies. Cable and telecommunications companies actively focusing on competing in connected home solutions and expanding into the monitored security space, and large technology companies expanding into connected home solutions, could result in pricing pressure, a shift in customer preferences towards the services of these companies and a reduction in our market share. Many of these companies already have significant presence in residential environments and may be able to leverage this presence into the connected home solution. New market entrants with non-traditional business and customer service models or disruptive technologies and products could result in increased competition and changing business dynamics. Continued pricing pressure from these competitors or other new entrants, failure to successfully partner with these companies or failure to achieve pricing based on competitive advantages could prevent us from maintaining competitive price points for our products and services resulting in loss of customers or in our inability to attract new customers and have an adverse effect on our business, financial condition, results of operations and cash flows. Based on these or other factors described herein, we may not be able to grow our connected home solutions business as anticipated.

Competition in the distribution business is significant.

If end customers of our distribution business are not convinced of the reputation of our Company and brands and of our ability to compete on product performance, quality of product training and events, product availability, speed and accuracy of delivery, service and price, technical support, credit availability and product reliability and warranty, we could lose business, which could have an adverse effect on our business, financial condition, results of operations and cash flows. In addition, most of our products are available from several sources and our customers tend to have relationships with several distributors. Furthermore, if retail outlets, including online commerce or big box stores were to increase their participation in wholesale distribution markets, or if buying patterns for our products become more retail or e-commerce based through these outlets, we may not be able to effectively compete, which could have an adverse effect on our business, financial condition, results of operations and cash flows. Also, other sources of competition are buying groups that consolidate purchasing power, which if successful could have an adverse effect of our business, financial condition, results of operations and cash flows. The security industry is also undergoing consolidation as many residential and commercially-focused companies combine to leverage product and vertical market expertise and expand their service footprint. In recent years, this trend of consolidation has accelerated, and many of our customers have combined with companies with whom we have little or no prior relationship. In addition, if manufacturers of products sold through our distribution business increase their direct-to-customer or retail distribution, it could have an adverse effect on our business, financial condition, results of operations and cash flows.

Growth of the retail market and e-commerce market could adversely affect our business.

Our solutions are primarily sold through a network of professional contractors, distributors, OEMs, retailers and online merchants. Growth of the retail market, including the self-installed or do-it-yourself retail markets and

e-commerce markets could affect our business by attracting new competitors, some of whom may be larger and have more resources than we do. In addition, growth of these retail markets relative to the professional installation markets may negatively impact our margins, which could negatively affect our cash flow and have an adverse effect on our business, financial condition and results of operations and cash flows.

Technology in our markets is changing rapidly and our future results and growth are largely dependent upon our ability to develop new technologies and introduce new products that achieve market acceptance.

Technology in our markets is in a continuing and often rapid state of change as new technologies and enhancements to existing technologies continue to be introduced both in our traditional and connected product markets. There is increasing customer demand for connected home solutions and the development of new technologies as well as increasing emphasis on product efficiency in our traditional products. Our future results depend upon a number of factors, including our ability to (i) identify emerging technological trends, (ii) develop and maintain competitive products, in part by adding innovative features that differentiate our products from those of our competitors and prevent commoditization of our products, (iii) grow our market share, (iv) develop, manufacture and bring compelling new products to market quickly and cost-effectively, (v) find and effectively partner with home connected device platforms and (vi) attract, develop and retain individuals with the requisite technical expertise and understanding of customers’ needs to develop new technologies and introduce new products.

We can offer no assurance that we will be able to keep pace with technological developments. It is also possible that one or more of our competitors could develop a significant technical advantage or breakthrough that allows them to provide additional or superior products or services, or to lower their price for similar products or services, that could put us at a competitive disadvantage. Our inability to predict the growth of and respond in a timely way to customer preferences and other developments could have an adverse effect on our business, financial condition, results of operations and cash flows.

Our customer service model has historically been based largely around individualized product support, primarily through telephone communications. Although this allows a high degree of personalized and interactive dialogue, it differs from the highly-scalable and rapid electronic response systems pioneered by technology companies that operate in or may enter our markets. As such, we may be disadvantaged in terms of cost and overall customer satisfaction if we are unable to successfully adapt our support model to changes in customer expectations for our products.

Our connected solutions platform allows for integration and connection to third party solutions and for application designs. This interoperability is designed to reduce the barriers to using our software and panels with different devices, but could also have the effect of encouraging competitors to produce devices that operate on our platform, which could lower sales of our products. Adoption rates of our connected home solutions will also depend on a number of factors, including development of competitive and attractive products and the cost to customers of installation of new solutions or upgrade or renovation from older connected platforms or products. In addition to our application products, we rely on third party designers to create applications connecting our products to other platforms. If developers choose not to develop on our system, the accessibility of our solutions across other systems, devices and platforms might not expand in line with our competitors.

In addition, if we are unable to effectively protect our trade secreted or proprietary technology from third parties or other competitors that may have access to our technology through our open architecture model, our business and competitive position may be harmed.

We expect that the growth of our business may depend on our development of new technologies in response to legislation and regulation related to efficiency standards, safety and security and environmental concerns. Agreement on legislation and regulation may be slow and implementation of any such reforms may take many years. As a result, any growth related to solutions that are responsive to such reforms may be delayed.

Our connected solutions and other products and services rely on enabling technology, connectivity, software and intellectual property that in certain instances we do not own or control.

Our operations depend upon third party technologies, software and intellectual property. Additionally, our connected solutions and our security monitoring services may be accessed through the Internet and using connectivity infrastructures (for example, 4G, LTE and next generation 5G and other wireless technologies) and cloud-based technologies. We rely on cellular and other telecommunications and network providers to communicate signals to and from customers using our connected solution applications in a timely, cost-efficient and consistent manner.

The failure of one or more of these providers or technologies to transmit and communicate signals in a timely manner could affect our ability to provide services to our customers or for our connected solution products to work as designed. There can be no assurance that third party telecommunications and network providers and signal-processing centers will continue to transmit and communicate signals to or from our third party providers and the monitoring stations without disruption. Any such disruption, particularly one of a prolonged duration, could have an adverse effect on our business, financial condition, results of operations and cash flows. In addition, failure to renew contracts with existing providers or licensors of technology, software, intellectual property or connectivity solutions, or to contract with other providers or licensors on commercially acceptable terms or at all may adversely impact our business, financial condition, results of operations and cash flows.

Market and economic conditions may adversely affect the economic conditions of our customers, demand for our products and services and our results of operations.

As a global provider of Comfort & Care and Security & Safety products, services and technologies for the home, as well as a worldwide wholesale distributor of security and low voltage electronics products, our business is affected by the performance of the global new and repair and remodel construction industry. Our markets are sensitive to changes in the regions in which we operate and are also influenced by cyclical factors such as interest rates, inflation, availability of financing, consumer spending habits and confidence, employment rates and other macroeconomic factors over which we have no control and which could adversely affect our business, financial condition, results of operations and cash flows. For example, downward changes in the housing market would be expected to depress sales to professional contractors and result in substantially all of our professional contractor and OEM customers lowering production schedules, which would have a direct impact on our business, financial condition, results of operations and cash flows.

Our sales are also affected by fluctuations in demand for Internet-connected devices. If the market for connected home solutions grows more slowly than anticipated, whether as a result of unfavorable economic conditions, uncertain geopolitical environments, budgetary constraints of our consumers or other factors, we may not be able to increase our revenue and earnings.

Portions of our revenue and cash flow are seasonal, which could cause our financial results and liquidity to fluctuate.

A portion of our revenue is seasonal, which impacts the comparison of our financial condition and results of operations on a quarter-by-quarter basis. Sales activity is generally lowest during the first calendar quarter when it is winter in the majority of our geographical markets.

Global climate change could negatively affect our business.

Responses to climate change may cause a shift away from fossil fuels to alternative power sources. Many of our thermal solutions are designed for application with oil and gas systems. A shift away from fossil fuels could affect our OEM customers business and result in a loss of business for them and for us. If we fail to adapt our solutions to alternative power sources, it could have an adverse effect on our business, financial condition, results of operations and cash flows.

Cooler than normal summers and warmer than normal winters may depress our sales. In addition, stable temperatures may result in less wear and tear on cooling and heating equipment which may depress Comfort & Care sales. Demand for our products and our services, particularly our products and solutions geared toward the home construction repair and remodel industry, including our Comfort & Care business, is seasonal and strongly affected by the weather. Cooler than normal summers depress our sales of replacement controls for heating, ventilation, cooling and water heating equipment in certain larger markets. Similarly, warmer than normal winters have the same effect on our heating products and services. Increased public awareness and concern regarding global climate change have led to our development of social responsibility, sustainability and other business policies, which in some instances are more restrictive than current laws and regulations. In light of the current regulatory environment, we also face uncertainty with respect to future climate change initiatives, including regional and/or federal requirements to reduce greenhouse gas emissions.

Moreover, climate change itself creates financial risk to our business. Unseasonable weather conditions may impact the availability and cost of materials needed for manufacturing and increase insurance and other operating costs and, especially in the case of disruptions at our ADI stores, our ability to make sales during the pendency of site closures. These factors may influence our decisions to construct new facilities or maintain existing facilities in areas that are prone to physical climate risks. We could also face indirect financial risks passed through the supply chain, and process disruptions due to physical climate changes could result in price modifications for our products and the resources needed to produce them.

Failure to achieve and maintain a high level of product and service quality could damage our image with customers and negatively impact our results.

Product and service quality issues could result in a negative impact on customer confidence in our Company and our brand image. If our product and service offerings do not meet applicable safety standards or our customers’ expectations regarding safety or quality, we could experience lost sales and increased costs and be exposed to legal, financial and reputational risks. Actual, potential or perceived product safety concerns could expose us to litigation as well as government enforcement action. In addition, in the event that any of our products fail to perform as expected, we may face direct exposure to warranty and product liability claims or may be required to participate in a government or self-imposed recall involving such products which could result in costly product recalls and other liabilities. As a result, our reputation as a manufacturer and distributor of high quality products and services could suffer and impact customer loyalty.

We maintain strict quality controls and procedures, including the testing of raw materials and safety testing of selected finished products. However, we cannot be certain that our testing will reveal latent defects in our products or the materials from which they are made, which may not become apparent until after the products have been sold into the market. We also cannot be certain that our suppliers will always eliminate latent defects in products we purchase from them. Accordingly, there is a risk that product defects will occur, which could require a product recall. Product recalls can be expensive to implement, and, if a product recall occurs during the product’s warranty period, we may be required to replace the defective product. In addition, a product recall may damage our relationship with our customers and we may lose market share with our customers.

In many jurisdictions, product liability claims are not limited to any specified amount of recovery. If any such claims or contribution requests exceed our available insurance or if there is a product recall, there could be an adverse impact on our results of operations. In addition, a recall claim could require us to review our entire product portfolio to assess whether similar issues are present in other product lines, which could result in significant disruption to our business and could have a further adverse impact on our business, financial condition, results of operations and cash flows. We cannot assure you that we will not experience any material warranty or product liability claim losses in the future or that we will not incur significant costs to defend such claims. There can be no assurance that we will have adequate reserves to cover any recalls, repair and replacement costs. Our customers that are not end-users of our products, including our OEM customers, may face similar claims or be obliged to conduct recalls of their own, which could result in lost business to us, or these customers may seek contribution from us for defects.

As an independent, publicly traded company, we may not enjoy the same benefits that we did as a segment of Honeywell.

Currently, our business is integrated with the other businesses of Honeywell. Thus, we have benefitted from Honeywell’s size, brand, reputation and purchasing power in procuring various goods and services and have shared economies of scope and scale in costs, employees, supplier relationships and customer relationships. Following the Spin-Off, we will be a smaller and less diversified company than Honeywell, and will not have access to financial and other resources comparable to those of Honeywell prior to the Spin-Off. As a stand-alone company, we will not have the same product diversity or scale and may not have similar purchasing power or access to capital markets, and we may be unable to obtain goods and services at the prices and terms obtained prior to the Spin-Off, which could decrease our overall profitability. Uncertainty related to the Spin-Off may lead customers and other parties with which we currently do business or may do business in the future to terminate or attempt to negotiate changes in our existing business relationships, or cause them to consider entering into business relationships with parties other than us.

Our business is dependent upon substantial investment in information technology.

The efficient operation of our business will require substantial investment in technology infrastructure systems, including enterprise resource planning (“ERP”) systems, supply chain management systems, digital commerce systems and connected solutions platforms. The inability to fund, acquire and implement these systems may impact our ability to respond effectively to changing customer expectations, manage our business, scale our solutions effectively or impact our customer service levels, which may put us at a competitive disadvantage and negatively impact our financial results. Repeated or prolonged interruptions of service, due to problems with our systems or third party technologies, whether or not in our control, could have a significant negative impact on our reputation and our ability to sell products and services.

We are highly dependent upon a variety of internal computer and telecommunication systems to operate our business. In order to support our continued operational ability and growth, we must maintain and continuously upgrade our ERP and other information systems, which are critical to our operational, accounting and financial functions. Failure to properly or adequately invest in and maintain these systems could result in the diversion of management’s attention and resources and could materially adversely affect our operating results and impact our ability to efficiently manage our business. Our existing information systems may become obsolete, requiring us to transition our systems to a new platform. Such a transition would be time consuming and costly, and would require management resources in excess of those we currently have.

Further, as we are dependent upon our ability to gather and promptly transmit accurate information to key decision makers, our business, results of operations, financial condition and cash flows may be adversely affected if our information systems do not allow us to transmit accurate information, even for a short period of time. Failure to properly or adequately address these issues could impact our ability to perform necessary business operations, which could adversely affect our reputation, competitive position, business, results of operations, financial condition and cash flows.

We must attract and retain qualified people to operate our systems, expand and improve them, integrate new programs effectively with our existing programs, and convert to new systems efficiently when required. Any disruption to our business due to such issues, or an increase in our costs to cover these issues that is greater than what we have anticipated, could have an adverse effect on business, financial condition, results of operations and cash flows. Our customers rely increasingly on our electronic ordering and information systems as a source for product information, including availability and pricing. There can be no assurance that our systems will not fail or experience disruptions, and any significant failure or disruption of these systems could prevent us from making sales, ordering and delivering products and otherwise conducting our business. Many of our customers use our website to check real-time product availability, see their customized pricing and place orders, and to access our connected solution platforms. Any material disruption of our website, our connected solution applications, or the Internet in general could impair our order processing or prevent our manufacturers and customers from accessing information and cause us to lose business or damage our reputation.

Risks associated with data privacy issues, including evolving laws and regulations and associated compliance efforts, could adversely affect our business, financial conditions, results of operations and cash flows.

Our business depends on the processing of data (some of which contains personal data), including the transfer of data between our affiliated entities, to and from our business partners and customers, and with third-party service providers. The laws and regulations relating to personal data constantly evolve, as federal, state and foreign governments continue to adopt new measures addressing data privacy and processing (including collection, storage, transfer, disposal and use) of personal data. Moreover, the interpretation and application of many existing or recently enacted privacy and data protection laws and regulations in the European Union, the U.S. and elsewhere are uncertain and fluid, and it is possible that such laws and regulations may be interpreted or applied in a manner that is inconsistent with our existing data management practices or the features of our products and services. Any such new laws or regulations, any changes to existing laws and regulations and any such interpretation or application may affect demand for our products and services, impact our ability to effectively transfer data across borders in support of our business operations, or increase the cost of providing our products and services. Additionally, any actual or perceived breach of such laws or regulations may subject us to claims and may lead to administrative, civil or criminal liability, as well as reputational harm to SpinCo or our employees. We could also be required to fundamentally change our business activities and practices, or modify our products and services, which could have an adverse effect on our business, financial condition, results of operations and cash flows.

In the U.S., various laws and regulations apply to the collection, processing, transfer, disposal, unauthorized disclosure and security of personal data. For example, data protection laws passed by most states within the U.S. require notification to users when there is a security breach for personal data. Additionally, the Federal Trade Commission (“FTC”) and many state attorneys general are interpreting federal and state consumer protection laws as imposing standards for the online collection, use, transfer and security of personal data. In particular, our privacy policy and other statements we publish provide promises and assurances about privacy and security that could subject us to potential regulatory action or other liabilities if such statements are found to be deceptive or misrepresentative of our privacy and data security practices. The U.S. Congress and state legislatures, along with federal regulatory authorities have recently increased their attention to matters concerning personal data, and this may result in new legislation which could increase the cost of compliance. In addition to government regulation, privacy advocacy and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to us or our customers.

In the European Union, some of our operations are subject to the European Union’s General Data Protection Regulation (“GDPR”), which took effect from May 25, 2018. The GDPR introduces a number of new obligations for subject companies and we will need to continue dedicating financial resources and management time to GDPR compliance in the future. The GDPR enhances the obligations placed on companies that control or process personal data of residents of the European Union including, for example, expanded disclosures about how personal data is to be used, new mechanisms for obtaining consent from data subjects, new controls for data subjects with respect to their personal data (including by enabling them to exercise rights to erasure and data portability), limitations on retention of personal data and mandatory data breach notifications. Additionally, the GDPR places companies under new obligations relating to data transfers and the security of the personal data they process, as well as in relation to third-party data processors they use. The GDPR provides that supervisory authorities in the European Union may impose administrative fines for certain infringements of the GDPR of up to EUR 20,000,000 or 4% of a company’s total, worldwide, annual turnover of the preceding financial year, whichever is higher. Individuals who have suffered damage as a result of a subject company’s non-compliance with the GDPR also have the right to seek compensation from such company. Given the breadth of the GDPR, compliance with its requirements is likely to continue to require significant expenditure of resources on an ongoing basis, and there can be no assurance that the measures we have taken for the purposes of compliance will be successful in preventing breach of the GDPR. Given the potential fines, liabilities and damage to our reputation in the event of an actual or perceived breach of the GDPR, such a breach may have an adverse effect on our business, financial condition, results of operations and cash flows.

Outside of the U.S. and the European Union, many jurisdictions have adopted or are adopting new data privacy laws that may impose further onerous compliance requirements, such as data localization, which prohibits companies from storing outside the jurisdiction data relating to resident individuals. The proliferation of such laws within the jurisdictions in which we operate may result in conflicting and contradictory requirements, particularly in relation to evolving technologies. Any failure to successfully navigate the changing regulatory landscape could result in legal liability or impairment to our reputation in the marketplace, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Privacy-related claims or lawsuits initiated by governmental bodies, customers or other third parties, whether meritorious or not, could be time consuming, result in costly regulatory proceedings, litigation, penalties and fines, or require us to change our business practices, sometimes in expensive ways, or other potential liabilities. Unfavorable publicity regarding our privacy practices could injure our reputation, harm our ability to keep existing customers or attract new customers or otherwise adversely affect our business, assets, revenue, brands and reputation which may have an adverse effect on our business, financial condition, results of operations and cash flows.

Internal system or service failures, including as a result of cyber or other security incidents, could disrupt business operations, result in the loss of critical and confidential information, and adversely impact our reputation, our business, financial condition, results of operations and cash flows. Our connected products potentially expose our business to cybersecurity threats.

We create, deploy and maintain information technology (“IT”) and engineering systems, some of which involve sensitive information, including personal data, trade secrets and other proprietary information. In addition, our connected products potentially expose our business to cybersecurity threats. As a result, we are subject to systems, service or product failures, not only resulting from our own failures or the failures of third party service providers, natural disasters, power shortages or terrorist attacks, but also from exposure to cyber or other security threats. Most of the jurisdictions in which we operate have laws and regulations relating to data security and protection of information. See “Risks Relating to Our Business—Risks associated with data privacy issues, including evolving laws and regulations and associated compliance efforts, could adversely affect our business, financial condition, results of operations and cash flows.” We have certain measures to protect our information systems against unauthorized access and disclosure of personal information and of our confidential information and trade secrets and confidential information and trade secrets belonging to our customers. However, there is no assurance that the security measures we have put in place will be effective in every case.

Global cybersecurity threats and incidents can range from uncoordinated individual attempts to gain unauthorized access to IT systems to sophisticated and targeted measures known as advanced persistent threats directed at our products, our customers, vendors and/or our third party service providers, including cloud providers. There has been an increase in the frequency and sophistication of cyber and other security threats we face, and our customers are increasingly requiring cyber and other security protections and standards in our products, and we may incur additional costs to comply with such demands. While we have experienced, and expect to continue to experience, these types of threats and incidents, none of them to date have been material to our business.

We sell security and life safety solutions, which are designed to secure the safety of our subscribers and their residences or commercial properties. If these solutions fail for any reason, including due to defects in our software, a carrier outage, a failure of our network operating center, a failure on the part of one of our service provider partners, user error or cybersecurity incident, we could be subject to liability and reputational damage for such failures and our business could suffer.

We seek to deploy comprehensive measures to deter, prevent, detect, respond to and mitigate these threats, including identity and access controls, data protection, vulnerability assessments, product software designs that we believe are less susceptible to cyber-attacks, continuous monitoring of our IT networks and systems and maintenance of backup and protective systems. Despite these efforts, cyber and other security incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption, misuse or unavailability of personal data, critical data and confidential or proprietary information (our own or that of third parties), product failure and the disruption of business operations. Moreover, employee error or malfeasance, faulty password management or other intentional or inadvertent non-compliance with our security protocols may result in a breach of our information systems. Our efforts to protect our company data and the information we receive may also be unsuccessful due to software “bugs,” system errors or other technical deficiencies, or vulnerabilities of our vendors and service providers. Cyber and other security incidents aimed at the software embedded in our products could lead to third party claims that our product failures have caused a similar range of damages to our customers, and this risk is enhanced by the increasingly connected nature of our products.

The potential consequences of a material cyber or other security incident include financial loss, reputational damage, negative media coverage, litigation with third parties, including class-action litigation, regulatory investigations or actions, theft of intellectual property, fines, diminution in the value of our investment in research, development and engineering, and increased cyber and other security protection and remediation costs due to the increasing sophistication and proliferation of threats, which in turn could adversely affect our competitiveness, business, financial condition, results of operations and cash flows. In addition to any costs resulting from contract performance or required corrective action, these incidents could generate increased costs or loss of revenue if our customers choose to postpone or cancel previously scheduled orders or decide not to renew any of our existing contracts. Breaches in security could also result in a negative impact for our customers and thus affect our relations with our customers, injure our reputation and harm our ability to keep existing customers and to attract new customers. Some jurisdictions have enacted law requiring companies to notify individuals of data security breaches involving certain types of personal data. Such mandatory disclosures could lead to negative publicity and may cause our current and prospective customers to lose confidence in the effectiveness of our data security measures.

We could incur significant costs in protecting our data centers and servers against, or remediating, security vulnerabilities or breaches and cyber-attacks. Additionally, the costs related to cyber or other security incidents may not be fully insured or indemnified by other means. The successful assertion of a large claim against us with respect to a cyber or other security incident could seriously harm our business. Even if not successful, these claims could result in significant legal and other costs and may be a distraction to our management and harm our customer relationships and reputation.

The failure of our network operations centers and data back-up systems could put our users at risk.

Many of our solutions operate with a hosted architecture, and we update our solutions regularly while our solutions are operating. If our solutions and/or upgrades fail to operate properly, our solutions could stop functioning for a period of time, which could put our users at risk. Our ability to keep our business operating is highly dependent on the proper and efficient operation of our network operations centers and data back-up systems. Although our network operations centers have back-up computer and power systems, if there is a catastrophic event, adverse weather conditions, natural disaster, terrorist attack, security breach or other extraordinary event, we may be unable to provide our subscribers with uninterrupted monitoring service. Furthermore, because data back-up systems are susceptible to malfunctions and interruptions (including those due to equipment damage, power outages, human error, computer viruses, computer hacking, data corruption and a range of other hardware, software and network problems), we cannot guarantee that we will not experience data back-up failures in the future. A significant or large-scale, security breach, malfunction or interruption of our network operations centers or data back-up systems could adversely affect our ability to keep our operations running efficiently. If a malfunction or security breach results in a wider or sustained disruption, it could have an adverse effect on our reputation, business, financial condition, results of operations or cash flows. See “Risks Relating to Our Business—Internal system or service failures, including as a result of cyber or other security incidents, could disrupt business operations, result in the loss of critical and confidential information, and adversely impact our reputation, our business, financial condition, results of operations and cash flows. Our connected products potentially expose our business to cybersecurity threats.”

Disruptions, or the need to relocate any of our facilities, could significantly disrupt our business.

We manufacture many of products at single-location production facilities and rely on certain suppliers who also may concentrate production in single locations. A disruption, including work stoppage, supply chain failures, natural disasters, weather-related disruptions, or other disruptions at one or more of our production facilities could have adverse effects on our business, financial condition, results of operations and cash flows. Moreover, due to unforeseen circumstances or factors beyond our control, we may be forced to relocate our operations from one or more of our existing facilities to new facilities and may incur substantial costs, experience program delays and sacrifice proximity to customers and geographic markets as a result, potentially for an extended period of time. Any significant interruption in production at one or more of these facilities could negatively impact our ability to deliver our products to our customers.

A significant disruption in the supply of a key component due to a work stoppage or other disruption at one of our suppliers or any other supplier could impact our ability to make timely deliveries to our customers and, accordingly, have an adverse effect on our business, financial condition, results of operations and cash flows. Where a manufacturer halts production because of another supplier failing to deliver on time, or as a result of a work stoppage or other disruption, it is unlikely we will be fully compensated, if at all.

We rely on certain suppliers of materials and components for our products.

Certain of the materials and components for products we manufacture and those manufactured on our behalf are supplied by single or limited source suppliers. Our business, results of operations, financial condition and cash flows could be adversely affected by disruptions in supply from our third party suppliers, whether from supply chain disruptions or if suppliers lack sufficient quality control or if there are significant changes in their financial or business condition. See “Business—Materials and Suppliers.”

If our third party suppliers and manufacturers fail to deliver products, parts and components of sufficient quality on time and at reasonable prices, we could have difficulties fulfilling our orders or stocking our distribution centers on similar terms or at all, sales and profits could decline, and our commercial reputation could be damaged. Our ability to manage inventory and meet delivery requirements may be constrained by our suppliers’ inability to scale production and adjust delivery of long-lead-time products during times of volatile demand. Our inability to fill our supply needs would jeopardize our ability to fulfill obligations which could, in turn, result in reduced sales and profits, contract penalties or terminations, and damage to customer relationships.

If we fail to adequately assess the creditworthiness and operational reliability of existing or future suppliers, if there is any unanticipated deterioration in their creditworthiness and operational reliability, or if our suppliers do not perform or adhere to our existing or future contractual arrangements, any resulting inability to otherwise obtain the supplies or our inability to enforce the terms of the contract or seek other remedies could have an adverse effect on our financial condition and results of operations and could cause us to incur significant liabilities.

We obtain many of the products for our ADI distribution business from third parties.

Most of the low voltage products we distribute through our ADI business are manufactured by third parties. As a result, terminations of supply or services agreements or a change in terms or conditions of sale from one or more of our key manufacturers could negatively affect our operating margins, net sales or the level of capital required to fund our operations. We have standard distribution contracts with our manufacturers which are subject to renegotiation or non-renewal. Our dependence on third party manufacturers leaves us vulnerable to having an inadequate supply of demanded products, price increases, late deliveries and poor product quality.

Our ability to obtain particular products or product lines in the required quantities and our ability to fulfill customer orders on a timely basis is critical to our success. Our manufacturers have experienced product supply shortages from time to time due to the inability of certain of their suppliers to supply certain products on a timely basis. As a result, we have experienced, and may in the future continue to experience, short-term shortages of specific products. We cannot provide any assurances that manufacturers will be able to maintain an adequate supply of products to fulfill all of our customer orders on a timely basis. Our reputation, sales and profitability may suffer if manufacturers are not able to provide us with an adequate supply of products to fulfill our customer orders on a timely basis or if we cannot otherwise obtain particular products or a product lines.

Manufacturers who currently distribute their products through us may decide to shift to or substantially increase their existing distribution with other distributors, their own dealer networks, or directly to resellers or end-users. Increasingly, our manufacturers are combining, leaving us with fewer alternative sources. This could result in more intense competition as distributors strive to secure distribution rights with these manufacturers, which could have an adverse impact on our business, financial condition, results of operations and cash flows. If we are unable to maintain an adequate supply of products, or if manufacturers do not regularly invest in, introduce to us, and/or make new products available to us for distribution, our net sales and gross profit could suffer considerably.

Raw material price fluctuations, the ability of key suppliers to meet quality and delivery requirements, or catastrophic events can increase the cost of our products and services, impact our ability to meet commitments to customers and cause us to incur significant liabilities.

The cost and availability of raw materials (such as copper, steel, aluminum, plastics, printed circuit boards, semiconductors and passive electronics) is a key factor in the cost of our products. Our inability to offset material price inflation through increased prices to customers, formula or long-term fixed price contracts with suppliers, productivity actions or through commodity hedges could adversely affect our business, financial condition, results of operations and cash flows. Supply interruptions could arise from shortages of raw materials, effects of economic, political or financial market conditions on a supplier’s operations, labor disputes or weather conditions affecting products or shipments, transportation disruptions, information system disruptions or other reasons beyond our control.

The profitability of our business is also dependent upon the efficiency of our supply chain. An inefficient or ineffective supply chain strategy or operations could increase operational costs, reduce profit margins and adversely affect our business, financial condition, results of operations and cash flows. Short- or long-term capacity constraints or financial distress at any point in our supply chain could disrupt our operations and adversely affect our financial performance, particularly when the affected suppliers and manufacturers are the sole sources of products that we require or that have unique capabilities, or when our customers have directed us to use those specific suppliers and manufacturers. We incur significant freight expenses related to the purchase of products for distribution and fluctuations in fuel costs may cause us to incur additional expense.

We are subject to the economic, political, regulatory, foreign exchange and other risks of international operations.

Our international sales are approximately 32% of our net sales for the year ended December 31, 2017. Our international geographic footprint subjects us to many risks including: exchange control regulations; wage and price controls; antitrust/competition and environmental regulations; employment regulations; foreign investment laws; monetary and fiscal policies and protectionist measures that may prohibit acquisitions or joint ventures, establish local content requirements, or impact trade volumes; import, export and other trade restrictions (such as embargoes); violations by our employees of anti-corruption laws (despite our efforts to mitigate these risks); changes in regulations regarding transactions with state-owned enterprises; nationalization of private enterprises; natural and man-made disasters, hazards and losses; backlash from foreign labor organizations related to our repositioning or restructuring actions; violence, civil and labor unrest; acts of terrorism; and our ability to hire and maintain qualified staff and maintain the safety of our employees in these regions. For more information on our international footprint, see “Business—Properties.” Additionally, certain of the markets in which we operate have adopted increasingly strict data privacy and data protection requirements or may require local storage and processing of data or similar requirements. See “Risks Relating to Our Business—Risks associated with data privacy issues, including evolving laws and regulations and associated compliance efforts, could adversely affect our business, financial condition, results of operations and cash flows.”

Instabilities and uncertainties arising from the global geopolitical environment can negatively impact our business. The U.K.’s referendum to leave the European Union, commonly known as “Brexit,” has caused and may continue to cause interest rate, exchange rate and other market and economic volatility. As negotiations relating to the future terms of the U.K.’s relationship with the European Union proceed, our manufacturing operations and the businesses of our customers and suppliers could be negatively impacted if tariffs, new compliance requirements or other restrictions (such as embargoes) are imposed on the free flow of goods to and from the U.K. Similarly, the implementation of more restrictive trade policies or the renegotiation of existing trade agreements in the U.S. or other countries where we sell or manufacture large quantities of products and services or procure supplies and other materials incorporated into our products could negatively impact our business results of operations, cash flows and financial condition. For example, a government’s adoption of “buy national” policies or retaliation by another government against such policies, such as tariffs or quotas, could have a negative impact on our results of operations.

Tariffs, quotas and other barriers to trade could adversely affect the business of our customers and suppliers, which could in turn negatively impact our net sales and results of operations. In addition, a substantial volume of our Comfort & Care products benefit from the favorable tariff rates established under the North American Free Trade Agreement, renegotiation of which is the subject of on-going discussion among the parties thereto. These and other instabilities and uncertainties arising from the global geopolitical environment, along with the cost of compliance with increasingly complex and often conflicting regulations worldwide, can impair our flexibility in modifying product, marketing, pricing or other strategies for growing our businesses, as well as our ability to improve productivity and maintain acceptable operating margins.

As a result of our global presence, a portion of our net sales are denominated in currencies other than the U.S. Dollar, whereas a significant amount of our payment obligations, including pursuant to the Indemnification and Reimbursement Agreement and Tax Matters Agreement are denominated in U.S. Dollars, which exposes us to foreign exchange risk. We monitor and seek to reduce such risk through hedging activities; however, foreign exchange hedging activities bear a financial cost and may not always be available to us or be successful in eliminating such volatility. Finally, we generate significant amounts of cash outside of the United States that is invested with financial and non-financial counterparties. While we employ comprehensive controls regarding global cash management to guard against cash or investment loss and to ensure our ability to fund our operations and commitments, a material disruption to the counterparties with whom we transact business could expose us to financial loss.

We operate in many high-growth regions that require modifications to our products based on local building codes, regulations, standards, certifications and other factors, which may impact our cost to serve and profitability as we continue our penetration into these regions.

We operate in regulated markets.

Many of our products, technologies and services, in particular products implicating life safety, are subject to regulatory agency oversight, such as the U.S. Consumer Product Safety Commission, the FTC, the Federal Communications Commission (“FCC”), the U.S. Environmental Protection Agency, the European Union’s CE mark (“CE”), the European Community directive “Waste Electrical and Electronic Equipment Directive” (“WEEE Directive”), the regulation Registration, Evaluation, Authorization and Restriction of Chemicals (“REACH”), the Gulf Mark standard for low voltage electric products required in Gulf Member States (“G Mark”), the EurAsian Conformity Mark for member countries of Customs Union (“EAC”), the China Compulsory Certification (“CCC”) and the Regulatory Compliance Mark for Australia which may contribute to our compliance expenses. Many state regulators, such as the California Department of Toxic Substances Control, also have an impact on our markets. For example, 23 states have specific mercury thermostat regulations which require business compliance due to decades of sales of thermostats containing mercury. Mandatory collection requirements, penalties and federal legislation can have an impact on the expense. It is also important that our products comply with various third party standards, such as those of UL.

In addition, the FCC recently repealed net neutrality rules. Because the repeal is recent, we do not yet know the impact it may have on our business. Interference with our services or higher charges to customers by broadband service providers for using our products and services could cause us to lose existing subscribers, impair our ability to attract new subscribers and adversely affect our business, financial condition, results of operations and cash flows.

In addition, telecommunication service providers are subject to extensive regulation in the markets where we operate or may expand in the future. The FTC and the FCC have issued regulations that place restrictions on, among other things, unsolicited automated telephone calls to residential and wireless telephone subscribers by means of automatic telephone dialing systems and the use of prerecorded or artificial voice messages. If our service provider partners were to take actions in violation of these regulations, such as telemarketing to individuals on the “Do Not Call” registry, we could be subject to fines, penalties, private actions or enforcement actions by government regulators. Although we have taken steps to insulate ourselves from any such wrongful conduct by our service provider partners and require our service provider partners to comply with these laws and regulations, no assurance can be given that we will not be exposed to liability as result of our service provider partners’ conduct. Changes in the applicable laws, regulations and technology affecting telecommunication services could require us to change the way we operate, which could increase costs or otherwise disrupt our operations, which in turn could adversely affect our business, financial condition, results of operations and cash flows.

Some local governments impose assessments, fines, penalties and limitations on either customers or companies for false alarms. Certain municipalities have adopted ordinances under which both permit and alarm dispatch fees are charged directly to companies. Service providers generally pass these charges on to customers but may not be able to collect if customers are unwilling or unable to pay them, and this may require the service provider to suspend or terminate service and as a result adversely affect our business, financial condition, results of operations and cash flows. Furthermore, our customers may elect to terminate or not renew services if assessments, fines, or penalties for false alarms become significant. If more local governments were to impose assessments, fines or penalties or requirements for response such as video verification, it could adversely affect our customer base, business, financial condition, results of operations and cash flows.

The net sales and margins of our business are directly impacted by government regulations, including safety, performance and product certification regulations, particularly those driven by customer demands and national approvals, as well as changes in trade agreements and environmental and energy efficiency standards. Growth within emerging markets may be adversely impacted by the inability to acquire and retain qualified employees where local employment law mandates may be restrictive.

Our growth strategy is dependent on expanding our distribution business.

Part of our growth strategy is to expand our geographic footprint and to increase the types and number of products sold through ADI. Our ability to open new ADI locations in both existing and new markets could be affected by local regulations and the availability of suitable real estate. We may not be able to acquire from manufacturers certain product lines that we are interested in adding to our distribution business, and if we are able to add products, they may not result in sales as expected and may not be profitable. If we are unable to execute on any part of our growth strategy, our business, financial condition, results of operations and cash flows could be adversely affected.

Our profitability and results of operations may be adversely affected by a significant failure or inability to comply with the specifications and manufacturing requirements of our OEM customers.

We generally have to qualify, and are required to maintain our status, as a supplier for each of our OEM customers. This is a lengthy process that involves the inspection and approval by a customer of our engineering, documentation, manufacturing and quality control procedures before that customer will place volume orders. If we are successful in qualifying, there is no assurance that any OEM will purchase products from us. Given the length of this qualification process, the risk that our business, operating results and financial condition would be adversely affected by the loss of, or any reduction in orders by, any of our significant OEM customers is increased. Accordingly, the success of our business depends on OEMs continuing to outsource the manufacturing of critical products to us. It would be difficult to replace lost revenue resulting from the loss of, or the reduction, cancellation or delay in purchase orders by, any one of these customers, whether due to their decision to not continue to outsource all or a portion of their critical parts for their capital equipment, their giving market share to our competitors or otherwise. A significant failure or inability to comply with customer specifications and manufacturing requirements or delays or other problems with existing or new products (including program launch difficulties) could result in financial penalties, cancelled orders, increased costs, loss of sales, loss of customers or potential breaches of customer contracts, which could have an adverse effect on our profitability and results of operations. We have in the past lost business from OEM customers who have taken the manufacturing of our products in-house or given market share to our competitors. If we are unable to replace revenue from lost OEM customers it could have an adverse impact on our financial position, results of operation and cash flows. In addition, if we are unable to obtain additional business from OEMs the potential growth of our business results could be adversely affected.

We may not be able to retain or expand relationships with certain large customers.

A number of our customers are large and contribute significantly to our net sales and operating income. Consolidation or change of control, particularly among our OEM customers, or a decision by any one or more of our customers to outsource all or most manufacturing work to a single equipment manufacturer, may concentrate our business in a limited number of customers and expose us to increased risks relating to dependence on a smaller number of customers. By virtue of our largest customers’ size and the significant portion of revenue that we derive from them, they are able to exert significant influence in the negotiation of our commercial agreements and the conduct of our business with them. Furthermore, there is significant consolidation of companies focused on security products, and we have had customers combine with companies with whom we have little or no prior relationship, putting us at risk of loss of sales. If we are unable to retain and expand our business with these large customers on favorable terms, our business, financial condition, results of operations and cash flows will be adversely affected.

We have credit exposure to our customers.

Any adverse trends in our customers’ businesses could cause us to suffer credit losses. As is customary in our markets, we extend credit to our customers. A portion of our customers are small contractors with inconsistent cash flow. As such, they rely on us to provide their businesses with credit and to carry specified inventory to support their operations. We may be unable to collect on receivables if our customers experience decreases in demand for their products and services, do not manage their businesses adequately, or otherwise become less able to pay due to adverse economic conditions or refinancing events. While we evaluate our customers’ qualifications for credit and monitor our extensions of credit, these efforts cannot prevent all credit losses, and credit losses negatively impact our performance. In addition, for financial reporting purposes, we establish reserves based on our historical experience of credit losses. To the extent that our credit losses exceed those reserves, our financial performance will be negatively impacted beyond what is expected. If there is deterioration in the collectability of our receivables, or we fail to take other actions to adequately mitigate such credit risk, our earnings, cash flows and our ability to utilize receivable-based financing could deteriorate. In addition, if we are unable to extend credit to our customers, we may experience loss of certain contracts or business.

In addition, extending credit to international customers involves additional risks. It is often more difficult to evaluate credit of a customer or obtain credit protections in our international operations. Also, credit cycles and collection periods are typically longer in our international operations. We are also subject to credit risk associated with customer concentration. If one or more of our largest customers were to become bankrupt or insolvent, or otherwise were unable to pay for our products, we may incur significant write-offs of accounts that may have an adverse effect on our business, financial condition, results of operations and cash flows. As a result of these factors and other challenges in extending credit to international customers, we generally face greater credit risk from sales internationally compared to domestic sales.

Failure to protect our intellectual property could adversely affect our business, financial condition and results of operations and cash flows.

We rely on a combination of patents, copyrights, trademarks, tradenames, trade secrets and other proprietary rights, as well as contractual arrangements, including licenses, to establish, maintain and protect our intellectual property rights. Effective intellectual property protection may not be available in every country in which we do business. We may not be able to acquire or maintain appropriate registered or unregistered intellectual property in all countries in which we do business. Companies that license intellectual property we own or use, especially, the Honeywell brand, also may take actions that diminish the value of our intellectual property or harm our reputation.

Our intellectual property rights may not be sufficient to permit us to take advantage of some business opportunities. As a result, we may be required to change our plans or acquire the necessary intellectual property rights, which could be costly. Furthermore, our ability to enforce our intellectual property rights in emerging markets may be limited by legal or practical considerations that have not historically affected our business in markets with more established intellectual property protection systems.

The protection of our intellectual property may be expensive and time-consuming. There can be no assurance that the steps we take to maintain and protect our intellectual property will be adequate, or that third parties will not infringe, circumvent, misappropriate or violate our intellectual property. If our efforts to protect our intellectual property are not adequate, the value of our goods and services may be harmed, which could have an adverse effect on our business, financial condition, results of operations and cash flows. Any impairment of our intellectual property, including due to changes in U.S. or worldwide intellectual property laws or the absence of effective legal protection or enforcement measures, could adversely impact our business, financial condition, results of operations and cash flows.

We may incur material losses and costs as a result of intellectual property infringement actions that may be brought against us.

As we adopt new technology, we face an inherent risk of exposure to the claims of others that we have allegedly violated their intellectual property rights. Successful claims that we infringe on the intellectual property rights of others could require us to enter into royalty or licensing agreements on unfavorable terms, incur substantial monetary liability, be prohibited preliminarily or permanently from further use of the intellectual property in question or require us to change our business practices to stop the infringing use, which could limit our ability to compete effectively. In addition, our customer agreements can require us to indemnify the customer for infringement. The time and expense of defending against these claims, whether meritorious or not, may have a material and adverse impact on our profitability and can be time-consuming and costly and divert management’s attention and resources away from our businesses. Furthermore, the publicity we may receive as a result of infringing intellectual property rights may damage our reputation and adversely impact our existing customer relationships and our ability to develop new business.

We cannot assure you that we will not experience any material intellectual property claim losses in the future or that we will not incur significant costs to defend such claims.

Failure to increase productivity through sustainable operational improvements, as well as an inability to successfully execute repositioning projects or to effectively manage our workforce, may reduce our profitability or adversely impact our businesses.

Our profitability and margin growth are dependent upon our ability to drive sustainable improvements. In addition, we seek productivity and cost savings benefits through repositioning and other projects, such as consolidation of manufacturing facilities, transitions to cost-competitive regions, workforce reductions, asset impairments, product line rationalizations and other cost-saving initiatives. Risks associated with these actions include delays in execution of the planned initiatives, additional unexpected costs, realization of fewer than estimated productivity improvements and adverse effects on employee morale. We may not realize the full operational or financial benefits we expect and the recognition of these benefits may be delayed and these actions may potentially disrupt our operations. In addition, organizational changes, attrition, labor relations difficulties, or workforce stoppage could have an adverse effect on our business, reputation, financial condition, results of operations and cash flows.

We may not be able to successfully acquire and integrate other products, technologies or businesses or realize the anticipated benefits of acquisitions.

As part of our strategy, we expect to evaluate acquisitions and strategic investments in products or technologies and businesses that could complement or expand our business or otherwise offer growth or cost-saving opportunities. An investment in, or acquisition of, complementary products or technologies or businesses in the future could materially decrease the amount of our available cash or require us to seek additional equity or debt financing, particularly if we face competition for acquisition opportunities in the various markets in which we operate.

In connection with any acquisitions we complete, we may have difficulty integrating the acquired business, may not achieve the synergies or other benefits we expected to achieve, and we may incur unanticipated expenses, write-downs, impairment charges or unforeseen liabilities that could negatively affect our business, financial condition, results of operations and cash flows. Further, contemplating or completing an acquisition and integrating an acquired product or technology or business could divert management and employee time and resources from other matters.

We depend on the recruitment and retention of qualified personnel, and our failure to attract and retain such personnel could adversely affect our business, financial condition, results of operations and cash flows.

Due to the complex nature of our business, our future performance is highly dependent upon the continued services of our employees and management who have significant industry expertise, including our engineering and design personnel and trained sales force. Our performance is also dependent on the development of additional personnel and the hiring of new qualified engineering, design, manufacturing, marketing, sales and management personnel for our operations. Competition for qualified personnel in our markets is intense, and we may not be successful in attracting or retaining qualified personnel. The loss of key employees, our inability to attract new qualified employees or adequately train employees, or the delay in hiring key personnel could negatively affect our business, financial condition, results of operations and cash flows.

We may not be able to obtain additional capital that we need in the future on favorable terms or at all.

We may require additional capital in the future to finance our growth and development, upgrade and improve our manufacturing capabilities, implement further marketing and sales activities, fund ongoing R&D activities, satisfy regulatory and environmental compliance obligations and national approvals requirements, satisfy post-Spin-Off indemnity obligations to Honeywell, and meet general working capital needs. Our capital requirements will depend on many factors, including acceptance of and demand for our solutions, the extent to which we invest in new technology and R&D projects and the status and timing of these developments. If our access to capital were to become constrained significantly, or if costs of capital increased significantly, due to lowered credit ratings, prevailing business conditions, the volatility of the capital markets or other factors, our business, financial condition, results of operations and cash flows could be adversely affected.

Moreover, we have historically relied on Honeywell for assistance in satisfying our capital requirements. After the Spin-Off, we will not be able to rely on the earnings, assets or cash flow of Honeywell, and Honeywell will not provide funds to finance our capital requirements. As a result, after the Share Distribution, we will be responsible for obtaining and maintaining sufficient working capital and other funds to satisfy our cash requirements independent of Honeywell, and debt or equity financing may not be available to us on terms we find acceptable, if at all. Even if we are able to obtain financing or access the capital markets, incurring additional debt may significantly increase our interest expense and financial leverage, and our level of indebtedness could restrict our ability to fund future development and acquisition activities. Also, regardless of the terms of our debt or equity financing, our agreements and obligations under the Tax Matters Agreement that address compliance with Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), may limit our ability to issue stock. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Tax Matters Agreement.” We believe that, at the time of the Spin-Off, we will have adequate capital resources to meet our projected operating needs, capital expenditures and other cash requirements, including payments to Honeywell under the Indemnification and Reimbursement Agreement. However, we may need additional capital resources in the future and if we are unable to obtain sufficient resources for our operating needs, capital expenditures and other cash requirements for any reason, our business, financial condition and results of operations could be adversely affected. See “—Risks Relating to the Spin-Off—We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly traded company, and we may experience increased costs after the Spin-Off.”

We are subject to risks associated with the Indemnification and Reimbursement Agreement, pursuant to which we will be required to make substantial cash payments to Honeywell, measured in substantial part by reference to estimates by Honeywell of certain of its liabilities.

In connection with the Spin-Off, we intend to enter into an Indemnification and Reimbursement Agreement (as defined below), pursuant to which we will have an obligation to make cash payments to Honeywell in amounts equal to 90% of payments, which include amounts billed (“payments”), with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages (the “liabilities”) in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales (the “recoveries”). The amount payable by the Company in respect of such liabilities arising in any given year will be subject to a cap of $140 million (exclusive of any late payment fees up to 5% per annum). Payments in respect of the liabilities arising in a given year will be made quarterly throughout such year on the basis of an estimate of the liabilities and recoveries provided by Honeywell. Following the end of any such year, Honeywell will provide us with a calculation of the amount of payments and the recoveries actually received. Subject to the aforementioned cap, if the amount of payments (net of recoveries) is greater than the previously provided estimate, we will pay Honeywell the amount of such difference (the “true-up payment”) and, if the amount of the previously provided estimate is greater than the amount of payments (net of recoveries), we will receive a credit in the amount of such difference that will be applied to future payments. If a true-up payment exceeds $30 million, such true-up payment will be made in equal installments, payable on a monthly basis following the date the true-up payment is due.

For example, if in any given year, Honeywell’s estimated annual payments that are within the scope of the Indemnification and Reimbursement Agreement totaled $140 million, and if Honeywell’s estimated associated recoveries totaled $20 million, then our quarterly payment obligations in respect of that year would be 90% of the net amount (or $108 million) divided by four, or $27 million. If, for such year, Honeywell’s annual payments actually totaled $165 million, and if Honeywell’s associated recoveries actually totaled $10 million, our additional true-up payment obligation in respect of that year would be 90% of the net amount (or $139.5 million) minus the sum of our quarterly payments, or $108 million, resulting in an aggregate payment in respect of such year of $31.5 million, which, because it exceeds $30 million, would be made in equal installments, payable on the true-up date and on a monthly basis following the date the true-up payment is due. However, if in any given year, Honeywell’s estimated annual payments totaled $175 million, and the estimated associated recoveries totaled $5 million, then our quarterly payment obligations in respect of that year would be capped at $35 million even though 90% of the net amount (or $153 million) divided by four is higher at $38.25 million, resulting in an aggregate maximum payment for such year equal to the cap of $140 million (regardless of whether or not actual liabilities (net of recoveries) exceeded the previously provided estimates).

Historically, Honeywell’s environmental claim and remediation payments in respect of the sites that are within the scope of the Indemnification and Reimbursement Agreement for the years 2017, 2016 and 2015, including any legal fees, were approximately $200 million, $221 million and $259 million, respectively, and Honeywell’s associated receipts for insurance and amounts received by Honeywell in connection with affirmative claims, contributions and property sales for 2017, 2016 and 2015 were approximately $2 million, $10 million and $18 million, respectively.

In the event that Honeywell completes a transfer to a third party in respect of a portion of the remediation liabilities that are within the scope of the Indemnification and Reimbursement Agreement, the Company will be obligated to pay 90% of the amount paid or payable by Honeywell in connection with such liability transfer, less any applicable recoveries. Amounts payable in respect of liability transfers for any given year are paid in the year following the year in which they occur, at the time that the true-up payment is made. If the amounts payable in respect of a liability transfer, together with any true-up payment, exceeds $30 million, such amounts will be made in equal installments, payable on the true-up date and on a monthly basis following the date the true-up payment is due. While any amount in respect of a liability transfer is outstanding, the annual payment by us to Honeywell will be first allocated towards the liabilities described above relating to environmental claims, remediation, hazardous exposure and toxic tort claims arising outside of the scope of the liability transfer, and then towards the liability transfer payment. The amount payable by the Company in respect of (i) any such liability transfers and (ii) the liabilities described above relating to environmental claims, remediation, hazardous exposure and toxic tort claims arising in any given year, will be subject to a cap of $140 million (exclusive of any late payment fees up to 5% per annum).

The scope of our current environmental remediation obligations subject to the Indemnification and Reimbursement Agreement relates to approximately 230 sites or groups of sites that are undergoing environmental remediation under U.S. federal or state law and agency oversight for contamination associated with Honeywell legacy business operations. The ongoing environmental remediation is designed to address contaminants at upland and sediment sites, which include, among others, metals, organic compounds and polychlorinated biphenyls, through a variety of methods, which include, among others, excavation, capping, in-situ stabilization, groundwater treatment and dredging. In addition, our obligations subject to the Indemnification and Reimbursement Agreement will include certain liability with respect to (i) hazardous exposure or toxic tort claims associated with the specified sites that arise after the Spin-Off, if any, (ii) currently unidentified releases of hazardous substances at or associated with the specified sites, (iii) other environmental claims associated with the specified sites and (iv) consequential damages.

Payment amounts under the Indemnification and Reimbursement Agreement will be deferred to the extent that the payment thereof would cause a specified event of default under certain indebtedness, including our principal credit agreement, or cause us to not be compliant with certain financial covenants in certain indebtedness, including our principal credit agreement on a pro forma basis, including the maximum total leverage ratio (ratio of debt to EBITDA, which excludes any amounts owed to Honeywell under the Indemnification and Reimbursement Agreement), and the minimum interest coverage ratio. A 5% late payment fee will accrue on all amounts that are not otherwise entitled to be deferred under the terms of the

Indemnification and Reimbursement Agreement, without prejudice to any other rights that Honeywell may have for late payments. In each calendar quarter, our ability to pay dividends and repurchase capital stock in such calendar quarter will be restricted until any amounts payable under the Indemnification and Reimbursement Agreement in such quarter (including any deferred payment amounts) are paid to Honeywell and we will be required to use available restricted payment capacity under our debt agreements to make payments in respect of any such deferred amounts. Payment of deferred amounts and certain other amounts could cause the amount we are required to pay under the Indemnification and Reimbursement Agreement in respect of liabilities arising in any given calendar year to exceed $140 million (exclusive of any late payment fees up to 5% per annum). All amounts payable under the Indemnification and Reimbursement Agreement will be guaranteed by certain of our subsidiaries that act as guarantors under our principal credit agreement, subject to certain exceptions. Under the Indemnification and Reimbursement Agreement, we will also be subject to certain of the affirmative and negative covenants to which we are subject under our principal credit agreement. Further, pursuant to the Indemnification and Reimbursement Agreement, our ability to (i) amend or replace our principal credit agreement, (ii) enter into another credit agreement and make amendments or waivers thereto, or (iii) enter into or amend or waive any provisions under other agreements, in each case, in a manner that would adversely affect the rights of Honeywell under the Indemnification and Reimbursement Agreement, will be subject to Honeywell’s prior written consent. This consent right will significantly limit our ability to engage in many types of significant transactions on favorable terms (or at all), including, but not limited to, equity and debt financings, liability management transactions, refinancing transactions, mergers, acquisitions, joint ventures and other strategic transactions. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Indemnification and Reimbursement Agreement.”

The Indemnification and Reimbursement Agreement may have material adverse effects on our liquidity and cash flows and on our results of operations, regardless of whether we experience a decline in net sales. The Indemnification and Reimbursement Agreement may also require us to accrue significant long-term liabilities on our consolidated balance sheet, the amounts of which will be dependent on factors outside our control, including Honeywell’s responsibility to manage and determine the outcomes of claims underlying the liabilities. This may have a significant negative impact on the calculation of key financial ratios and other metrics that are important to investors, rating agencies and securities analysts in evaluating our creditworthiness and the value of our securities. Accordingly, our access to capital to fund our operations may be materially adversely affected and the value of your investment in our company may decline. The Indemnification and Reimbursement Agreement also includes other obligations that may impose significant operating and financial restrictions on us and our subsidiaries and limit our ability to engage in actions that may be in our long-term best interests. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Indemnification and Reimbursement Agreement.” Moreover, the payments that we will be required to make to Honeywell pursuant to the Indemnification and Reimbursement Agreement will not be deductible for U.S. federal income tax purposes.

Although we will have access to information regarding these liabilities as we may reasonably request for certain purposes, as well as the ability to participate in periodic standing meetings with Honeywell’s remediation management team responsible for management of the underlying claims, including outside litigation or environmental counsel if necessary, the payment obligations under the Indemnification and Reimbursement Agreement relate to legal proceedings and remediation efforts that we will not control, and we accordingly do not expect to be able to make definitive decisions regarding settlements or other outcomes that could influence our potential related exposure.

Independent of our payments under the Indemnification and Reimbursement Agreement, we will have ongoing liability for certain environmental claims which are part of SpinCo’s going forward business. For the year ended December 31, 2017, these payments totaled $1.1 million.

Our operations and the prior operations of predecessor companies expose us to the risk of material environmental liabilities.

We are subject to potentially material liabilities related to the investigation and cleanup of environmental hazards and to claims of personal injuries or property damages that may arise from hazardous substance releases and exposures. These liabilities arise out of our current and past operations and the operations and properties of predecessor companies (including offsite waste disposal). In connection with the Spin-Off, we intend to enter into an Indemnification and Reimbursement Agreement, pursuant to which we will have an obligation to make cash payments to Honeywell related to certain of Honeywell’s environmental-related liabilities. See “Risks Relating to Our Business—We are subject to risks associated with the Indemnification and Reimbursement Agreement, pursuant to which we will be required to make substantial cash payments to Honeywell, measured in substantial part by reference to estimates by Honeywell of certain of its liabilities.”

We are also subject to potentially material liabilities related to the compliance of our operations with the requirements of various federal, state, local and foreign governments that regulate the discharge of materials into the environment and the generation, handling, storage, treatment and disposal of and exposure to hazardous substances. We believe that, as a general matter, our policies, practices and procedures are properly designed to prevent unreasonable risk of environmental damage and personal injury and that our handling, manufacture, use and disposal of hazardous substances are in accordance with environmental and safety laws and regulations. However, if we are found to be in violation of these laws and regulations, we may be subject to substantial fines, criminal sanctions, trade restrictions, product recalls, public exposure and be required to install costly equipment or make operational changes to achieve compliance with such laws and regulations.

In addition, changes in laws, regulations or government enforcement of policies concerning the environment, the discovery of previously unknown contamination or new technology or information related to individual contaminated sites, the establishment of stricter state or federal toxicity standards with respect to certain contaminants, or the imposition of new clean-up requirements or remedial techniques, could require us to incur additional currently unanticipated costs in the future that would have a negative effect on our business, financial condition, results of operations and cash flows.

We cannot predict with certainty the outcome of litigation matters, government proceedings and other contingencies and uncertainties.

In the ordinary course of business, we may make certain commitments, including representations, warranties and indemnities relating to current and past operations, including those related to divested businesses, and issue guarantees of third party obligations. We are subject to various lawsuits, investigations and disputes arising out of the conduct of our business, including matters relating to commercial transactions, government contracts, product liability, prior acquisitions and divestitures, employee benefit plans, intellectual property, and environmental, health and safety matters. Our potential liabilities are subject to change over time due to new developments, changes in settlement strategy or the impact of evidentiary requirements, and we may become subject to or be required to pay damage awards or settlements that could have an adverse effect on our business, financial condition, results of operations and cash flows. If we were required to make payments, such payments could be significant and could exceed the amounts we have accrued with respect thereto, adversely affecting our business, financial condition, results of operations and cash flows. While we maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover the total amount of all insured claims and liabilities. The incurrence of significant liabilities for which there is no or insufficient insurance coverage could adversely affect our liquidity and financial condition, results of operations and cash flows.

Our effective tax rate will be affected by factors including changes in tax rules, and in the interpretation and application of those rules, in the countries in which we operate.

Our future results of operations could be adversely affected by changes in the effective tax rate as a result of a change in the mix of earnings in countries with differing statutory tax rates, changes in tax laws, regulations and judicial rulings (or changes in the interpretation thereof), changes in generally accepted accounting principles, changes in the valuation of deferred tax assets and liabilities, changes in the amount of earnings permanently reinvested offshore, the results of audits and examinations of previously filed tax returns and continuing assessments of our tax exposures and various other governmental enforcement initiatives. Our tax expense includes estimates of tax reserves and reflects other estimates and assumptions, including assessments of future earnings of the Company which could impact the valuation of our deferred tax assets. Changes in tax laws or regulations, including multi-jurisdictional changes enacted in response to the guidelines provided by the Organization for Economic Co-operation and Development (“OECD”) to address base erosion and profit shifting, and the interpretation and application of comprehensive U.S. tax reform legislation enacted in December of 2017, commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), will increase tax uncertainty and may adversely impact our provision for income taxes. As noted under “—Risks Relating to Our Business—We are subject to risks associated with the Indemnification and Reimbursement Agreement, pursuant to which we will be required to make substantial cash payments to Honeywell, measured by reference to estimates by Honeywell of certain of its liabilities,” the payments that we will be required to make to Honeywell pursuant to the Indemnification and Reimbursement Agreement will not be deductible for U.S. federal income tax purposes.

U.S. federal income tax reform could adversely affect us.

The TCJA made fundamental changes to the U.S. taxation of multinational corporations. Significant changes include the provision of an exemption for certain active foreign earnings (subject to a cap determined by reference to a specified return on tangible assets), a minimum tax on foreign earnings in excess of the cap, expansion of the current anti-deferral rules, and new measures to deter base erosion. The TCJA also introduced a reduction in the corporate tax rate to 21%, repeal of the corporate alternative minimum tax, expensing of certain capital investment, and limitation of the deduction for interest expense. Although the TCJA is generally effective January 1, 2018, U.S. GAAP requires recognition of the tax effects of new legislation during the reporting period that includes the enactment date, which was December 22, 2017. The impact on the year ended December 31, 2017 was, and the impact on future years may be, material to our financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Years Ended December 31, 2017, 2016 and 2015—Tax Expense.” We continue to examine the impact this tax reform legislation may have on our business.

We may be required to make significant cash contributions to the defined benefit pension plans that we intend to sponsor after the Spin-Off.

After the Spin-Off, we intend to sponsor defined benefit pension plans under which certain eligible Company employees will earn pension benefits following the Spin-Off. Plans will be established in several countries including the U.S. The Federal Pension Protection Act of 2006, which is generally applicable to U.S. defined benefit pension plans, generally requires that defined benefit pension plans maintain certain capitalization levels. We are currently still in negotiations related to the U.S. defined benefit pension plan and are not able to estimate the timing or amount of the cash contributions we will be required to make in the future to meet the requirements of applicable law. However, we expect that, as pension liabilities accrue under this defined benefit pension plan, we may be required by law to make future plan contributions that may be material and could adversely affect our business, financial condition, results of operations and cash flows.

Risks Relating to the Spin-Off

If the Spin-Off does not qualify for its intended U.S. tax treatment, Honeywell and its stockholders could incur significant costs.

Completion of the Spin-Off is conditioned on Honeywell’s receipt of separate written opinions from Cleary Gottlieb Steen & Hamilton LLP and KPMG LLP to the effect that the Share Distribution will qualify for non-recognition of gain and loss under Section 355 and related provisions of the Code. Honeywell can waive receipt of either or both tax opinions as a condition to the completion of the Spin-Off.

The opinions do not address any U.S. state or local or foreign tax consequences of the Spin-Off. The opinions assume that the Spin-Off will be completed according to the terms of the Separation and Distribution Agreement and rely on the facts as stated in the Separation and Distribution Agreement, the Tax Matters Agreement, the other ancillary agreements, this Information Statement and a number of other documents. In addition, the opinions are based on certain representations as to factual matters from, and certain covenants by, Honeywell and us. The opinions cannot be relied on if any of the assumptions, representations or covenants are incorrect, incomplete or inaccurate or are violated in any material respect.

The opinions are not binding on the Internal Revenue Service (the “IRS”) or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. If the conclusions expressed in the opinions are challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences of the Spin-Off could be materially less favorable. Honeywell has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the Spin-Off.

If the Spin-Off were determined not to qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code, then a U.S. Holder who receives our common stock in the Share Distribution generally would be treated as receiving a distribution in an amount equal to the fair market value of our common stock received. The distribution would be treated as: (1) a taxable dividend to the extent of the holder’s pro rata share of Honeywell’s current or accumulated earnings and profits; (2) a reduction in the holder’s basis (but not below zero) in Honeywell common stock to the extent the amount received exceeds the holder’s share of Honeywell’s earnings and profits; and (3) taxable gain from the exchange of Honeywell common stock to the extent the amount received exceeds the sum of the holder’s share of Honeywell’s earnings and profits and its basis in its Honeywell common stock. See below and “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off.”

We will agree in the Tax Matters Agreement not to take actions that could affect Honeywell’s tax treatment. The need to comply with these provisions of the Tax Matters Agreement could reduce our strategic and operating flexibility. If we fail to comply with them, or breach representations or covenants made in the Tax Matters Agreement or in connection with the receipt of the tax opinion, we could incur material indemnification obligations to Honeywell, which could adversely affect our business, financial condition, results of operations and cash flows.

If one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Honeywell or SpinCo, directly or indirectly (including through acquisitions of stock after the completion of the Transactions), as part of a plan or series of related transactions that includes the Share Distribution, then the Share Distribution would be taxable to Honeywell, but not to Honeywell stockholders. Current law generally creates a presumption that any direct or indirect acquisition of stock of Honeywell or SpinCo within two years before or after the Share Distribution is part of a plan that includes the Share Distribution, although the parties may be able to rebut that presumption in certain circumstances. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature, and subject to a comprehensive analysis of the facts and circumstances of the particular case. We have entered into covenants not to engage in specified transactions for two years after the Share Distribution without Honeywell’s prior consent (which Honeywell may grant or withhold in its sole discretion), and have agreed to indemnify Honeywell for any costs that it may incur as a result of our failure to comply with those covenants. These obligations may limit our ability to pursue strategic transactions or engage in new business or other transactions, such as a share repurchase program, that may maximize the value of our business, and may discourage or delay a strategic transaction that our shareholders may consider favorable, including limiting our ability to use our equity to raise capital or fund acquisitions. Any payments required under these obligations could be significant and could materially adversely affect our business, financial condition, results of operations and cash flows. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Tax Matters Agreement.”

We intend to agree to numerous restrictions to preserve the non-recognition treatment of the Spin-Off, which may reduce our strategic and operating flexibility.

We intend to agree in the Tax Matters Agreement to covenants and indemnification obligations that address compliance with Section 355 of the Code and are intended to preserve the tax-free nature of the Spin-Off. These covenants will include certain restrictions on our activity for a period of two years following the Spin-Off, unless Honeywell gives its consent for us to take a restricted action, which Honeywell is permitted to grant or withhold at its sole discretion. These covenants and indemnification obligations may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business, and might discourage or delay a strategic transaction that our stockholders may consider favorable. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Tax Matters Agreement.”

Until the separation occurs, Honeywell has sole discretion to change the terms of the separation in ways that may be unfavorable to us.

Until the Spin-Off occurs, the Company will be a wholly-owned subsidiary of Honeywell. Accordingly, Honeywell will effectively have the sole and absolute discretion to determine and change the terms of the separation, including the establishment of the record date for the Share Distribution and the Share Distribution Date. These changes could be unfavorable to us. In addition, the separation and Share Distribution and related transactions are subject to the satisfaction or waiver by Honeywell in its sole discretion of a number of conditions. We cannot assure you that any or all of these conditions will be met. Honeywell may also decide at any time not to proceed with the separation and Share Distribution.

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

We believe that, as an independent, publicly traded company, we will be able to, among other things, design and implement corporate strategies and policies that are better targeted to our business’s areas of strength and differentiation, better focus our financial and operational resources on those specific strategies, create effective incentives for our management and employees that are more closely tied to our business performance, provide investors more flexibility and enable us to achieve alignment with a more natural stockholder base and implement and maintain a capital structure designed to meet our specific needs. We may be unable to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all, for a variety of reasons, including: (i) the completion of the Spin-Off will require significant amounts of our management’s time and effort, which may divert management’s attention from operating and growing our business; (ii) following the Spin-Off, we may be more susceptible to market fluctuations and other adverse events than if it were still a part of Honeywell; and (iii) following the Spin-Off, our businesses will be less diversified than Honeywell’s businesses prior to the separation. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition, results of operations and cash flows could be adversely affected.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly traded company, and we may experience increased costs after the Spin-Off.

We have historically operated as part of Honeywell’s corporate organization, and Honeywell has provided us with various corporate functions. Following the Spin-Off, Honeywell will have no obligation to provide us with assistance other than the transition and other services described under “Certain Relationships and Related Party Transactions—Agreements with Honeywell .” These services do not include every service that we have received from Honeywell in the past, and Honeywell is only obligated to provide the transition services for limited periods following completion of the Spin-Off. The agreements relating to such transition services and to the Spin-Off more generally will be negotiated prior to the Spin-Off, at a time when our business will still be operated by Honeywell. In entering into these agreements the Company will not have an independent board of directors or a management team independent of Honeywell representing its interests while the agreements are being negotiated. It is possible that we might have been able to achieve more favorable terms if the circumstances differed. We will rely on Honeywell to satisfy its performance and payment obligations under any transition services agreements and other agreements related to the Spin-Off, and if Honeywell does not satisfy such obligations, we could incur operational difficulties or losses.

Following the Spin-Off and the cessation of any transition services agreements, we will need to provide internally or obtain from unaffiliated third parties the services we will no longer receive from Honeywell. These services include legal, accounting, information technology, software development, human resources, investor relations and other infrastructure support, the effective and appropriate performance of which are critical to our operations. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from Honeywell. Because our business has historically operated as part of the wider Honeywell organization, we may be unable to successfully establish the infrastructure or implement the changes necessary to operate independently, or may incur additional costs that could adversely affect our business. In particular, our ability to position and market ourselves as a provider of connected home technology could be adversely affected by our loss of access to Honeywell’s development platforms. If we fail to obtain the quality of services necessary to operate effectively or incur greater costs in obtaining these services, our business, financial condition, results of operations and cash flows may be adversely affected.

As we build our information technology infrastructure and transition our data to our own systems, we could incur substantial additional costs and experience temporary business interruptions, and our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the Spin-Off.

Following the Spin-Off, we will install and implement information technology infrastructure to support certain of our business functions, including payment systems, ERP systems, accounting and reporting, manufacturing process control, customer service, inventory control and distribution. We may incur substantially higher costs than currently anticipated as we transition from the existing transactional and operational systems and data centers we currently use as part of Honeywell. Such transition must also comply with applicable personal data privacy laws. See “Risks Relating to Our Business—Risks associated with data privacy issues, including evolving laws and regulations and associated compliance efforts, could adversely affect our business, financial condition, results of operations and cash flows.” If we are unable to transition effectively, we may incur temporary interruptions in business operations. Any delay in implementing, or operational interruptions suffered while implementing, our new information technology infrastructure could disrupt our business and have an adverse effect on our business, financial condition, results of operations and cash flows.

In addition, if we are unable to replicate or transition certain systems, our ability to comply with regulatory requirements could be impaired. As a result of the Spin-Off, we will be directly subject to reporting and other obligations under the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Beginning with our second required Annual Report on Form 10-K, we intend to comply with Section 404 of the Sarbanes Oxley Act of 2002, as amended (the “Sarbanes Oxley Act”), which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These reporting and other obligations may place significant demands on management, administrative and operational resources, including accounting systems and resources.

The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. Under the Sarbanes Oxley Act, we are required to maintain effective disclosure controls and procedures and internal controls over financial reporting. To comply with these requirements, we may need to upgrade our systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur additional annual expenses for the purpose of addressing these, and other public-company reporting, requirements. If we are unable to upgrade our financial and management controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have an adverse effect on our business, financial condition, results of operations and cash flow. See “—Risks Relating to Our Common Stock and the Securities Market.”

We expect to incur new indebtedness concurrently with or prior to the Share Distribution, and the degree to which we will be leveraged following completion of the Share Distribution could adversely affect our business, financial condition and results of operations.

In connection with the Spin-Off, we expect to incur substantial indebtedness in an aggregate principal amount of approximately $1,225 million in the form of senior secured term loans and senior unsecured notes, the net proceeds of which will be received by Honeywell substantially concurrently with the consummation of the Spin-Off. We also intend to enter into a revolving credit facility to be available for our working capital and other cash needs in an aggregate committed amount of $350 million.

We have historically relied upon Honeywell to fund our working capital requirements and other cash requirements. After the Share Distribution, we will not be able to rely on the earnings, assets or cash flow of Honeywell, and Honeywell will not provide funds to finance our working capital or other cash requirements. As a result, after the Share Distribution, we will be responsible for servicing our own debt and obtaining and maintaining sufficient working capital and other funds to satisfy our cash requirements. After the Spin-Off, our access to and cost of debt financing will be different than it would have been as a part of Honeywell. Differences in access to and cost of debt financing may result in differences in the interest rate charged to us on financings, as well as the amount of indebtedness, types of financing structures and debt markets that may be available to us.

Our ability to make payments on and to refinance our indebtedness, including the debt incurred in connection with the Spin-Off, as well as any future debt that we may incur, will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, as well as the risk factors set forth herein.

The terms of the new indebtedness we expect to incur concurrently in connection with the Share Distribution will restrict our current and future operations, particularly our ability to incur debt that we may need to fund initiatives in response to changes in our business, the industries in which we operate, the economy and governmental regulations.

We expect that the terms of the indebtedness we expect to incur in connection with the Share Distribution will include a number of restrictive covenants that impose significant operating and financial restrictions on us and our subsidiaries and limit our ability to engage in actions that may be in our long-term best interests. These may restrict our and our subsidiaries’ ability to take some or all of the following actions:

•	incur or guarantee additional indebtedness or sell disqualified or preferred stock;

•	pay dividends on, make distributions in respect of, repurchase or redeem capital stock;

•	make investments or acquisitions;

•	sell, transfer or otherwise dispose of certain assets;

•	create liens;

•	enter into sale/leaseback transactions;

•	enter into agreements restricting the ability to pay dividends or make other intercompany transfers;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our or our subsidiaries’ assets;

•	enter into transactions with affiliates;

•	prepay, repurchase or redeem certain kinds of indebtedness;

•	issue or sell stock of our subsidiaries; and/or

•	significantly change the nature of our business.

Furthermore, the lenders of this indebtedness may require that we pledge our assets as collateral as security for our repayment obligations or that we abide by certain financial or operational covenants. Our ability to comply with such covenants and restrictions may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. A breach of any of these covenants, if applicable, could result in an event of default under the terms of this indebtedness. If an event of default occurred, the lenders would have the right to accelerate the repayment of such debt, and the event of default or acceleration could result in the acceleration of the repayment of any other debt to which a cross-default or cross-acceleration provision applies. We might not have, or be able to obtain, sufficient funds to make these accelerated payments, and lenders could then proceed against any collateral. Any subsequent replacement of the agreements governing such indebtedness or any new indebtedness could have similar or greater restrictions. The occurrence and ramifications of an event of default could adversely affect our business, financial condition, results of operations and cash flows. Moreover, as a result of all of these restrictions, we may be limited in how we conduct our business and pursue our strategy, unable to raise additional debt financing to operate during general economic or business downturns or unable to compete effectively or to take advantage of new business opportunities.

The commercial and credit environment may adversely affect our access to capital.

Our ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for our products or in the solvency of our customers or suppliers or if there are other significantly unfavorable changes in economic conditions. Volatility in the world financial markets could increase borrowing costs or affect our ability to access the capital markets. These conditions may adversely affect our ability to obtain targeted credit ratings prior to and following the Spin-Off.

Our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that our financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them.

Some of our customers, prospective customers, suppliers or other companies with whom we conduct business may need assurances that the Company’s financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing or continuing to do business with them. Any failure of parties to be satisfied with our financial stability could have an adverse effect on our business, financial condition, results of operations and cash flows.

We may have potential business conflicts of interest with Honeywell with respect to our past and ongoing relationships.

Conflicts of interest may arise with Honeywell in a number of areas relating to our past and ongoing relationships, including:

•	labor, tax, employee benefit, indemnification and other matters arising from our separation from Honeywell;

•	intellectual property matters;

•	employee recruiting and retention; and

•	business combinations involving our Company.

We may not be able to resolve any potential conflicts, and, even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated party

Following the Spin-Off, certain of our directors and employees may have actual or potential conflicts of interest because of their financial interests in Honeywell.

Because of their current or former positions with Honeywell, certain of our expected executive officers and directors, including the chairman of the Board, own equity interests in Honeywell. Continuing ownership of Honeywell shares and equity awards could create, or appear to create, potential conflicts of interest if the Company and Honeywell face decisions that could have implications for both the Company and Honeywell.

Risks Relating to Our Common Stock and the Securities Market

No market for our common stock currently exists and an active trading market may not develop or be sustained after the Spin-Off. Following the Spin-Off our stock price may fluctuate significantly.

There is currently no public market for our common stock. Following the Spin-Off, we intend to list our common stock on a national securities exchange. We anticipate that before the Share Distribution Date, trading of shares of our common stock will begin on a “when-issued” basis and this trading will continue up to and including the Share Distribution Date. However, an active trading market for our common stock may not develop as a result of the Spin-Off or may not be sustained in the future. The lack of an active market may make it more difficult for stockholders to sell our shares and could lead to our share price being depressed or volatile.

We cannot predict the prices at which our common stock may trade after the Spin-Off or whether the combined market value of a share of our common stock and a share of Honeywell’s common stock will be less than, equal to or greater than the market value of a share of Honeywell common stock prior to the Spin-Off. The market price of our common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in our results of operations due to factors related to our business;

•	success or failure of our business strategies;

•	competition and industry capacity;

•	changes in interest rates and other factors that affect earnings and cash flow;

•	our level of indebtedness, our ability to make payments on or service our indebtedness and our ability to obtain financing as needed;

•	our indemnification obligations to Honeywell;

•	our ability to retain and recruit qualified personnel;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the failure of securities analysts to cover, or positively cover, our common stock after the Spin-Off;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	investor perception of our Company and our industry;

•	overall market fluctuations unrelated to our operating performance;

•	results from any material litigation or government investigation;

•	changes in laws and regulations (including tax laws and regulations) affecting our business;

•	changes in capital gains taxes and taxes on dividends affecting stockholders; and

•	general economic conditions and other external factors.

Furthermore, our business profile and market capitalization may not fit the investment objectives of some Honeywell stockholders and, as a result, these Honeywell stockholders may sell their shares of our common stock after the Share Distribution. See “—Substantial sales of our common stock may occur in connection with the Spin-Off, which could cause our stock price to decline.” Low trading volume for our stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on our stock price volatility.

Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against the Company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Substantial sales of our common stock may occur in connection with the Spin-Off, which could cause our stock price to decline.

Honeywell stockholders receiving shares of our common stock in the Share Distribution generally may sell those shares immediately in the public market. It is likely that some Honeywell stockholders, including some of its larger stockholders, will sell their shares of our common stock received in the Share Distribution if, for reasons such as our business profile or market capitalization as an independent company, we do not fit their investment objectives, or, in the case of index funds, we are not a participant in the index in which they are investing. The sales of significant amounts of our common stock or the perception in the market that such sales might occur may decrease the market price of our common stock.

Our ability to pay cash dividends to our stockholders is subject to the discretion of our Board and may be limited by the terms of our indebtedness and the Indemnification and Reimbursement Agreement; there is no guarantee we will initiate dividends, or that once initiated, that we will continue paying dividends.

Subject to the sole discretion of our Board and the considerations discussed below, once the Spin-Off is effective, we anticipate paying cash dividends on our common stock. However, our Board may in its sole discretion, change the amount or frequency of dividends or discontinue the payment of dividends entirely. The Board’s decisions regarding the payment of dividends will depend on consideration of many factors, such as our financial condition, earnings, sufficiency of distributable reserves, opportunities to retain future earnings for use in the operation of our business and to fund future growth, capital requirements, debt service obligations, obligations under the Indemnification and Reimbursement Agreement, legal requirements, regulatory constraints and other factors that the Board deems relevant. Additionally, the terms of the indebtedness we intend to incur in connection with the Spin-Off, obligations under the Indemnification and Reimbursement Agreement and other amounts owed to Honeywell under the Transition Services, Tax Matters, Employee Matters, Trademark License and Patent Cross-License Agreements, will limit our ability to pay cash dividends. As a consequence, there is no guarantee that any dividends will be declared on our common stock by our Board, or if so declared, will be continued in the future. For more information, see “Dividend Policy.”

Your percentage ownership in the Company may be diluted in the future.

Your percentage ownership in the Company may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we will be granting to our directors, officers and other employees. We expect to have one or more equity compensation plans that will provide for the grant of common stock-based equity awards to our directors, officers and other employees. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock. In particular, prior to the Spin-Off, we expect our Board to adopt, and Honeywell, as our sole shareholder, to approve, the 2018 Stock Incentive Plan of SpinCo and its Affiliates (the “Equity Plan”) for the benefit of certain of our current and future employees and other service providers, as well as an equity plan for our non-employee directors.

In addition, our Amended and Restated Certificate of Incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common stock with respect to dividends and distributions, as our Board may generally determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of preferred stock the right to elect some number of the members of our Board in all events or upon the happening of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that we could assign to holders of preferred stock could affect the residual value of our common stock. See “Description of Our Capital Stock.”

From time-to-time, SpinCo may opportunistically evaluate and pursue acquisition opportunities, including acquisitions for which the consideration thereof may consist partially or entirely of newly-issued shares of SpinCo common stock and, therefore, such transactions, if consummated, would dilute the voting power and/or reduce the value of our common stock. We intend to issue debt securities in connection with the Spin-Off that will not be convertible into equity securities of SpinCo and therefore will not have a dilutive effect on SpinCo common stockholders’ percentage ownership in SpinCo.

The rights associated with the Company’s common stock will differ from the rights associated with Honeywell common stock.

Upon completion of the Share Distribution, the rights of Honeywell stockholders who become Company stockholders will be governed by the Amended and Restated Certificate of Incorporation of the Company and by Delaware law. The rights associated with Honeywell shares are different from the rights associated with Company shares. Material differences between the rights of stockholders of Honeywell and the rights of stockholders of the Company include differences with respect to, among other things, the removal of directors, the convening of annual meetings of stockholders and special stockholder meetings, stockholder approval of certain transactions, anti-takeover measures and provisions relating to the ability to amend the certificate of incorporation. See “Description of Our Capital Stock—Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws” for more information.

Certain provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and Delaware law may discourage takeovers.

Several provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and Delaware law may discourage, delay or prevent a merger or acquisition. These include, among others, provisions that:

•	provide for staggered terms for directors on our board for a period following the Spin-Off;

•

do not permit our stockholders to act by written consent and require that stockholder action must take place at an annual or special meeting of our stockholders, in each case except as such rights may otherwise be provided to holders of preferred stock;

•	establish advance notice requirements for stockholder nominations and proposals;

•	limit the persons who may call special meetings of stockholders; and

•	limit our ability to enter into business combination transactions.

These and other provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and Delaware law may discourage, delay or prevent certain types of transactions involving an actual or a threatened acquisition or change in control of the Company, including unsolicited takeover attempts, even though the transaction may offer our stockholders the opportunity to sell their shares of our common stock at a price above the prevailing market price. See “Description of Our Capital Stock” for more information.

Our Amended and Restated Certificate of Incorporation will designate the courts of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our Amended and Restated Certificate of Incorporation will provide that, in all cases to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Company to the Company or the Company’s stockholders, any action asserting a claim arising pursuant to the Delaware General Corporate Law (“DGCL”) or as to which the DGCL confers jurisdiction on the Court of Chancery located in the State of Delaware or any action asserting a claim governed by the internal affairs doctrine or any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. However, if the Court of Chancery within the State of Delaware does not have jurisdiction, the action may be brought in any other state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and to have consented to these provisions. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Amended and Restated Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired and investors’ views of us could be harmed.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, with auditor attestation of the effectiveness of our internal controls, beginning with our second required annual report on Form 10-K. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of shares of common stock could decline and we could be subject to sanctions or investigations by the U.S. Securities and Exchange Commission (the “SEC”) or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer, and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors as required under Section 404 of the Sarbanes-Oxley Act. Moreover, we cannot be certain that these measures would ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we were to conclude, and our auditors were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, because of its inherent limitations, internal control over financial reporting might not prevent or detect fraud or misstatements. This, in turn, could have an adverse impact on trading prices for our shares of common stock, and could adversely affect our ability to access the capital markets. See “—Risks Relating to the Spin-Off—As we build our information technology infrastructure and transition our data to our own systems, we could incur substantial additional costs and experience temporary business interruptions, and our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the Spin-Off.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Information Statement contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “continues,” “believes,” “may,” “will,” “goals” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Although we believe that the forward-looking statements contained in this Information Statement are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:

•	lack of operating history as an independent, publicly traded company and unreliability of historical combined financial information as an indicator of our future results;

•	the level of competition from other companies;

•	ability to successfully develop new technologies and introduce new products;

•	changes in prevailing global and regional economic conditions;

•	natural disasters or inclement or hazardous weather conditions, including, but not limited to cold weather, flooding, tornadoes and the physical impacts of climate change;

•	failure to achieve and maintain a high level of product and service quality;

•	ability to operate as an independent publicly traded company without certain benefits available to us as a part of Honeywell;

•	dependence upon investment in information technology;

•	failure or inability to comply with the GDPR;

•	technical difficulties or failures;

•	work stoppages, other disruptions, or the need to relocate any of our facilities;

•	economic, political, regulatory, foreign exchange and other risks of international operations;

•	changes in legislation or government regulations or policies;

•	our growth strategy is dependent on expanding our distribution business;

•	inability to obtain necessary production equipment or replacement parts;

•

the significant failure or inability to comply with the specifications and manufacturing requirements of our OEM customers or by increases or decreases to the inventory levels maintained by our customers;

•	difficulty collecting receivables;

•	the failure to protect our intellectual property or allegations that we have infringed the intellectual property of others;

•	our inability to maintain intellectual property agreements;

•	the failure to increase productivity through sustainable operational improvements;

•	inability to grow successfully through future acquisitions;

•	inability to recruit and retain qualified personnel;

•	the operational constraints and financial distress of third parties;

•	changes in the price and availability of raw materials that we use to produce our products;

•	labor disputes;

•	our ability to borrow funds and access capital markets;

•	the amount of our obligations pursuant to the Indemnification and Reimbursement Agreement;

•	potential material environmental liabilities;

•	potential material losses and costs as a result of warranty claims, including product recalls, and product liability actions that may be brought against us;

•	potential material litigation matters;

•	unforeseen U.S. federal income tax and foreign tax liabilities;

•	U.S. federal income tax reform;

•	the potential suspension in the future of our dividend program; and

•	certain factors discussed elsewhere in this Information Statement.

These and other factors are more fully discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in this Information Statement. These risks could cause actual results to differ materially from those implied by forward-looking statements in this Information Statement. Even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this Information Statement, those results or developments may not be indicative of results or developments in subsequent periods.

Any forward-looking statements made by us in this Information Statement speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

THE SPIN-OFF

Background

On October 10, 2017, Honeywell announced plans for the complete legal and structural separation of the Business from Honeywell. To effect the separation, Honeywell is undertaking the Reorganization Transactions described under “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Separation and Distribution Agreement.”

Following the Reorganization Transactions, Honeywell will distribute all of its equity interest in us, consisting of all of the outstanding shares of our common stock, to holders of Honeywell’s common stock on a pro rata basis. Following the Spin-Off, Honeywell will not own any equity interest in us, and we will operate independently from Honeywell. No approval of Honeywell’s stockholders is required in connection with the Spin-Off, and Honeywell’s stockholders will not have any appraisal rights in connection with the Spin-Off.

Completion of the Spin-Off is subject to the satisfaction, or the Honeywell Board’s waiver, to the extent permitted by law, of a number of conditions. In addition, Honeywell may at any time until the Share Distribution decide to abandon the Share Distribution or modify or change the terms of the Share Distribution. For a more detailed discussion, see “The Spin-Off —Conditions to the Spin-Off.”

Aspects of the Spin-Off may increase the risks associated with ownership of shares of SpinCo. In connection with the Spin-Off, we expect to incur substantial indebtedness in an aggregate principal amount of approximately $1,225 million in the form of senior secured term loans and senior unsecured notes, the net proceeds of which will be received by Honeywell substantially concurrently with the consummation of the Spin-Off. We also intend to enter into a revolving credit facility to be available for our working capital and other cash needs in an aggregate committed amount of $350 million. In addition, we intend to enter into an Indemnification and Reimbursement Agreement, pursuant to which we will have an obligation to make cash payments to Honeywell related to certain of Honeywell’s environmental-related liabilities. Furthermore, as an independent entity we may lose some of the benefits of purchasing power, borrowing leverage and available capital for investments associated with being part of a larger entity. See “Risk Factors” in this Information Statement.

Reasons for the Spin-Off

In 2017, the Honeywell Board authorized a review of Honeywell’s business portfolio and capital allocation options, with the goal of enhancing stockholder value. As part of its review process, Honeywell evaluated a range of potential structural alternatives in addition to the Spin-Off, including opportunities for dispositions, acquisitions, business combinations and separations. Honeywell considered a number of factors, including the strategic clarity and flexibility for Honeywell and SpinCo after the Spin-Off, the ability of SpinCo to compete and operate efficiently and effectively (including SpinCo’s ability to retain and attract management talent) after the Spin-Off, the financial profile of SpinCo and the potential reaction of investors. As a result of this review, Honeywell identified differences in operations, strategic focus and growth drivers of Honeywell’s business and the Business, including that the Business would not fully utilize synergies across the Honeywell portfolio in areas such as shared technology platforms, operational levers and Honeywell business and corporate synergies. In addition, a number of the characteristics of the SpinCo businesses differ significantly from those of the remaining Honeywell operations. Products is one of the few businesses within Honeywell focused on individual consumer markets and primarily serves the residential market, while Distribution is the only business in Honeywell entirely focused on distribution. As a result of the focus on these end markets, SpinCo utilizes a different business model than Honeywell, which includes targeted investments in consumer marketing for the Products segment and investments in expanding product categories and geographies in the Distribution business. In reaching the decision to separate the Business, the Honeywell Board concluded that the separation of the Business from the remainder of Honeywell as a stand-alone, public company is the most attractive alternative for enhancing stockholder value.

As a result of this evaluation, Honeywell determined that proceeding with the Spin-Off would be in the best interests of Honeywell and its stockholders. Honeywell considered the following potential benefits of this approach:

•

Enhanced Strategic and Operational Focus. Following the Spin-Off, Honeywell and SpinCo will each have a more focused business and be better able to dedicate financial, management and other resources to leverage their respective areas of strength and differentiation. Each company will pursue appropriate growth opportunities and execute strategic plans best suited to address the distinct market trends and opportunities for its business. SpinCo plans to focus on leadership in attractive products invest selectively in growth areas, ensure continued operational discipline and capture transformative productivity.

•

Simplified Organizational Structure and Resources. The Spin-Off will allow the management of each of Honeywell and SpinCo to devote their time and attention to the development and implementation of corporate strategies and policies that are based primarily on the specific business characteristics of their respective companies. Each company will be able to adapt faster to clients’ changing needs, address specific market dynamics, target innovation and investments in select growth areas and accelerate decision-making processes.

•

Distinct and Clear Financial Profiles and Compelling Investment Cases. Investment in one company or the other may appeal to investors with different goals, interests and concerns. The Spin-Off will allow investors to make independent investment decisions with respect to Honeywell and SpinCo and may result in greater alignment between the interests of SpinCo’s stockholder base and the characteristics of SpinCo’s business, capital structure and financial results.

•

Performance Incentives. We believe that the Spin-Off will enable SpinCo to create incentives for its management and employees that are more closely tied to its business performance and stockholder expectations. SpinCo’s equity-based compensation arrangements will more closely align the interests of SpinCo’s management and employees with the interests of its stockholders and should increase SpinCo’s ability to attract and retain personnel.

•

Capital Structure. The Spin-Off will enable each of Honeywell and SpinCo to leverage its distinct growth profile and cash flow characteristics to optimize its capital structure and capital allocation strategy.

In determining whether to effect the Spin-Off, Honeywell considered the costs and risks associated with the transaction, including the costs associated with preparing SpinCo to become an independent, publicly traded company, the risk of volatility in our stock price immediately following the Spin-Off due to sales by Honeywell’s stockholders whose investment objectives may not be met by our common stock, the time it may take for us to attract our optimal stockholder base, the possibility of disruptions in our business as a result of the Spin-Off, the risk that the combined trading prices of our common stock and Honeywell’s common stock after the Spin-Off may drop below the trading price of Honeywell’s common stock before the Spin-Off and the loss of synergies and scale from operating as one company. Notwithstanding these costs and risks, taking into account the factors discussed above, Honeywell determined that the Spin-Off provided the best opportunity to achieve the above benefits and enhance stockholder value. Except with respect to taxes, which will be addressed by the Tax Matters Agreement, Honeywell will pay substantially all of the third party fees, costs and expenses associated with the Spin-Off incurred before and in connection with the consummation of the Spin-Off, and each of Honeywell and the Company generally will bear its own third party fees, costs and expenses associated with the Spin-Off incurred after the consummation of the Spin-Off.

Also as a result of this evaluation, Honeywell determined that proceeding with the Garrett Spin-Off would be in the best interests of Honeywell and its stockholders. The Garrett Spin-Off is being undertaken independently from the Spin-Off of our Company and you should receive a separate Information Statement with respect to the Garrett Spin-Off. The Garrett Spin-Off is separate from the Spin-Off of our Company and neither spin-off is conditioned upon completion of the other.

When and How You Will Receive SpinCo Shares

Honeywell will distribute to its stockholders, as a pro rata dividend,                 shares of our common stock for every share of Honeywell common stock outstanding as of                , 2018, the Record Date of the Share Distribution.

Prior to the Share Distribution, Honeywell will deliver all of the issued and outstanding shares of our common stock to the distribution agent. Broadridge Financial Solutions will serve as distribution agent in connection with the Share Distribution and Equiniti Shareowner Services will serve as transfer agent and registrar for our common stock.

If you own Honeywell common stock as of the close of business on                , 2018, the shares of our common stock that you are entitled to receive in the Share Distribution will be issued to your account as follows:

•

Registered stockholders. If you own your shares of Honeywell common stock directly through Honeywell’s transfer agent, you are a registered stockholder. In this case, the distribution agent will credit the whole shares of our common stock you receive in the Share Distribution by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders, as is the case in the Share Distribution. You will be able to access information regarding your book-entry account for SpinCo shares at                    or by calling                    .

Commencing on or shortly after the Share Distribution Date, the distribution agent will mail to you an account statement that indicates the number of whole shares of our common stock that have been registered in book-entry form in your name. We expect it will take the distribution agent up to two weeks after the Share Distribution Date to complete the distribution of the shares of our common stock and mail statements of holding to all registered stockholders.

•

“Street name” or beneficial stockholders. If you own your shares of Honeywell common stock beneficially through a bank, broker or other nominee, the bank, broker or other nominee holds the shares in “street name” and records your ownership on its books. In this case, your bank, broker or other nominee will credit your account with the whole shares of our common stock that you receive in the Share Distribution on or shortly after the Share Distribution Date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”

If you sell any of your shares of Honeywell common stock on or before the Share Distribution Date, the buyer of those shares may in some circumstances be entitled to receive the shares of our common stock to be distributed in respect of the Honeywell shares you sold. See “The Spin-Off—Trading Prior to the Share Distribution Date” for more information.

We are not asking Honeywell stockholders to take any action in connection with the Spin-Off. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your shares of Honeywell common stock for shares of our common stock. The number of outstanding shares of Honeywell common stock will not change as a result of the Spin-Off.

Treatment of Fractional Shares

The distribution agent will not distribute any fractional shares of our common stock in connection with the Spin-Off. Instead, the distribution agent will aggregate all fractional shares into whole shares and sell the whole shares in the open market at prevailing market prices on behalf of Honeywell stockholders entitled to receive a fractional share. The distribution agent will then distribute the aggregate cash proceeds of the sales, net of brokerage fees, transfer taxes and other costs, pro rata to these holders (net of any required withholding for taxes applicable to each holder). We anticipate that the distribution agent will make these sales in the “when-issued” market, and “when-issued” trades will generally settle within two trading days following the Share Distribution Date. See “The Spin-Off—Trading Prior to the Share Distribution Date” for additional information regarding “when-issued” trading. The distribution agent will, in its sole discretion, without any influence by Honeywell or us, determine when, how, through which broker-dealer and at what price to sell the whole shares. The distribution agent is not, and any broker-dealer used by the distribution agent will not be, an affiliate of either Honeywell or us.

The distribution agent will send a check to each registered holder of Honeywell common stock entitled to a fractional share in the cash amount deliverable in lieu of that holder’s fractional share as soon as practicable following the Share Distribution Date. We expect the distribution agent to take about two weeks after the Share Distribution Date to complete the distribution of cash in lieu of fractional shares to Honeywell stockholders. If you hold your shares through a bank, broker or other nominee, your bank, broker or nominee will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales. No interest will be paid on any cash you receive in lieu of a fractional share. The cash you receive in lieu of a fractional share will generally be taxable to you for U.S. federal income tax purposes. See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” below for more information.

Material U.S. Federal Income Tax Consequences of the Spin-Off

Consequences to Holders of Honeywell common stock

The following is a summary of the material U.S. federal income tax consequences to holders of Honeywell common stock in connection with the Distribution. This summary is based on the Code, the Treasury Regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this Information Statement and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	persons who acquired Honeywell common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	stockholders who own, or are deemed to own, 10% or more, by voting power or value, of Honeywell equity;

•	stockholders owning Honeywell common stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the United States;

•	stockholders who are subject to the alternative minimum tax;

•	persons who are subject to special accounting rules under Section 451(b) of the Code;

•	persons who own Honeywell common stock through partnerships or other pass-through entities; or

•	persons who hold Honeywell common stock through a tax-qualified retirement plan.

This summary does not address any U.S. state or local or foreign tax consequences or any estate, gift or other non-income tax consequences.

If a partnership, or any other entity treated as a partnership for U.S. federal income tax purposes, holds Honeywell common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to its tax consequences.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE SHARE DISTRIBUTION.

General

Completion of the Spin-Off is conditioned upon Honeywell’s receipt of written opinions from Cleary Gottlieb Steen & Hamilton LLP and KPMG LLP to the effect that the Distribution will qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code. The opinions will be based on the assumption that, among other things, the representations made, and information submitted, in connection with it are accurate. If the Distribution qualifies for this treatment and subject to the qualifications and limitations set forth herein (including the discussion below relating to the receipt of cash in lieu of fractional shares), for U.S. federal income tax purposes:

•	no gain or loss will be recognized by, or be includible in the income of, a holder as a result of the Distribution, except with respect to any cash received in lieu of fractional shares;

•

the aggregate tax basis of the Honeywell common stock and our common stock held by each holder immediately after the Distribution will be the same as the aggregate tax basis of the Honeywell common stock held by that holder immediately before the Distribution, allocated between the Honeywell common stock and our common stock in proportion to their relative fair market values on the date of the Distribution (subject to reduction upon the deemed sale of any fractional shares, as described below); and

•	the holding period of our common stock received by each Holder will include the holding period of its Honeywell common stock.

The opinions will not address any U.S. state or local or foreign tax consequences of the Spin-Off. The opinions will assume that the Spin-Off will be completed according to the terms of the Separation and Distribution Agreement and will rely on the facts as stated in the Separation and Distribution Agreement, the Tax Matters Agreement, the other ancillary agreements, this Information Statement and a number of other documents. In addition, the opinions will be based on certain representations as to factual matters from, and certain covenants by, Honeywell and us. The opinions cannot be relied on if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or are violated in any material respect.

The opinions will not be binding on the IRS or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. If the conclusions expressed in the opinions are challenged by the IRS, and if the IRS prevails in that challenge, the tax consequences of the Spin-Off could be materially less favorable. Honeywell has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the Spin-Off.

If the Distribution were determined not to qualify for non-recognition of gain or loss, the above consequences would not apply and each holder who receives our common stock in the Distribution would generally be treated as receiving a distribution in an amount equal to the fair market value of our common stock received, which would generally result in:

•	a taxable dividend to the extent of the holder’s pro rata share of Honeywell’s current or accumulated earnings and profits;

•	a reduction in the holder’s basis (but not below zero) in Honeywell common stock to the extent the amount received exceeds the holder’s share of Honeywell’s earnings and profits; and

•

a taxable gain from the exchange of Honeywell common stock to the extent the amount received exceeds the sum of the holder’s share of Honeywell’s earnings and profits and its basis in its Honeywell common stock.

Cash in Lieu of Fractional Shares

If a holder receives cash in lieu of a fractional share of common stock as part of the Distribution, the holder will be treated as though it first received a distribution of the fractional share in the Distribution and then sold it for the amount of cash actually received. The holder generally will recognize capital gain or loss measured by the difference between the cash received for such fractional share and the holder’s tax basis in that fractional share, as determined above. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the Honeywell common stock is more than one year on the date of the Distribution.

Payments of cash in lieu of a fractional share of our common stock may, under certain circumstances, be subject to “backup withholding,” unless a holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Corporations will generally be exempt from backup withholding, but may be required to provide a certification to establish their entitlement to the exemption. Backup withholding is not an additional tax, and it may be refunded or credited against a holder’s U.S. federal income tax liability if the required information is timely supplied to the IRS.

Consequences to Honeywell

The following is a summary of the material U.S. federal income tax consequences to Honeywell in connection with the Spin-Off that may be relevant to holders of Honeywell common stock.

As discussed above, completion of the Spin-Off is conditioned upon Honeywell’s receipt of written opinions from Cleary Gottlieb Steen & Hamilton LLP and KPMG LLP to the effect that the Distribution will qualify for nonrecognition of gain or loss under Section 355 and related provisions of the Code. If the Distribution qualifies for nonrecognition of gain or loss under Section 355 and related provisions of the Code, then Honeywell generally will not recognize gain or loss as a result of the Distribution. The opinions are subject to the qualifications and limitations as are set forth above under “—Consequences to U.S. Holders of Honeywell common stock.”

If the Distribution were determined not to qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code, then Honeywell would recognize gain equal to the excess of the fair market value of our common stock distributed to Honeywell stockholders over Honeywell’s tax basis in our common stock.

Results of the Spin-Off

After the Spin-Off, we will be an independent, publicly traded company. Immediately following the Spin-Off, we expect to have approximately                shares of our common stock outstanding, based on the number of Honeywell stockholders and shares of Honeywell common stock outstanding on                 , 2018. The actual number of shares of our common stock Honeywell will distribute in the Spin-Off will depend on the actual number of shares of Honeywell common stock outstanding on the Record Date, which will reflect any issuance of new shares or exercises of outstanding options pursuant to Honeywell’s equity plans, and any repurchase of Honeywell shares by Honeywell under its common stock repurchase program, on or prior to the Record Date. Shares of Honeywell common stock held by Honeywell as treasury shares will not be considered outstanding for purposes of, and will not be entitled to participate in the Share Distribution. The Spin-Off will not affect the number of outstanding shares of Honeywell common stock or any rights of Honeywell stockholders. However, following the Share Distribution, the equity value of Honeywell will no longer reflect the value of the Business. There can be no assurance that the combined trading prices of the Honeywell common stock and our common stock will equal or exceed what the trading price of Honeywell common stock would have been in absence of the Spin-Off.

Before our separation from Honeywell, we intend to enter into a Separation and Distribution Agreement and several other agreements with Honeywell related to the Spin-Off. These agreements will govern the relationship between us and Honeywell up to and after completion of the Spin-Off and allocate between us and Honeywell various assets, liabilities, rights and obligations, including employee benefits, environmental, intellectual property and tax-related assets and liabilities. We describe these arrangements in greater detail under “Certain Relationships And Related Party Transactions—Agreements with Honeywell.”

Listing and Trading of Our Common Stock

As of the date of this Information Statement, we are a wholly owned subsidiary of Honeywell. Accordingly, no public market for our common stock currently exists, although a “when-issued” market in our common stock may develop prior to the Share Distribution. See “The Spin-Off—Trading Prior to the Share Distribution Date” below for an explanation of a “when-issued” market. We intend to apply to list our shares of common stock on the                 under the symbol “                .” Following the Spin-Off, Honeywell common stock will continue to trade on the New York Stock Exchange under the symbol “HON.”

Neither we nor Honeywell can assure you as to the trading price of Honeywell common stock or our common stock after the Spin-Off, or as to whether the combined trading prices of our common stock and the Honeywell common stock after the Spin-Off will equal or exceed the trading prices of Honeywell common stock prior to the Spin-Off. The trading price of our common stock may fluctuate significantly following the Spin-Off.

The shares of our common stock distributed to Honeywell stockholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder.

Trading Prior to the Share Distribution Date

We expect a “when-issued” market in our common stock to develop as early as one trading day prior to the Record Date for the Share Distribution and continue up to and including the Share Distribution Date. “When-issued” trading refers to a sale or purchase made conditionally on or before the Share Distribution Date because the securities of the spun-off entity have not yet been distributed. If you own shares of Honeywell common stock at the close of business on the Record Date, you will be entitled to receive shares of our common stock in the Share Distribution. You may trade this entitlement to receive shares of our common stock, without the shares of Honeywell common stock you own, on the “when-issued” market. We expect “when-issued” trades of our common stock to settle within two trading days after the Share Distribution Date. On the first trading day following the Share Distribution Date, we expect that “when-issued” trading of our common stock will end and “regular-way” trading will begin.

We also anticipate that, as early as one trading day prior to the Record Date and continuing up to and including the Share Distribution Date, there will be two markets in Honeywell common stock: a “regular-way” market and an “ex-distribution” market. Shares of Honeywell common stock that trade on the regular-way market will trade with an entitlement to receive shares of our common stock in the Share Distribution. Shares that trade on the ex-distribution market will trade without an entitlement to receive shares of our common stock in the Share Distribution. Therefore, if you sell shares of Honeywell common stock in the regular-way market up to and including the Share Distribution Date, you will be selling your right to receive shares of our common stock in the Share Distribution. However, if you own shares of Honeywell common stock at the close of business on the Record Date and sell those shares on the ex-distribution market up to and including the Share Distribution Date, you will still receive the shares of our common stock that you would otherwise be entitled to receive in the Share Distribution.

If “when-issued” trading occurs, the listing for our common stock is expected to be under a trading symbol different from our regular-way trading symbol. We will announce our “when-issued” trading symbol when and if it becomes available. If the Spin-Off does not occur, all “when-issued” trading will be null and void.

Conditions to the Spin-Off

We expect that the Spin-Off will be effective on the Share Distribution Date, provided that the following conditions shall have been satisfied or waived by Honeywell:

•

the Honeywell Board shall have approved the Reorganization Transactions and Share Distribution and not withdrawn such approval, and shall have declared the dividend of our common stock to Honeywell stockholders;

•	the ancillary agreements contemplated by the Separation and Distribution Agreement shall have been executed by each party to those agreements;

•

the SEC shall have declared effective our Registration Statement on Form 10, of which this Information Statement is a part, under the Exchange Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•	our common stock shall have been accepted for listing on a national securities exchange approved by Honeywell, subject to official notice of issuance;

•

Honeywell shall have received the written opinion of Cleary Gottlieb Steen & Hamilton LLP, which shall remain in full force and effect, regarding the intended treatment of the Share Distribution under the Code;

•	Honeywell shall have received the written opinion of KPMG LLP, which shall remain in full force and effect, regarding the intended treatment of the Share Distribution under the Code;

•	the Reorganization Transactions shall have been completed (other than those steps that are expressly contemplated to occur at or after the Share Distribution);

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Share Distribution shall be in effect, and no other event outside the control of Honeywell shall have occurred or failed to occur that prevents the consummation of the Share Distribution;

•

no other events or developments shall have occurred prior to the Share Distribution that, in the judgment of the Honeywell Board, would result in the Share Distribution having a material adverse effect on Honeywell or its stockholders;

•

prior to the Share Distribution Date, notice of Internet availability of this Information Statement or this Information Statement shall have been mailed to the holders of Honeywell common stock as of the Record Date; and

•	certain other conditions set forth in the Separation and Distribution Agreement.

Any of the above conditions may be waived by the Honeywell Board to the extent such waiver is permitted by law. If the Honeywell Board waives any condition prior to the effectiveness of the Registration Statement on Form 10, of which this Information Statement Forms a part, and the result of such waiver is material to Honeywell stockholders, we will file an amendment to the Registration Statement on Form 10, of which this Information Statement forms a part, to revise the disclosure in the Information Statement accordingly. In the event that Honeywell waives a condition after this Registration Statement becomes effective and such waiver is material, we would communicate such change to Honeywell’s stockholders by filing a Form 8-K describing the change.

The fulfillment of the above conditions will not create any obligation on Honeywell’s part to complete the Spin-Off. We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the approval for listing of our common stock and the SEC’s declaration of the effectiveness of the Registration Statement, in connection with the Share Distribution. Honeywell may at any time until the Share Distribution decide to abandon the Share Distribution or modify or change the terms of the Share Distribution.

Reasons for Furnishing this Information Statement

We are furnishing this Information Statement solely to provide information to Honeywell’s stockholders who will receive shares of our common stock in the Share Distribution. You should not construe this Information Statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of Honeywell. We believe that the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and neither we nor Honeywell undertakes any obligation to update the information except in the normal course of our and Honeywell’s public disclosure obligations and practices.

DIVIDEND POLICY

Subject to the sole discretion of our Board and the considerations discussed below, once the Spin-Off is effective, we anticipate paying cash dividends on our common stock, in an amount yet to be determined. We expect, but do not guarantee, that our first dividend will be paid during 20    .

The Board’s decisions regarding the payment of dividends will depend on consideration of many factors, such as our financial condition, earnings, sufficiency of distributable reserves, opportunities to retain future earnings for use in the operation of our business and to fund future growth, capital requirements, debt service obligations, obligations under the Indemnification and Reimbursement Agreement, legal requirements, regulatory constraints and other factors that the Board deems relevant. Additionally, the terms of the indebtedness we intend to incur in connection with the Spin-Off, obligations under the Indemnification and Reimbursement Agreement and other amounts owed to Honeywell under the Transition Services, Tax Matters, Employee Matters, Trademark License and Patent Cross-License Agreements, will limit our ability to pay cash dividends. As a consequence, there is no guarantee that any dividends will be declared on our common stock by our Board, or if so declared, will be continued in the future. See “Risk Factors—Our ability to pay cash dividends to our stockholders is subject to the discretion of our Board and may be limited by the terms of our indebtedness and the Indemnification and Reimbursement Agreement; there is no guarantee we will initiate dividends, or that once initiated, that we will continue paying dividends.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2018, on a historical basis and on an as adjusted basis to give effect to the Spin-Off and the transactions related to the Spin-Off, as if they occurred on June 30, 2018. You should review the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our historical Combined Financial Statements and the accompanying Notes thereto and our unaudited pro forma financial statements and the accompanying Notes thereto included elsewhere in this Information Statement. For information on how each adjustment in the following table was computed, including a discussion of significant assumptions and estimates used to arrive at such adjustments, refer to the indicated note in the notes accompanying our pro forma combined financial statements included elsewhere in this Information Statement. See “Unaudited Pro Forma Combined Financial Statements.”

	As of June 30, 2018
	Historical as Reported	Notes	As Adjusted
	(Dollars in millions)
Cash and cash equivalents	$93	(c,e,f)	$75

Capitalization
Indebtedness:
Term loans(1)	$—	(c)	$825
Senior unsecured notes(2)	—	(c)	400

Total indebtedness(3)	—		1,225
Equity:
Invested equity	$2,599	(b,d,f,g,h)	$—
Common Stock, par value $0.001	—	(h)
Additional paid in capital	—	(h)	1,375
Accumulated other comprehensive income	(119)		(119)

Total equity	2,480		1,256

Total capitalization	$2,480		$2,481

(1)

Senior secured term loans of $825 million aggregate principal amount outstanding without giving effect to financing fees of approximately $15 million. Term loans are expected to be secured by certain assets to be described in an amendment to this Information Statement.

(2)	Senior unsecured notes of $400 million aggregate principal amount outstanding without giving effect to financing fees of approximately $6.5 million.
(3)	We expect to enter into secured revolving credit facility in a committed amount of $350 million for which we expect to pay $3.5 million of financing fees.

We have not yet finalized our post-Spin-Off capitalization. Adjusted financial data reflecting our post-Spin-Off capitalization will be included in an amendment to this Information Statement.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following tables present certain selected historical combined financial information as of and for each of the years in the five-year period ended December 31, 2017 and as of June 30, 2018 and for the three months ended June 30, 2018 and 2017 and six months ended June 30, 2018 and 2017. The selected historical combined financial data as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, are derived from our historical audited Combined Financial Statements included elsewhere in this Information Statement. The selected historical combined financial data as of December 31, 2015, 2014 and 2013 and for the years ended December 31, 2014 and 2013 are derived from our unaudited combined financial information that is not included in this Information Statement. The selected historical combined financial data as of June 30, 2018 and for the three months ended June 30, 2018 and 2017 and six months ended June 30, 2018 and 2017 are derived from our unaudited Combined Financial Statements included elsewhere in this Information Statement. The results of operations and cash flows for the three months ended June 30, 2018 and six months ended June 30, 2018 should not necessarily be taken as indicative of the entire year. The unaudited Combined Financial Statements have been prepared on the same basis as the audited Combined Financial Statements and, in the opinion of our management, include all adjustments, consisting of only ordinary recurring adjustments, necessary for a fair statement of the information set forth in this Information Statement.

The selected historical combined financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical Combined Financial Statements and the accompanying Notes thereto included elsewhere in this Information Statement. For each of the periods presented, our business was wholly owned by Honeywell. The financial information included herein may not necessarily reflect our financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been an independent, publicly traded company during the periods presented. In addition, our historical combined financial information does not reflect changes that we expect to experience in the future as a result of our separation from Honeywell, including changes in the financing, operations, cost structure and personnel needs of our business. Further, the historical combined financial information includes allocations of certain Honeywell corporate expenses, as described in Note 3. Related Party Transactions with Honeywell to the historical Combined Financial Statements. We believe the assumptions and methodologies underlying the allocation of these expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that we would have incurred if we had operated as an independent, publicly traded company or of the costs expected to be incurred in the future.

The following tables also present certain unaudited pro forma combined financial information of SpinCo for the six months ended June 30, 2018 and the year ended December 31, 2017 and an unaudited pro forma combined balance sheet as of June 30, 2018. The unaudited pro forma combined financial statements are derived from our historical Combined Financial Statements included elsewhere in this Information Statement, and are not intended to be a complete presentation of our financial position or results of operations had the transactions contemplated by the Separation and Distribution Agreement and related agreements occurred as of the dates indicated. The unaudited pro forma combined financial statements should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical Combined Financial Statements and the accompanying Notes included elsewhere in this Information Statement. The unaudited pro forma combined statements of operations for the six months ended June 30, 2018 and the year ended December 31, 2017 reflect our results as if the Spin-Off and related transactions had occurred as of January 1, 2017. The unaudited pro forma combined balance sheet as of June 30, 2018 reflects our results as if the Spin-Off and related transactions had occurred as of such date. Refer to the “Unaudited Pro Forma Combined Financial Statements” for further information about the Spin-Off transactions.

	Three Months Ended June 30,		Pro Forma Six Months Ended June 30,	Six Months Ended June 30,		Pro Forma Year Ended December 31,	Year Ended December 31,
	2018	2017	2018	2018	2017	2017	2017	2016	2015	2014	2013
	(Dollars in millions)
Selected Statement of Operations Information:
Net sales	$1,196	$1,096	$2,361	$2,361	$2,158	$4,519	$4,519	$4,455	$4,154	$4,125	$3,910
Net income (loss)	$33	$16	$58	$78	$32	$(426)	$(394)	$177	$147	$112	$93
Adjusted net income (Non-GAAP)(1)(2)	$141	$84	$207	$247	$155	$321	$385	$388	$315	—	—
Adjusted net income including environmental indemnification payments (Non-GAAP)(1)(2)	$106	$49	$137	$177	$85	$181	$245	$248	$175	—	—
EBITDA (Non-GAAP)(1)	$20	$55	$122	$116	$117	$233	$230	$371	$314	$288	$246
Adjusted EBITDA (Non-GAAP)(1)(2)	$154	$132	$300	$314	$253	$554	$583	$599	$485	—	—
Adjusted EBITDA including environmental indemnification payments (Non-GAAP)(1)(2)	$119	$97	$230	$244	$183	$414	$443	$459	$345	—	—

	Pro Forma as of June 30,	As of June 30,	As of December 31,
	2018	2018	2017	2016	2015	2014	2013
	(Dollars in millions)
Selected Balance Sheet Information:
Total assets	$4,466	$4,507	$4,473	$4,294	$4,096	$3,922	$3,983
Long-term obligations	$1,801	$794	$723	$338	$335	$347	$360
Total liabilities	$2,919	$2,027	$1,870	$1,420	$1,377	$1,432	$1,483
Total equity	$1,547	$2,480	$2,603	$2,874	$2,719	$2,490	$2,500

(1)	See below “—Net Income, EBITDA, Adjusted EBITDA and Further Adjusted EBITDA.”
(2)	This non-GAAP financial measure is being included only for the periods covered by the Combined Financial Statements included elsewhere in this Information Statement.

Net Income, EBITDA, Adjusted EBITDA and Further Adjusted EBITDA(1)

It is management’s intent to provide non-GAAP financial information to enhance the understanding of our GAAP financial information, and it should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure is presented along with the corresponding most directly comparable GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies.

	Three Months Ended June 30,		Pro Forma Six Months Ended June 30,	Six Months Ended June 30,		Pro Forma Year Ended December 31,	Year Ended December 31,
	2018	2017	2018	2018	2017	2017	2017	2016	2015
Net income (loss) - GAAP	$33	$16	$58	$78	$32	$(426)	$(394)	$177	$147
Environmental expense (2)	123	51	158	176	100	254	282	190	173
Estimated stand-alone costs (3)	2	1	4	4	4	24	24	(1)	(23)
Stock compensation expense (4)	5	4	9	9	8	16	16	13	10
Repositioning charges	—	18	5	5	19	23	23	19	10
Non-Operating (income) expense (5)	2	1	(1)	1	2	(3)	1	—	(6)
Income tax adjustment (6)	(24)	(7)	(26)	(26)	(10)	433	433	(10)	4

Adjusted net income (Non-GAAP)	$141	$84	$207	$247	$155	$321	$385	$388	$315
Assumed cash payments related to Indemnification and Reimbursement Agreement obligations (7)	(35)	(35)	(70)	(70)	(70)	(140)	(140)	(140)	(140)
Adjusted net income including environmental indemnification payments (Non-GAAP)
	$106	$49	$137	$177	$85	$181	$245	$248	$175

	Three Months Ended June 30,		Pro Forma Six Months Ended June 30,	Six Months Ended June 30,		Pro Forma Year Ended December 31	Year Ended December 31,
	2018	2017	2018	2018	2017	2017	2017	2016	2015
Net income (loss) - GAAP	$33	$16	$58	$78	$32	$(426)	$(394)	$177	$147
Net interest (income) expense	(1)	(1)	38	(1)	(2)	73	(3)	(3)	(1)
Tax expense	(28)	23	(7)	6	54	519	560	133	110
Depreciation	13	14	27	27	28	57	57	57	54
Amortization	3	3	6	6	5	10	10	7	4

EBITDA (Non-GAAP)	$20	$55	$122	$116	$117	$233	$230	$371	$314
Environmental expense (2)	123	51	158	176	100	254	282	190	173
Estimated stand-alone costs (8)	4	3	7	7	7	31	31	6	(16)
Stock compensation expense (4)	5	4	9	9	8	16	16	13	10
Non-Operating (income) expense (5)	2	1	(1)	1	2	(3)	1	—	(6)
Repositioning charges	—	18	5	5	19	23	23	19	10

Adjusted EBITDA (Non-GAAP)	$154	$132	$300	$314	$253	$554	$583	$599	$485
Assumed cash payments related to Indemnification and Reimbursement Agreement obligations (7)	(35)	(35)	(70)	(70)	(70)	(140)	(140)	(140)	(140)
Adjusted EBITDA including environmental indemnification payments (Non-GAAP)
	$119	$97	$230	$244	$183	$414	$443	$459	$345

(1)

We define “Adjusted net income” as Net income (loss) adjusted for environmental expense, the difference between our estimate of costs as a stand-alone company and historical allocated costs, stock compensation expense, repositioning charges, non-operating (income) expense (which primarily consists of foreign transaction gains and losses and hedging gains and losses) and the tax effect of the pre-tax items. We define “Adjusted net income including environmental indemnification payments” as Adjusted net income less the assumed cash paid for environmental obligations subject to the cap of $140 million in respect of a year in accordance with the terms of the Indemnification and Reimbursement Agreement as described in pro forma notes (2) and (7) below (referred to in the captions in the above tables as “environmental indemnification payments”). We define “EBITDA” as our net income (loss) calculated in accordance with U.S. GAAP, plus the sum of net interest (income) expense, tax expense, depreciation and amortization. We define “Adjusted EBITDA” as EBITDA adjusted for environmental expense, the difference between our estimate of costs as a stand-alone company and historical allocated costs, non-operating (income) expense (which primarily consists of foreign transaction gains and losses and hedging gains and losses), stock compensation expense and repositioning charges. We define “Adjusted EBITDA including environmental indemnification payments” as Adjusted EBITDA less the assumed cash paid for environmental obligations subject to the cap of $140 million in respect of a year in accordance with the terms of the Indemnification and Reimbursement Agreement as described in pro forma notes (2) and (7) below. We believe that Adjusted net income, Adjusted net income including environmental indemnification payments, EBITDA, Adjusted EBITDA, and Adjusted EBITDA including environmental indemnification payments are important indicators of operating performance because:

•

EBITDA, Adjusted EBITDA and Adjusted EBITDA including environmental indemnification payments exclude the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measure our operational performance;

•	we may use Adjusted EBITDA in setting performance incentive targets in order to align performance measurement with operational performance;

•

certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects comparability of our results; and

•

Adjusted net income, Adjusted net income including environmental indemnification payments, and Adjusted EBITDA including environmental indemnification payments are expected to be used as part of our calculations with respect to compliance with certain debt covenants expected to be included in our future credit agreements.

We may also utilize for analysis purposes an Adjusted EBITDA Margin, which is our Adjusted EBITDA divided by our net sales after intersegment eliminations, with the comparable GAAP measure being net income (loss) divided by our net sales after intersegment eliminations.

(2)	Represents historical environmental expenses as reported under 100% carryover basis.
(3)

Represents the difference between our estimate of Selling, general and administrative costs as a stand-alone company and historical allocated costs, which includes corporate depreciation charges. The preliminary estimates at this time for the costs on a stand-alone basis would be approximately $265 million on an annual basis, which replaces the historical allocations on a carve-out basis of presentation.

(4)	Stock compensation expense adjustment includes only non-cash expenses.
(5)	Non-operating (income) expense adjustment excludes net interest (income).
(6)

Represents the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of discrete tax items, including the income tax impacts of the Tax Act. The tax effect of pre-tax items excluded from Adjusted Net Income is computed using the statutory rate related to the jurisdiction that was impacted by the adjustment after taking into account the impact of permanent differences and valuation allowances. The year-ended December 31, 2017 and the Pro Forma year-ended December 31, 2017 amounts include a net charge of $454 million, respectively, recognized as a result of the Tax Act.

(7)

On a going forward basis, pursuant to the Indemnification and Reimbursement Agreement, we expect to be responsible to indemnify Honeywell in amounts equal to 90% of payments, which include amounts billed, with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales; such payments will be subject to a cap of $140 million in respect of liabilities arising in any given year (exclusive of any late payment fees up to 5% per annum).

(8)

Represents the difference between our estimate of Selling, general and administrative costs as a stand-alone company and historical allocated costs, which excludes corporate depreciation charges. The preliminary estimates at this time for the costs on a stand-alone basis would be approximately $265 million on an annual basis, which replaces the historical allocations on a carve-out basis of presentation.

Refer to the Unaudited Pro Forma Combined Financial Statements for additional information.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma combined financial statements of SpinCo consist of the unaudited pro forma combined statements of operations for the six months ended June 30, 2018 and the year ended December 31, 2017 and an unaudited pro forma combined balance sheet as of June 30, 2018. The unaudited pro forma combined financial statements are derived from our historical Combined Financial Statements included elsewhere in this Information Statement, and are not intended to be a complete presentation of our financial position or results of operations had the transactions contemplated by the Separation and Distribution Agreement and related agreements occurred as of the dates indicated. The unaudited pro forma combined financial statements should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical Combined Financial Statements and the accompanying Notes included elsewhere in this Information Statement.

The unaudited pro forma combined statements of operations for the six months ended June 30, 2018 and the year ended December 31, 2017 reflect our results as if the Spin-Off and related transactions described below had occurred as of January 1, 2017. The unaudited pro forma combined balance sheet as of June 30, 2018 reflects our results as if the Spin-Off and related transactions described below had occurred as of such date.

The unaudited pro forma combined financial statements will give effect to the following:

•	the contribution by Honeywell to us of all the assets and liabilities that comprise our business pursuant to the Separation and Distribution Agreement;

•

the anticipated post-Distribution capital structure, including: (i) the incurrence of indebtedness and the making of a cash transfer to Honeywell; and (ii) the issuance of our common stock to holders of Honeywell common stock;

•	the impact of certain pension liabilities related to certain of our employees that we will assume after the Spin-Off and which will be paid by us at a future date; and

•

the impact of, and transactions contemplated by, the Separation and Distribution Agreement, Trademark License Agreement, Employee Matters Agreement, the Indemnification and Reimbursement Agreement and other agreements related to the Distribution between us and Honeywell and the provisions contained therein.

The unaudited pro forma combined financial statements are subject to the assumptions and adjustments described in the accompanying Notes that reflect the expected impacts of events directly attributable to the Spin-Off and that are factually supportable and, for purposes of statements of operations, are expected to have a continuing impact on us. However, these adjustments are subject to change as we and Honeywell finalize the terms of the Separation and Distribution Agreement and the other agreements related to the Share Distribution. The unaudited pro forma combined financial statements are provided for illustrative and informational purposes only and are not necessarily indicative of our future results of operations or financial condition as an independent, publicly traded company.

The operating expenses reported in our historical combined statements of operations include allocations of certain Honeywell costs. These costs include the allocation of all Honeywell corporate costs, shared services and other related costs that benefit us.

As a stand-alone public company, we expect to incur additional recurring costs of being a stand-alone public company. The significant assumptions involved in determining our estimates of recurring costs of being a stand-alone public company include:

•	costs to perform financial reporting, tax, regulatory compliance, corporate governance, treasury, legal, internal audit and investor relations activities;

•	insurance premiums;

•	changes in our overall facility costs;

•	depreciation and amortization related to information technology infrastructure investments; and

•	the type and level of other costs expected to be incurred.

The preliminary estimates at this time for the costs on a stand-alone basis would be approximately $265 million on an annual basis, which differs from the historical allocations on a carve-out basis of presentation. The pro forma impact of such costs has not been reflected herein as many of the costs expected to comprise these amounts are estimates. Actual expenses could vary from this range estimate and such variations could be material.

We currently estimate that we will incur substantial non-recurring costs associated with becoming a stand-alone public company within 24 months of the Distribution. The accompanying unaudited pro forma combined statements of operations are not adjusted for these estimated expenses as they are also projected amounts based on estimates and would not be factually supportable. These expenses primarily relate to the following:

•	relocation costs;

•	recruiting and relocation costs associated with hiring key senior management personnel new to our company;

•	costs related to establishing our new brand in the marketplace;

•	costs to separate information systems; and

•	costs of retention bonuses.

Due to the scope and complexity of these activities, the amount of these costs could increase or decrease materially and the timing of incurrence could change.

The accompanying pro forma combined statements of operations are also not adjusted for any potential dividends SpinCo may pay in the future should the Board determine to declare any such dividends.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2018

(Dollars in millions, except per share data)

	Historical As Reported	Pro Forma Adjustments(1)	Notes	As Adjusted
Net sales	$2,361	$—			$2,361
Costs of goods sold	1,672	—			1,672

Gross profit	689	—			689
Selling, general and administrative expenses	429	14	(a)		443
Other expense	176	(18)	(b)		158
Interest and other charges, net	—	37	(c,e,g)		37

Income before taxes	84	(33)			51

Tax expense (income)	6	(13)	(d)		(7)

Net income	$78	$(20)			$58

Unaudited Pro Forma Earnings Per Share
Basic			(i)	$
Diluted			(j)	$
Weighted-average number of shares outstanding			(i)
Basic			(j)
Diluted

(1)	The change in our cost structure related to our Company becoming an independent, publicly traded company is not reflected above.

See accompanying Notes to the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

(Dollars in millions, except per share data)

	Historical As Reported	Pro Forma Adjustments(1)	Notes	As Adjusted
Net sales	$4,519	$—			$4,519
Costs of goods sold	3,203	—			3,203

Gross profit	1,316	—			1,316
Selling, general and administrative expenses	871	29	(a)		900
Other expense	281	(28)	(b)		253
Interest and other charges, net	(2)	72	(c,g)		70

Income before taxes	166	(73)			93

Tax expense (income)	560	(41)	(d)		519

Net (loss) income	$(394)	$(32)			$(426)

Unaudited Pro Forma Earnings Per Share
Basic			(i)	$
Diluted			(j)	$
Weighted-average number of shares outstanding
Basic			(i)
Diluted			(j)

(1)	The change in our cost structure related to our Company becoming an independent, publicly traded company is not reflected above.

See accompanying Notes to the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF JUNE 30, 2018

(Dollars in millions)

	Historical As Reported	Pro Forma Adjustments(1)	Notes	As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$93	$(18)	(f)	$75
Due from related parties, current	20	(20)	(e)	—
Accounts, notes and other receivables—net	746	6	(e)	752
Inventories	523	—		523
Other current assets	74	—		74

Total current assets	1,456	(32)		1,424
Property, plant and equipment—net	264	—		264
Goodwill	2,637	—		2,637
Other intangible assets—net	129	—		129
Deferred income taxes	4	—		4
Other assets	17	(9)	(b,c)	8

Total assets	$4,507	$(41)		$4,466

LIABILITIES
Current liabilities:
Accounts payable	$774	$14	(b,e)	$788
Due to related parties, current	64	(64)	(e)	—
Accrued liabilities	395	(205)	(b)	190
Obligations payable to Honeywell, current	—	140	(b)	140

Total current liabilities	1,233	(115)		1,118
Long-term debt	—	1,204	(c)	1,204
Deferred income taxes	351	(23)	(d,g)	328
Obligations payable to Honeywell	—	467	(b)	467
Other liabilities	443	(350)	(b,g)	93

Total liabilities	2,027	1,183		3,210

COMMITMENTS AND CONTINGENCIES
EQUITY
Common Stock, par value $0.001	—	—	(h)	—
Additional paid in capital	—	1,375	(h)	1,375
Invested Equity	2,599	(2,599)	(b,d,f,g,h)	—
Accumulated other comprehensive income	(119)	—		(119)

Total equity	2,480	(1,224)		1,256

Total liabilities and equity	$4,507	$(41)		$4,466

(1)	The change in our cost structure related to our Company becoming an independent, publicly traded company is not reflected above.

See accompanying Notes to the unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

a)	Reflects the impact of the Trademark License Agreement with Honeywell in respect of certain Products segment sales.

b)

Reflects the impact of the Indemnification and Reimbursement Agreement with Honeywell pursuant to which we will have an obligation to make cash payments to Honeywell in amounts equal to 90% of Honeywell’s certain environmental-related liabilities, net of recoveries, in each case related to legacy elements of the Business, including the legal costs of defending and resolving such liabilities. The amount payable by the Company in respect of such liabilities arising in any given calendar year will be subject to a cap of $140 million (exclusive of any late payment fees up to 5% per annum). See “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Indemnification and Reimbursement Agreement.”

As of June 30, 2018, SpinCo would have a $588 million liability under the Indemnification and Reimbursement Agreement, calculated as 90% of the historical amounts reported for environmental liabilities. Such obligations payable to Honeywell have been presented as current and non-current liabilities based on the proportionate classifications of the historical amounts reported. Accordingly, the following historical amounts reported will be reversed and replaced by the obligations payable to Honeywell as follows as of June 30, 2018:

	As of June 30, 2018
	As Reported	As Adjusted
	(Dollars in millions)
Other assets	$13	$—
Accounts payable	$30	$—
Accrued liabilities	$206	$1
Other liabilities	$434	$3

Obligations payable to Honeywell, current	$—	$140
Obligations payable to Honeywell	$—	$448

In addition, Other expense, net will decrease $18 million and $28 million for six months ended June 30, 2018 and year ended December 31, 2017, respectively, which is the difference between historical expense as reported under 100% carryover basis for such environmental expenses and the indemnified expense pursuant to the Indemnification and Reimbursement Agreement. The adjustment assumes that cash payments made by Honeywell related to indemnified environmental liabilities during a given year will not exceed $156 million in which case the cap on payments ($156 million x 90% = $140 million) to be made by SpinCo to Honeywell would not be exceeded.

c)

Adjustments reflect interest expense and commitment fees related to indebtedness in an aggregate principal amount of $1,225 million that we expect will be incurred by us in connection with the consummation of the Spin-Off and that will be used primarily to make a dividend distribution to Honeywell or a subsidiary of Honeywell. The adjustments assume that the indebtedness will comprise one or more senior secured term loan facilities in an aggregate principal amount of $825 million and senior unsecured notes in an aggregate principal amount of $400 million. The terms of such indebtedness are subject to change and will be finalized prior to the closing of the Spin-Off, and the pro forma adjustments may change accordingly. The adjustments also assume that we will enter into a secured revolving credit facility in an aggregate committed amount of $350 million. The terms of the revolving credit facility are subject to change and will be finalized prior to the closing of the Spin-Off, and the pro forma adjustments may change accordingly.

	For the Six Months Ended June 30, 2018	For the Year Ended December 31, 2017
	(Dollars in millions)
Interest expense and commitment fees on our total assumed indebtedness with an estimated weighted average interest rate of 6.2%	$38	$75
Amortization of debt issuance costs	—	1

Total pro forma adjustment to interest expense	$38	$76

A 1/8% variance in the assumed interest rate on the debt incurrence would change the annual interest expense by $1 million.

d)

For six months ended June 30, 2018 and year ended December 31, 2017 income tax expense decreased by $13 million and $41 million, respectively, as a result of the income tax effects on adjustments included in pro forma notes a), c), e) and g).

Pursuant to the Tax Matters Agreement, we have agreed to make payments to a subsidiary of Honeywell in case of any adjustment pursuant to a Determination (as defined in the Tax Matters Agreement) with respect to any tax return filed by Honeywell attributable to the SpinCo group or other tax costs incurred by Honeywell in connection with transactions undertaken in anticipation of the Spin-Off as determined by Honeywell. For purposes of the pro forma financial statements, we assume the payments will be $19 million. The associated liability for these payments has been included in Obligations payable to Honeywell as of June 30, 2018. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Tax Matters Agreement.”

e)

Reflects the impact of the settlement of cash pooling and short-term notes receivables and payables. In connection with the Spin-Off, we will settle or reclassify the following related party transactions in the unaudited pro forma Combined Balance Sheet as of June 30, 2018.

Due from related parties, current:

(Dollars in millions)	As of June 30, 2018
Cash pooling and short-term notes receivables (settled)	$14
Receivables from related parties (reclassified to accounts receivable)	6

$20

Due to related parties, current:

(Dollars in millions)	As of June 30, 2018
Cash pooling and short-term notes payables (settled)	$19
Related party notes payables, current (settled)	1
Payables to related parties (reclassified to accounts payable)	44

$64

In connection with the Spin-Off, we will reclassify the following related party transactions to third-party accounts payable and accounts receivables, as reflected in the unaudited pro forma Combined Balance Sheet as of June 30, 2018:

As of June 30, 2018
Accounts Receivable	$6
Accounts Payable	$44

f)	Represents adjustments to cash as follows:

(Dollars in millions)
Cash received from incurrence of term loans	$825
Cash received from incurrence of senior unsecured notes	400
Cash dividend to Honeywell at Spin distribution	(1,200)
Cash distribution to Honeywell prior to Spin distribution	(12)
Cash paid for debt issuance costs	(21)
Cash paid for deferred financing fees	(4)
Cash paid for net settlement of due from (to) related parties	(6)

Total pro forma adjustments to cash	$(18)

g)

Reflects the impact of our assumption of certain pension assets and liabilities for employees who are eligible for benefits under defined benefit pension plans that are currently sponsored by Honeywell. For these employees we intend to sponsor a defined benefit pension plan after the Spin-Off with terms and benefits consistent with the existing Honeywell plans. The annual expense related to our employees for these defined benefit pension plans was allocated to us by Honeywell and such allocation is reflected in our historical Combined Financial Statements. As of June 30, 2018, the total pension assets to be contributed to us amounted to $303 million and total projected benefit obligation amounted to $384 million. We recorded a net pension plan liability as of June 30, 2018 as follows: $(74) million in Germany, $(3) million in Switzerland, $(2) million in Austria, $(1) million in Belgium, $(1) million in Netherlands, and nil in United States. The unaudited pro forma financial statements reflect an estimate of interest costs and expected return on plan assets for the defined benefit pension plans of $(2) million and $(4) million for the six months ended June 30, 2018 and year ended December 31, 2017, respectively.

h)

Reflects the reclassification of Honeywell’s net investment in us, which was recorded in invested equity, into additional paid-in-capital and common stock to reflect the assumed issuance of             shares of our common stock at a par value of $0.001 per share pursuant to the Separation and Distribution Agreement immediately prior to the Spin-Off. We have assumed the number of outstanding shares of our common stock based on the number of shares of Honeywell common stock outstanding on                    , 2018 and a distribution ratio of shares of our common stock for every             share of Honeywell common stock.

i)

Pro forma basic earnings per share (“EPS”) and pro forma weighted-average basic number of shares outstanding are based on the number of Honeywell basic weighted-average shares outstanding for the six months ended June 30, 2018 and for the year ended December 31, 2017, respectively, adjusted for a distribution ratio of shares of the Company’s common stock for every share of Honeywell common stock outstanding.

j)

Pro forma diluted EPS and pro forma weighted-average diluted shares outstanding are based on the number of Honeywell weighted-average diluted shares outstanding for the six months ended June 30, 2018 and for the year ended December 31, 2017, respectively, adjusted for a distribution ratio of shares of the Company’s common stock for every share of Honeywell common stock outstanding. Due to the fact that outstanding awards granted to our employees under Honeywell’s stock-based compensation plans will be settled by Honeywell and in Honeywell common stock, we have only adjusted the pro forma diluted EPS and pro forma weighted- average diluted number of shares outstanding to give effect to the potential dilution from the issuance of restricted stock units (“RSUs”) to certain executives upon consummation of the Spin-Off.

These awards are substitutes for the awards these executives received under Honeywell’s stock-based compensation programs which will be forfeited upon consummation of the Spin-Off. While the actual impact on a go-forward basis will depend on various factors, we believe the estimate yields a reasonable approximation of the future potentially dilutive impact of the Company’s equity plan.

BUSINESS

Our Company

We are a leading global provider of critical comfort and security solutions primarily in residential environments, with a presence in over 150 million homes globally. Our products, which benefit from the trusted, well-established Honeywell brand, are installed in over 15 million homes annually, allowing SpinCo to launch innovative technologies and services at scale. After the Spin-Off, these products will be marketed and sold under the Honeywell Home brand pursuant to a 40 year license agreement with Honeywell. We have a long-standing leadership position in the traditional/non-connected products space that contributes significantly to our net sales. Our growing portfolio of connected home solutions is one of the largest and most comprehensive in the market. Our connected solutions are supported by software platforms (which we expect to consolidate in a single platform and mobile application) that allow consumers and channel partners to easily install, use and maintain our solutions and third party devices. These platforms interact with other ecosystems to control SpinCo’s and others’ home automation devices. Over 4.7 million of our customers are connected, providing access to control, monitoring and alerts, and we have approximately 30 million installed sensors generating more than 250 billion data transmissions annually. Our broad portfolio of innovative products is supported by approximately 3,000 worldwide active and pending patents, delivered through a comprehensive network of over 110,000 professional contractors, more than 3,000 distributors and over 1,200 original equipment manufacturers (“OEMs”), as well as major retailers and online merchants.

ADI is the leading wholesale distributor of security products, and is independently recognized for superior customer service. Through over 200 stocking locations in 17 countries, ADI distributes more than 350,000 products from over 1,000 manufacturers to a customer base of over 100,000 contractors. We believe this global footprint gives us distinct scale and network advantages in our core products over our competitors. Further, we believe our customers derive great value from the advice and recommendations of our knowledgeable design specialists allowing our customers to better meet the technical and systems integration expertise requirements to install and service professional security systems. We continue to transform the industry with value-added services such as presales system design and 24/7 order pick-up, and the selective introduction of new product categories such as professional audio visual. Additionally, ADI has long been an important channel to market for our security products, providing a level of end-customer intimacy that drives our ability to develop successful new products at an accelerated rate and insights into current market trends that help us quickly adapt our product portfolio to meet evolving customer needs. Similarly, ADI is an important channel to market for third party manufacturers, whose products represent a significant majority of ADI’s net sales.

We intend to expand and market our extensive portfolio and distribution base in several ways. We view our long-standing, mutually beneficial relationships with professional contractors and OEM channels as a key differentiator in our Products segment and plan to continue to invest in and grow with these channel partners. We believe the global connected home market is in the early stages of broad consumer adoption, with Gartner projecting the installed base of “connected things” in the consumer segment to grow from approximately four billion in 2016 to more than 12 billion in 2020 and we intend to expand our connected solutions and services offerings to capitalize on this trend. We also intend to expand ADI’s geographic footprint, product categories and services to drive overall sales, including SpinCo’s security products business.

Segments

We manage our business operations through two segments, Products and Distribution, which contributed 49% and 51%, respectively, of our net sales before intersegment eliminations for the year ended December 31, 2017.

Products

Our Products segment had net sales before intersegment eliminations of $2,379 million for the year ended December 31, 2017, of which $337 million were sold to ADI. Management estimates that net sales generated from our Products segment are primarily from residential end-markets. Included in our Products segment are traditional products, as well as connected products, which we define as any device with the capability to be monitored or controlled from a remote location by an end-user or service provider. Products consist of solutions in the following Comfort & Care and Security & Safety categories:

•

Comfort & Care: Our Comfort & Care solutions have historically been marketed and sold primarily under the Honeywell brand, and after the Spin-Off, these products and solutions will be marketed and sold under the Honeywell Home brand pursuant to a 40 year license agreement with Honeywell. These solutions include home products, services and technologies including:

•

Temperature and Humidity Control Solutions: Devices to control air conditioners and heating equipment, thermostats and zoning devices, control panels, dampers and actuators, through brands and product families such as Lyric, Prestige, RedLINK, T-Series, TrueZone, FocusPro and VisionPro.

•

Thermal Solutions: Devices to control heating and cooling equipment, such as water heaters, boilers, furnaces, heat pumps and air heaters and combustion critical components such as electronic controls, actuators, gas valves and ignition controls, through brands and product families such as SCOT and Ermaf.

•

Water Solutions: Devices to control hydronic heating, cooling, and potable water solutions, including control panels, zone valves, balancing valves, thermostatic radiator valves, temperature valves, floor temperature sensors and accessories, pressure regulators, backflow preventers and potable water care products to filter, clean and soften water, through brands and product families such as SmartT and Aquatrol.

•

Air Solutions: Devices to control air quality, such as whole home humidifiers and dehumidifiers, air filters, air purification and odor control solutions and ventilation systems and controls, through brands and product families such as TrueEASE, Micro Defense and TrueDRY.

•

Remote Patient Monitoring Software Solutions (telehealth): Systems that record, organize and transmit patient health data to health service providers to monitor patient well-being, helping patients continue treatment and recovery in their homes under remote supervision, through brands and product families such as Life Stream and Life Care Solutions.

•

Software Solutions: Global software platforms and mobile applications that provide contractors and consumers with access to services such as demand response, energy management, auto-replenishment services and predictive appliance diagnostics, through brands and product families such as Lyric and Total Connect Comfort.

•

Security & Safety: Our Security & Safety solutions have historically been marketed and sold primarily under the Honeywell brand and after the Spin-Off will be sold under the Honeywell brand. They include professionally-installed and monitored intrusion and life safety detection and alarm systems, as well as self-installed and self-monitored awareness solutions including:

•

Security Panels: Control devices that communicate with sensors that receive event or condition signals and send those signals to a monitoring station and cloud infrastructure, through brands and product families such as Vista, Lyric and Lynx.

•

Sensors: Devices that detect intrusion (for example, motion, opening of doors and windows and breaking of glass), smoke, carbon monoxide and water and transmit a signal to a security panel, through brands and product families such as 5800 and SiX.

•	Peripherals: Accessories that interact with security systems, such as keypads and key-fobs, through brands and product families such as 5800 and Videofied.

•	Wire and Cable: Low voltage electrical wiring and category cable, through brands and product families such as Genesis Series.

•

Software Solutions: Global software platforms and mobile applications that provide contractors and consumers with access to services such as alarm monitoring, communication, automation and video services. In addition, we provide our contractors with data analytics tools, through our AlarmNet 360 software suite. These solutions are sold through brands and product families such as Total Connect 2.0 and AlarmNet 360.

•

Communication Devices: Devices that transmit notifications and security information from security systems to monitoring stations, such as cellular radios and internet and telephone line communicators, through brands and product families such as LTE radio.

•

Video Cameras: Battery-operated indoor and outdoor video motion viewers that detect motion and enable live “look-in” remotely, and Wi-Fi cameras for indoor and outdoor use, through brands and product families such as Videofied and Total Connect cameras.

•

Awareness Solutions: Self-installed and self-monitored systems that include a home gateway/hub, cameras and awareness sensors to detect motion and sounds, opening and closing of doors, entry and exit of known users of the system (facial recognition) and provide alerts to the user via a mobile app, through brands and product families such as Honeywell Smart Home System and Lyric.

•

Cloud Infrastructure: Network operating center that routes signals between home and monitoring station and enables secured, remote data transmissions, through brands and product families such as AlarmNet and Total Connect.

•

Installation and Maintenance Tools: Software tools and applications to enable security contractors to install, program and maintain security systems, through brands and product families such as AlarmNet 360 and Compass.

Eleven of the top twelve most appealing smart home use cases reported by Parks Associates concern comfort, security and safety solutions that are directly addressed by our product offerings and a number of our end-to-end solutions have applications across Comfort & Care and Security & Safety products. We are strongly positioned to provide products that enhance consumers’ comfort, convenience and sense of security and work together to contribute to a connected home ecosystem. Certain of these cross-product offerings include:

Home Comfort: Total Connect Comfort App and RedLINK Wireless Products

From the WiFi 8000 Thermostat to the RedLINK Prestige IAQ suite of products, the Total Connect Comfort (“TCC”) platform offers global solutions for comfort with a large portfolio of products for both professional installers and DIYers.

RedLINK Technology uses a proprietary wireless system to help professional contractors solve home comfort challenges wirelessly. Beyond just thermostats, RedLINK includes a wide variety of wireless accessories like the remote temperature monitor, ventilation boost and the Residential Internet Gateway.

The TCC app can be managed through the TCC experience, which can be found on the iOS and Android™ app stores as well as through a web portal and enables users to:

•  View and change their Comfort & Care system settings (Heat, Cool, Off, Fan, Auto, Emergency/Back-Up Heat, Dehumidifier, Humidifier).

•  View and change their Comfort & Care system settings (Heat, Cool, Off, Fan, Auto, Emergency/Back-Up Heat, Dehumidifier, Humidifier).

•  View and set the temperature.

•  View indoor humidity.

•  View outdoor temperature and humidity.

•  Access multiple thermostats if the system is zoned.

•  Access multiple locations if more than one system is connected.

•  Receive temperature and humidity alerts via e-mail.

•  Access over 90 system alerts via the web.

•  Get automatic upgrades as new features are available

Home Security: Total Connect Remote Services

Total Connect 2.0 is an interactive security solution for home and business that provides a user control of a security system, the ability to receive push notifications, email, SMS/text and video alerts, the ability to view live video and control such features as video doorbell activity, view events, control thermostats, lighting and locks. This solution works with AlarmNet’s Cloud Infrastructure to offer 24/7 emergency response through monitoring centers. The capabilities associated with this solution include:

•	Mobile Control: Remote security system management and control through the web, iOS or Android™ mobile apps for users.

•

Real-Time Awareness: Geofence alert and real-time status of events through push notifications, emails, SMS/text messaging and video alerts. Users may view past events and search for specific occurrences.

•	Event History: System event notifications with 90-day history and 7 or 30-day video storage plans.

•	Multi-Site and Enhanced User Management: View 100+ locations with a single login, add multiple users and assign access rights, customize settings and notification preferences.

•	Secure Platform: Personal data encryption, secure password rules, arming and disarming with user codes, fingerprint biometric login on iOS and Android™ devices.

Automation and Energy Management Solutions

Remote control of Z-Wave® or Wi-Fi automation devices such as thermostats, locks, lights, shades, garage doors, water, leak detectors and video doorbells, bringing all connected home and business solutions into one platform.

•  Smart Scenes: Highly flexible rules, triggers and schedules allow customization and personalization of all the connected devices in the home or business. Users may create automation rules by device, user, time of day and day of week to fit any schedule or lifestyle.

•  Energy Savings: Maximize comfort, save money on energy and utility bills, conserve resources by creating smart heating, cooling, shades and lighting schedules.

•  Mobile Control: Remotely control doors, locks, temperature, garage door, lights for security and convenience.

Video Solutions: Remotely view high definition live and recorded video events

•  Live Streaming: Access live video through the mobile apps.

•  HD Cameras: Include up to eight cameras per location, indoor or outdoor.

•  Video Doorbell Service: Control video doorbell activity on the Total Connect 2.0 iOS app and Android™ app.

•  Video Notifications: Receive video notifications via email, SMS/text messaging or push notifications based on security system events, motion detection or time of day.

•  Cloud Storage: 7-day storage plan or 30-day storage plans.

•  Recorded Events: 30-second video clips with no gaps between video clips.

•  Video Alarm Verification: Cloud-based central station video interface that allows monitoring personnel to view video clips and see what caused an alarm.

Monitoring Stations and Security Dealers Solutions with AlarmNet 360

AlarmNet 360 is a business management cloud platform that helps improve monitoring stations and security dealers operational customer service and account creation efforts through programming security and software accounts, remote knowledge of hardware and software diagnostics and detailed data analytics.

Business Management

Our programming, support tools and apps help our service providers more efficiently install and service their connected home and business customers.

•  Cloud-Based: Remotely access AlarmNet 360 from any PC or mobile device, onsite or remotely.

•  Programming: Quick total account creation for software and hardware accounts.

•  Control Employee Access: Manage and control employee access rights to secure who accesses customer accounts.

•  Customer Service: Easily support all customer accounts from a single user interface with account maintenance, system health checks and remote updates.

Business Analytics

•  Interactive: Dashboard that offers insight into customer behavior to improve operational efficiency, grow business, find complementary services and generate more recurring monthly revenue.

•  Filter Data: Pinpoint critical issues and service customers quickly and efficiently. Easily sort data by account age and period of time and export it to a spreadsheet.

•  Map View: Interactive map provides account status and location making service calls and sales more efficient.

•  Engagement: Analyze customer account engagement to learn customer behaviors. Use these metrics to improve customer retention and reduce attrition.

Products Segment: Net Sales for the year ended December 31, 2017(1)

By Geography(2)	By Traditional/Connected Status(3)	By Product Category

(1)	Includes external and intercompany sales.
(2)	Americas represents North and South America. EMEA represents Europe, the Middle East and Africa. Other principally represents Australia, China, New Zealand and South Korea.
(3)	Connected is defined as any device with the capability to be monitored or controlled from a remote location by an end-user or service provider.

Distribution

ADI, our Distribution segment, is the leading wholesale distributor of security and low voltage electronics products, which include security, safety and audio visual products and related accessories. These products, which are commonly referred to as “low voltage”, are traditionally defined as products operating at or below 24 volts. According to IHS data, ADI has the leading global market share in security equipment distribution. ADI operates through a distribution network of over 200 stocking locations throughout the world, delivering to over 100,000 contractors. The Distribution segment had net sales of $2,477 million for the year ended December 31, 2017.

ADI distributes a broad selection of SpinCo and third party products to meet customer needs, including:

•	Security products

•	Video Surveillance: IP and high-definition analog cameras, recording and storage devices, video management and analytics software, and related system accessories.

•	Intrusion: Residential and commercial alarm systems, keypads, detection and sensing devices, alarm communication equipment, and related systems accessories.

•	Access Control: Access control panels and software, readers, credentials, locking hardware, gate control, intercoms and related system accessories.

•	Other products

•	Fire and Life Safety: Fire alarm control panels, fire detection equipment, fire notification equipment, manual call points/stations and related system accessories.

•	Wire, networking and professional audio visual systems.

In addition to our own Security & Safety products, ADI distributes products from industry-leading manufacturers including Assa Abloy, Axis Communications, Honeywell and Nortek Security & Control, and ADI also carries a line of private label products. ADI sells these products to contractors that service non-residential and residential end-users. Management estimates that in 2017 approximately two-thirds of ADI net sales were attributed to non-residential end markets and one-third to residential end markets.

Distribution Segment: Net Sales for the year ended December 31, 2017

By Geography	By Product Category

(1)	Americas represents North and South America. EMEA represents Europe, the Middle East and Africa. Other principally represents India.
(2)	Other includes fire and life safety, wire, networking and professional audio visual systems.

History of Innovation

We have a long history of innovation and industry firsts in our Comfort & Care and Security & Safety markets and have a reputation for providing trusted, tested and proven products and solutions. We trace some of our innovations as far back as the 1880s when we invented the predecessor to the modern thermostat. From the first clock thermostats to the world’s first gas burner control, we have consistently driven progress and innovation in home comfort and security, including the introduction of the iconic T-86 “Round” thermostat in 1952. In 2000, we acquired the ADEMCO business, a leader in monitored burglary and fire alarm systems with roots back to 1929 and the early days of wired burglar alarms, expanding our presence in fire and security systems.

In the 1980s, ADEMCO developed the first reliable wireless security system and sensor and the AlarmNet radio technology that served as the first affordable back-up and alternative to alarm transmission over telephone lines. Through ADI, we introduced large-scale wholesale security products distribution, and now contractors of all sizes count on ADI for convenient access to low voltage security products, local inventory, e-commerce ordering, as well as product training and the extension of credit.

SpinCo was the first company to introduce professionally-monitored residential smoke and carbon monoxide detection systems. We also invented the popular Dual Tech detector to detect both motion and heat from an intruder, and we were the first to widely deploy an alarm platform with cloud services to consumers and a mobile app for home security monitoring. As the world becomes more connected and mobile, we believe we are well positioned to extend our track record of delivering leading solutions for the home, combining our experience and expertise in hardware and sensor technology with a focus on world-class excellence in software.

Our Strengths

We believe we benefit from the following competitive strengths:

I.	Global Leader with Iconic Brand and Unparalleled Presence in the Home

Our iconic Honeywell brand is globally recognized for quality, innovation, security and reliability. Our products and solutions are present in over 150 million homes worldwide and we believe, based on management estimates, that we have the leading global market position in thermostats and residential security products and in security products distribution. Our solutions are installed in more than 15 million homes annually, allowing SpinCo to launch innovative technologies and services at scale. Our leading position extends to our connected platform, where we currently have over 4.7 million connected customers and 30 million sensors generating over 250 billion data transmissions annually.

The brand recognition associated with our installed base provides an additional opportunity for expansion with new connected products and solutions, and after the Spin-Off, we will retain the right to market and sell these products under the Honeywell Home brand pursuant to a 40 year license agreement with Honeywell. We are actively facilitating the transition of our customers and end-users from traditional to connected products by transforming our product portfolio, educating professional installers, creating value for OEMs and engaging consumers. Through these efforts, we have increased the portion of our product sales generated by connected solutions to approximately 37% in 2017. Gartner projects the connected things consumer segment will grow from approximately four billion in 2016 to more than 12 billion in 2020.

II.	Broadest Portfolio Providing Innovative End-to-End Solutions Across Comfort & Care and Security & Safety with Domain and Regulatory Standards Expertise and Differentiated Technology

Our comprehensive Products portfolio provides end-to-end solutions that focus on critical needs within the home, where product reliability and ease of use are of utmost importance. This portfolio is comprised of traditional product offerings as well as a growing connected offering. Our deep domain expertise allows us to consistently provide trusted, tested and proven solutions that meet robust standards for cybersecurity and regulatory, as well as certification standards for devices addressing critical life safety needs. Our portfolio distinguishes us from our competitors, most of whom focus on niche solutions within the home. We provide solutions that address multiple consumer connected home needs under a common platform. As new devices and use-cases emerge, we believe the continuing development of our common platform across devices and all levels of connectivity (device, software, cloud, analytics and consumer interface) will become vital to ensure a seamless and reliable experience. Our broad portfolio also enables us to achieve profitable economies of scale in production, distribution and speed to market while making us a “go to” partner in the smart home ecosystem. However, after the Spin-Off our economies of scale with respect to the Products segment may be diminished with respect to certain purchasing activities, such as IT infrastructure and other support services, as compared to when we were a part of Honeywell.

Our innovation is supported by the SpinCo User Experience design group, which creates value by understanding and translating the needs of consumers and channel partners to develop intuitive, desirable and brand differentiated end-to-end experiences. Our products are regularly recognized in professionally judged international design competitions, winning the highly coveted iF Design Award, Red Dot Design Award and the IDEA Design Award over a dozen times since 2015.

We believe our product quality philosophy, which combines rigorous internal testing with external certification of our products, gives us a competitive advantage. Our laboratories are certified for testing to meet various industry standards, such as UL, CSA Group and Intertek, combining SpinCo’s internal testing resources with these agencies’ global recognition to substantially reduce time-to-market for new solutions and to help ensure quality and reliability.

Our Secure Software Development Lifecycle initiative sets a robust protocol for establishing and enhancing product and system cybersecurity at the outset of, and throughout, product development and for responding to potential vulnerabilities in existing products.

We have over 1,300 engineers creating innovative solutions in dedicated software centers of excellence located in Atlanta, Georgia, Bengaluru and Madurai, India and other locations. Our deep domain expertise, proprietary technology and brands are protected by a combination of patents, trademarks, copyrights, trade secrets, non-disclosure agreements and contractual provisions. We own approximately 3,000 proprietary worldwide active patents and pending patent applications.

III.	Major Player in the Connected Home, Providing Solutions that Seamlessly Integrate with Leading Smart Home Players

Our broad suite of connected solutions allows end customers to use mobile apps to control their thermostats, security systems, cameras and home automation devices such as electronic locks, lights and garage doors. We currently service over 4.7 million connected customers and transmit over 40 million consumer notifications, including more than two million security panel signals, every day. Adoption rates of our connected home solutions in the future will depend on a number of factors, including development of competitive and attractive products and the cost to customers of installation of new solutions or upgrade or renovation from older connected platforms or products. We are well positioned to leverage the growing demand for connected home solutions with our innovative products that are easy to purchase, install and deploy within the broader smart home ecosystem including our thermostats portfolio. We expect to benefit from the over 17% CAGR projected by IDC for connected thermostats over the next five years. Beyond that, our expanding portfolio of self-installed and self-monitored solutions such as the Smart Home Security System and Lyric Cameras are well positioned to participate in the growth of DIY solutions unit sales which according to IHS are expected to grow at a rate of over 20% per year from 2015 through 2020. In security, we continue to see strong support for our professionally-installed and monitored solutions.

Our systems integrate easily with the most widely used home automation systems, including Amazon Alexa®, Apple HomeKit®, Google Home® and Samsung SmartThings®. We have one of the widest portfolios of Apple HomeKit enabled connected products and were the first company whose security system communicated with the Apple HomeKit ecosystem. We plan to continue to expand the range of our ecosystem partners through, among other things, the “Works with Honeywell” program which currently has 3,000 third party developers creating mobile apps that integrate with our solutions. Approximately one in six of our users already connect their systems to partner APIs (application programming interfaces) or solutions from other manufacturers through this program, and we believe that the openness of our architecture and adaptability of our products reduce contractor training and installation time, which further enhances end-user demand for our products.

IV.	Well Positioned to Serve Professional, OEM and Consumer Channels

We have a multi-channel strategy to serve end-users through our professional contractors, OEMs, retail and e-commerce partners that allow end-users and consumers to purchase our products in ways that suit their needs, whether directly for DIY or through a professional installer.

Our security and Comfort & Care solutions are generally installed professionally, and our channel partners rely on our high-quality OEM parts for repair and remodel services to meet their customers’ needs. We have deep and long-standing relationships, many of which extend over 20 years, with our global contractor base and we continually strengthen and renew these relationships through various channel management and training programs. For example, Contractor Pro (loyalty program) has over 29,000 participants and has been a leading industry program for 14 years. Our training programs include Homes University (technical training) and S.T.E.P.S. (sales training). In 2017, through our trainings, we educated more than 31,000 contractors and distributors.

Some of these training offerings include:

Selected Programs	Description
CONNECT is the largest independent dealer event in the security market. For more than 25 years, we have hosted this event to bring together independent dealers from around the Americas to take part in education, networking and celebration. With approximately 1,000 customers in attendance, CONNECT is an important annual dealer event. Our Authorized Dealers look forward to this event each year and depend on it to keep them informed of the latest trends in our industry, solutions and best practices from security companies from around the country.
LiveWell is an indoor air quality training program for Comfort & Care contractors. The program, focused on indoor air quality thought leadership, is designed to train contractors not only on indoor air quality (“IAQ”) but also deliver comfort for the whole home using our products and services. The program includes on-line training courses, videos, demonstrations and eLearning, designed to enable contractors to provide expert advice and solutions to customers to improve IAQ and comfort in the home, ultimately driving better engagement with customers and growing their business.
The Honeywell Authorized Dealer (“HAD”) program is the largest independent network of security and fire dealers, with over 300 member companies across the U.S., Canada and Latin America. Structured with a tiered reward program, HAD rewards dealers based on their commitment to the program and our portfolio of products. From the power of the Honeywell brand, to specially designed training, networking events, co-op advertising, and marketing development funds, members receive extensive support and the opportunity to network with the foremost independent security dealers.
Now in its twenty-fifth year, the ADI Expo program is the industry’s largest one-day educational and sales event dedicated to providing ADI customers with the tools, education and resources they need to grow their business. Free of charge to all industry professionals, ADI Expos provide the opportunity for our customers to meet and learn from a broad range of industry vendors, attend seminars, and earn continuing education credits. In 2017, ADI held over 80 Expos, providing a full day of educational seminars, product exhibits, networking opportunities and Expo day-only specials on technology from leading industry manufacturers.
S.T.E.P.S. to Success Sales Training Program	S.T.E.P.S. is a sales-focused program designed to teach residential and light commercial contractor professionals how to engage their customer base by providing customized product and service offerings that their customers want, need and will pay for. The objective of the S.T.E.P.S. to Success Program is increased accessory sales, higher-end system installations and more service enhancements, as well as to assist contractors that attend the program with generating more business, increasing their average ticket price and securing long-lasting customer relationships.

Contractor Pro is a loyalty program for contractors. Members of Contractor PRO earn rebate points on every qualifying SpinCo product purchase. With Contractor PRO, contractors enjoy a variety of benefits including: exclusive tech support, online referrals, free sales literature, personal use product discounts, regular communications about promotions and account upgrades. This program is designed to enable contractors to drive engagement and generate more revenue.
Homes University	Homes University is a three day, hands-on training course designed to show contractors and distributors the benefits of our products. The course educates managers, sales representatives, counter staff, and installers about selling the appropriate product features and benefits, install and wire product solutions, and identify opportunities to meet the needs of consumers. The course is taught by experienced instructors including our technical product specialists and Comfort & Care industry experts and consists of lecture-discussion, hands-on lab exercises and advanced multimedia presentations for maximum learning effectiveness.

We also have long-standing relationships with important OEMs and service providers such as ADT Security Services, United Technologies and A.O. Smith Corporation. A number of these relationships extend more than 25 years, including some spanning over 40 years. These deep partnerships are possible because OEMs value our design capabilities, innovation, domain expertise, supply chain capabilities and product quality.

Our DIY and self-install products are sold through retail channels including direct-to-consumer, e-commerce and brick and mortar locations, such as The Home Depot, Lowe’s, Amazon.com, Walmart and Kingfisher. Our award-winning, best-selling thermostats are our most recognizable products and we market certain models directly to end consumers. Growth of the retail market, including the self-installed or do-it-yourself and e-commerce markets could affect our business by attracting new competitors. In addition, growth of these retail markets relative to the professional installation markets may negatively impact our margins.

V.	Pre-eminent Global Distributor of Security, Safety and Other Low Voltage Products

According to IHS, ADI has the leading global market share in security equipment distribution. ADI distributes a wide offering of low voltage product categories comprised of over 350,000 products from over 1,000 manufacturers, all supported by a disciplined category management process to ensure our offerings are comprehensive and meet the needs of important customer segments. ADI’s sizable market share, coupled with its breadth of inventory, creates opportunities for security contractors in particular to identify and purchase complementary ADI product offerings. ADI has over 200 stocking locations across 17 countries, supplemented by a customer friendly e-commerce platform that serves a customer base of over 100,000 contractors. Our extensive global footprint, combined with our strategic supplier relationships and focus on customer service, enables ADI to effectively serve both local and national customers with a range of product and service solutions. Additionally, we believe being the largest distributor of security equipment results in meaningful procurement efficiencies and that ADI’s offering of a line of private label products further enhances our margin profile. However, after the Spin-Off our economies of scale with respect to the ADI business may be diminished with respect to certain purchasing activities, such as IT infrastructure and other support services, as compared to when we were a part of Honeywell.

Manufacturers/Suppliers

ADI is an important channel to market for third party manufacturers, whose products represent a significant majority of ADI’s net sales. Through our global network of branches, inventory stocking programs and over

1,000 sales representatives, each of whom are highly trained in the brands and products that we distribute, we help manufacturers grow their business by facilitating direct and relevant engagement with our customers. We provide manufacturers the ability to offer in-store selling tools, such as interactive product displays and demonstration equipment, that help contractors evaluate products before purchase. We also offer branch stocking programs, which manufacturers use to make their products available in local markets, and provide local market inventory to serve contractors who require same day fulfillment. We believe this strong value proposition supports our position as a preferred channel to the market for leading industry manufacturers.

Contractors/Customers

ADI’s global presence enables the delivery of supply chain services that help contractors reduce their procurement costs, better manage working capital through the advancement of credit, and operate more efficiently. For example, we offer services such as job kitting and staging, IP device programming, 24/7 pick-up anytime lockers and one-hour pick up service at ADI branches for online orders. We also offer convenient electronic ordering options, which accounted for approximately 17% of our ADI net sales for the fiscal year ended December 31, 2017.

These services and convenient ordering options, combined with our global presence of more than 200 stocking locations, allow us to serve a range of customers across geographies and be a single source of supply for contractors in the industry. We also help our customers grow their businesses through services such as pre-sales technical support, product certifications and trainings, project support and knowledgeable sales specialists including third party certified systems design specialists. In 2017, we offered more than 1,500 manufacturer and industry association led training opportunities. Many of our trainings were conducted at ADI Expos, which are the largest series of one-day product showcase and training events in the security industry where manufacturers present the latest technology to our customers. In 2017, we held more than 80 ADI Expos globally, delivering more than 300 Continuing Education Unit accredited programs.

Inside an ADI Branch

VI.	Consistent Revenue Growth and Strong Segment Performance Supported by Best-in-Class Honeywell Operating System (“HOS”)

We believe we have an attractive financial profile highlighted by our diversified revenue streams, strong segment profits and limited capital expenditure needs. We have delivered strong net sales growth over the period from 2013 to 2017, during which our net sales grew at a CAGR of 3.7%. In addition, the overall nature of our business is not capital intensive. For the years 2015 to 2017, our capital expenditures averaged 1.3% of our net sales.

Our financial performance is underpinned by the foundation of the Honeywell Operating System (“HOS”). HOS is ingrained in our organization and was founded on the lean and six sigma principles of continuous improvement in quality, delivery, cost, growth and innovation, and we plan to continue the HOS model after the Spin-Off. Our commitment to HOS has resulted in improved manufacturing productivity, more rapid product innovation and increased cost efficiencies. Important parts of our supply chain are strategically positioned in low cost regions that are located in or near key markets, consistent with a strategy of optimizing our supply chain and reducing delivery times. We have extended HOS concepts beyond lean manufacturing to our Distribution business, customer service and product development areas. We are applying these practices to develop global platforms to drive standardization for scale and cost efficiency, while at the same time incorporating key technologies and functionalities to drive speed and faster innovation for customers.

The Company’s future growth may be limited due to the substantial indebtedness we expect to incur in connection with the Spin-Off and our payments under and the terms of the Indemnification and Reimbursement Agreement, as well as other risks which we may be presently unable to predict. See “Risk Factors.”

Our Growth Strategies

I.	Continue to Develop Innovative New Products and Solutions

We are developing new, innovative products and solutions across Comfort & Care and Security & Safety to grow our core business and differentiate ourselves from our competitors. Over the past three years, we have launched over 200 new products such as the Lyric family of connected home solutions, which includes thermostats, water leak detectors and awareness cameras. Our next generation alarm systems are expected to launch in late 2018. We have also launched cloud service offerings such as AlarmNet 360 and Total Connect 2.0 that allow consumers to control their systems remotely and contractors to provide efficient installation, maintenance and support services. We plan to further expand our portfolio by bringing to market an extensive set of new solutions for everyday problems, including remote furnace and boiler monitoring, smart vents, shut-off valve solutions, battery-operated video motion cameras and a residential global intrusion system. While we believe we are well positioned to capitalize on future trends and opportunities for innovation, the constantly evolving needs of our customers make it difficult to predict the pace or scope of future technological developments and our business may be affected if our new products or upgrades are not adopted by consumers. We collaborate with consumer driven technology companies that have market-leading, complementary offerings such as August (door lock) to provide our customers with a seamless experience, which in turn supports customer acquisition and retention. Our systems are compatible with the most widely used home automation systems, including Amazon Alexa®, Apple HomeKit®, Google Home® and Samsung SmartThings®. Our compatibility with these platforms, some of which are owned by competitors and may compete with our solutions, has helped anchor our devices in millions of homes around the world, and we expect these relationships to continue to drive growth.

We employ Agile methods for software development, and are developing a single mobile application which, together with our global platforms, is designed to enable faster introduction of new products and implementation of new features while driving cost efficiencies through our global scale. At the same time, our Secure Software Development Lifecycle initiative sets a robust protocol for establishing and enhancing product and system cybersecurity at the outset of, and throughout, product development and for responding to potential vulnerabilities in existing products.

II.	Continue to Invest in and Grow with Professional and OEM Channel Partners

Our professional channel partners are an integral part of our sales and go to market strategy, and we invest in their growth to help drive our product sales. While the DIY and e-commerce markets for our solutions continue to grow, the vast majority of our products are installed professionally through our contractor and OEM channels. We plan to continue to extend growth in these professional channels through channel partner marketing programs, designing solutions with simplified installation and maintenance, and by helping contractors provide better service to the end customer. We plan to continue investment in these programs, as well as to provide enhanced sales and technical training, hiring and talent development for our contractors. For example, we host the annual CONNECT national conference, the largest independent dealer event in the security industry which gives security contractor partners the opportunity to share best practices and participate in specialized trainings. In addition, our plan is to continue to develop new relationships with leading channel partners, using these strategies to expand our presence in the market in all regions. We plan to continue to collaborate with OEM channel partners to provide design services, bring to market new technologies and deliver innovative, connected solutions that increase the lifetime value of their equipment. For example, we plan to deliver remote diagnostic capabilities for furnaces and water heaters that will enable technicians to resolve problems quickly and improve equipment uptime.

III.	Leverage Connected Home Expertise to Grow Software and Services Revenue

We believe we are well positioned to benefit from the growing demand for connected solutions in homes due to our breadth of offerings, customer reach and strong brand. As consumer preferences drive increasing demand for connected home solutions, we believe our portfolio of end-to-end solutions will become increasingly important. Compelling connected home use cases require careful orchestration of multiple solutions to create an ecosystem that can be reliably accessed by consumers on a common platform. A seamless experience is a key differentiator relative to single-purpose product providers.

We plan to further enhance the customer value proposition by expanding remote functionality and real-time access to information and analytics that help the end-user control their home environment. We also intend to support this effort by extending our suite of proprietary service offerings as well as the range of options for controlling our devices in conjunction with third party systems. These innovations require that we navigate a complex and changing technological and regulatory landscape.

We have recently launched SaaS subscription services to consumers and intend to grow through services such as video storage, energy management and automated replenishment services. We also provide PaaS offerings such as AlarmNet and Total Connect as fee-based services to the professional channel to enable remote management, control and monitoring of security systems, and plan to provide Honeywell Home, a global cloud and application platform for use by consumers and professional channel partners. We intend to consolidate our service offerings under Honeywell Home to increase scale efficiencies and improve speed to market with new features and enhancements and to drive global expansion of connected offerings and services. This platform is expected to make it easier for partners to integrate with our solutions, and allow SpinCo to host third party connected products in our cloud as well as enable faster implementation of new connected device products and services such as demand response and security monitoring services, allowing them to use the ecosystem of their choice and providing customers with energy savings, security and peace of mind. This platform will enable meaningful new services for our professional channels, our connected consumers and third parties that value the insights derived from data. Connectivity also enables data analytics and DaaS, which allows service technicians to provide after-sales services in the form of remote diagnostics and preventive maintenance and also enables them to resolve more problems on the first service call. Furthermore, our LifeCare telehealth DaaS enables remote patient monitoring and assists hospitals in significantly reducing readmission rates. We believe analytics provide a growing service revenue opportunity.

IV.	Expand Presence of Product Portfolio Through Alternative Channels and Geographies

According to IHS, DIY and self-installed solutions unit sales are expected to grow by over 20% per year from 2015 through 2020. We are increasing our presence in retail and e-commerce channels by expanding our range of partners and the breadth of products with self-install capabilities, such as Lyric Thermostats and Cameras and the Honeywell Smart Home Security System.

We are developing new relationships with utilities, insurance providers, telecom and cable companies, homebuilders and property managers for multifamily residences, all of which are looking to provide value-added services to their customer base. For example, utilities offer our connected thermostats for energy demand management and insurance companies offer water leak detectors for risk mitigation of property damage and to reduce claims. Our connected home solutions help property managers remotely manage heating and cooling to reduce energy costs and help homebuilders improve the commercial value of new homes.

We plan to expand our presence in certain HGRs as favorable macro trends such as urbanization, improving living standards and growing internet and smartphone usage support adoption of our solutions. As large, growing markets, China and India present near-term opportunities to grow with our professional and OEM channel partners. Local legislation, driven by safety and security concerns, should also provide an opportunity to expand our presence in the Middle East and Latin American regions. We expect to localize our portfolio in HGRs, primarily by investing in tailored solutions to be competitive in local markets. However, competition in HGRs is often intense, which may affect our ability to execute our strategy.

V.	Grow ADI by Expanding Geographic Footprint, Product Categories and Services

We intend to increase our geographic footprint for distribution by expanding our presence in markets where we already operate and entering selected new geographies within established distribution markets. We plan to implement this by opening new branches, deploying field sales and telesales teams, and taking advantage of e-commerce opportunities. For example, we have established a strong foundation in India, where according to IHS we already have a market share of approximately 18% and the distribution market is expected to grow at an approximate 11% CAGR from 2016 through 2021.

We intend to continue expanding our portfolio of core and adjacent products that are relevant and attractive to our customers to drive incremental sales across our existing footprint. In 2016, we added professional audio visual products, a growing and attractive product category to respond to customer demand and since then we have added many well-recognized brands to supplement our core product lines, including Kantech access control systems, Code Blue emergency communications, Seagate storage solutions, Sonos wireless audio, and LG professional displays. We have also added a line of new ADI private label products.

We intend to continue to introduce new value-added services and electronic ordering options to deepen relationships with our contractors. Recently, we launched a feature called “Shop My Branch”, which allows customers to shop and place orders for products that are specifically available in their local branch, along with a one-hour pick up service for orders placed online or through the ADI app. We also plan to continue to improve our capabilities in electronic data interchange (“EDI”) through our customized integration with SedonaOffice, a leading business management software for security companies, which allows contractors to establish electronic data transmission with ADI without requiring significant IT support.

VI.	Accelerate Growth Through Selective Strategic Acquisitions

We intend to selectively pursue acquisitions that will broaden our product portfolio, gain access to new technologies, expand our geographic footprint and enhance our position in strategic market segments. For example, our acquisition in 2016 of RSI Video Technologies, a company that manufactures battery-powered cameras, allowed us to offer security solutions that combine video clips and motion sensors to provide video alarm verification, which mitigates false alarms, a key differentiator in our security platform. The substantial indebtedness we expect to incur in connection with the Spin-Off and our payments under and the terms of the Indemnification and Reimbursement Agreement may limit our ability to successfully pursue certain transactions.

Industry Overview

Our Markets

Our business operations are conducted through two segments, Products and Distribution, serving multiple customer segments through multiple channels. We separate our Products segment into Comfort & Care and Security & Safety. Through ADI, we are a distributor of security and low voltage products such as video surveillance, intrusion, access control, and fire and life safety.

Trends and Drivers

We believe our addressable markets benefit from several favorable trends:

•

Growth in Residential Construction and R&R. Recent years in the U.S. have been characterized by rising new housing starts and an increase in investment in residential construction. According to the U.S. Census Bureau, new housing starts reached 1.2 million units in 2017, growing at a CAGR of approximately 10% since 2009. However, new housing starts remain significantly below the long term annual median of 1.5 million units since 1960, and we believe this represents significant growth potential over the next several years. The NAHB projects that new housing starts will grow at a CAGR of approximately 4% through 2019. Additionally, per the BEA, R&R spend, as measured by U.S. RPFI, has grown at a CAGR of approximately 8% since 2009 to reach approximately $748 million in 2017. U.S. RPFI as a percentage of U.S. GDP reached 3.9% in 2017, but remains below the long term median of 4.5% since 1960, which we believe represents significant growth potential over the next several years. Continued growth in residential housing spending has the potential to generate increased demand for home comfort and security products and services.

•

Energy Efficiency and Safety Megatrends. Higher energy efficiency standards, driven by legislation, industry and consumer preferences, are leading to faster adoption of advanced energy control devices for furnaces, boilers and cooling equipment. Similarly, legislation in the area of fire safety is driving greater use of smoke and carbon monoxide detection and monitoring.

•

IoT and Proliferation of Connected Devices. The connectivity driven by the Internet and various communication protocols and technologies, such as Wi-Fi, Bluetooth, Z-Wave and Zigbee, has led to a massive expansion in the number of connected devices and enables the expansion of DIY solutions available to homeowners. According to Statista, the IoT installed base worldwide is expected to grow from 20 billion connected devices in 2017 to over 75 billion connected devices in 2025. The desire to monitor and control devices remotely through cloud based applications is creating a growing market for connected solutions.

•

Mobile Lifestyle and Ubiquity of Broadband. The proliferation of smartphones, tablets, and high speed, high bandwidth data networks including 4G, LTE, next generation 5G and other wireless technologies have changed the way people communicate, use information and manage various applications in their lives. Consumers are increasingly expecting a similarly convenient and mobile experience to manage their homes and businesses.

•

Cloud and Connectivity Infrastructure. Advances in cloud technologies, software and wireless technologies have improved reliability and enabled efficient scale in a way that facilitates delivery of connected home services at an exponential rate. The ability to provide such services at an affordable price is helping grow the connected solution market.

•	Big Data and Data Analytics Capabilities. The increasing number of connected devices combined with the decreasing cost of connectivity, results in the generation of vast amounts of data related to equipment operation and consumer interaction with these devices. Synthesizing this information provides useful insight for manufacturers, contractors and service providers to diagnose and fix problems quickly, schedule preventive maintenance, and provide better customer service.

•

Need for Technical Expertise and Training. New technologies, fueled by the proliferation of connected devices, require greater technical know-how to design, install and maintain. Contractors, therefore, increasingly rely on distribution partners and manufacturers to provide design services, product and services consultation and training to support their business needs.

•

Demand for Same Day Order Fulfillment. Contractors are increasingly being asked to install complex inter-connected systems. As a result, they tend to place frequent orders across a broad range of low voltage technologies and depend on distributors and manufacturers to stock these products locally for immediate fulfillment.

•

Non-Residential Construction and Equipment Replacement. The majority of our distribution sales are to non-residential end markets, driven by investment in construction and equipment replacement. Adjusted for inflation, total non-residential construction remains 14% below peak levels. According to JP Morgan estimates, annual non-residential construction is expected to grow at a CAGR of approximately 3 to 4% through 2019. Sustained strength and further growth in new and replacement non-residential construction could lead to increased demand for low voltage products.

Addressable Markets

Products and Solutions

The elements of the addressable market for Comfort & Care products and solutions are analyzed by IHS, Navigant and BSRIA. Based on management analysis of these sources, we believe that the total addressable market is approximately $10 billion in annual sales for 2018, of which $0.6 billion is comprised of services associated with Comfort & Care solutions which includes demand management and telehealth.

The elements of the addressable market for Security & Safety products and solutions are analyzed by IHS and management estimates. Based on management analysis of this source, we believe that the total addressable market is approximately $4.5 billion in annual sales for 2018, of which $1.1 billion is comprised of services associated with Security & Safety solutions which includes security monitoring services and remote video services.

Distribution

Based on IHS, we estimate that the global total addressable market for the security and low voltage products (which includes video surveillance, intrusion, access control and fire and life safety) distribution market is approximately $20 billion in sales in 2018.

Materials and Suppliers

The most significant purchased materials used in the manufacture of our products are copper, steel, aluminum, plastics, printed circuit boards, semiconductors and passive electronics. Purchased materials cover a wide range of supplier value-add from raw materials and single components to subassemblies and complete finished goods, and there is considerable expenditure on both commercial off-the-shelf and make-to-print items. Although execution of material substitutions or supplier changes may be resource intensive, there are few instances of sole-source materials. Alternatives usually exist in the event that a supplier becomes unable to provide material. Unforeseen shortages and supply disruptions occur from time to time but are typically manageable such that adverse impact to customers can be avoided. At the same time, raw material price fluctuations, the ability of key suppliers to meet quality and delivery requirements, or catastrophic events can increase the cost of our products and services, impact our ability to meet commitments to customers and could have an adverse effect on our business, financial condition, results of operations and cash flows. See “Risks Relating to Our Business—Raw material price fluctuations, the ability of key suppliers to meet quality and delivery requirements, or catastrophic events can increase the cost of our products and services, impact our ability to meet commitments to customers and cause us to incur significant liabilities.”

Inventory

Our inventory levels vary by distribution channel. We typically maintain approximately three to five weeks of inventory for retail distribution, one to two weeks of inventory for professional installer and distributors and two to four weeks of inventory for OEMs. In addition, ADI operates over 200 stocking locations globally and is contractually obligated to maintain four weeks of inventory for certain customers.

Customers

The end-users for our products are residential and commercial consumers throughout the world. We reach these end-users through sales to professional installers and OEMs, and through retail distribution including e-commerce. The global customer base for the Products segment includes over 150 million homes globally, with over 15 million installations annually. Our products and solutions are carried by major distributors in our relevant industries across North America and Western Europe, including our ADI business. Our retail products are carried by the top retailers in their respective markets, including, in the Americas, The Home Depot, Lowe’s and Amazon.com, and in EMEA, Kingfisher and Pflieger. We also have relationships with over 1,200 OEMs.

In the distribution segment, ADI has a customer base of over 100,000 contractors and covers a variety of product categories comprising of over 350,000 products from over 1,000 leading manufacturers.

Regulatory and Environmental Compliance

We are subject to various federal, state, local and foreign government requirements relating to the protection of the environment. We believe that, as a general matter, our policies, practices and procedures are properly designed to prevent unreasonable risk of environmental damage and personal injury and that our handling, manufacture, use and disposal of hazardous substances are in accordance with environmental and safety laws and regulations. However, mainly because of past operations and operations of predecessor companies, we, like other companies engaged in similar businesses, have incurred remedial response and voluntary cleanup costs for site contamination and are a party to lawsuits and claims associated with environmental and safety matters, including past production of products containing hazardous substances. Additional lawsuits, claims and costs involving environmental matters are likely to continue to arise in the future.

As of December 31, 2017, we have recorded a liability for environmental investigation and remediation of approximately $537 million. We do not currently possess sufficient information to reasonably estimate the amounts of environmental liabilities to be recorded upon future completion of studies, litigation or settlements, and we cannot determine either the timing or the amount of the ultimate costs associated with environmental matters, which could be material to our combined results of operations and operating cash flows in the periods recognized or paid. However, considering our past experience and existing reserves, we do not expect that environmental matters will have a material adverse effect on our combined financial position.

Furthermore, we will be required to indemnify Honeywell in amounts equal to 90% of payments, which include amounts billed, with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Indemnification and Reimbursement Agreement” for more information.

Employees

We estimate that as of the effective date of the Spin-Off, we will have approximately 14,500 employees. As of December 31, 2017 approximately 12% of our employees were covered by collective bargaining agreements and represented worldwide by numerous unions and works councils. We believe that our relations with our employees and labor unions have generally been good.

Seasonality

Our business experiences a moderate level of seasonality. Sales activity is generally lowest during the first calendar quarter when it is winter in the majority of our geographical markets.

Properties

Our corporate headquarters will be located in                .

We own or lease 18 manufacturing sites, 37 other sites, including offices, engineering and lab sites, 202 stocking locations and three warehouses. The following table shows the regional distribution of these sites:

	Americas	Asia Pacific	EMEA	India	Total
Manufacturing	8	1	8	1	18
Other (Including Offices, Engineering and Labs)	12	5	17	3	37
Stocking Location	115	—	72	15	202
Warehouse	1	—	2	—	3

We also lease or sub-lease one manufacturing site, ten other sites, including offices, engineering, and lab sites and two warehouses from Honeywell. The following table shows the regional distribution of these sites:

	Americas	Asia Pacific	EMEA	India	Total
Manufacturing	—	—	1	—	1
Other (Including Offices, Engineering and Labs)	1	—	8	1	10
Warehouse	2	—	—	—	2

We also contract with fourteen warehouses that are owned and operated by third parties. The following table shows the regional distribution of these sites:
	Americas	Asia Pacific	EMEA	India	Total
Warehouse	—	—	1	13	14

In addition, Honeywell leases or subleases four manufacturing sites and three other sites, including offices and engineering sites, from us. The following table shows the regional distribution of these sites:

	Americas	Asia Pacific	EMEA	India	Total
Manufacturing	2	—	2	—	4
Other (Including Offices and Engineering)	2	—	1	—	3

In addition, Honeywell uses space in our                located in                . We intend to enter into one or more site sharing and services agreements with Honeywell under which we and Honeywell will allow each other to use certain shared                facilities for specified fees. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell—                ”.

For information on the lease by our ADI business of an administrative office building in Melville, New York, see “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Other Arrangements.”

We believe our properties are adequate and suitable for our business as presently conducted and are adequately maintained.

Research and Development (“R&D”) and Intellectual Property

We have dedicated software centers of excellence in Atlanta, Georgia and Bengaluru and Madurai, India. In addition, our laboratories are certified to meet various industry standards, such as through UL, enabling us to test products internally. We also have a user experience design group, that consists of researchers and product and user experience designers across three studios in Golden Valley, Minnesota; Bracknell, United Kingdom; and Bengaluru, India. As of December 31, 2017, we employed over 1,300 engineers. Our total R&D expenses were approximately $120 million, $106 million and $110 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Our deep domain expertise, proprietary technology and brands are protected by a combination of patents, trademarks, copyrights, trade secrets, non-disclosure agreements and contractual provisions. We own approximately 3,000 worldwide active patents and pending patent applications to protect our R&D investments in new products and services. We have and will continue to protect our products and technology by asserting our intellectual property rights against third party infringers. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Agreements Governing Intellectual Property.”

Acquisitions

In March 2016, we completed the acquisition of RSI Video Technologies (“RSI”), a leading provider of wireless battery-powered motion detectors, for an aggregate price of $124 million in cash and $2 million in contingent consideration. RSI was acquired to enhance our ability to meet increasing global customer need for video verification and also provides a DIY offering combined with professional monitoring. RSI identifiable intangible assets are being amortized over their estimated lives ranging from 10 to 14 years using straight line and accelerated amortization methods. See Note 4. Acquisitions to our historical Combined Financial Statements.

In December 2015, Honeywell completed the acquisition of the Elster Division of Melrose Industries plc (“Elster”), a leading provider of thermal gas solutions for commercial, industrial and residential heating systems and gas, water and electricity meters, including smart meters and software and data analytics solutions for an aggregate value, net of cash acquired, of approximately $4,899 million. As part of this transaction, we acquired the residential thermal business of Elster for an aggregate value of $196 million in cash. See Note 4. Acquisitions to our historical Combined Financial Statements.

Competition

Our industries and markets are highly competitive. In our Products segment we compete with global, national, regional and local providers of our products, services and solutions, including established manufacturers, distributors and service providers, as well as new entrants in particular in connected home and smart products. In our Distribution segment we compete against manufacturer direct sales, other distributors and other sellers, including retail and e-commerce. The most significant competitive factors we face are product and service innovation, reputation of our Company and brands, sales and marketing programs, product performance, quality of product training and events, product availability, speed and accuracy of delivery, service and price, technical support, credit availability and product reliability and warranty.

In addition to current competitive factors, there may be new market entrants with non-traditional business and customer service models or disruptive technologies and products, resulting in increased competition and changing industry dynamics. See “Risk Factors—Risks Relating to Our Business—The market for connected home solutions is fragmented, highly competitive, continually evolving and subject to disruptive technologies.”

Legal Proceedings

We are subject to various lawsuits, investigations and disputes arising out of the conduct of our business, including matters relating to commercial transactions, government contracts, product liability, prior acquisitions and divestitures, employee benefit plans, intellectual property, and environmental, health and safety matters. We recognize a liability for any contingency that is probable of occurrence and reasonably estimable. We continually assess the likelihood of adverse judgments of outcomes in these matters, as well as potential ranges of possible losses (taking into consideration any insurance recoveries), based on a careful analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. We do not currently believe that such matters are material to our results of operations.

Additionally, in connection with our entry into the Indemnification and Reimbursement Agreement, we will be required to make payments to Honeywell in amounts equal to 90% of payments, which include amounts billed, with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Indemnification and Reimbursement Agreement” for more information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to help you understand the results of operations and financial condition of the Business for the three and six months ended June 30, 2018 and 2017 and for the three years ended December 31, 2017.

Overview and Business Trends

We are a leading global provider of critical comfort and security solutions primarily in residential environments. Our products consist of solutions in Comfort & Care and Security & Safety categories and include temperature and humidity control, thermal, water and air solutions and remote patient monitoring software solutions as well as security panels, sensors, peripherals, wire and cable, communications devices, video cameras, awareness solutions, cloud infrastructure, installation and maintenance tools and related software. Our ADI Global Distribution business is the leading wholesale distributor of security and low voltage electronic products which include video surveillance, intrusion, access control, fire and life safety, wire, networking and professional audio visual systems. We manage our business operations through two segments, Products and Distribution. The Products segment offerings include our Comfort & Care and Security & Safety products, which, consistent with our industry, has a higher margin profile in comparison to the Distribution segment.

Our financial performance over the last three years has been supported by several macro trends. Steady growth in residential and non-residential construction and growth in renovation and remodeling in the United States has had a positive impact on the growth of our Products and Distribution businesses. The financial performance of our Products business has further benefited from increasing penetration of wireless connectivity and the proliferation of connected devices. The financial performance of our Distribution business has been further aided by increasing contractor needs for training and technical expertise, and increasing demand for same day order fulfilment.

We are entering into certain agreements with Honeywell that did not exist prior to the Spin-Off, such as the Indemnification and Reimbursement Agreement, the Trademark License Agreement, Tax Matters Agreement and Transition Services Agreement, which will cause us to incur new costs. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources,” “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Indemnification and Reimbursement Agreement,” “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Trademark License Agreement,” “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Tax Matters Agreement” and “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Transition Services Agreement” for a description of the material terms thereof.

Basis of Presentation

The accompanying historical Combined Financial Statements included in this Information Statement were derived from the consolidated financial statements and accounting records of Honeywell. These Combined Financial Statements reflect the combined historical results of operations, financial position and cash flows of Homes as they were historically managed in conformity with U.S. GAAP. Therefore, the historical combined financial information may not be indicative of our future performance and does not necessarily reflect what our combined results of operations, financial condition and cash flows would have been had the Business operated as a separate, publicly traded company during the periods presented, particularly because of changes that we expect to experience in the future as a result of our separation from Honeywell, including changes in the financing, cash management, operations, cost structure and personnel needs of our Business.

The Combined Financial Statements include certain assets and liabilities that have historically been held at the Honeywell corporate level but are specifically identifiable or otherwise allocable to the Business.

Additionally, Honeywell provides certain services, such as legal, accounting, information technology, human resources and other infrastructure support, on behalf of the Business. The cost of these services has been allocated to the Business on the basis of the proportion of net sales. The Business and Honeywell consider these allocations to be a reasonable reflection of the benefits received by the Business. Actual costs that would have been incurred if the Business had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. Both we and Honeywell consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefits received by the Business during the periods presented.

Subsequent to the completion of the Spin-Off, we expect to incur expenditures consisting of employee-related costs, costs to start up certain stand-alone functions and information technology systems and other one-time transaction related costs. Recurring stand-alone costs include establishing the internal audit, treasury, investor relations, tax and corporate secretary functions as well as the annual expenses associated with running an independent publicly traded company including listing fees, compensation of non-employee directors, related board of director fees and other fees and expenses related to insurance, legal and external audit.

Our environmental expenses are primarily reported within Other expense in our Combined Statement of Operations, which reflect an estimated liability for resolution of pending and future environmental-related liabilities, calculated as if we were responsible for 100% of the environmental-liability payments associated with certain sites. See Environmental Matters in Note 18. Commitments and Contingencies of Notes to Combined Financial Statements for additional information. In conjunction with the Business’s separation from Honeywell, we plan to enter an Indemnification and Reimbursement Agreement pursuant to which we will agree to indemnify Honeywell in amounts equal to 90% of payments which include amounts billed with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales. Pursuant to this Indemnification and Reimbursement Agreement, we will be responsible for paying to Honeywell such amounts, up to a cap of $140 million in respect of liabilities arising in any given calendar year (exclusive of any late payment fees up to 5% per annum). The payments that the Business will be required to make to Honeywell pursuant to this agreement will not be deductible for U.S. federal income tax purposes. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Indemnification and Reimbursement Agreement.”

Results of Operations for the three and six months ended June 30, 2018 compared with the three and six months ended June 30, 2017

Net Sales

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Dollars in millions)
Net sales	$1,196	$1,096	$2,361	$2,158
% change compared with prior period	9.1%		9.4%

The change in net sales compared to prior year period is attributable to the following:

	Three months	Year to Date
Volume	5.1%	4.8%
Price	1.9%	1.5%
Foreign Currency Translation	2.1%	3.1%

Changed compared with prior period (%)	9.1%	9.4%

A discussion of net sales by segment can be found in the Review of Business Segments section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The foreign currency translation impact for the three and six months ending June 30, 2018 compared to the prior year period was favorable due to the strengthening of both the Euro and British Pound against the U.S. Dollar.

Cost of Goods Sold

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Dollars in millions)
Cost of goods sold	$850	$788	$1,672	$1,539
% change compared with prior period	7.9%		8.6%
Gross profit percentage	28.9%	28.1%	29.2%	28.7%

Three months ended

Costs of goods sold for the three months ended June 30, 2018 was $850 million, an increase of $62 million, or approximately 7.9%, from $788 million for the three months ended June 30, 2017.

This increase was primarily driven by $51 million in higher product cost in the Distribution segment driven by the increase in sales volume.

The increase in gross profit percentage was primarily due to the impact of higher selling prices (approximately 1.3 percentage point impact) and reduced repositioning charges (approximately 1.0 percentage point impact), partially offset by the impact of material inflation, net of productivity (approximately 1.1 percentage point impact) and higher freight cost (approximately 0.5 percentage point impact).

Six months ended

Costs of goods sold for the six months ended June 30, 2018 was $1,672 million, an increase of $133 million, or approximately 8.6%, from $1,539 million for the six months ended June 30, 2017.

This increase was primarily driven by $84 million in higher product cost in the Distribution segment and $53 million in higher direct material cost in the Products segment driven by the increase in sales volume and the strengthening of both the Euro and British Pound against the U.S. Dollar.

The increase in gross profit percentage was primarily due to the impact of higher selling prices (approximately 1.0 percentage point impact), partially offset by the impact of higher inflation, net of material productivity (approximately 0.4 percentage point impact) and unfavorable product mix (approximately 0.4 percentage point impact).

Selling, General and Administrative Expenses

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Dollars in millions)
Selling, general and administrative expense	$217	$218	$429	$433
% of sales	18.1%	19.9%	18.2%	20.1%

Three months ended

Selling, general and administrative expenses for the three months ended June 30, 2018 was $217 million, a decrease of $1 million, or 0.5%, from $218 million for the three months ended June 30, 2017.

The decline in expenses as a percentage of sales was primarily due to the impact of lower selling costs on higher sales volume.

Six months ended

Selling, general and administrative expenses for the six months ended June 30, 2018 was $429 million, a decrease of $4 million, or 0.9%, from $433 million for the six months ended June 30, 2017.

The decline in expenses as a percentage of sales was primarily due to the impact of lower selling costs on higher sales volume.

Other Expense

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Dollars in millions)
Other expense	$123	$51	$176	$100

Three months ended

Other expense for the three months ended June 30, 2018 was $123 million, an increase of $72 million, or 141.2%, from $51 million for the three months ended June 30, 2017 driven by higher environmental-related expenses.

Six months ended

Other expense for the six months ended June 30, 2018 was $176 million, an increase of $76 million, or 76.0%, from $100 million for the six months ended June 30, 2017 driven by higher environmental-related expenses.

Tax Expense

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Dollars in millions)
Tax expense (benefit)	$(28)	$23	$6	$54
Effective tax rate	(560.0)%	59.0%	7.1%	62.8%

Three months ended

The effective tax rate decreased for the quarter year-over-year primarily due to increased tax benefits attributable to currency impacts for withholding taxes on undistributed foreign earnings, adjustments to the provisional tax amount related to U.S. tax reform and decreased income before taxes.

The effective tax rate for the three months ended June 30, 2018 was lower than the U.S. federal statutory rate of 21% from tax benefits related to the internal restructuring of Resideo’s business in advance of its anticipated Spin-Off that resulted in an $18 million reduction in tax expense, currency impacts on withholding taxes on undistributed foreign earnings and adjustments to the provisional tax amount related to U.S. tax reform.

The effective tax rate for the three months ended in 2017 was higher than the U.S. federal statutory rate of 35% as a result of non-deductible expenses.

Six months ended

The effective tax rate decreased for the quarter year-over-year primarily due to increased tax benefits attributable to currency impacts for withholding taxes on undistributed foreign earnings and adjustments to the provisional tax amount related to U.S. tax reform.

The effective tax rate for the six months ended in 2018 was lower than the U.S. federal statutory rate of 21% primarily from tax benefits related to the internal restructuring of Resideo’s business in advance of its anticipated Spin-Off that resulted in an $18 million reduction in tax expense, currency impacts on withholding taxes on undistributed foreign earnings and adjustments to the provisional tax amount related to U.S. tax reform.

The effective tax rate for the six months ended June 30, 2017 was higher than the U.S. federal statutory rate of 35% as a result of non-deductible expenses.

On December 22, 2017, the U.S. enacted tax reform that instituted fundamental changes to the taxation of multinational corporations. As a result of the tax reform, we recorded a provisional tax charge at December 31, 2017 of $156 million related to the mandatory transition tax and $314 million related to taxes on undistributed foreign earnings that are no longer intended to be permanently reinvested. We recorded a provisional amount because certain information related to the computation of earnings and profits, distributable reserves, and foreign exchange gains and losses is not readily available; some of the testing dates to determine taxable amounts have not yet occurred; and there is limited information from federal and state taxing authorities regarding the application and interpretation of the recently enacted legislation. In accordance with current SEC guidance, the Company will report the impact of final provisional amounts in the reporting period in which the accounting is completed, which will not exceed one year from the date of enactment of tax reform.

The impact of legal entity restructuring activities during the second quarter of fiscal 2018 resulted in a reduction to income tax expense of $18 million. Further legal entity restructuring and other actions will be completed prior to or simultaneous with the Spin-Off, which are expected to further reduce deferred tax liabilities by approximately $291 million. These deferred tax liabilities had been recorded as a result of the fact that the Company no longer intends to permanently reinvest the historical undistributed earnings of its foreign affiliates. The reduction of deferred tax liabilities primarily consists of non-U.S. withholding taxes that were recorded in 2017 as part of the provisional tax charge related to U.S. tax reform. The legal entity restructuring has and will continue to change the legal ownership structure resulting in future repatriated earnings not being subject to withholding taxes and, thereby, changes the amount of withholding taxes SpinCo will ultimately be required to pay.

As described in our Combined Financial Statements for the year ended December 31, 2017, we reasonably estimated certain effects of the tax legislation and, therefore, recorded provisional amounts, including the deemed repatriation transition tax and withholding taxes on undistributed earnings. During the three months ended June 30, 2018, the Company recorded an adjustment to the provisional tax amount related to the deemed repatriation transition tax of $3 million. This adjustment results in a decrease to the effective tax rate for the six months ended June 30, 2018 of 3.6%. The Company has not finalized the accounting for the tax effects of the tax legislation as we are continuing to gather additional information and expect to complete our accounting within the prescribed measurement period.

The effective tax rate can vary from quarter to quarter for unusual or infrequently occurring items, such as the tax impacts from the resolution of income tax audits, changes in tax laws, revisions to the provisional amounts from U.S. tax reform or internal restructurings.

Review of Business Segments

We operate two segments: Products and Distribution. Management evaluates segment performance based on segment profit. Segment profit is measured as segment income (loss) before taxes excluding other expense (primarily environmental costs), interest and other charges, net, pension expense and repositioning charges.

Products

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
Total sales	$598	$563		$1,200	$1,116
Less: Intersegment sales	80	84		159	174

External sales	518	479	8%	1,041	942	11%
Cost of products and services sold	291	268		584	528
Selling, general and administrative and other expenses	131	132		259	265

Segment profit	$96	$79	22%	$198	$149	33%

	2018 vs. 2017
	Three Months Ended June 30,		Six Months Ended June 30,
Factors Contributing to Year-Over-Year Change	Sales	Segment Profit	Sales	Segment Profit
Organic growth/ Operational segment profit	5%	18%	7%	27%
Foreign currency translation	3%	4%	4%	6%

Total % Change	8%	22%	11%	33%

Three months ended

Products sales increased by 8% primarily due to an increase in external sales volume in the Comfort & Care product line, the impact of favorable currency translation and the impact of higher prices.

Products segment profit increased by 22% primarily due to external sales volume, higher prices and higher inflation, net of productivity.

Six months ended

Products sales increased by 11% primarily due to an increase in external sales volume in both the Comfort & Care and Security and Safety product lines, the impact of favorable currency translation and the impact of higher prices.

Products segment profit increased by 33% primarily due to external sales volume and higher selling prices, partially offset by higher product costs on that higher sales volume.

Distribution

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
Total sales	$678	$617		$1,320	$1,216
Less: Intersegment sales	—	—		—	—

External sales	678	617	10%	1,320	1,216	9%
Cost of products and services sold	557	506		1,081	995
Selling, general and administrative and other expenses	84	78		165	157

Segment profit	$37	$33	12%	$74	$64	16%

	2018 vs. 2017
	Three Months Ended June 30,		Six Months Ended June 30,
Factors Contributing to Year-Over-Year Change	Sales	Segment Profit	Sales	Segment Profit
Organic growth/ Operational segment profit	8%	11%	7%	15%
Foreign currency translation	2%	1%	2%	1%

Total % Change	10%	12%	9%	16%

Three months ended

Distribution sales increased by 10% primarily due to volume growth across all of our key geographic markets and the favorable impact of foreign currency translation.

Distribution segment profit increased by 12% primarily driven by an increase in sales volume.

Six months ended

Distribution sales increased by 9% primarily due to volume growth across all of our key geographic markets and the favorable impact of foreign currency translation.

Distribution segment profit increased by 16% primarily driven by an increase in sales volume.

Results of Operations for the Years Ended December 31, 2017, 2016 and 2015

Net Sales

	2017	2016	2015
	(Dollars in millions)
Net sales	$4,519	$4,455	$4,154
% change compared with prior period	1.4%	7.2%

The change in net sales compared to prior year period is attributable to the following:

	2017	2016
Volume	0.9%	5.4%
Price	0.2%	0.2%
Acquisitions	0.2%	2.9%
Foreign Currency Translation	0.1%	(1.3)%

	1.4%	7.2%

A discussion of net sales by segment can be found in the Review of Business Segments section of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The foreign currency translation impact in 2017 compared with 2016 was essentially flat. The strengthening of both the Euro and the Canadian Dollar against the U.S. Dollar was offset by the weakening of the British Pound against the U.S. Dollar.

The foreign currency translation impact in 2016 compared with 2015 was principally driven by the weakening of the British Pound and the Canadian Dollar against the U.S. Dollar.

Cost of Goods Sold

	2017	2016	2015
	(Dollars in millions)
Cost of goods sold	$3,203	$3,090	$2,925
% change compared with prior period	3.7%	5.6%
Gross profit percentage	29.1%	30.6%	29.6%

2017 compared with 2016

Cost of goods sold for 2017 was $3,203 million, an increase of $113 million, or 3.7%, from $3,090 million in 2016.

This increase was primarily driven by $92 million in higher direct material costs in the Distribution Segment (driven by higher sales of $122 million) and approximately $25 million in investments in research and development, primarily in the connected homes product offerings.

The decrease in gross profit percentage was primarily driven by the impact of unfavorable mix (approximately 1.3 percentage point impact) and investments in research and development (approximately 0.5 percentage point impact), partially offset by price (approximately 0.2 percentage point impact).

2016 compared with 2015

Cost of goods sold for 2016 was $3,090 million, an increase of $165 million, or 5.6%, from $2,925 million in 2015.

This increase was primarily driven by higher direct material cost of approximately $170 million due to the impact of higher sales of $301 million in the Distribution and in the Product segments, $69 million due to the impact of acquisitions for the residential thermal business of Elster and RSI, partially offset by $22 million in repositioning benefits and $42 million due to the favorable impact of foreign currency translation.

Gross profit percentage increased primarily due to the favorable impact of productivity, net of labor and overhead inflation (approximately 1.1 percentage point impact), the favorable impact of higher sales volumes

(approximately 0.6 percentage point impact), and the favorable impact of acquisitions (approximately 0.4 percentage point impact), partially offset by unfavorable impacts of sales mix (approximately 0.7 percentage point impact) and direct material inflation (approximately 0.3 percentage point impact).

Selling, General and Administrative Expenses

	2017	2016	2015
	(Dollars in millions)
Selling, general and administrative expense	$871	$870	$810
% of sales	19.3%	19.5%	19.5%

2017 compared with 2016

Selling, general and administrative expense for 2017 was $871 million, essentially flat from $870 million in 2016, with the impact of higher corporate allocations, labor inflation and investment being offset by repositioning benefits and lower selling costs.

2016 compared with 2015

Selling, general and administrative expense for 2016 was $870 million, an increase of $60 million, from $810 million in 2015. This increase was primarily driven by $22 million of higher corporate allocations from investment in cybersecurity and development of connected platforms, $16 million in additional costs from acquisitions, and $9 million of investments primarily in sales census additions.

Other Expense

	2017	2016	2015
	(Dollars in millions)
Other expense	$281	$188	$170

2017 compared with 2016

Other expense for 2017, was $281 million, an increase of $93 million from $188 million in 2016. This increase mainly relates to the cost of certain environmental remedial actions agreed to by the regulators.

2016 compared with 2015

Other expense for 2016, was $188 million, an increase of $18 million from $170 million in 2015, which reflects the variability in the timing of charges for the ongoing environmental remediation.

Tax Expense

	2017	2016	2015
	(Dollars in millions)
Tax expense	$560	$133	$110
Effective tax rate	337.3%	42.9%	42.8%

2017 compared with 2016

The effective tax rate increased by 294.4 percentage points in 2017 compared to 2016. The increase was primarily attributable to the provisional impact of U.S. tax reform (see “the Tax Act” further discussed below)

and an increase in non-deductible environmental expenses. The Company’s non-U.S. effective tax rate was 128.6%, an increase of approximately 112.3 percentage points compared to 2016. The year-over-year increase in the non-U.S. effective tax rate was primarily driven by the Company’s change in assertion regarding foreign unremitted earnings in connection with the Tax Act. On December 22, 2017, the U.S. enacted H.R.1, formerly known as the TCJA, that instituted fundamental changes to the taxation of multinational corporations. The TCJA includes changes to the taxation of foreign earnings by implementing a dividend exemption system, expansion of the current anti-deferral rules, a minimum tax on low-taxed foreign earnings and new measures to deter base erosion. The TCJA also permanently reduces the corporate tax rate from 35% to 21%, imposes a one-time mandatory transition tax on the historical earnings of foreign affiliates and implements a territorial-style tax system. The primary changes, which are reflected in the 2017 tax expense, resulted from provisional charges of approximately $314 million due to the Company’s change in assertion regarding foreign unremitted earnings and $156 million due to the mandatory transition tax. These charges are subject to adjustment given the provisional nature of the charges. The TCJA provisional charges were the primary driver of the increase in the effective tax rate in 2017.

Most of the $314 million provisional charge described above relates to non-U.S. withholding taxes that will be payable at the time of the actual cash distribution and is based on the legal entity structure that existed at December 31, 2017. Changes to the legal entity structure or changes in future management’s intent whether to permanently reinvest its foreign undistributed earnings could result in a significantly different tax liability.

2016 compared with 2015

The effective tax rate increased by 0.1 percentage points in 2016 compared to 2015. The increase was primarily attributable to higher earnings taxed at higher rates. The Company’s non-U.S effective tax rate was 16.3%, an increase of approximately 1.2 percentage points compared to 2015. The year-over-year increase in the non-U.S. effective tax rate was primarily driven by higher earnings taxed at higher rates.

For further discussion of changes in the effective tax rate, see Note 7. Income Taxes of Notes to Combined Financial Statements.

Review of Business Segments

We operate two segments: Products and Distribution. Management evaluates segment performance based on segment profit. Segment profit is measured as segment income (loss) before taxes excluding other expense (primarily environmental costs), interest and other charges, net, pension expense and repositioning charges.

Products

	2017	2016	Change	2015	Change
Total sales	2,379	2,471		2,338
Less: Intersegment sales	337	371		372

External sales	2,042	2,100	(3)%	1,966	7%
Cost of products and services sold	1,149	1,145		1,109
Selling, general and administrative and other expenses	540	529		490

Segment profit	353	426	(17)%	367	16%

	2017 vs. 2016		2016 vs. 2015
Factors Contributing to Year-Over-Year Change	Sales	Segment Profit	Sales	Segment Profit
Organic growth/ Operational segment profit	(3)%	(18)%	2%	8%
Foreign currency translation	—%	1%	(1)%	(1)%
Acquisitions, divestitures and other, net	—%	—%	6%	9%

Total % Change	(3)%	(17)%	7%	16%

2017 compared with 2016

Products sales decreased by 3% primarily due to a decrease in external sales volume in the Comfort & Care product line, partially offset by the impacts of higher prices.

Products segment profit decreased by 17% due to a decrease in sales volume, investment in research and development, higher corporate allocations and unfavorable product mix driven by lower sales in the Comfort & Care product line, partially offset by productivity net of inflation and higher price.

2016 compared with 2015

Products sales increased by 7% primarily due to the impact of the RSI and Elster acquisitions and higher sales volume in both the Comfort & Care and Security & Safety product lines, partially offset by the unfavorable impact of foreign currency translation.

Products segment profit increased by 16% due to the impact of the RSI and Elster acquisitions, productivity net of inflation, and higher sales volumes, partially offset by higher selling, general and administrative expenses and the unfavorable impact of foreign currency translation.

Distribution

	2017	2016	Change	2015	Change
Total sales	2,477	2,355		2,188
Less: Intersegment sales	—	—	—

External sales	2,477	2,355	5%	2,188	8%
Cost of products and services sold	2,032	1,939		1,806
Selling, general and administrative and other expenses	314	312		305

Segment profit	131	104	26%	77	35%

	2017 vs. 2016		2016 vs. 2015
Factors Contributing to Year-Over-Year Change	Sales	Segment Profit	Sales	Segment Profit
Organic growth/ Operational segment profit	5%	26%	9%	38%
Foreign currency translation	—%	—%	(1)%	(3)%

Total % Change	5%	26%	8%	35%

2017 compared with 2016

Distribution sales increased by 5% primarily due to volume growth across all of our key geographic markets.

Distribution segment profit increased by 26% primarily due to higher sales volumes, and productivity net of inflation, partially offset by higher corporate allocations.

2016 compared with 2015

Distribution sales increased by 8% primarily due to higher sales volumes across all of our key geographies, the positive impact of price, partially offset by the unfavorable impact of foreign currency translation.

Distribution segment profit increased by 35% primarily due to higher sales volumes and the positive impacts of price, partially offset by an increase in selling expense which was driven by investment from census increases associated with geographic expansion and the opening of additional stores, inflation, and the unfavorable impact of foreign currency translation.

Repositioning Charges

See Note 5. Repositioning Charges of Notes to Combined Financial Statements for a discussion of our repositioning actions and related charges incurred in 2017, 2016 and 2015, and Note 4. Repositioning Charges of Notes to Combined Interim Financial Statements for a discussion of our repositioning charges incurred in the three and six months ended June 30, 2018 and 2017. These repositioning actions are expected to generate an additional $24 million in pre-tax savings in 2018 compared with 2017 principally from planned workforce reductions. Cash spending related to our repositioning actions was $17 million, $18 million and $5 million in 2017, 2016 and 2015, respectively, $2 million and $6 million for the three and six months ended June 30, 2018, respectively and was funded through operating cash flows. For the full year 2018, we expect cash spending for repositioning actions to be approximately $11 million and to be funded through operating cash flows.

Liquidity and Capital Resources

Historical Liquidity

Historically, we have generated positive cash flows from operations.

As part of the Parent, the Company has been dependent upon Honeywell for all of its working capital and financing requirements. Honeywell uses a centralized approach to cash management and financing of its operations. The majority of the Business’s cash is transferred to Honeywell daily and Honeywell funds its operating and investing activities as needed. This arrangement is not reflective of the manner in which the Business would have been able to finance its operations had it been a stand-alone business separate from Honeywell during the periods presented. Cash transfers to and from Honeywell’s cash management accounts are reflected within cash and cash equivalents.

All intracompany transactions have been eliminated. All significant transactions between the Business and Honeywell have been included in these Combined Financial Statements and are expected to be settled for cash prior to the Spin-Off. These transactions which are expected to be settled for cash prior to the Spin-Off are reflected in the Combined Balance Sheets as Due from related parties, current or Due to related parties, current. In the Combined Statements of Cash Flows, the cash flows related to related party notes receivables presented in the Combined Balance Sheets in Due from related parties, current are reflected as investing activities since these balances represent amounts loaned to Parent. The cash flows related to related party notes payables presented in the Combined Balance Sheets in Due to related parties, current are reflected as financing activities since these balances represent amounts financed by Parent.

The cash and cash equivalents held by Honeywell at the corporate level are not specifically identifiable to the Business and therefore were not allocated for any of the periods presented. Honeywell third party debt and the related interest expense have not been allocated for any of the periods presented as Honeywell’s borrowings were not directly attributable to the Business.

In addition, the Company had related party notes receivables of $7 million and $6 million as of December 31, 2017 and 2016, respectively, and $0 million and $7 million as of June 30, 2018 and 2017, respectively, which are presented in Due from related parties, current within the Combined Balance Sheets. The Company received interest income for related party notes receivables of $1 million, $1 million and $0 million for the years ended December 31, 2017, 2016 and 2015, respectively, and of $0 million and $0 million for the six months ended June 30, 2018 and 2017, respectively.

Future Liquidity

On a recurring basis, our primary future cash needs will be centered on operating activities, working capital, capital expenditures and environmental compliance costs, payments under the Indemnification and the Reimbursement Agreement, and interest payments. Our ability to fund these needs will depend, in part, on our ability to generate or raise cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Following the separation from Parent, our capital structure and sources of liquidity will change from its historical capital structure because we will no longer participate in Parent’s centralized cash management program. Our ability to fund our operating needs will depend on our future ability to continue to generate positive cash flow from operations and raise capital in the capital markets. Based upon our history of generating strong cash flows, we believe we will be able to meet our short-term liquidity needs. We believe we will meet known or reasonably likely future cash requirements through the combination of cash flows from operating activities, available cash balances and available borrowings through                and under our expected credit facilities. If these sources of liquidity need to be augmented, additional cash requirements would likely need to be financed through the issuance of debt or equity securities; however, there can be no assurances that we will be able to obtain additional debt or equity financing on acceptable terms, or at all, in the future.

Senior Credit Facilities

In connection with the Spin-Off, we expect to incur substantial indebtedness in the form of term loans in an aggregate principal amount of approximately $825 million, and we also intend to enter into an approximately $350 million committed revolving credit facility. The definitive terms (including finalization of the amounts) are subject to change and will be finalized prior to the closing of the Spin-Off.

We expect the borrower of the senior credit facilities to be a wholly-owned subsidiary of SpinCo. This indebtedness is intended to be available to finance, in part, the cash transfer to Honeywell or a subsidiary of Honeywell substantially concurrently with the consummation of the Spin-Off, subject to the satisfaction of certain closing conditions customary for financings of this type, including the Spin-Off and the issuance of the senior notes discussed below, and the payment of certain upfront fees and/or original issue discount in respect of the senior credit facilities. After the effective date, availability under the revolving credit facility from time to time will be subject to the satisfaction of certain conditions precedent customary for financings of this type.

We expect to be obligated to make quarterly principal payments throughout the term of the term loan facility according to the amortization provisions in the credit agreement. Borrowings under the credit agreement are expected to be prepayable at our option without premium or penalty other than a 1.00% prepayment premium that may be payable in connection with certain repricing transactions within a certain period of time after the closing date. We may request to extend the maturity date of all or a portion of the senior credit facilities subject to certain conditions customary for financings of this type. The credit agreement may also contain certain mandatory prepayment provisions in the event that we incur certain types of indebtedness or receive net cash proceeds from certain non-ordinary course asset sales or other dispositions of property, in each case subject to terms, conditions and exceptions customary for financings of this type.

The credit agreement is expected to contain certain affirmative and negative covenants customary for financings of this type that, among other things, limit our and our subsidiaries’ ability to incur additional indebtedness or liens, to dispose of assets, to make certain fundamental changes, to designate subsidiaries as unrestricted, to make certain investments, to prepay certain indebtedness and to pay dividends, or to make other distributions or redemptions and/or repurchases, in respect of our and our subsidiaries’ equity interests. In addition, the credit agreement may require that we maintain a maximum consolidated total leverage ratio and a minimum consolidated interest coverage ratio. The credit agreement also is expected to contain events of default customary for financings of this type, including certain customary change of control events.

We anticipate that the obligations of the borrower under the credit agreement will be jointly and severally guaranteed by SpinCo and certain of our existing and future direct and indirect wholly owned subsidiaries, subject to certain exceptions customary for financings of this type. All obligations of the borrower and the guarantors will be secured by certain assets of the borrower and such guarantors, including a perfected first-priority pledge of all of the equity securities of the borrower and each wholly-owned subsidiary of SpinCo held by any loan party, subject to certain customary exceptions and limitations.

Senior Notes

We anticipate that the borrower of the senior credit facilities will also issue an aggregate principal amount of unsecured senior notes of approximately $400 million in connection with the Spin-Off. It is expected that the senior notes will bear interest at a fixed annual interest rate and mature on the eighth anniversary of their issuance. The definitive terms (including finalization of the amount) are subject to change and will be finalized prior to the closing of the Spin-Off.

We anticipate that SpinCo and each of SpinCo’s subsidiaries that provides a guarantee under the senior credit facilities will initially jointly and severally guarantee the senior notes on a senior unsecured basis. The senior notes will be a senior unsecured debt obligation of the senior notes issuer. The senior notes guarantees will be unsecured senior debt obligations of the senior notes guarantors.

The indenture governing the senior notes, among other things, is expected to limit our ability and the ability of our restricted subsidiaries to: (i) incur or guarantee additional indebtedness, (ii) pay dividends or distributions on, or redeem or repurchase, capital stock and make other restricted payments, (iii) make investments, (iv) consummate certain asset sales, (v) engage in certain transactions with affiliates, (vi) grant or assume certain liens and (vii) consolidate, merge or transfer all or substantially all of our assets.

The net proceeds from the borrowings under the senior credit facilities and the offering of the senior notes will be used as part of the financing for the Spin-Off of SpinCo from Honeywell.

We expect that our primary cash requirements in 2018 will primarily be to fund                and capital expenditures.

In connection with the separation from Honeywell, we plan to enter into an Indemnification and Reimbursement Agreement to make certain payments to Honeywell in amounts equal to 90% of payments, which include amounts billed with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales. We expect payments associated with this indemnity to be approximately $                 million in 2018. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Indemnification and Reimbursement Agreement.”

At June 30, 2018, a portion of the Company’s cash and cash equivalents were held by foreign subsidiaries. As a result of the TCJA, the Company no longer intends to permanently reinvest its historical foreign earnings.

Cash Flow Summary for the Six Months ended June 30, 2018 and 2017

Our cash flows from operating, investing and financing activities for the six months ended June 30, 2018 and 2017, as reflected in the unaudited Combined Interim Financial Statements included elsewhere in this Information Statement, are summarized as follows:

	Six Months Ended June 30,
	2018	2017
	(Dollars in millions)
Cash provided by (used for):
Operating activities	$258	$69
Investing activities	(17)	(23)
Financing activities	(201)	(48)
Effect of exchange rate changes on cash	(3)	2

Net increase (decrease) in cash and cash equivalents	$37	$—

Six months ended

Cash provided by operating activities increased by $189 million, primarily driven by an increase in segment profit of $59 million, and favorable impacts from working capital of $86 million driven by increased inventory related payables balances and improved payment terms, partially offset by higher uses of cash for inventory builds period over period driven by the introduction of new product lines in the Product segment. However, we note that our inventory turnover ratios are consistent year over year for this period. Our inventory turnover ratios are typically lower as of the end of the second quarter compared to year-end due to the timing of inventory builds.

Cash used for investing activities decreased by $6 million, primarily due to a decrease in payments related to amounts due from related parties of $6 million.

Cash used for financing activities increased by $153 million primarily due to a decrease in invested equity of $142 million.

Cash Flow Summary for the Years Ended December 31, 2017, 2016 and 2015

Our cash flows from operating, investing and financing activities for the years ended December 31, 2017, 2016 and 2015, as reflected in the audited Combined Financial Statements included elsewhere in this Information Statement, are summarized as follows:

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Cash provided by (used for):
Operating activities	$37	$151	$128
Investing activities	(51)	(191)	(268)
Financing activities	21	4	145
Effect of exchange rate changes on cash	2	1	(10)

Net increase (decrease) in cash and cash equivalents	$9	$(35)	$(5)

2017 compared with 2016

Cash provided by operating activities decreased by $114 million, primarily driven by payments to Honeywell in relation to the provisional impact of U.S. tax reform which was settled as part of our cash pooling arrangements and an increase in non-deductible expenses offset by favorable impacts from working capital of approximately $57 million, with reduced purchases of raw materials and finished goods inventory for Products due to sales of inventory build in the prior period for new product launches, and higher receivables collections on increased sales volumes.

Cash used for investing activities decreased by $140 million, primarily due to a decrease in cash paid in 2016 for the RSI acquisition of $120 million net of cash acquired of $4 million and a decrease of cash used for expenditures on property, plant and equipment of $11 million.

Net cash provided by financing activities increased by $17 million. The increase in usage was primarily due to an increase in invested equity of $18 million.

2016 compared with 2015

Cash provided by operating activities increased by $23 million, primarily driven by higher net income of $177 million compared to $147 million in 2016, the favorable impact of changes in accrued and other liabilities of approximately $36 million, and the favorable impact in other current assets of $17 million offset by unfavorable impacts from working capital of approximately $64 million. Receivables contributed to the unfavorable impact due to higher sales volumes in the fourth quarter of 2016 compared to 2015, which remained uncollected at the end of the period. Inventory also contributed to the unfavorable impact due to higher raw material purchases and finished goods inventory balances for new Product launches and higher Distribution inventory balances due to strategic purchasing decisions.

Cash used for investing activities decreased by $77 million, primarily due to the difference in cash paid for the RSI acquisition of $120 million net of cash acquired of $4 million in 2016 compared to cash paid for the residential thermal business acquired as part of the Elster acquisition in 2015 of $196 million.

Net cash provided by financing activities decreased by $141 million due to a decrease of net invested equity of $144 million and an increase of cash received from parent’s cash pools of $3 million.

Contractual Obligations and Probable Liability Payments

Following is a summary of our significant contractual obligations and probable liability payments at December 31, 2017:

		Payments by Period
	Total(1)	2018	2019-2020	2021-2022	Thereafter
	(Dollars in millions)
Estimated environmental liability payments(2)	$537	$205	$244	$80	$8
Minimum operating lease payments	109	34	43	23	9
Purchase obligations(3)	18	17	1	—	—

	$664	$256	$288	$103	$17

(1)

The table excludes tax liability payments, including those for unrecognized tax benefits. The table also excludes related party notes payable as they will be cash settled prior to the Spin-Off. See Note 7. Income Taxes and Note 3. Related Party Transactions with Honeywell of Notes to Combined Financial Statements for additional information.

(2)

These amounts are estimates of environmental remediation payments based on our environmental-related liabilities which are probable and reasonably estimable as of December 31, 2017, calculated as if we were responsible for 100% of the environmental-related liability losses associated with certain sites. See Environmental Matters in Note 18. Commitments and Contingencies of Notes to Combined Financial Statements for additional information. On a going forward basis, pursuant to the Indemnification and Reimbursement Agreement, we will be responsible for 90% of payments which include amounts billed with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales. The payments will be subject to a cap of $140 million in respect of liabilities arising in any given calendar year (exclusive of any late payment fees up to 5% per annum). See “Certain Relationships and Related Party Transactions—Agreements with Honeywell—Indemnification and Reimbursement Agreement.”

(3)	Purchase obligations are entered into with various vendors in the normal course of business and are consistent with our expected requirements.

Environmental Matters

Expenses for environmental matters deemed probable and reasonably estimable were $282 million, $190 million and $173 million in 2017, 2016 and 2015, respectively, and $176 million for the six months ended June 30, 2018. In addition, in 2017, 2016 and 2015 we incurred operating costs for ongoing businesses of approximately $1 million, $2 million, and $3 million, respectively, relating to compliance with environmental regulations.

Spending related to environmental matters was $198 million, $211 million and $241 million in 2017, 2016 and 2015, respectively, and $73 million for the six months ended June 30, 2018. We do not currently possess sufficient information to reasonably estimate the amounts of environmental liabilities to be recorded upon future completion of studies, litigation or settlements, and neither the timing nor the amount of the ultimate costs associated with environmental matters can be determined although they could be material to our combined results of operations and operating cash flows in the periods recognized or paid.

See Note 18. Commitments and Contingencies of Notes to Combined Financial Statements and Note 11. Commitments and Contingencies of Notes to Combined Interim Financial Statements for further discussion of our environmental matters.

Capital Expenditures

We believe our capital spending in recent years has been sufficient to maintain efficient production capacity, to implement important product and process redesigns and to expand capacity to meet increased demand. Productivity projects have freed up capacity in our manufacturing facilities and are expected to continue to do so. We expect to continue investing to expand and modernize our existing facilities and to create capacity for new product development. We expect capital expenditures for full year 2018 to be approximately $40 million.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet financial arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, net sales or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The preparation of our Combined Financial Statements in accordance with generally accepted accounting principles is based on the selection and application of accounting policies that require us to make significant estimates and assumptions about the effects of matters that are inherently uncertain. We consider the accounting policies discussed below to be critical to the understanding of our Combined Financial Statements. Actual results could differ from our estimates and assumptions, and any such differences could be material to our Combined Financial Statements.

Environmental—We accrue costs related to environmental matters when it is probable that we have incurred a liability related to a contaminated site and the amount can be reasonably estimated. Environmental-related expenses are presented within Cost of goods sold for operating sites and Other expense for non-operating sites in the Combined Statements of Operations. For additional information, see Note 18. Commitments and Contingencies of Notes to Combined Financial Statements included herein for additional detail.

Goodwill—Goodwill has an indefinite life and is not amortized, but is subject to annual, or more frequent if necessary, impairment testing. In testing goodwill, the fair value is estimated utilizing a discounted cash flow approach utilizing cash flow forecasts in our five year strategic and annual operating plans adjusted for terminal value assumptions. These impairment tests involve the use of accounting estimates and assumptions, changes in which could materially impact our financial condition or operating performance if actual results differ from such estimates and assumptions. To address this uncertainty we perform sensitivity analysis on key estimates and assumptions.

Income Taxes—The tax provision is presented on a separate company basis as if we were a separate filer. The effects of tax adjustments and settlements from taxing authorities are presented in our Combined Financial Statements in the period to which they relate as if we were a separate filer. Our current obligations for taxes are settled with our Parent on an estimated basis. All income taxes due to or due from our Parent that have not been settled or recovered by the end of the period are reflected in invested equity within the Combined Financial Statements. We are subject to income tax in the United States (federal, state and local) as well as other jurisdictions in which we operate.

Our provision for income tax expense is based on our income, the statutory tax rates and other provisions of the tax laws applicable to us in each of these various jurisdictions. These laws are complex, and their application to our facts is at times open to interpretation. The process of determining our combined income tax expense includes significant judgments and estimates, including judgments regarding the interpretation of those laws. Our provision for income taxes and our deferred tax assets and liabilities incorporate those judgments and estimates, and reflect management’s best estimate of current and future income taxes to be paid.

Deferred tax assets and liabilities relate to temporary differences between the financial reporting and income tax bases of our assets and liabilities, as well as the impact of tax loss carryforwards or carrybacks. Deferred income tax expense or benefit represents the expected increase or decrease to future tax payments as these temporary differences reverse over time. Deferred tax assets are specific to the jurisdiction in which they arise, and are recognized subject to management’s judgment that realization of those assets is “more likely than not.” In making decisions regarding our ability to realize tax assets, we evaluate all positive and negative evidence, including projected future taxable income, taxable income in carryback periods, expected reversal of deferred tax liabilities, and the implementation of available tax planning strategies.

Significant judgment is required in evaluating tax positions. We establish additional reserves for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum recognition threshold. The approach for evaluating certain and uncertain tax positions is defined by the authoritative guidance which determines when a tax position is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, Honeywell and its subsidiaries are examined by various federal, state and foreign tax authorities. We regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of our provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a change in estimate become known.

The tax provision has been calculated as if the carve-out entity was operating on a stand-alone basis and filed separate tax returns in the jurisdiction in which it operates. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of the actual tax balances had the Business been a stand-alone company during the periods presented.

Market Risk Management

We are exposed to market risks from changes in currency exchange rates. These exposures may impact future earnings and/or operating cash flows. Our exposure to market risk for changes in foreign currency exchange rates arises from international financing activities between subsidiaries, foreign currency denominated monetary assets and liabilities and transactions arising from international trade. Our primary objective is to preserve the U.S. Dollar value of foreign currency denominated cash flows and earnings. We attempt to hedge currency exposures with natural offsets to the fullest extent possible and, once these opportunities have been exhausted, through foreign currency exchange forward and option contracts (foreign currency exchange contracts).

We hedge monetary assets and liabilities denominated in non-functional currencies. Prior to conversion into U.S. Dollars, these assets and liabilities are re-measured at spot exchange rates in effect on the balance sheet date. The effects of changes in spot rates are recognized in earnings and included in Non-operating (income) expense. We partially hedge forecasted sales and purchases, which occur in the next twelve months and are denominated in non-functional currencies, with foreign currency exchange contracts. Changes in the forecasted non-functional currency cash flows due to movements in exchange rates are substantially offset by changes in the fair value of the foreign currency exchange contracts designated as hedges. Market value gains and losses on these contracts are recognized in earnings when the hedged transaction is recognized. Open foreign currency exchange contracts mature in the next twelve months. At June 30, 2018 and December 31, 2017, we had contracts with notional amounts of $26 million and $25 million, respectively, to exchange foreign currencies, principally the Canadian Dollar and British Pound.

While we are exposed to commodity price risk, we attempt to pass through abnormal changes in component and raw material costs to our customers based on the contractual terms of our arrangements. In limited situations, we may not be fully compensated for such changes in costs.

Other Matters

Litigation and Environmental Matters

See Note 18. Commitments and Contingencies of Notes to Combined Financial Statements and Note 11. Commitments and Contingencies of Notes to Combined Interim Financial Statements for a discussion of environmental and other litigation matters.

We are entering into certain agreements with Honeywell that did not exist prior to the Spin-Off, such as Honeywell’s provision of transition and other services and undertaking indemnification obligations, and agreeing to certain intellectual property arrangements, which will cause us to incur new costs. See “Certain Relationships and Related Party Transactions—Agreements with Honeywell” for a description of the material terms thereof.

Recent Accounting Pronouncements

See Note 2. Summary of Significant Accounting Policies of Notes to Combined Financial Statements and Note 2. Recent Accounting Pronouncements of Notes to Combined Interim Financial Statements for a discussion of recent accounting pronouncements.

MANAGEMENT AND BOARD OF DIRECTORS

The following table presents information concerning our executive officers and board of directors following the Spin-Off as of                , 2018, including a five-year employment history. We are in the process of identifying other individuals who will also be our directors and executive officers following the Spin-Off, and we expect to provide additional details regarding these individuals in an amendment to this Information Statement.

Name	Age	Position
Roger B. Fradin	65	Chairman of the Board
Michael G. Nefkens	49	President and Chief Executive Officer, Director
Paul F. Deninger	60	Director
Niccolo Mcleod De Masi	38	Director
Jack R. Lazar	53	Director
Nina L. Richardson	60	Director
Andrew C. Teich	57	Director
Sharon Wienbar	56	Director
Robert B. Aarnes	49	President, ADI
Michael D. Flink	58	Executive Vice-President and Chief Sales and Marketing Officer
Stephen M. Kelly	50	Executive Vice-President and Chief Human Resources Officer
Jeannine J. Lane	57	Executive Vice-President, General Counsel and Corporate Secretary
Joseph D. Ragan III	57	Executive Vice-President and Chief Financial Officer

Our Directors

Roger B. Fradin

Mr. Fradin joined Honeywell in 2000 when Honeywell acquired Pittway Corporation, where he served as president and chief executive officer of the Security and Fire Solutions segment. Mr. Fradin served as president and chief executive officer of Honeywell’s Automation and Control Solutions business from January 2004 to April 2014 and served as vice chairman of Honeywell from April 2014 to February 2017. Mr. Fradin has served as an independent contractor to Honeywell since March 2018. He is also an operating executive with The Carlyle Group since 2016 and an advisor to Seal Rock Partners since 2014. Mr. Fradin received his M.B.A. and B.S. degrees from The Wharton School at the University of Pennsylvania. While a student at Wharton, Mr. Fradin also served as a member of its faculty from 1976 to 1977. He is a director at MSC Industrial Direct, Pitney Bowes, Harris Corporation and GS Acquisition Holdings. Mr. Fradin was chosen as Chairman of our Board because of his extensive experience as an executive at Honeywell, his background in the fire solutions and the automation and control solutions industries and his strong leadership abilities.

Michael G. Nefkens

See “—Our Executive Officers” below for additional information.

Paul F. Deninger

Mr. Deninger has served as executive chairman of IDL Development, Inc., a private company engaged in advanced material science research, since June 2016. Mr. Deninger also serves as a senior advisor to Evercore Inc., a publicly held investment banking advisory firm. Between February 2011 and June 2016, Mr. Deninger served as a senior managing director with Evercore. From December 2003 until October 2010, Mr. Deninger served as a vice chairman at Jefferies Group LLC, a wholly-owned subsidiary of Jefferies Financial Group Inc., a diversified financial services company. Prior to that he served as chairman and chief executive officer of Broadview International LLC, a mergers and acquisitions advisory firm focused on the technology industry.

Mr. Deninger received his B.S. from Boston College and his M.B.A. from Harvard Business School. He is a director at Iron Mountain Inc. Mr. Deninger will provide the Board with significant expertise in capital markets and the technology sector.

Niccolo Mcleod De Masi

Mr. Niccolo M. de Masi has served as executive chairman of Glu Mobile, Inc. since November 2016, as president and chief executive officer from January 2010 to November 2016, as a director since January 2010, as interim chairman of the board of directors from July 2014 to December 2014 and as the chairman of the board of directors since December 2014. Mr. de Masi also has served as the president of Essential Products, Inc., a mobile phone hardware company since November 2016. Mr. de Masi received his B.A. and M.A. degrees in physics from Cambridge University and his M.S. degree in electronic engineering from Cambridge University. Mr. de Masi previously served as a director of Xura, Inc. from November 2015 until its sale in August 2016. Mr. de Masi will provide the Board with extensive experience in managing the operations of a technology business.

Jack R. Lazar

Mr. Lazar has been an independent business consultant since March 2016. From January 2014 to March 2016, he served as the chief financial officer of GoPro, Inc., a provider of wearable and mountable capture devices. From January 2013 to January 2014, he was an independent business consultant. From May 2011 to January 2013, Mr. Lazar served as senior vice president, corporate development and general manager of Qualcomm Atheros, Inc., a developer of communications semiconductor solutions. Mr. Lazar is a certified public accountant (inactive) and received his B.S. degree in commerce with an emphasis in accounting from Santa Clara University. He is a director at Mellanox Technologies, Quantenna Communications and Silicon Laboratories, Inc. He previously served as a director at TubeMogul, Inc. (2013-2016). Mr. Lazar offers the board valuable expertise in best practices for a public company on a global scale, as well as financial management given his background as a chief financial officer and a certified public accountant.

Nina L. Richardson

Ms. Richardson serves as managing director of Three Rivers Energy, Inc., a company she co-founded in 2004, and has been an independent consultant since March 2015. From February 2013 to February 2015, Ms. Richardson served as chief operating officer of GoPro, Inc. She has also held several executive positions of increasing responsibility at Flextronics, Inc., a global electronics and manufacturing service provider. Ms. Richardson received her B.S. degree in industrial engineering from Purdue University and an executive M.B.A. from Pepperdine University. She is a director at Zayo Group Holdings, Inc. and Silicon Laboratories Inc. She previously served as a director at Callidus Software, Inc. (2017-2018) and Silicon Graphics International Corp. (2016). Ms. Richardson provides operational expertise from a global perspective and strengthens the Board’s experience within the consumer technology sector.

Andrew C. Teich

Mr. Teich has been a private technology consultant since June 2017. From May 2013 until June 2017, he served as the chief executive officer and president of FLIR Systems, Inc., a public multinational imaging and sensing company, and a director from July 2013 to June 2017. Mr. Teich joined FLIR Systems, Inc. in 1999 and has held various positions of increasing responsibility within the company including president of the Commercial Systems, Commercial Vision Systems and Thermography divisions. Mr. Teich received his B.S. degree in marketing from Arizona State University and is an alumnus of the Harvard Business School Advanced Management Program. He is a director at Sensata Technologies Holding PLC. Mr. Teich offers the Board experience in acquisitions and operational integration and the Board will benefit from his experience as chief executive officer and director of a public multinational company.

Sharon Wienbar

Ms. Wienbar was chief executive officer of Hackbright Academy, a technology training firm, from 2015 to 2016. From 2007 to 2015, she served as a partner at Scale Venture Partners, a technology and healthcare venture capital firm. Ms. Wienbar received her A.B. and A.M. degrees in engineering from Harvard University and her M.B.A. from Stanford University. She is a director at Colfax Corporation. She previously served on Microsoft Inc.’s venture advisory committee and as a director of Everyday Health, Inc. (2007-2016) and Glu Mobile Inc. (2004-2008). Ms. Wienbar offers the Board extensive experience as an operating executive and strategist in the software and technology fields, as well as experience as a director of a public multinational company.

Our Executive Officers

Michael G. Nefkens

Mr. Nefkens has served as the President and chief executive officer of Honeywell’s Homes Business since May 2018 and will serve as a member of the Board following the Spin-Off. Mr. Nefkens served as executive vice president and general manager of Regions & Industries at DXC Technology Company from April 2017 to February 2018. Mr. Nefkens served as executive vice president and general manager of Enterprise Services at Hewlett Packard Enterprise Company since November 2015. Prior to that, Mr. Nefkens performed a similar role at Hewlett-Packard Co. (“HP Co.”) from December 2012 to November 2015, having been appointed to the role in an acting capacity in August 2012. Previously, Mr. Nefkens served as senior vice president and general manager of Enterprise Services in the EMEA region at HP Co. from November 2009 to August 2012. Mr. Nefkens received his bachelor’s degree in finance from Texas Christian University and his M.B.A. from Duke University’s Fuqua School of Business. He served as a Director of Riverbed Technology, Inc. from September 2014 to April 2015. Mr. Nefkens was chosen to lead Resideo and serve as a member of the Board because of his background in the technology sector, his extensive experience running complex multinational organizations, his strong leadership abilities and his record of delivering innovative solutions and shareholder value.

Robert B. Aarnes

Mr. Aarnes served as president of Honeywell’s ADI Global Distribution business from January 2017 until the Spin-Off. Mr. Aarnes served as vice president and general manager of Honeywell’s ADI North America business from November 2014 to January 2017. Mr. Aarnes served as vice president of operations of Honeywell’s ADI North America business from January 2013 to November 2014. Prior to joining Honeywell, Mr. Aarnes served as president and chief executive officer of GUNNAR Optiks, LLC, a company that specializes in developing and manufacturing digital eyewear, from September 2008 to November 2012. Mr. Aarnes received his bachelor’s degree in political science from the United States Naval Academy and his M.B.A. in management from San Diego State University.

Michael D. Flink

Mr. Flink served as president of Honeywell Homes Products from June 2018 until the Spin-Off. Mr. Flink served as president of Honeywell’s Homes Business during May 2018. Prior to this, he served as President of Honeywell Security and Fire from January 2017 until December 2017. Mr. Flink served as president of Honeywell’s ADI Global Distribution business from December 2014 to January 2017. Mr. Flink served as president of Honeywell’s ADI Americas business from September 2010 to December 2014. He was managing director of Honeywell’s Security division, Middle East region, from September 2006 to September 2010. He was managing director of Honeywell’s ADI Global Distribution business, EMEA region, from December 2004 to September 2006. Mr. Flink served as vice president of marketing and operations of Honeywell from March 2003 to December 2004. Mr. Flink received his bachelor’s degree in communications from North Carolina State University.

Stephen M. Kelly

Mr. Kelly served as vice president of Human Resources, Communications for Honeywell’s aerospace business from 2014 until 2018. Mr. Kelly was the vice president of Corporate Human Resources, Organizational Development & Learning at Honeywell from 2013 to 2014. Mr. Kelly joined Honeywell in 2008 and has served in various human resources leadership positions for Honeywell’s aerospace business. He was vice president of Human Resources for Honeywell’s aerospace business’s commercial segment in 2013. Previously, Mr. Kelly was vice president of Human Resources for Honeywell’s Aerospace Defense & Space unit from 2011 to 2013. He was vice president of Human Resources for Honeywell’s aerospace Engineering & Marketing unit from 2008 to 2011. Prior to joining Honeywell, Mr. Kelly was vice president of Human Resources for the Dental business at Danaher Corporation (“Danaher”) from 2007 to 2008. Mr. Kelly was Vice President of the EMEA region and global head of staffing and talent management of the Industrial Technologies business at Danaher from 2005 to 2007. Prior to joining Danaher, Mr. Kelly was the head of Human Resources for BHA Group, Inc. Mr. Kelly received his bachelor’s degree in personnel administration from the University of Kansas and a master’s degree in organizational development from Ottawa University.

Jeannine J. Lane

Ms. Lane was appointed our Executive Vice-President, General Counsel and Corporate Secretary in July, 2018. From January 2018 to such appointment, Ms. Lane was the Vice President and General Counsel of Honeywell Homes. She was the Vice President and General Counsel of Honeywell Security and Fire from 2015 to 2017, Honeywell Fire Business and Honeywell Safety Business from 2014 to 2015, Honeywell Life Safety Business from 2013 to 2014 and Honeywell Security from 2004 to 2013. Ms. Lane holds a bachelor’s degree in political science from SUNY University at Albany and a Doctorate of Law from Albany Law School.

Joseph D. Ragan III

Mr. Ragan served as chief financial officer of Honeywell Homes from August 2018 until the Spin-Off. From May 2013 to July 2018, he served as chief financial officer of Ferroglobe PLC and Globe Specialty Metals, Inc. (which combined with Grupo FerroAtlántica, S.A. in 2015 to form Ferroglobe PLC.). Prior to that, he served as chief financial officer of Boart Longyear Limited from 2008 to 2013. Before his civilian career, Mr. Ragan was a U.S. Army military intelligence officer. He was a licensed certified public accountant in the State of Virginia for over 20 years and trained as a CPA with Deloitte & Touche. Mr. Ragan received his bachelor’s degree in accounting from the University of the State of New York and his master’s degree in accounting from George Mason University.

Our Board of Directors Following the Spin-Off and Director Independence

Immediately following the Spin-Off, we expect that our Board will comprise eight directors. A majority of our directors will meet the independence requirements set forth in the listing standards of the          at the time of the Spin-Off.

Committees of the Board

Effective upon the completion of the Spin-Off, our Board will have the following committees, each of which will operate under a written charter that will be posted on our website prior to the Spin-Off.

Audit Committee

The Audit Committee will be established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The responsibilities of our Audit Committee will be more fully described in our Audit Committee charter. We anticipate that our Audit Committee, among other duties, will oversee:

•	management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls);

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our outside auditor;

•	the performance of our internal audit function;

•	the outside auditor’s annual audit of our financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s risk management assessment; and

•	the preparation of certain reports required by the rules and regulations of the SEC.

The Audit Committee will have at least three members and will consist entirely of independent directors, each of whom will meet the independence requirements set forth in the listing standards of the                , Rule 10A-3 under the Exchange Act and our Audit Committee charter. Each member of the Audit Committee will be financially literate, and at least one member of the Audit Committee will have accounting and related financial management expertise and satisfy the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC, as those qualifications are interpreted by our Board in its business judgment. The initial members of the Audit Committee will be determined prior to the Spin-Off.

Compensation Committee

The responsibilities of our Compensation Committee will be more fully described in our Compensation Committee charter, and we anticipate that they will include, among other duties:

•	determining and approving the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executives;

•	overseeing the Chief Executive Officer succession planning process, including an emergency succession plan;

•	reviewing the operation and structure of the Company’s compensation program; and

•	preparing any report on executive compensation required by the rules and regulations of the SEC.

The Compensation Committee will have at least three members and will consist entirely of independent directors, each of whom will meet the independence requirements set forth in the listing standards of the                , Rule 10C-1 under the Exchange Act and our Compensation Committee charter. The members of our Compensation Committee will be “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Code). The initial members of our Compensation Committee will be determined prior to the Spin-Off.

Nominating and Governance Committee

The responsibilities of our Nominating and Governance Committee will be more fully described in our Nominating and Governance Committee charter, and we anticipate that they will include, among other duties:

•	identifying, reviewing and recommending to our Board individuals for election to the Board;

•	adopting and reviewing policies regarding the consideration of candidates for our Board proposed by stockholders and other criteria for membership on our Board;

•

developing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company and reviewing and reporting on the Company’s policies and programs relating to health, safety and environmental matters, equal employment opportunity and other similar matters; and

•	overseeing our Board’s annual self-evaluation.

The Nominating and Governance Committee will consist entirely of independent directors, each of whom will meet the independence requirements set forth in the listing standards of the                and our Nominating and Governance Committee charter. The initial members of the Nominating and Governance Committee will be determined prior to the Spin-Off.

Finance Committee

The responsibilities of our Finance Committee will be more fully described in our Finance Committee charter, and we anticipate that they will include, among other duties, assisting the Board in reviewing the Company’s capital structure, liquidity risk, financial strategies, investment and hedging policies, material capital allocation decisions, strategic investments and dispositions and other opportunities for maximizing shareholder value. The initial members of the Finance Committee will be determined prior to the Spin-Off.

Code of Business Ethics

Prior to the completion of the Spin-Off, we will adopt a written code of business ethics that is designed to deter wrongdoing and to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	the protection of the confidentiality of our non-public information;

•	the responsible use of and control over our assets and resources;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and other regulators and in our other public communications;

•	compliance with applicable laws, rules and regulations; and

•	accountability for adherence to the code and prompt internal reporting of any possible violation of the code.

Director Nomination Process

Our initial Board will be selected through a process involving both Honeywell and us. The initial directors who will serve after the Spin-Off will begin their terms at the time of the Share Distribution, with the exception of one independent director who will begin his or her term prior to the date on which “when-issued” trading of our common stock commences and will serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee.

Communications with Non-Management Members of the Board of Directors

Generally, it is the responsibility of our management to speak for us in communications with outside parties, but we intend to set forth, in our corporate governance policies, certain processes by which stockholders and other interested third parties may communicate with non-management members of our Board.

DIRECTOR COMPENSATION

Following the Spin-Off, we expect that our Compensation Committee will periodically review and make recommendations to our Board regarding the form and amount of compensation for non-employee directors. Directors who are also our employees are expected to receive no compensation for service on our Board. Honeywell has approved an initial director compensation program for the Company that is designed to enable continued attraction and retention of highly qualified directors and to address the time, effort, expertise and accountability required of active Board membership. This program is described in further detail below.

Annual Compensation

In general, we believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the Board.

Board of Directors’ Annual Compensation

Cash Retainer	$90,000

Board Chairman – Additional Cash Retainer	$175,000

Board Committee Membership – Additional Cash Retainer

Audit Committee Chair: $25,000

Audit Committee Member: $10,000

Compensation Committee Chair: $15,000

Compensation Committee Member: $7,500

Nominating and Governance Committee Chair:

$10,000

Nominating and Governance Committee Member:

$5,000

Other Committee Chair: $10,000

Other Committee Member: $5,000

Lead Director – Additional Cash Retainer	$

Annual Equity Grants

RSUs vest on the earliest of the first anniversary of the date of grant, the director’s death or disability, or removal from the Board coincident with the occurrence of a change in control.

Each non-employee director receives an annual restricted stock unit grant with a target value of $120,000 on the date of the Annual Meeting of Stockholders. New directors in 2018 will receive a prorated award for the partial year commencing on the Spin-Off.

Cash elements are paid in quarterly installments and prorated for partial years of service.

Other Benefits

Non-employee directors will also be provided with $350,000 in business travel accident insurance.

Stock Ownership Guidelines

We expect to adopt a stock ownership policy pursuant to which each non-employee director, while serving as a director of the Company, must hold Company common stock (including unvested RSUs) with a market value of at least five times the annual cash retainer (or $450,000) before being permitted to sell any SpinCo common stock holdings, including net shares from vesting of restricted stock unit grants (i.e., shares vested less shares required to pay applicable taxes).

COMPENSATION DISCUSSION AND ANALYSIS

As discussed above, we are currently part of Honeywell and not an independent company, and our Compensation Committee has not yet been formed. Decisions about the compensation and benefits payable to the individuals who will become our executive officers have been made by Honeywell senior management. Following the Spin-Off, we expect that our Compensation Committee will review our executive compensation and benefit programs and determine the appropriate compensation and benefits for our executives.

For purposes of this Compensation Discussion and Analysis and the disclosure that follows, we do not have any “Named Executive Officers” for 2017. All of our executive officers will have joined the Business after year end 2017 and, therefore, they will not have been executive officers of the Business in 2017. None of the tabular compensation disclosure requirements of the SEC’s compensation disclosure rules are applicable in our situation. Detailed information on the compensation arrangements of our Named Executive Officers for 2018 will be provided in our first proxy statement following the Spin-Off.

We are currently in the process of identifying the individuals who will serve as our executive officers following completion of the Spin-Off. As of the date of this filing, we have identified the following individuals who are expected to serve in executive officer positions:

Robert B. Aarnes, President, ADI

Michael D. Flink, Executive Vice-President and Chief Sales and Marketing Officer

Stephen M. Kelly, Executive Vice-President and Chief Human Resources Officer

Jeannine J. Lane, Executive Vice-President, General Counsel and Corporate Secretary

Michael G. Nefkens, President and Chief Executive Officer

Joseph D. Ragan III, Executive Vice-President Chief Financial Officer

While Ms. Lane and Messrs. Aarnes, Flink and Kelly were employed by Honeywell in 2017, none of them was an executive officer of Honeywell. In addition, since all of the individuals listed above were not employed by the Business in 2017, they are not Named Executive Officers of the Business for 2017.

The terms of Mr. Nefkens’s and Mr. Ragan’s offer letters and the compensation arrangements for our other executive officers are summarized in the section entitled “Offer Letters and Employment Agreements of our Executive Officers.”

Long-Term Incentive Compensation—Treatment of Awards in Spin-Off

Treatment of Honeywell Stock Options. In connection with the Spin-Off, any Honeywell stock options held by SpinCo employees that are vested as of the Distribution Date will remain outstanding with Honeywell until exercised by the employee or normal expiration, subject to the terms of the applicable Honeywell equity incentive plan and related grant agreement under which such options were granted. Stock options held by SpinCo employees that are unvested as of the Distribution Date will be cancelled as of the Distribution Date and, in respect of such canceled stock options, SpinCo will issue RSUs (“SpinCo RSUs”) that will vest in accordance with the same vesting schedule that applied to the corresponding Honeywell stock options. In respect of stock options held by SpinCo employees that were granted prior to 2018 and remain unvested as of the Distribution Date, the initial value of the new SpinCo RSUs will be determined based on the excess of the “regular way” closing price of Honeywell common stock subject to each such option immediately prior to the Distribution Date less the exercise price of the applicable option, while the replacement value in respect of unvested Honeywell stock options held by SpinCo employees that were granted in 2018 will be based on the formula used to determine the value of the Honeywell stock options at the time of grant. The number of SpinCo RSUs issued will be determined based on the “when issued” closing price of SpinCo shares immediately prior to the Distribution Date.

Treatment of Honeywell RSUs. In connection with the Spin-Off, any Honeywell RSUs held by SpinCo employees that are outstanding and unvested as of the Distribution Date will be canceled and, in respect of each such canceled Honeywell RSU award, SpinCo will replace the economic value by issuing SpinCo RSUs that will vest in accordance with the same vesting schedule that applied to the corresponding Honeywell RSUs. The initial value of the SpinCo RSUs will be determined based on the “regular way” closing price of Honeywell common stock subject to each corresponding Honeywell RSU immediately prior to the Distribution Date, with the number of SpinCo RSUs determined based on the “when issued” closing price of SpinCo shares immediately prior to the Distribution Date.

Treatment of Honeywell Performance Plan Awards. In connection with the Spin-Off, Honeywell Performance Plan awards for both the 2017-2019 and 2018-2020 performance periods that are held by SpinCo employees as of the Distribution Date will be canceled. With respect to the 2017-2019 performance period only, SpinCo will replace the economic value of such canceled awards by issuing SpinCo RSUs that will vest in March 2020, consistent with the vesting schedule that applied to the corresponding Honeywell Performance Plan PSUs or cash units, as applicable. The initial value of the SpinCo RSUs will be determined based on Honeywell’s latest estimate of performance against plan metrics for the performance period in progress as of the Distribution Date, with the number of SpinCo RSUs determined based on the “when issued” closing price of SpinCo shares immediately prior to the Distribution Date. SpinCo has no obligation to replace the canceled awards for the 2018-2020 performance period.

Treatment of Remaining Growth Plan Payment. The liability for the final earned payment for the 2016-2017 Growth Plan performance cycle will be assumed by SpinCo and paid to eligible SpinCo executives in the first quarter of 2019, subject to each such executive remaining employed by SpinCo as of the date of payment.

SpinCo’s Anticipated Executive Compensation Programs

Overview

As described above, our Compensation Committee will not be established until the Spin-Off and therefore has not established a specific set of objectives or principles for our compensation programs following the Spin-Off. The executive compensation programs in place at the time of the Spin-Off will be those established by Honeywell on our behalf. Following the Spin-Off, our Compensation Committee will review each of the elements of our compensation programs. We believe that the Spin-Off will enable us to offer our key employees compensation directly linked to the performance of our business, which we expect will enhance our ability to attract, retain and motivate qualified personnel and serve the interests of our stockholders.

Offer Letters and Employment Agreements of Our Executive Officers

President and Chief Executive Officer Offer Letter

Honeywell entered into an offer letter with Mr. Nefkens appointing him as president and chief executive officer of Honeywell Homes (and ultimately the Company). The letter provides Mr. Nefkens with an annual base salary of $880,000 and an annual cash incentive target opportunity equal to 125% of his annual cash base salary. Mr. Nefkens is also eligible for annual long-term incentive awards with an initial target opportunity of 375% of annual base salary. In addition, upon the Spin-Off, Mr. Nefkens will be awarded a founders grant made up of SpinCo RSUs valued at $4,300,000, which shall vest in two equal 50% installments on each of the third and fourth anniversaries of the Spin-Off, subject to continued employment through each vesting date. The offer letter also provides that upon a termination of Mr. Nefkens’ employment by the Company without cause, Mr. Nefkens will be entitled to 24 months of base salary continuation and incentive compensation (at target), which will be extended to 36 months in the case of such termination within two years of a change in control that occurs within two years of the Spin-Off. In the event that the Spin-Off has not been effectuated by June 30, 2019, the offer letter provides that Mr. Nefkens will have the option of remaining with Honeywell or triggering his severance entitlement by treating his resignation as an involuntary termination of employment. The offer of employment is contingent upon Mr. Nefkens’ execution of the Company’s intellectual property and non-competition agreements, which include a two-year post-employment non-competition and non-solicitation provision.

Chief Financial Officer Offer Letter

Honeywell entered into an offer letter with Mr. Ragan appointing him as chief financial officer of Honeywell Homes (and ultimately the Company). The letter provides Mr. Ragan with an annual base salary of $550,000 and an annual cash incentive target opportunity equal to 80% of his annual cash base salary. Mr. Ragan is also eligible for annual long-term incentive awards with an initial target opportunity of 180% of annual base salary. In addition, upon the Spin-Off, Mr. Ragan will be awarded a founders grant made up of SpinCo RSUs valued at $1,100,000, which shall vest in two equal 50% installments on each of the third and fourth anniversaries of the Spin-Off, subject to continued employment through each vesting date. The offer letter also provides that upon a termination of Mr. Ragan’s employment by the Company without cause, Mr. Ragan will be entitled to nine months of base salary continuation. The offer of employment is contingent upon Mr. Ragan’s execution of the Company’s intellectual property and non-competition agreements, which include a two-year post-employment non-competition and non-solicitation provision.

Other Arrangements

The compensation arrangements for our other executive officers generally provide for the following primary elements of compensation: (i) annual base salary, (ii) an annual cash incentive opportunity, (iii) eligibility for annual long-term incentive awards, and (iv) severance entitlement and participation in retirement and benefits plans commensurate with those provided to other executives of the Business. For those executive officers who were previously employed by Honeywell, the arrangements provide that equity awards will be equitably adjusted in connection with the Spin-Off, as further described above in the section entitled “Long-Term Incentive Compensation—Treatment of Awards in Spin-Off.” Certain executive officers may also be eligible for the award of a founders grant of SpinCo RSUs, to be made upon the spinoff, or a sign-on make whole award (in the case of an external hire). In all cases, the offer of employment is contingent upon the executive’s execution of the Company’s intellectual property and non-competition agreements.

2018 Stock Incentive Plan

Prior to the Spin-Off, we expect our Board to adopt, and Honeywell, as our sole shareholder, to approve, the 2018 Stock Incentive Plan of SpinCo and its Affiliates (the “Equity Plan”) for the benefit of certain of our current and future employees and other service providers. The following summary describes what we anticipate to be the material terms of the Equity Plan.

When approved by Honeywell, as our sole shareholder, and our Board, the full text of the Equity Plan will be included as an exhibit to a Current Report on Form 8-K filed with the SEC, and the following discussion is qualified in its entirety by reference to such text.

Purpose of the Equity Plan. The purpose of the Equity Plan would be to aid SpinCo in recruiting and retaining highly qualified employees and other service providers who are capable of assuring the future success of SpinCo. We expect that awards of stock-based compensation and opportunities for stock ownership in SpinCo will provide incentives to our employees and other service providers to exert their best efforts for the success of our business and thereby align their interests with those of our stockholders.

Shares Available for Awards. If the Equity Plan is approved by Honeywell, as our sole shareholder, and our Board, it is expected that the maximum aggregate number of shares of our common stock that may be issued under all stock-based awards granted under the Equity Plan would be                 . In addition, it is expected that the Equity Plan will contain a limit on the number of shares of common stock available for grant in the form of incentive stock options to                 .

Under the Equity Plan, it is expected that SpinCo will have the flexibility to grant different types of equity compensation awards, including stock options, stock appreciation rights, restricted stock, RSUs and other awards based, in whole or in part, on the value of SpinCo equity, as well as cash-based awards. The grant, vesting, exercise and settlement of awards granted under the Equity Plan may be subject to the satisfaction of time- or performance-based conditions, as determined at or after the date of grant of an award under the Equity Plan.

In the event of any change in corporate structure that affects our outstanding common stock (e.g., a cash or stock dividend, stock split, reverse stock split, spin-off, recapitalization, merger, reorganization, etc.), our Compensation Committee shall make adjustments that it deems equitable or appropriate, in its sole discretion, including adjustments to the share limits described above, the number and type of shares subject to outstanding awards, or the purchase or exercise price of outstanding awards. In the case of any unusual or nonrecurring event (including events described in the preceding sentence) affecting the Company or changes in applicable laws, regulations, or accounting principles, our Compensation Committee may make adjustments to outstanding awards in order to prevent dilution or enlargement of the benefits intended to be provided under the Equity Plan.

Shares that are subject to awards that are paid in cash, terminate, lapse or are canceled or forfeited would be available again for grant under the Equity Plan and would not be counted for purposes of the limits above. Shares that are reacquired by SpinCo with cash tendered in payment of the exercise price of an award and shares that are tendered or withheld in payment of all or part of the exercise price or tax withholding amount relating to an award will not be added back to the number of shares authorized under the Equity Plan. In addition, if stock appreciation rights are settled in shares upon exercise, the total number of shares actually issued upon exercise rather than the number of shares subject to the award would be counted against the number of shares authorized under the Equity Plan.

Eligibility. It is expected that employees and other service providers of SpinCo or its affiliates would be eligible to receive awards under the Equity Plan. Our non-employee directors will be eligible to participate in the 2018 Stock Incentive Plan for Non-Employee Directors of SpinCo.

Administration. It is expected that our Compensation Committee would have the authority to administer the Equity Plan, including the authority to select the persons who receive awards, determine the number of shares subject to the awards and establish the terms and conditions of the awards, consistent with the terms of the Equity Plan. Subject to the expected provisions of the Equity Plan, our Compensation Committee may specify the circumstances under which the exercisability or vesting of awards may be accelerated or whether awards or amounts payable under awards may be deferred. Our Compensation Committee may waive or amend the terms of an award, consistent with the terms of the Equity Plan, but may not reprice a stock option or stock appreciation right, whether through amendment, cancelation and replacement, or exchange for cash or any other awards. Our Compensation Committee would have the authority to interpret the Equity Plan and establish rules for the administration of the Equity Plan. It is expected that the Equity Plan will provide that our Compensation Committee may delegate its powers and duties under the Equity Plan to one or more directors or other individuals as the committee deems to be advisable, except that only our Compensation Committee or our Board would have authority to grant and administer awards to executive officers.

The Board may also exercise the powers of our Compensation Committee with respect to the Equity Plan and awards granted thereunder at any time.

Tax Consequences of Awards. The following is a brief summary of the principal United States federal income tax consequences of awards and transactions under the Equity Plan for the employees and other service providers selected to participate in the Equity Plan (the “Participants”) and the Company. This summary is not intended to be exhaustive and, among other things, does not describe local, state or foreign tax consequences.

Options and Stock Appreciation Rights. A Participant will not recognize any income at the time a stock option or stock appreciation right is granted, nor will the Company be entitled to a deduction at that time. When a stock option is exercised, the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received as of the date of exercise over the exercise price of the option. When a stock appreciation right is exercised, the Participant will recognize ordinary income in an amount equal to the cash received or, if the stock appreciation right is settled in shares, the shares received as of the date of exercise. The Company generally will be entitled to a corresponding tax deduction in the same time period and amount as the Participant recognizes income.

Restricted Stock and RSUs. A Participant will not recognize any income at the time of grant of a restricted stock unit or share of restricted stock (whether subject to time-based vesting or performance-based vesting), and the Company will not be entitled to a deduction at that time. The Participant will recognize ordinary income in an amount equal to the fair market value of the shares received or, if the restricted stock unit is paid in cash, the amount payable, upon settlement of a restricted stock unit. In the year in which shares of restricted stock are no longer subject to a substantial risk of forfeiture (i.e., in the year that the shares vest), the Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of vesting over the amount, if any, the Participant paid for the shares. Under certain circumstances and if permitted by an individual award, a Participant may elect (within 30 days after being granted restricted stock) to recognize ordinary income in the year of receipt instead of the year of vesting. If such an election is made, the amount of income recognized by the Participant will be equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the Participant paid for the shares. The Company generally will be entitled to a corresponding tax deduction in the same time period and amount as the Participant recognizes income.

Other Types of Awards. If other awards are granted under the Equity Plan, the tax consequences may differ from those described above for stock options, stock appreciation rights, restricted stock and RSUs. As a general matter, the Company typically would be entitled to a tax deduction in respect of any such compensatory awards in the same time period and amount as the Participant recognizes income in respect of such awards.

Withholding of Taxes. The Company has the right to require, prior to the issuance or delivery of shares in settlement of any award, the Participant to pay any taxes required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this Information Statement, Honeywell beneficially owns all of the outstanding shares of our common stock. After the Spin-Off, Honeywell will not own any shares of our common stock. The following table provides information regarding the anticipated beneficial ownership of our common stock at the time of the Share Distribution by:

•	each of our stockholders whom we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Except as otherwise noted below, we based the share amounts on each person’s beneficial ownership of Honeywell common stock on                , 2018, giving effect to a Share Distribution ratio of                shares of our common stock for each share of Honeywell common stock.

Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities beneficially owned.

Immediately following the Spin-Off, we estimate that                shares of our common stock will be issued and outstanding, based on the approximately                shares of Honeywell common stock outstanding on                , 2018. The actual number of shares of our common stock that will be outstanding following the completion of the Spin-Off will be determined on                , 2018.

Name	Amount and Nature of Beneficial Ownership	Percentage of Class
Directors and Named Executive Officers:
Roger B. Fradin	410,000
Michael G. Nefkens
Paul F. Deninger	—	—
Niccolo Mcleod De Masi	—	—
Jack R. Lazar	162	*
Joseph D. Ragan III	—	—
Nina L. Richardson	—	—
Andrew C. Teich	—	—
Sharon Wienbar	—	—
Directors and Executive Officers as a Group ( persons)

Principal Stockholders:
The Vanguard Group(1)		6.74%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
BlackRock, Inc.(2)		6.30%
55 East 52nd Street New York, New York 10055

*	Represents beneficial ownership of less than one percent of the outstanding common stock.
(1)

Based on the most recently available Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group with respect to Honeywell common stock. According to its Schedule 13G, The Vanguard Group and certain related entities have sole voting power in respect of 1,054,244 shares of Honeywell common stock, shared voting power in respect of 160,683 shares of Honeywell common stock, sole dispositive power in respect of 50,153,579 shares of Honeywell common stock and shared dispositive power in respect of 1,203,804 shares of Honeywell common stock.
(2)

Based on the most recently available Schedule 13G filed with the SEC on January 25, 2018 by BlackRock, Inc. with respect to Honeywell common stock. According to its Schedule 13G, BlackRock, Inc. has sole voting power in respect of 41,087,639 shares of Honeywell common stock and sole dispositive power in respect of 47,575,018 shares of Honeywell common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Honeywell

In order to govern the ongoing relationships between us and Honeywell after the Spin-Off and to facilitate an orderly transition, we and Honeywell intend to enter into agreements providing for various services and rights following the Spin-Off, and under which we and Honeywell will agree to indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements we expect to enter into with Honeywell.

Separation and Distribution Agreement

We intend to enter into a Separation and Distribution Agreement with Honeywell before the Share Distribution. The Separation and Distribution Agreement will set forth our agreements with Honeywell regarding the principal actions to be taken in connection with the Spin-Off. It will also set forth other agreements that govern aspects of our relationship with Honeywell following the Spin-Off.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement will identify certain transfers of assets and assumptions of liabilities that are necessary in advance of our separation from Honeywell so that we and Honeywell retain the assets of, and the liabilities associated with, our respective businesses. The Separation and Distribution Agreement generally provides that the assets comprising our business will consist of those owned or held by us or those primarily related to our current business and operations. The liabilities we will assume in connection with the Spin-Off will generally consist of those related to the past and future operations of our business, including our manufacturing locations and the other locations used in our current operations. Honeywell will retain certain assets and assume liabilities related to former business locations or the operation of our former business. The Separation and Distribution Agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and Honeywell.

Reorganization

The Separation and Distribution Agreement will describe certain actions related to our separation from Honeywell that will occur prior to the Distribution such as the formation of our subsidiaries and certain other internal restructuring actions to be taken by us and Honeywell, including the contribution by Honeywell to us of the assets and liabilities that comprise our business.

Intercompany Arrangements

All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between us, on the one hand, and Honeywell, on the other hand, will terminate effective as of the Share Distribution Date, except specified agreements and arrangements that are intended to survive the Share Distribution.

Credit Support

We will agree to use reasonable best efforts to arrange, prior to the Share Distribution, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support, other than certain specified credit support instruments, currently provided by or through Honeywell or any of its affiliates for the benefit of us or any of our affiliates.

Representations and Warranties

In general, neither we nor Honeywell will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement, all assets will be transferred on an “as-is,” “where-is” basis.

Further Assurances

The parties will use reasonable best efforts to effect any transfers contemplated by the Separation and Distribution Agreement that have not been consummated prior to the Share Distribution as promptly as practicable following the Share Distribution Date. In addition, the parties will use reasonable best efforts to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained as promptly as practicable following the Share Distribution.

The Distribution

The Separation and Distribution Agreement will govern Honeywell’s and our respective rights and obligations regarding the proposed Share Distribution. Prior to the Share Distribution, Honeywell will deliver all the issued and outstanding shares of our common stock to the distribution agent. Following the Share Distribution Date, the distribution agent will electronically deliver the shares of our common stock to Honeywell stockholders based on the distribution ratio. The Honeywell Board may, in its sole and absolute discretion, determine the Record Date, the Share Distribution Date and the terms of the Spin-Off. In addition, Honeywell may, at any time until the Share Distribution, decide to abandon the Share Distribution or modify or change the terms of the Share Distribution.

Conditions

The Separation and Distribution Agreement will also provide that several conditions must be satisfied or, to the extent permitted by law, waived by Honeywell, in its sole and absolute discretion, before the Share Distribution can occur. For further information about these conditions, see “The Spin-Off—Conditions to the Spin-Off.”

Exchange of Information

We and Honeywell will agree to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority having appropriate jurisdiction, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requirements. We and Honeywell will also agree to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Separation and Distribution Agreement or for such longer period as required by law. Each party will also agree to use its reasonable best efforts to assist the other with its financial reporting and audit obligations.

Termination

Honeywell, in its sole and absolute discretion, may terminate the Separation and Distribution Agreement at any time prior to the Share Distribution.

Release of Claims

We and Honeywell will each agree to release the other and its affiliates, successors and assigns, and all persons that prior to the Share Distribution have been the other’s stockholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any such other party that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Share Distribution. These releases will be subject to exceptions set forth in the Separation and Distribution Agreement.

Indemnification

We and Honeywell will each agree to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the Spin-Off and our and Honeywell’s respective businesses. The amount of either Honeywell’s or our indemnification obligations will be reduced by any insurance proceeds or amounts recovered from third parties that the party being indemnified receives in respect of the related liability. The Separation and Distribution Agreement will also specify procedures regarding claims subject to indemnification.

Transition Services Agreement

We intend to enter into a Transition Services Agreement pursuant to which Honeywell will provide us, and we will provide Honeywell, with specified services, including information technology, financial, human resources and labor, health, safety and environmental, sales, product stewardship, operational and manufacturing support, procurement, customer support and supply chain and logistics and other specified services, for a limited time to help ensure an orderly transition following the Share Distribution. For a limited time after the Spin-Off, we may request that additional services in the same functional categories as the specified services be provided by Honeywell to us so long as such additional services were provided historically by Honeywell to our business. The services are generally intended to be provided for a period no longer than twelve months following the Share Distribution, with a possibility to extend the term of each service up to an additional twelve months. Each party may terminate the agreement in its entirety in the event of a material breach of the agreement by the other party that is not cured within a specified time period. Each recipient party may also terminate the services on an individual basis upon prior written notice to the party providing the service.

The service recipient is required to pay to the service provider a fee equal to the cost of service specified for each service, which is billed on a monthly basis.

We have agreed to hold Honeywell harmless from any damages arising out of Honeywell’s provision of the services unless such damages are the result of Honeywell’s willful misconduct, gross negligence, breach of certain provisions of the agreement or violation of law or third party rights in providing services. Additionally, Honeywell’s liability is generally subject to a cap in the amount of fees actually received by Honeywell from us in connection with the provision of the services. We also generally indemnify Honeywell for all liabilities arising out of Honeywell’s provision of the services unless such liabilities are the result of Honeywell’s willful misconduct or gross negligence, in which case, Honeywell indemnifies us for such liabilities. These indemnification and liability terms are customary for agreements of this type.

Given the short-term nature of the Transition Services Agreement, we are in the process of increasing our internal capabilities to eliminate reliance on Honeywell for the transition services it will provide us as quickly as possible following the Spin-Off.

The foregoing description of the Transition Services Agreement is a summary, is not complete, and is qualified entirely by reference to the full text of such agreement, which is filed as an exhibit to SpinCo’s Registration Statement on Form 10, of which this Information Statement forms a part.

Tax Matters Agreement

We intend to enter into a Tax Matters Agreement with Honeywell that will govern the respective rights, responsibilities and obligations of Honeywell and us after the Share Distribution with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax contests).

The Tax Matters Agreement will generally provide that we will be responsible and will indemnify Honeywell for all taxes, including income taxes, sales taxes, VAT and payroll taxes, relating to the Business for all periods, including periods prior to the Share Distribution. In addition, the Tax Matters Agreement will address the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to effectuate the Spin-Off. We will have the right to control any audit or contest relating to any of these taxes for which we are solely liable, but Honeywell will have the right to review and comment on our conduct of any such audit or contest, and Honeywell will control any other audit or contest.

In addition, the Tax Matters Agreement will provide that we will be required to indemnify Honeywell for any taxes (and reasonable expenses) resulting from the failure of the Spin-Off and related internal transactions to qualify for their intended tax treatment under U.S. federal, state and local income tax law, as well as foreign tax law, where such taxes result from (a) breaches of covenants and representations we make and agree to in connection with the Spin-Off, (b) the application of certain provisions of U.S. federal income tax law to these transactions or (c) any other action or omission (other than actions expressly required or permitted by the Separation and Distribution Agreement, the Tax Matters Agreement or other ancillary agreements) we take after the Share Distribution that gives rise to these taxes. Honeywell will have the exclusive right to control the conduct of any audit or contest relating to these taxes, but will not be permitted to settle any such audit or contest to the extent we are liable for such underlying taxes without our consent (which we may not unreasonably withhold, condition or delay).

The Tax Matters Agreement will impose certain restrictions on us and our subsidiaries (including restrictions on share issuances, redemptions or repurchases, business combinations, sales of assets and similar transactions) that will be designed to address compliance with Section 355 of the Code and are intended to preserve the tax-free nature of the Spin-Off. Under the Tax Matters Agreement, these restrictions will apply for two years following the Share Distribution, unless Honeywell gives its consent for us to take a restricted action, which it is permitted to grant or withhold at its sole discretion. Even if Honeywell does consent to our taking an otherwise restricted action, we will remain liable to indemnify Honeywell in the event such restricted action gives rise to an otherwise indemnifiable liability. These restrictions may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business, and might discourage or delay a strategic transaction that our stockholders may consider favorable.

The foregoing description of the Tax Matters Agreement is a summary, is not complete, and is qualified entirely by reference to the full text of such agreement, which is filed as an exhibit to SpinCo’s Registration Statement on Form 10, of which this Information Statement forms a part.

Employee Matters Agreement

We intend to enter into an Employee Matters Agreement with Honeywell that will address employment and employee compensation and benefits matters. The Employee Matters Agreement will address the allocation and treatment of assets and liabilities relating to employees and compensation and benefit plans and programs in which our employees participated prior to the Spin-Off. Except as specifically provided in the Employee Matters Agreement, we will generally be responsible for all employment and employee compensation and benefits-related liabilities relating to our employees, former employees and other service providers. In particular, we will assume certain assets and liabilities with respect to our current and former employees under certain of Honeywell’s U.S. and non-U.S. (i) defined benefit pension plans (with assets and liabilities generally allocated based on formulas specified in the Employee Matters Agreement for each pension plan) and (ii) life insurance programs and nonqualified deferred compensation plans. Generally, except as may be provided in the Transition Services Agreement, each of our employees will cease active participation in Honeywell compensation and benefit plans as of the Spin-Off. The Employee Matters Agreement also provides that we will establish certain compensation and benefit plans for the benefit of our employees following the Spin-Off, including a 401(k) savings plan for U.S. employees, which will accept direct rollovers of account balances from the Honeywell 401(k) savings plan for any of our employees who elect to do so. Generally, following the Spin-Off, we will assume and be responsible for any annual bonus payments, including with respect to the year in which the Spin-Off occurs, and any other cash-based incentive or retention awards to our current and former employees. Honeywell long-term incentive compensation awards, including stock options, RSUs Growth Plan units and Performance Plan units, held by SpinCo employees will be treated as described in “Compensation Discussion and Analysis—Details on Program Elements and Related 2017 Compensation Decisions—Long-Term Incentive Compensation.” The Employee Matters Agreement incorporates the indemnification provisions contained in the Separation and Distribution Agreement and described above. In addition, the Employee Matters Agreement provides that we will indemnify Honeywell for certain employee-related liabilities associated with the Transition Services Agreement.

The foregoing description of the Employee Matters Agreement is a summary, is not complete, and is qualified entirely by reference to the full text of such agreement, which is filed as an exhibit to SpinCo’s Registration Statement on Form 10, of which this Information Statement forms a part.

Agreements Governing Intellectual Property

Separation and Distribution Agreement

The Separation and Distribution Agreement will provide for (i) us to own certain patents that, based on the scope of their claims, were allocated to the Business, as well as non-patent intellectual property rights exclusively related to the Business and we will also assume the liabilities relating to, arising out of or resulting therefrom, and (ii) Honeywell to retain any patents not allocated to the Business, as well as all of its other intellectual property rights not exclusively related to the Business and the liabilities relating to, arising out of or resulting therefrom.

The foregoing description of the Separation and Distribution Agreement is a summary, is not complete, and is qualified entirely by reference to the full text of such agreement, which is filed as an exhibit to SpinCo’s Registration Statement on Form 10, of which this Information Statement forms a part.

Trademark License Agreement

We intend to enter into a Trademark License Agreement with Honeywell pursuant to which Honeywell will grant us a license to use the “Honeywell Home” trademark, subject to standard quality controls. The license to use the “Honeywell Home” trademark (but not “Honeywell” alone or in combination with any words other than “Home”) will be exclusive in connection with certain products and markets that have historically been part of Honeywell’s SpinCo business. The license is expected to be royalty bearing. The term of the license will not exceed forty (40) years following the Distribution Date. The license will be terminable in certain circumstances upon our change of control, as well as other customary grounds, such as a material uncured breach. There will be a standard wind-down period for use of the “Honeywell Home” trademark following termination of the Trademark License Agreement in some cases. In addition, the Trademark License Agreement will also provide a short-term license for us to transition away from use of the trademark “Honeywell” (alone).

The foregoing description of the Trademark License Agreement is a summary, is not complete, and is qualified entirely by reference to the full text of such agreement, which is filed as an exhibit to SpinCo’s Registration Statement on Form 10, of which this Information Statement forms a part.

Patent Cross-License Agreement

We intend to enter into a Patent Cross-License Agreement with Honeywell, pursuant to which we will grant to Honeywell, and Honeywell will grant to us, a perpetual, royalty-free, worldwide license to certain patents that have historically been part of Honeywell’s Home and Building Technologies business. In addition, Honeywell will grant us a perpetual, royalty-free, worldwide license to certain other patents that are currently practiced by

us. Any future exclusive licenses or transfers of our and Honeywell’s patents will be subject to the licenses granted under the Patent Cross-License Agreement. The licenses will be transferable in connection with certain future transactions, subject to certain customary limitations. We also agreed with Honeywell on cooperation in connection with patent enforcement.

The foregoing description of the Patent Cross-License Agreement is a summary, is not complete, and is qualified entirely by reference to the full text of such agreement, which is filed as an exhibit to SpinCo’s Registration Statement on Form 10, of which this Information Statement forms a part.

Indemnification and Reimbursement Agreement

In connection with the Spin-Off, we intend to enter into an indemnification and reimbursement agreement with Honeywell (the “Indemnification and Reimbursement Agreement”) pursuant to which we will have an obligation to make cash payments to Honeywell in amounts equal to 90% of payments, which include amounts billed (“payments”), with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case including consequential damages (the “liabilities”) in respect of specified properties contaminated through historical business operations, including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales (the “recoveries”). The amount payable by the Company in respect of such liabilities arising in any given year will be subject to a cap of $140 million (exclusive of any late payment fees up to 5% per annum). Payments in respect of the liabilities arising in a given year will be made quarterly throughout such year on the basis of an estimate of the liabilities and recoveries provided by Honeywell. Following the end of any such year, Honeywell will provide us with a calculation of the amount of payments and the recoveries actually received. Subject to the aforementioned cap, if the amount of payments (net of recoveries) is greater than the previously provided estimate, we will pay Honeywell the amount of such difference (the “true-up payment”) and, if the amount of the previously provided estimate is greater than the amount of payments (net of recoveries) actually incurred, we will receive a credit in the amount of such difference that will be applied to future payments. If a true-up payment exceeds $30 million, such true-up payment will be made in equal installments, payable on a monthly basis following the date the true-up payment is due.

For example, if in any given year, Honeywell’s estimated annual payments that are within the scope of the Indemnification and Reimbursement Agreement totaled $140 million, and if Honeywell’s estimated associated recoveries totaled $20 million, then our quarterly payment obligations in respect of that year would be 90% of the net amount (or $108 million) divided by four, or $27 million. If, for such year, Honeywell’s annual payments actually totaled $165 million, and if Honeywell’s associated recoveries actually totaled $10 million, our additional true-up payment obligation in respect of that year would be 90% of the net amount (or $139.5 million) minus the sum of our quarterly payments, or $108 million, resulting in an aggregate payment in respect of such year of $31.5 million, which, because it exceeds $30 million, would be made in equal installments, payable on the true-up date and on a monthly basis following the date the true-up payment is due. However, if in any given year, Honeywell’s estimated annual payments totaled $175 million, and the estimated associated recoveries totaled $5 million, then our quarterly payment obligations in respect of that year would be capped at $35 million even though 90% of the net amount (or $153 million) divided by four is higher at $38.25 million, resulting in an aggregate maximum payment for such year equal to the cap of $140 million (regardless of whether or not actual liabilities (net of recoveries) exceeded the previously provided estimates).

Historically, Honeywell’s environmental claim and remediation payments in respect of the sites that are within the scope of the Indemnification and Reimbursement Agreement for the years 2017, 2016 and 2015, including any legal fees, were approximately $200 million, $221 million and $259 million, respectively, and Honeywell’s associated receipts for insurance and amounts received by Honeywell in connection with affirmative claims, contributions and property sales for 2017, 2016 and 2015 were approximately $2 million, $10 million and $18 million, respectively.

In the event that Honeywell completes a transfer to a third party in respect of a portion of the remediation liabilities that are within the scope of the Indemnification and Reimbursement Agreement, the Company will be obligated to pay 90% of the amount paid or payable by Honeywell in connection with such liability transfer, less any applicable recoveries. Amounts payable in respect of liability transfers for any given year are paid in the year following the year in which they occur, at the time that the true-up payment is made. If the amounts payable in respect of a liability transfer, together with any true-up payment, exceeds $30 million, such amounts will be made in equal installments, payable on the true-up date and on a monthly basis following the date the true-up payment is due. While any amount in respect of a liability transfer is outstanding, the annual payment by us to Honeywell will be first allocated towards the liabilities described above relating to environmental claims, remediation, hazardous exposure and toxic tort claims and arising outside of the scope of the liability transfer, and then towards the liability transfer payment. The amount payable by the Company in respect of (i) any such liability transfers and (ii) the liabilities described above relating to environmental claims, remediation, hazardous exposure and toxic tort claims arising in any given year, will be subject to a cap of $140 million (exclusive of any late payment fees up to 5% per annum). To the extent that any amount in respect of liability transfers remains outstanding following such allocation and application of the $140 million cap, such amount will be carried forward and paid in the following year, but only to the extent there is room available under the $140 million cap in the year preceding the date of payment.

The scope of our current environmental remediation obligations subject to the Indemnification and Reimbursement Agreement relates to approximately 230 sites or groups of sites that are undergoing environmental remediation under U.S. federal or state law and agency oversight for contamination associated with Honeywell legacy business operations. The ongoing environmental remediation is designed to address contaminants at upland and sediment sites, which include, among others, metals, organic compounds and polychlorinated biphenyls, through a variety of methods, which include, among others, excavation, capping, in-situ stabilization, groundwater treatment and dredging. In addition, our obligations subject to the Indemnification and Reimbursement Agreement will include certain liability with respect to (i) hazardous exposure or toxic tort claims associated with the specified sites that arise after the Spin-Off, if any, (ii) currently unidentified releases of hazardous substances at or associated with the specified sites, (iii) other environmental claims associated with the specified sites and (iv) consequential damages.

Payment amounts under the Indemnification and Reimbursement Agreement will be deferred to the extent that the payment thereof would cause a specified event of default under certain indebtedness, including our principal credit agreement, or cause us to not be compliant with certain financial covenants in certain indebtedness, including our principal credit agreement on a pro forma basis, including the maximum total leverage ratio (ratio of debt to EBITDA, which excludes any amounts owed to Honeywell under the Indemnification and Reimbursement Agreement), and the minimum interest coverage ratio. A 5% late payment fee will accrue on all amounts that are not otherwise entitled to be deferred under the terms of the Indemnification and Reimbursement Agreement, without prejudice to any other rights that Honeywell may have for late payments. In each calendar quarter, our ability to pay dividends and repurchase capital stock in such calendar quarter will be restricted until any amounts payable under the Indemnification and Reimbursement Agreement in such quarter (including any deferred payment amounts) are paid to Honeywell and we will be required to use available restricted payment capacity under our debt agreements to make payments in respect of any such deferred amounts. Payment of deferred amounts and certain other amounts could cause the amount we are required to pay under the Indemnification and Reimbursement Agreement in respect of liabilities arising in any given calendar year to exceed $140 million (exclusive of any late payment fees up to 5% per annum). All amounts payable under the Indemnification and Reimbursement Agreement will be guaranteed by certain of our subsidiaries that act as guarantors under our principal credit agreement, subject to certain exceptions. The ability for certain of our subsidiaries to make distributions in respect of and/or provide guarantees under the Indemnification and Reimbursement Agreement will be limited by any defenses generally available to guarantors (including, without limitation, those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, thin capitalization, distributable reserves, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other legal requirements under applicable law. Further, pursuant to the Indemnification and Reimbursement Agreement, our ability to (i) amend or replace our principal credit agreement, (ii) enter into another credit agreement and make amendments or waivers thereto, or (iii) enter into or amend or waive any provisions under other agreements, in each case, in a manner that would adversely affect the rights of Honeywell under the Indemnification and Reimbursement Agreement, will be subject to Honeywell’s prior written consent. This consent right will significantly limit our ability to engage in many types of significant transactions on favorable terms (or at all), including, but not limited to, equity and debt financings, liability management transactions, refinancing transactions, mergers, acquisitions, joint ventures and other strategic transactions. The Indemnification and Reimbursement Agreement also includes other obligations that may impose significant operating and financial restrictions on us and our subsidiaries and limit our ability to engage in actions that may be in our long-term best interests. Moreover, the payments that we will be required to make to Honeywell pursuant to the Indemnification and Reimbursement Agreement will not be deductible for U.S. federal income tax purposes.

The obligation will continue until the earlier of: (1) December 31, 2043; or (2) December 31 of the third consecutive year during which the annual indemnification obligation (including in respect of deferred payment amounts) has been less than $25 million.

Independent of our payments under the Indemnification and Reimbursement Agreement, we will have ongoing liability for certain environmental claims which are part of SpinCo’s going forward business. For the year ended December 31, 2017 these payments totaled $1.1 million.

For additional discussion of the Indemnification and Reimbursement Agreement, see “Risk Factors—Risks Relating to Our Business—We are subject to risks associated with the Indemnification and Reimbursement Agreement, pursuant to which we will be required to make substantial cash payments to Honeywell, measured in substantial part by reference to estimates by Honeywell of certain of its liabilities.”

The foregoing description of the Indemnification and Reimbursement Agreement is a summary, is not complete, and is qualified entirely by reference to the full text of such agreement, which is filed as an exhibit to SpinCo’s Registration Statement on Form 10, of which this Information Statement forms a part.

Agreements Governing Certain Ongoing Relationships

We intend to enter into a non-exclusive ADI Supply Agreement with Honeywell pursuant to which we will receive the right to market, distribute, license and sublicense certain Honeywell products for distribution after purchase from Honeywell through ADI. With respect to some products, the rights will be worldwide, while for others the rights will be specific to a defined territory. The initial term of the agreement will run for three years. Thereafter, the agreement will be automatically renewed for subsequent one year terms, unless either party provides written notice of its intention not to renew the agreement. Honeywell may terminate the agreement upon a change of control of the Company. We will also be entering into a separate agreement pursuant to which we will distribute through ADI a small subset of SpinCo products to Honeywell. No additional production equipment or expansions will be required to distribute such products to Honeywell.

We intend to enter into a Transition Manufacturing Agreement, a Manufacturing Supply Agreement and two Products Supply Agreements with Honeywell which will each be non-exclusive and provide for certain reciprocal manufacturing and supply arrangements. SpinCo will not require additional production equipment or expansions in order to supply any of the products under these arrangements.

The Transition Manufacturing Agreement will govern the manufacture and supply of both component parts and finished goods. The services provided under this agreement will each have a term of no more than two years. The products to be manufactured by SpinCo are currently manufactured in certain locations, including Mexico, the Netherlands, Scotland and the United States.

The Products Supply Agreements will govern the manufacture and supply of certain consumer HVAC and security products. The agreements will each have an initial term of three years. Thereafter, each agreement will be automatically renewed for subsequent one year terms, unless either party provides written notice of its intention not to renew the agreement. The products to be manufactured by SpinCo are currently manufactured in certain locations, including Mexico.

The Manufacturing Supply Agreement will govern the manufacture and supply of certain component parts for assembly. The agreement will have an initial term of five years. Thereafter, the agreement will be automatically renewed for subsequent one year terms, unless either party provides written notice of its intention not to renew the agreement. The component parts to be supplied by SpinCo are currently manufactured in certain locations, including Germany, Mexico, the Netherlands and the United States.

We also intend to enter into limited term transitional Lab Services Agreements with Honeywell pursuant to which Honeywell will provide certain laboratory or engineering services to SpinCo and/or SpinCo will provide certain laboratory or engineering services to Honeywell. Separate agreements will be entered into for each shared-space laboratory, which are situated in certain locations worldwide, including the Czech Republic, Germany, India, the Netherlands and the United States.

Other Arrangements

Prior to the Spin-Off, we have had various other arrangements with Honeywell, including arrangements whereby Honeywell has provided us with finance, human resources, legal, information technology, general insurance, risk management and other corporate functions as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation.” As described in more detail in “—Separation and Distribution Agreement” above, these arrangements, other than those contemplated pursuant to the Transition Services Agreement, will generally be terminated in connection with the Spin-Off.

In addition, we intend to enter into certain other arm’s-length arrangements regarding certain real estate matters and, in some cases, associated services.

Our ADI business leases its administrative office building in Melville, New York at a current rent of approximately $1,100,000 per year through 2023 and reimburses the landlord for certain real estate taxes and insurance premiums paid on the property, the future value of which cannot be determined through 2023. ADI has the right to prematurely terminate the lease after March 2022 for a termination fee of $150,000. After ADI entered into this lease, the property was acquired by a partnership known as “New Island Holdings.” There have been no material amendments to the lease since the property was acquired by New Island Holdings. Mr. Fradin, the Chairman of our Board, is a limited partner in New Island Holdings, holding a 12% ownership interest. The value of the aggregate payments allocable to Mr. Fradin’s share of New Island Holdings from January 1, 2017 through the expiration of the lease in March 2023 is approximately $839,000. The limited partners of New Island Holdings receive distributions based on total lease payments generated from the portfolio of buildings that the partnership owns, less applicable mortgage and other expenses.

Policy and Procedures Governing Related Party Transactions

Prior to the completion of the Spin-Off, our Board will adopt a written policy regarding the review, approval and ratification of transactions with related persons. We anticipate that this policy will provide that our Nominating and Governance Committee review each of SpinCo’s transactions involving an amount exceeding $120,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are our directors, director nominees, executive officers and stockholders beneficially owning more than 5% of our outstanding common stock and immediate family members or certain affiliated entities of any of the foregoing persons. We expect that our Nominating and Governance Committee will approve or ratify only those transactions that are fair and reasonable to SpinCo and in our and our stockholders’ best interests.

DESCRIPTION OF OUR CAPITAL STOCK

General

Prior to the Share Distribution, Honeywell, as our sole stockholder, will approve and adopt our Amended and Restated Certificate of Incorporation, and our Board will approve and adopt our Amended and Restated By-Laws. The following summarizes information concerning our capital stock, including material provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated By-Laws and certain provisions of Delaware law. You are encouraged to read the forms of our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws, which are filed as exhibits to our Registration Statement on Form 10, of which this Information Statement is a part, for greater detail with respect to these provisions.

Distribution of Securities

During the past three years, we have not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services or other securities, and new securities resulting from the modification of outstanding securities that were not registered under the Securities Act.

Authorized Capital Stock

Immediately following the Spin-Off, our authorized capital stock will consist of                shares of common stock, par value $0.001 per share, and                 shares of preferred stock, par value $0.001 per share.

Common Stock

Shares Outstanding

Immediately following the Spin-Off, we estimate that approximately                shares of our common stock will be issued and outstanding, based on                 shares of Honeywell common stock outstanding as of                 , 2018. The actual number of shares of our common stock outstanding immediately following the Spin-Off will depend on the actual number of shares of Honeywell common stock outstanding on the Record Date, and will reflect any issuance of new shares or exercise of outstanding options pursuant to Honeywell’s equity plans and any repurchases of Honeywell shares by Honeywell pursuant to its common stock repurchase program, in each case on or prior to the Record Date.

Dividends

Holders of shares of our common stock will be entitled to receive dividends when, as and if declared by our Board at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of future dividends will depend on our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. Additionally, the terms of the indebtedness we intend to incur in connection with the Spin-Off and our obligations under the Indemnification and Reimbursement Agreement each will limit our ability to pay cash dividends. Our Board will make all decisions regarding our payment of dividends from time to time in accordance with applicable law. See “Dividend Policy.”

Voting Rights

The holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Other Rights

Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in our assets legally available for distribution to our stockholders.

Fully Paid

The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

The holders of our common stock will not have preemptive rights or preferential rights to subscribe for shares of our capital stock or rights to redeem or convert their shares of common stock.

Preferred Stock

Our Amended and Restated Certificate of Incorporation will authorize our Board to designate and issue from time to time one or more series of preferred stock without stockholder approval. Our Board may fix and determine the preferences, limitations and relative rights of each series of preferred stock. There are no present plans to issue any shares of preferred stock.

Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws

Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws

Certain provisions in our proposed Amended and Restated Certificate of Incorporation and our proposed Amended and Restated By-Laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of control.

•

Classified Board. Our Amended and Restated Certificate of Incorporation will provide that, until the annual stockholder meeting in 2022, our Board will be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the Share Distribution in 2019. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting in 2020, and the directors designated as Class III directors will have terms expiring at the following year’s annual meeting in 2021. Commencing with the first annual meeting following the Share Distribution in 2019, directors elected to succeed those directors whose terms then expire will be elected for a term of office to expire at the 2022 annual meeting. Beginning at the 2022 annual meeting, all of our directors will stand for election each year for annual terms, and our Board will therefore no longer be divided into three classes. Before our Board is declassified, it would take at least two elections of directors for any individual or group to gain control of our Board. Accordingly, while the classified board is in effect, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to control us.

•

Removal. Our Amended and Restated Certificate of Incorporation will provide that (i) prior to our Board being declassified as discussed above, our stockholders may remove directors only for cause and (ii) after our Board has been fully declassified, our stockholders may remove directors with or without cause. Removal will require the affirmative vote of holders of at least a majority of our voting stock.

•

Blank Check Preferred Stock. Our Amended and Restated Certificate of Incorporation will authorize our Board to designate and issue, without any further vote or action by the stockholders, up to                million shares of preferred stock from time to time in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.

•

No Stockholder Action by Written Consent. Our Amended and Restated Certificate of Incorporation will expressly exclude the right of our stockholders to act by written consent. Stockholder action must take place at an annual meeting or at a special meeting of our stockholders.

•

Special Stockholder Meetings. Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws will provide that only our Chairman of our Board or a majority of our Board will be able to call a special meeting of stockholders. Stockholders will not be permitted to call a special meeting or to require our Board to call a special meeting.

•

Requirements for Advance Notification of Stockholder Nominations and Proposals. Under our Amended and Restated By-Laws, stockholders of record will be able to nominate persons for election to our Board or bring other business constituting a proper matter for stockholder action only by providing proper notice to our secretary. In the case of annual meetings, proper notice must be given, generally between 90 and 120 days prior to the first anniversary of the prior year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent). In the case of special meetings, proper notice must be given no earlier than the 90th day prior to the relevant meeting and no later than the later of the 60th day prior to such meeting or the 10th day following the public announcement of the meeting. Such notice must include, among other information, certain information with respect to each stockholder nominating persons for election to the Board (including, the name and address, the number of shares directly or indirectly held by such stockholder, a description of any agreement with respect to the business to be brought before the annual meeting, a description of any derivative instruments based on or linked to the value of or return on our securities as of the date of the notice, a description of any proxy, contract or other relationship pursuant to which such stockholder has a right to vote any shares of our stock and any profit-sharing or performance-related fees that such stockholder is entitled to, based on any increase or decrease in the value of our securities, as of the date of such notice), a representation that such stockholder is a holder of record of our common stock as of the date of the notice, each stockholder nominee’s written consent to being named as a nominee and to serving as a director if elected, a completed questionnaire and representation that such person has not and will not give any commitment as to how such person will act or vote if elected as a director, become a party to any agreement with respect to any compensation, reimbursement or indemnification in connection with service as a director, and such person will comply with all policies applicable to directors, a description of all compensation and other monetary agreements during the past three years and a representation as to whether such stockholder intends to solicit proxies.

•

Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our Amended and Restated Certificate of Incorporation will not provide for cumulative voting.

•

Amendments to Certificate of Incorporation and By-Laws. The DGCL provides that the affirmative vote of holders of a majority of a company’s voting stock then outstanding is required to amend the company’s certificate of incorporation unless the company’s certificate of incorporation provides a higher threshold, and our Amended and Restated Certificate of Incorporation will not provide for a higher threshold. Our Amended and Restated Certificate of Incorporation will provide that our Amended and Restated By-Laws may be amended by our Board or by the affirmative vote of holders of at least a majority of our voting stock.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

Limitation on Liability of Directors and Indemnification of Directors and Officers

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for certain breaches of directors’ fiduciary duties as directors, and our Amended and Restated Certificate of Incorporation will include such an exculpation provision. Our Amended and Restated By-Laws and Amended and Restated Certificate of Incorporation will include provisions that require us to indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors and officers for monetary damages for actions taken as a director, officer or agent of SpinCo, or for serving at SpinCo’s request as a director, officer or agent at another corporation or enterprise, as the case may be. Our Amended and Restated By-Laws and Amended and Restated Certificate of Incorporation will also provide that we must indemnify and advance reasonable expenses to our directors and officers subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our Amended and Restated By-Laws will expressly authorize us to carry directors’ and officers’ insurance to protect SpinCo, its directors, officers and agents for certain liabilities.

The limitation of liability and indemnification provisions that will be included in our Amended and Restated By-Laws and Amended and Restated Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that in a class action, derivative, or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Exclusive Forum

Our Amended and Restated Certificate of Incorporation will provide, in all cases to the fullest extent permitted by law, that unless we consent in writing to the selection of an alternative forum, the Court of Chancery located within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of SpinCo, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of SpinCo to SpinCo or SpinCo’s stockholders, any action asserting a claim arising pursuant to the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery located in the State of Delaware, any action asserting a claim governed by the internal affairs doctrine or any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. However, if the Court of Chancery within the State of Delaware does not have jurisdiction, the action may be brought in any other state or federal court located within the State of Delaware.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Equiniti Shareowner Services.

Listing

We intend to apply to list our common stock on the                , under the ticker symbol “                .”

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form 10 with the SEC with respect to the shares of our common stock that Honeywell’s stockholders will receive in the Share Distribution as contemplated by this Information Statement. This Information Statement is a part of, and does not contain all the information set forth in, the Registration Statement and the other exhibits and schedules to the Registration Statement. For further information with respect to us and our common stock, please refer to the Registration Statement, including its other exhibits and schedules. Statements we make in this Information Statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Information contained on any website we refer to in this Information Statement does not and will not constitute a part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part and such references are intended to be inactive textual references only.

As a result of the Spin-Off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

You may request a copy of any of our filings with the SEC at no cost by writing us at the following address:

Investor Relations

Resideo Technologies, Inc.

c/o 115 Tabor Road, Morris Plains, New Jersey 07950

(973) 455-2000

We also intend to maintain a website at https://www.resideo.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our investor relations website provides notifications of news or announcements regarding our financial performance, including SEC filings, investor events, press and earnings releases, and blogs.

We intend to furnish holders of our common stock with annual reports containing financial statements prepared in accordance with U.S. GAAP and audited and reported on by an independent registered public accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareowners and Board of Directors of Honeywell International Inc.

Morris Plains, New Jersey

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Homes Business of Honeywell International Inc. and subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related combined statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of a Matter

As described in Note 1. to the combined financial statements, the accompanying combined financial statements have been derived from the separate records maintained by Honeywell International Inc. The combined financial statements also include expense allocations for certain corporate functions historically provided by Honeywell International Inc. These allocations may not be reflective of the actual expense that would have been incurred had the Company operated as a separate entity apart from Honeywell International Inc. A summary of transactions with related parties is included in Note 3. to the combined financial statements.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

June 13, 2018

We have served as the Company’s auditor since 2018.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

COMBINED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Net sales	$4,519	$4,455	$4,154
Cost of goods sold	3,203	3,090	2,925

Gross profit	1,316	1,365	1,229

Selling, general and administrative expenses	871	870	810
Other expense	281	188	170
Interest and other charges, net	(2)	(3)	(8)

	1,150	1,055	972
Income before taxes	166	310	257
Tax expense	560	133	110

Net income (loss)	$(394)	$177	$147

The Notes to Combined Financial Statements are an integral part of this statement.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Net income (loss)	$(394)	$177	$147
Other comprehensive income (loss), net of tax:
Foreign exchange translation adjustment	70	(46)	(67)
Changes in fair value of effective cash flow hedges	(1)	—	—

Total other comprehensive (loss) income, net of tax	69	(46)	(67)

Comprehensive income (loss)	$(325)	$131	$80

The Notes to Combined Financial Statements are an integral part of this statement.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

COMBINED BALANCE SHEETS

	December 31,
	2017	2016
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$56	$47
Due from related parties, current	23	17
Accounts, notes and other receivables—net	779	723
Inventories	465	435
Other current assets	69	50

Total current assets	1,392	1,272
Property, plant and equipment—net	265	261
Goodwill	2,648	2,594
Other intangible assets—net	140	139
Deferred income taxes	5	6
Other assets	23	22

Total assets	$4,473	$4,294

LIABILITIES
Current liabilities:
Accounts payable	$678	$641
Due to related parties, current	60	46
Accrued liabilities	409	395

Total current liabilities	1,147	1,082
Deferred income taxes	377	70
Other liabilities	346	268

EQUITY
Invested equity	2,703	3,043
Accumulated other comprehensive loss	(100)	(169)

Total equity	2,603	2,874

Total liabilities and equity	$4,473	$4,294

The Notes to Combined Financial Statements are an integral part of this statement.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2017	2016	2015
	(Dollars in millions)
Cash flows from operating activities:
Net income	$(394)	$177	$147
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	57	57	54
Amortization	10	7	4
Repositioning charges	23	19	10
Net payments for repositioning charges	(17)	(18)	(5)
Stock compensation expense	16	13	10
Pension expense	16	16	15
Deferred income taxes	297	(4)	(1)
Other	3	4	7
Changes in assets and liabilities:
Accounts, notes and other receivables	(31)	(106)	(32)
Inventories	(17)	(49)	(28)
Other current assets	(17)	1	(16)
Other assets	—	2	(2)
Accounts payable	11	61	30
Accrued liabilities	(5)	(11)	(48)
Other liabilities	85	(18)	(17)

Net cash provided by operating activities	37	151	128

Cash flows from investing activities:
Expenditures for property, plant and equipment	(49)	(60)	(68)
Proceeds received related to amounts due from related parties	13	12	13
Payments related to amounts due from related parties	(13)	(12)	(12)
Cash paid for acquisitions, net of cash acquired	—	(120)	(196)
Other	(2)	(11)	(5)

Net cash used for investing activities	(51)	(191)	(268)

Cash flows from financing activities:
Net increase (decrease) in invested equity	19	1	145
Proceeds received related to amounts due to related parties	1	2	—
Payments related to amounts due to related parties	(4)	(2)	—
Net cash flows from cash pooling	5	3	—

Net cash provided by financing activities	21	4	145

Effect of foreign exchange rate changes on cash and cash equivalents	2	1	(10)
Net increase (decrease) in cash and cash equivalents	9	(35)	(5)
Cash and cash equivalents at beginning of period	47	82	87

Cash and cash equivalents at end of period	$56	$47	$82

Supplemental cash flow disclosures:
Income taxes paid (net of refunds)	261	136	107

The Notes to Combined Financial Statements are an integral part of this statement.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

COMBINED STATEMENTS OF EQUITY

	Invested Equity	Accumulated Other Comprehensive Income (Loss)	Total Equity
	(Dollars in millions)
Balance at December 31, 2014	$2,546	$(56)	$2,490
Net income	147	—	147
Other comprehensive income (loss), net of tax	—	(67)	(67)
Change in invested equity	149	—	149

Balance at December 31, 2015	2,842	(123)	2,719
Net income	177	—	177
Other comprehensive income (loss), net of tax	—	(46)	(46)
Change in invested equity	24	—	24

Balance at December 31, 2016	3,043	(169)	2,874
Net loss	(394)	—	(394)
Other comprehensive income (loss), net of tax	—	69	69
Change in invested equity	54	—	54

Balance at December 31, 2017	$2,703	$(100)	$2,603

The Notes to Combined Financial Statements are an integral part of this statement.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions, unless otherwise noted)

Note 1. Organization, Operations and Basis of Presentation

In October 2017, Honeywell International Inc. (“Honeywell” or the “Parent”) announced its plan to spin-off its Homes and ADI Global Distribution business into a stand-alone publicly traded company.

The Homes and ADI Global Distribution business (“Homes”, “Homes Business”, the “Business”, the “Company”, “we” or “our”) of Honeywell is a leading global provider of products, software, solutions and technologies that help owners of homes stay connected and in control of their comfort, security and energy use. We are a leader in the home heating, ventilation and air conditioning controls and security markets, and a leading global distributor of security and fire protection products.

These Combined Financial Statements were derived from the consolidated financial statements and accounting records of Honeywell. These Combined Financial Statements reflect the combined historical results of operations, financial position and cash flows of Homes as they were historically managed in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

We evaluated segment reporting in accordance with Accounting Standards Codification (“ASC”) 280 Segment Reporting. We concluded that Homes operates in two operating segments and two reportable segments, Products and Distribution, based on the operating results available and evaluated regularly by the chief operating decision maker (“CODM”) to make decisions about resource allocation and performance assessment.

All intracompany transactions have been eliminated. As described in Note 3. Related Party Transactions with Honeywell, all significant transactions between the Business and Honeywell have been included in these Combined Financial Statements and are expected to be settled for cash prior to the spin-off. These transactions which are expected to be settled for cash prior to the spin-off are reflected in the Combined Balance Sheets as Due from related parties or Due to related parties. In the Combined Statements of Cash Flows, the cash flows related to related party notes receivables presented in the Combined Balance Sheets in Due from related parties are reflected as investing activities since these balances represent amounts loaned to Parent. The cash flows related to related party notes payables presented in the Combined Balances in Due to related parties are reflected as financing activities since these balances represent amounts financed by Parent.

Honeywell uses a centralized approach to cash management and financing of its operations. The majority of the Business’s cash is transferred to Honeywell daily and Honeywell funds the Business’s operating and investing activities as needed. This arrangement is not reflective of the manner in which the Business would have been able to finance its operations had it been a stand-alone business separate from Honeywell during the periods presented. Cash transfers to and from Honeywell’s cash management accounts are reflected in the Combined Balance Sheet as Due to and Due from related parties, current and in the Combined Statements of Cash Flows as net financing activities.

The Combined Financial Statements include certain assets and liabilities that have historically been held at the Honeywell corporate level but are specifically identifiable or otherwise attributable to Homes. The cash and cash equivalents held by Honeywell at the corporate level are not specifically identifiable to Homes and therefore were not attributed for any of the periods presented. Honeywell third party debt and the related interest expense have not been allocated for any of the periods presented as Honeywell’s borrowings were not directly attributable to Homes Honeywell provides certain services, such as legal, accounting, information technology, human resources and other infrastructure support, on behalf of the Business. The cost of these services has been allocated to the Business on the basis of the proportion of net sales. The Business and Honeywell consider these allocations to be a reasonable reflection of the benefits received by the Business. However, the financial

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

information presented in these Combined Financial Statements may not reflect the combined financial position, operating results and cash flows of the Business had the Business been a separate stand-alone entity during the periods presented. Actual costs that would have been incurred if the Business had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. We consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefits received by the Business during the periods presented.

Note 2. Summary of Significant Accounting Policies.

Principles of Combination—The Homes Combined Financial Statements have been prepared on a stand-alone basis and include business units of Homes and wholly owned direct and indirect subsidiaries and entities in which Homes has a controlling financial interest.

Cash and Cash Equivalents—Cash and cash equivalents include cash on hand and highly liquid investments having an original maturity of three months or less.

Trade Receivables and Allowance for Doubtful Accounts—Trade accounts receivable are recorded at the invoiced amount as a result of transactions with customers. The Business maintains allowances for doubtful accounts for estimated losses as a result of customers’ inability to make required payments. The Business estimates anticipated losses from doubtful accounts based on days past due as measured from the contractual due date and historical collection history. The Business also takes into consideration changes in economic conditions that may not be reflected in historical trends, for example customers in bankruptcy, liquidation or reorganization. Receivables are written-off against the allowance for doubtful accounts when they are determined uncollectible. Such determination includes analysis and consideration of the particular conditions of the account, including time intervals since last collection, customer performance against agreed upon payment plans, solvency of customer and any bankruptcy proceedings.

Inventories—Inventories are stated at the lower of cost or market, determined on a first-in, first-out basis, including direct material costs and direct and indirect manufacturing costs, or net realizable value. Reserves are maintained for obsolete, inactive and surplus items.

Property, Plant and Equipment—Property, plant and equipment are recorded at cost, including any asset retirement obligations, less accumulated depreciation. For financial reporting, the straight-line method of depreciation is used over the estimated useful lives of 10 to 50 years for buildings and improvements, 3 to 16 years for machinery and equipment, 3 to 10 years for tooling equipment and 5 to 7 years for software. Recognition of the fair value of obligations associated with the retirement of tangible long-lived assets is required when there is a legal obligation to incur such costs. Upon initial recognition of a liability, the cost is capitalized as part of the related long-lived asset and depreciated over the corresponding asset’s useful life.

Goodwill—Goodwill is subject to impairment testing annually as of March 31, and whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. This testing compares carrying values to fair values and, when necessary, the carrying value of these assets is impaired.

Other Intangible Assets with Determinable Lives—Other intangible assets with determinable lives consist of customer lists, technology, patents and trademarks and other intangibles and are amortized over their estimated useful lives, ranging from 4 to 15 years.

Warranties and Guarantees—Expected warranty costs for products sold are recognized based on an estimate of the amount that eventually will be required to settle such obligations. These accruals are based on

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NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

factors such as past experience, length of the warranty and various other considerations. Costs of product recalls, which may include the cost of the product being replaced as well as the customer’s cost of the recall, including labor to remove and replace the recalled part, are accrued as part of our warranty accrual at the time an obligation becomes probable and can be reasonably estimated. These estimates are adjusted from time to time based on facts and circumstances that impact the status of existing claims.

Sales Recognition—Product and service sales are recognized when there is evidence of a sales agreement, delivery of goods has occurred or services have been rendered, the sales price is fixed or determinable, and the collectability of revenue is reasonably assured. Service sales, principally representing network subscription services, are recognized over the contractual period or as services are rendered. Revenues from contracts with multiple element arrangements are recognized as each element is earned based on the relative fair value of each element provided the delivered elements have value to customers on a stand-alone basis. Amounts allocated to each element are based on its objectively determined fair value, such as the sales price for the product or service when it is sold separately or competitor prices for similar products or services.

Sales incentives and allowances are recognized as a reduction to revenue at the time of the related sale.

Sales, use and value added taxes collected by the Company and remitted to various government authorities are not recognized as revenues and are reported on a net basis.

Shipping and handling fees billed to customers are included in Cost of goods sold.

Environmental—We accrue costs related to environmental matters when it is probable that we have incurred a liability related to a contaminated site and the amount can be reasonably estimated. Environmental costs are presented within Cost of goods sold for operating sites and Other expense for non-operating sites in the Combined Statements of Operations. For additional information, see Note 18. Commitments and Contingencies.

Research and Development—The Business conducts research and development (“R&D”) activities, which consist primarily of the development of new products and product applications. R&D costs are charged to expense as incurred. Such costs are included in Cost of goods sold and amount to $120 million, $106 million and $110 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Stock-Based Compensation Plans—Certain Homes employees participate in stock-based compensation plans sponsored by Parent. Awards granted under the plans primarily consist of stock options and restricted stock units (“RSUs”) and are based on Parent’s common shares and, as such, are reflected in Invested equity within the Combined Statements of Equity. The cost for such awards is measured at the grant date based on the fair value of the award. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods (generally the vesting period of the equity award) and is included in Selling, general and administrative expenses in the Combined Statements of Operations.

Pension Benefits—Certain of our employees participate in defined benefit pension plans (the “Shared Plans”) sponsored by Honeywell which includes participants of other Honeywell businesses. We account for our participation in the Shared Plans as a multiemployer benefit plan. Accordingly, we do not record an asset or liability to recognize the funded status of the Shared Plans. The related pension expense is based on annual service cost of active Homes participants and reported within Cost of goods sold and Selling, general and administrative expenses as applicable in the Combined Statements of Operations. The pension expense attributable to active Homes participants in the Shared Plans for the years ended December 31, 2017, 2016 and 2015 was $16 million, $16 million and $15 million, respectively.

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NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

Foreign Currency Translation—Assets and liabilities of operations outside the United States with a functional currency other than U.S. Dollars are translated into U.S. Dollars using year-end exchange rates. Sales, costs and expenses are translated at the average exchange rates in effect during the year. Foreign currency translation gains and losses are included as a component of Accumulated other comprehensive income (loss).

Derivative Financial Instruments—We minimize our risks from foreign currency exchange rate fluctuations through our normal operating and financing activities and, when deemed appropriate through the use of derivative financial instruments. Derivative financial instruments are used to manage risk and are not used for trading or other speculative purposes. Derivative financial instruments that qualify for hedge accounting must be designated and effective as a hedge of the identified risk exposure at the inception of the contract. Accordingly, changes in fair value of the derivative contract must be highly correlated with changes in fair value of the underlying hedged item at inception of the hedge and over the life of the hedge contract.

All derivatives are recorded on the balance sheet as assets or liabilities and measured at fair value. For derivatives designated as cash flow hedges, the effective portion of the changes in fair value of the derivatives are recorded in Accumulated other comprehensive income (loss) and subsequently recognized in earnings when the hedged items impact earnings. Cash flows of such derivative financial instruments are classified consistent with the underlying hedged item.

Income Taxes—The tax provision is presented on a separate company basis as if we were a separate filer. The effects of tax adjustments and settlements from taxing authorities are presented in our Combined Financial Statements in the period to which they relate as if we were a separate filer. Our current obligations for taxes are settled with our Parent on an estimated basis and adjusted in later periods as appropriate. All income taxes due to or due from our Parent that have not settled or recovered by the end of the period are reflected in Invested equity within the Combined Financial Statements. We are subject to income tax in the United States (federal, state and local) as well as other jurisdictions in which we operate.

The provision for income tax expense is based on our income, the statutory tax rates and other provisions of the tax laws applicable to us in each of these various jurisdictions. These laws are complex, and their application to our facts is at times open to interpretation. The process of determining our combined income tax expense includes significant judgments and estimates, including judgments regarding the interpretation of those laws. Our provision for income taxes and our deferred tax assets and liabilities incorporate those judgments and estimates, and reflect management’s best estimate of current and future income taxes to be paid.

Deferred tax assets and liabilities relate to temporary differences between the financial reporting and income tax bases of our assets and liabilities, as well as the impact of tax loss carryforwards or carrybacks. Deferred income tax expense or benefit represents the expected increase or decrease to future tax payments as these temporary differences reverse over time. Deferred tax assets are specific to the jurisdiction in which they arise, and are recognized subject to management’s judgment that realization of those assets is “more likely than not.” In making decisions regarding our ability to realize tax assets, we evaluate all positive and negative evidence, including projected future taxable income, taxable income in carryback periods, expected reversal of deferred tax liabilities, and the implementation of available tax planning strategies.

Significant judgment is required in evaluating tax positions. We establish additional reserves for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum recognition threshold. The approach for evaluating certain and uncertain tax positions is defined by the authoritative guidance which determines when a tax position is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, Honeywell and its subsidiaries are examined by various federal, state and foreign tax authorities. We regularly assess the

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NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of our provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a change in estimate become known.

The tax provision has been calculated as if the carve-out entity was operating on a stand-alone basis and filed separate tax returns in the jurisdiction in which it operates. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of the actual tax balances prior to or subsequent to the carve-out.

Use of Estimates—The preparation of the Business’s Combined Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the Combined Financial Statements and related disclosures in the accompanying Notes. Actual results could differ from those estimates. Estimates and assumptions are periodically reviewed and the effects of changes are reflected in the Combined Financial Statements in the period they are determined to be necessary.

Recent Accounting Pronouncements—In May 2014, and in following related amendments, the Financial Accounting Standards Board (“FASB”) issued guidance on revenue from contracts with customers that will supersede most current revenue recognition guidance, including industry-specific guidance. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The guidance provides a five-step analysis of transactions to determine when and how revenue is recognized. Other major provisions include capitalization of certain contract costs, consideration of time value of money in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers.

The company adopted the new standard effective January 1, 2018 using the modified retrospective transition method. The Company determined there are no material impacts on the Combined Financial Statements as the Company’s current revenue recognition is consistent with the new standard.

The Company is still finalizing the impact of the new revenue recognition standard on its disclosures and expects the disclosures to be enhanced in the first quarter of 2018.

In July 2015, the FASB issued amendments to inventory guidance. This guidance requires an entity to measure inventory at the lower of cost and net realizable value, rather than at the lower of cost or market. The guidance is effective for interim and annual periods beginning after December 15, 2016, and is to be applied prospectively. The Company adopted this guidance in the first quarter of 2017 on a prospective basis. The adoption of this guidance did not have a significant impact on the Company’s Combined Financial Statements.

In February 2016, the FASB issued guidance on accounting for leases which requires lessees to recognize most leases on their balance sheets for the rights and obligations created by those leases. The guidance requires enhanced disclosures regarding the amount, timing and uncertainty of cash flows arising from leases that will be effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. We expect to adopt the requirements of the new standard effective January 1, 2019. The guidance requires the use of a modified retrospective approach. We are currently evaluating the impact of the guidance on our Combined Balance Sheets, Statements of Operations, and related Notes to Combined Financial Statements.

In March 2016, the FASB issued amended guidance related to employee share-based payment accounting. The guidance requires all income tax effect of awards to be recognized in the income statement, which were

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NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

previously presented as a component of invested equity, on a prospective basis. The guidance also requires presentation of excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. We have elected to early adopt the standard in the quarter ended September 30, 2016, which requires adoption effective as of the beginning of the fiscal year. The adoption resulted in an immaterial impact to the Combined Financial Statements and related income tax provision.

In October 2016, the FASB issued an accounting standard update which requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset, other than inventory, at the time the entity transfer occurs rather than when the asset is ultimately transferred to a third party, as required under current U.S. GAAP. The guidance is intended to reduce diversity in practice, particularly for transfers involving intellectual property. Subsequent to 2017 fiscal year, we adopted the accounting standard update as of January 1, 2018. The guidance requires application on a modified retrospective basis. The adoption of this guidance increases our deferred tax assets by approximately $0.2 million with a cumulative-effect adjustment to retained earnings of the same amount.

In August 2017, the FASB issued amendments to hedge accounting guidance. These amendments are intended to better align a company’s risk management strategies and financial reporting for hedging relationships. Under the new guidance, more hedging strategies will be eligible for hedge accounting and the application of hedge accounting is simplified. In addition, the new guidance amends presentation and disclosure requirements. The guidance is effective for fiscal years beginning after December 15, 2018 with early adoption permitted, including the interim periods within those years. The guidance requires the use of a modified retrospective approach. We are currently evaluating the impact of the guidance on our Combined Financial Statements and whether we will early adopt this guidance.

In February 2018, the FASB issued guidance that allows for an entity to elect to reclassify the income tax effects on items within accumulated other comprehensive income resulting from U.S. tax reform to retained earnings. The guidance is effective for fiscal years beginning after December 15, 2018 with early adoption permitted, including interim periods within those years. We are currently evaluating the impact of this standard on our Combined Financial Statements and whether we will make the allowed election.

Note 3. Related Party Transactions with Honeywell

The Combined Financial Statements have been prepared on a stand-alone basis and are derived from the Consolidated Financial Statements and accounting records of Honeywell.

Honeywell provided certain services, such as legal, accounting, information technology, human resources and other infrastructure support, on behalf of the Business. The cost of these services has been allocated to the Business on the basis of the proportion of net sales. The Business and Honeywell consider the allocations to be a reasonable reflection of the benefits received by the Business. During the years ended December 31, 2017, 2016 and 2015, Homes was allocated $289 million, $264 million and $242 million, respectively, of general corporate expenses incurred by Honeywell and such amounts are included within Selling, general and administrative expenses in the Combined Statements of Operations. As certain expenses reflected in the Combined Financial Statements include allocations of corporate expenses from Honeywell, these statements could differ from those that would have been prepared had Homes operated on a stand-alone basis.

All significant intercompany transactions between the Business and Honeywell have been included in these Combined Financial Statements and are considered to have been effectively settled or are expected to be settled for cash. Sales to Honeywell during the years ended December 31, 2017, 2016 and 2015 were $36 million, $50 million and $54 million, respectively. Costs of goods sold to Honeywell during the years ended

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NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

December 31, 2017, 2016 and 2015 were $29 million, $38 million and $42 million, respectively. Purchases from Honeywell during the years ended 2017, 2016 and 2015 were $213 million, $205 million and $199 million, respectively.

The total net effect of the settlement of these intercompany transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as invested equity. Honeywell uses a centralized approach for the purpose of cash management and financing of its operations. The Business’s cash is transferred to Honeywell daily and Honeywell funds the Business’s operating and investing activities as needed. The Company operates a centralized non-interest-bearing cash pool in the U.S. and regional interest-bearing cash pools outside of the U.S.

Honeywell centrally hedges its exposure to changes in foreign exchange rates principally with forward contracts. Certain contracts are specifically designated to and entered on behalf of the Business with the Parent as a counterparty and are used to hedge known or probable anticipated foreign currency sales and purchases. The Business designates these hedges as cash flow hedges. These hedges are marked-to-market with the effective portion of the changes in fair value of the derivatives recorded in Accumulated other comprehensive income (loss) and subsequently recognized in earnings when the hedged items impact earnings. See Note 6. Interest and Other Charges, Net and Note 16. Accumulated Other Comprehensive Income (Loss), for the net impact of these economic foreign currency hedges in Interest and Other Charges, Net and Accumulated Other Comprehensive Income, respectively, and Note 14. Financial Instruments and Fair Value Measures, for further details of these financial instruments.

Due from related parties, current consists of the following:

	December 31,
	2017	2016
Cash pooling and short-term notes receivables	$10	$3
Related party notes receivables, current	7	6
Receivables from related parties	6	7
Foreign currency exchange contracts	—	1

	$23	$17

Due to related parties, current consists of the following:

	December 31,
	2017	2016
Cash pooling and short-term notes payable	$23	$12
Related party notes payables, current	1	—
Payables to related parties	36	34

	$60	$46

The Company had related party notes payable of $4 million, which is presented in Other liabilities within the Combined Balance Sheets as of December 31, 2016.

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NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

Net transfers to and from Honeywell are included within invested equity on the Combined Statements of Equity. The components of the net transfers to and from Honeywell as of December 31, 2017, 2016 and 2015 are as follows:

	Years Ended December 31,
	2017	2016	2015
General financing activities	$(547)	$(384)	$(231)
Unbilled corporate allocations	260	240	224
Purchases from Honeywell	168	160	151
Mandatory transition tax	156	—	—
Sales to Honeywell	(13)	(18)	(16)
Stock compensation expense and other compensation awards	16	13	10
Unbilled pension expense	14	13	11

Net increase in invested equity	$54	$24	$149

Note 4. Acquisitions

In March 2016, the Company completed the acquisition of RSI Video Technologies (“RSI”), a leading provider of wireless battery-powered motion detectors, for an aggregate value of $124 million in cash and $2 million in contingent consideration. RSI was acquired to enhance the Company’s ability to meet increasing global customer need for video verification and also provides a do-it-yourself (“DIY”) offering combined with professional monitoring.

RSI identifiable intangible assets are being amortized over their estimated lives ranging from 10 to 14 years using straight line and accelerated amortization methods.

	Fair Value (in millions)	Weighted Average Useful Lives (in Years)
Trade Name	3	10
Technology	15	10
Customer Relationship	20	14

Total amortizable intangible assets	$38

Fair value estimates are based on a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives and the expected future cash flows and related discount rates, can materially impact our results of operations. Significant inputs used included the amount of cash flows, the expected period of the cash flows and the discount rates.

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NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

The following table summarizes the fair values of the assets and liabilities assumed at the acquisition date (in millions):

2016
Assets Acquired:
Cash and cash equivalents	$4
Accounts, notes and other receivables	13
Inventories	12
Investments and other current assets	1
Property, plant and equipment	3
Other intangible assets	38
Other assets	1

Total assets acquired	72
Liabilities assumed:
Accounts payable	(8)
Accrued liabilities	(2)
Other liabilities	(20)

Total liabilities assumed	(30)

Net assets acquired	42
Products goodwill	84

Total purchase price	$126

In December 2015, Honeywell completed the acquisition of the Elster Division of Melrose Industries plc (“Elster”), a leading provider of thermal gas solutions for commercial, industrial and residential heating systems and gas, water and electricity meters, including smart meters and software and data analytics solutions. As part of this transaction, Homes acquired the residential thermal business of Elster for an aggregate value of $196 million in cash. The residential thermal business of Elster was acquired to provide access to new technologies, well-recognized brands, energy efficiency know-how, and add a global presence to the Company’s portfolio. Elster identifiable intangible assets relate to customer relationships that are being amortized over their estimated lives of 15 years using the accelerated amortization method. In aggregate, $59 million was attributed to intangible assets, $1 million was attributed to net tangible assets and $136 million was attributed to Products goodwill, which was not tax-deductible.

Pro forma results of operations for these acquisitions have not been presented because they are not material to the combined results of operations, either individually or in aggregate.

Note 5. Repositioning Charges

A summary of repositioning charge follows:

	Years Ended December 31,
	2017	2016	2015
Severance	$23	$21	$10
Asset impairments	1	—	1
Reserve adjustments	(1)	(2)	(1)

Total net repositioning charge	$23	$19	$10

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NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

The following table summarizes the pretax distribution of total net repositioning charges by statement of operations classification:

	Years Ended December 31,
	2017	2016	2015
Cost of goods sold	$17	$—	$7
Selling, general and administrative expenses	6	19	3

	$23	$19	$10

All of the pretax impact of total net repositioning charges are related to the Products segment for the years ended December 31, 2017, 2016 and 2015.

In 2017, the Company recognized repositioning charges totaling $24 million mainly for severance costs related to workforce reductions of 512 manufacturing and administrative positions. The workforce reductions were primarily related to cost savings actions taken in connection with our productivity and ongoing functional transformation initiatives; factory transitions to more cost-effective locations; and achieving acquisition-related synergies.

In 2016, the Company recognized repositioning charges totaling $21 million mainly for severance costs related to workforce reductions of 707 manufacturing and administrative positions. The workforce reductions were primarily related to cost savings actions taken in connection with our productivity and ongoing functional transformation initiatives.

In 2015, the Company recognized repositioning charges totaling $11 million mainly for severance costs related to workforce reductions of 651 manufacturing and administrative positions. The workforce reductions were primarily related to cost savings actions taken in connection with our productivity and ongoing functional transformation initiatives; factory transitions to more cost-effective locations and site consolidations and organizational realignments.

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NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

The following table summarizes the status of our total repositioning reserves:

	Severance Costs	Asset Impairments	Total
Balance at December 31, 2014	$11	$—	$11
2015 charges	10	1	11
2015 usage—cash	(5)	—	(5)
2015 usage—noncash	—	(1)	(1)
Adjustments	(1)	—	(1)
Foreign currency translation	(2)	—	(2)

Balance at December 31, 2015	13	—	13

2016 charges	21	—	21
2016 usage—cash	(18)	—	(18)
2016 usage—noncash	—	—	—
Adjustments	(2)	—	(2)
Foreign currency translation	1	—	1

Balance at December 31, 2016	15	—	15

2017 charges	23	1	24
2017 usage—cash	(17)	—	(17)
2017 usage—noncash	—	(1)	(1)
Adjustments	(1)	—	(1)
Foreign currency translation	2	—	2

Balance at December 31, 2017	$22	$—	$22

Certain repositioning projects in each of our reportable operating segments in 2017, 2016 and 2015 included exit or disposal activities, the costs related to which will be recognized in future periods when the actual liability is incurred. The remaining exit and disposal costs relating to repositioning actions as of December 31, 2017 is expected to be $4 million.

Note 6. Interest and Other Charges, Net

	Years Ended December 31,
	2017	2016	2015
Foreign exchange	$1	$—	$(5)
Other non-operating interest (income) expense	(3)	(3)	(3)

	$(2)	$(3)	$(8)

Note 7. Income Taxes

Income before taxes

	Years Ended December 31,
	2017	2016	2015
U.S.	$(107)	$47	$13
Non-U.S.	273	263	244

	$166	$310	$257

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NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

Tax expense (benefit)

	Years Ended December 31,
	2017	2016	2015
Tax expense (benefit) consists of:
Current:
U.S. Federal	$207	$80	$66
U.S. State	8	8	6
Non-U.S.	48	49	39

	$263	$137	$111

Deferred:
U.S. Federal	$(13)	$2	$1
U.S. State	7	—	—
Non-U.S.	303	(6)	(2)

	297	(4)	(1)

	$560	$133	$110

	Years Ended December 31,
	2017	2016	2015
The U.S. federal statutory income tax rate is reconciled to our effective income tax rate as follows:
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Taxes on non-U.S. earnings below U.S. tax rate(1)	(33.4)	(15.2)	(17.4)
U.S. state income taxes	3.4	2.5	2.3
Reserves for tax contingencies	3.2	0.8	1.3
Enactment of the Tax Act	273.1	—	—
Non-deductible expenses	58.8	20.5	23.1
All other items—net	(2.8)	(0.7)	(1.5)

	337.3%	42.9%	42.8%

(1)	Net of changes in valuation allowance

The effective tax rate increased by 294.4 percentage points in 2017 compared to 2016. The increase was primarily attributable to the provisional impact of U.S. tax reform (see “the Tax Act” further discussed below) and an increase in non-deductible environmental expenses. The Company’s non-U.S. effective tax rate was 128.6%, an increase of approximately 112.3 percentage points compared to 2016. The year-over-year increase in the non-U.S. effective tax rate was primarily driven by the Company’s change in assertion regarding foreign unremitted earnings in connection with the Tax Act.

The effective tax rate increased by 0.1 percentage points in 2016 compared to 2015. The increase was primarily attributable to higher earnings taxed at higher rates. The Company’s non-U.S effective tax rate was 16.3%, an increase of approximately 1.2 percentage points compared to 2015. The year-over-year increase in the non-U.S. effective tax rate was primarily driven by higher earnings taxed at higher rates.

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NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

Deferred tax assets (liabilities)

The tax effects of temporary differences and tax carryforwards which give rise to future income tax benefits and payables are as follows:

	December 31,
	2017	2016
Deferred tax assets:
Accruals and reserves	$11	$19
Net operating and capital losses	38	34

Gross deferred tax assets	49	53
Valuation allowance	(36)	(32)

Total deferred tax assets	$13	$21

Deferred tax liabilities:
Intangibles	$(55)	$(63)
Property, plant and equipment	(14)	(20)
Unremitted earnings of foreign subsidiaries	(314)	—
Other	(2)	(2)

Total deferred tax liabilities	(385)	(85)

Net deferred tax (liability) asset	$(372)	$(64)

As discussed further below, under “the Tax Act”, the Company no longer intends to reinvest the historical earnings of its foreign subsidiaries as of December 31, 2017 and has recorded a provisional deferred tax liability, mainly comprised of non-U.S. withholding taxes of approximately $314 million.

Our gross deferred tax assets include $38 million related to non-U.S. operations comprised principally of net operating losses carryforwards (mainly in China, France, India, Italy and Mexico) and deductible temporary differences. We maintain a valuation allowance of $36 million against a portion of the non-U.S. gross deferred tax assets. The change in the valuation allowance resulted in increases of $4 million, $9 million and $5 million to tax expense in 2017, 2016 and 2015, respectively. In the event we determine that we will not be able to realize our net deferred tax assets in the future, we will reduce such amounts through an increase to tax expense in the period such determination is made. Conversely, if we determine that we will be able to realize net deferred tax assets in excess of the carrying amounts, we will decrease the recorded valuation allowance through a reduction to Tax expense in the period that such determination is made.

As of December 31, 2017, our net operating loss, capital loss and tax credit carryforwards were as follows:

Jurisdiction	Expiration Period	Net Operating Loss Carryforwards
Non-U.S.	2027	$78
Non-U.S.	Indefinite	68

		$146

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NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

Many jurisdictions impose limitations on the timing and utilization of net operating loss carryforwards. In those instances where the net operating loss or tax credit carryforward will not be utilized in the carryforward period due to the limitation, the deferred tax asset and amount of the carryforward have been reduced.

	2017	2016	2015
Change in unrecognized tax benefits:
Balance at beginning of year	$20	$19	$13
Gross increases related to current period tax positions	2	2	3
Gross increases related to prior periods tax positions	4	1	4
Gross decreases related to prior periods tax positions	(3)	—	—
Decrease related to resolutions of audits with tax authorities	(4)	(1)	—
Expiration of the statute of limitations for the assessment of taxes	—	(1)	—
Foreign Currency Translation	1	—	(1)

Balance at end of year	$20	$20	$19

As of December 31, 2017, 2016 and 2015 there were $20 million, $20 million and $19 million of unrecognized tax benefits, respectively, that if recognized would be recorded as a component of income tax expense.

The following table summarizes tax years that remain subject to examination by major tax jurisdictions as of December 31, 2017:

Open Tax Years Based on Originally Filed Returns
Jurisdiction	Examination in Progress	Examination Not Yet Initiated
U.S. Federal	2013-2016	2017
U.S. State	2011-2016	2012-2017
Canada(1)	2012-2014, 2016	2015-2017
China	2013-2017	N/A
France	2012-2017	2006-2011
Germany(1)	2008-2015	2016-2017
India	1999-2015	2016-2017
Switzerland(1)	2012-2016	2017
United Kingdom	2013-2015	2016-2017

(1)	Includes provincial or similar local jurisdictions, as applicable.

Based on the outcome of these examinations, or as a result of the expiration of statute of limitations for specific jurisdictions, it is reasonably possible that certain unrecognized tax benefits for tax positions taken on previously filed tax returns will materially change from those recorded as liabilities in our Combined Financial Statements. In addition, the outcome of these examinations may impact the valuation of certain deferred tax assets (such as net operating losses) in future periods.

Unrecognized tax benefits for examinations in progress were $7 million, $8 million and $7 million, as of December 31, 2017, 2016 and 2015, respectively. Estimated interest and penalties related to the underpayment of

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

income taxes are classified as a component of Tax expense in the Combined Statement of Operations and totaled $1 million of expense, $2 million of expense and $1 million expense for the years ended December 31, 2017, 2016 and 2015, respectively. Accrued interest and penalties were $7 million, $7 million and $5 million, as of December 31, 2017, 2016 and 2015, respectively.

The Tax Act

On December 22, 2017, the U.S. enacted H.R.1, formerly known as the Tax Cuts and Jobs Act (“Tax Act”), that instituted fundamental changes to the taxation of multinational corporations. The Tax Act includes changes to the taxation of foreign earnings by implementing a dividend exemption system, expansion of the current anti-deferral rules, a minimum tax on low-taxed foreign earnings and new measures to deter base erosion. The Tax Act also includes a permanent reduction in the corporate tax rate to 21%, repeal of the corporate alternative minimum tax, expensing of capital investment, and limitation of the deduction for interest expense. Furthermore, as part of the transition to the new tax system, a one-time transition tax is imposed on a U.S. shareholder’s historical undistributed earnings of foreign affiliates. Although the Tax Act is generally effective January 1, 2018, U.S. GAAP requires recognition of the tax effects of new legislation during the reporting period that includes the enactment date, which was December 22, 2017.

As a result of the impacts of the Tax Act, the SEC provided guidance that allows the Company to record provisional amounts for those impacts, with the requirement that the accounting be completed in a period not to exceed one year from the date of enactment. As of December 31, 2017, the Company has not completed the accounting for the tax effects of the Tax Act. Therefore, we have recorded provisional amounts for the effects of the Tax Act. The primary impacts of the Tax Act relate to the re-measurement of deferred tax assets and liabilities resulting from the change in the corporate tax rate (“Corporate Tax Rate Change”); the one-time mandatory transition tax on undistributed earnings of foreign affiliates (“Mandatory Transition Tax”); and deferred taxes in connection with a change in the Company’s intent to permanently reinvest the historical undistributed earnings of its foreign affiliates (“Undistributed Foreign Earnings”).

Corporate Tax Rate Change—For the year ended December 31, 2017, we recorded a tax benefit of $17 million due to the decrease in the corporate tax rate from 35% to 21%.

At the date of enactment, the Company had a deferred tax liability for the excess of its net book value over tax basis of its U.S. assets and liabilities that will generate future taxable income in excess of book. Due to the Tax Act, this additional taxable income will be subject to tax at a lower corporate tax rate, consequently reducing the Company’s deferred tax liability as of the date of enactment.

Mandatory Transition Tax—For the year ended December 31, 2017, we recorded a provisional tax charge of approximately $156 million due to the imposition of the mandatory transition tax (“MTT”) on the deemed repatriation of undistributed foreign earnings.

The Tax Act imposes a one-time tax on undistributed and previously untaxed post-1986 foreign earnings and profits (“E&P”) as determined in accordance with U.S. tax principles of certain foreign corporations owned by U.S. shareholders. In general, we have estimated $2.2 billion of E&P related to our foreign affiliates that is subject to the MTT. The MTT is imposed at a rate of 15.5% to the extent of the cash and cash equivalents that are held by the foreign affiliates at certain testing dates; the remaining E&P is taxed at a rate of 8.0%. As of December 31, 2017, the Company has recorded a provisional amount because certain information related to the computation of E&P is not readily available, and there is limited information from federal and state taxing authorities regarding the application and interpretation of the recently enacted legislation. The Company will disclose the impact to the provisional amount in the reporting period in which the accounting is completed, which will not exceed one year from the date of enactment of the Tax Act.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

Undistributed Foreign Earnings—For the year ended December 31, 2017, we recorded a provisional tax charge of $314 million due to the Company’s intent to no longer permanently reinvest the historical undistributed earnings of its foreign affiliates. The provisional amount was calculated as if the Company was operating on a stand-alone basis and filed separate tax returns in the jurisdictions in which it operates. Therefore, the deferred taxes may not be reflective of the actual tax balances prior to or subsequent to the Spin-Off.

We previously considered substantially all of the earnings in our non-U.S. subsidiaries to be permanently reinvested and, accordingly, recorded no deferred income taxes on such earnings. As a result of the fundamental changes to the taxation of multinational corporations created by the Tax Act, the Company no longer intends to permanently reinvest the historical undistributed earnings of its foreign affiliates which amount to approximately $2.2 billion as of December 31, 2017. U.S. GAAP requires recognition of a deferred tax liability in the reporting period in which its intent to no longer permanently reinvest its historical undistributed foreign earnings is made. Although no U.S. federal taxes will be imposed on such future distributions of foreign earnings, in many cases the cash transfer will be subject to foreign withholding and other local taxes. Accordingly, at December 31, 2017 the Company has included a provisional deferred tax liability, mostly related to non-U.S. withholding taxes. The Company has recorded a provisional amount because certain information related to the computation of E&P, distributable reserves and foreign exchange gains and losses is not readily available. The Company will disclose any change to the provisional amount in the reporting period in which the accounting is completed, which will not exceed one year from the date of enactment of the Tax Act.

Global Intangible Low Taxed Income—In addition to the changes described above, the Tax Act imposes a U.S. tax on global intangible low taxed income (“GILTI”) that is earned by certain foreign affiliates owned by a U.S. shareholder. The computation of GILTI is still subject to interpretation and additional clarifying guidance is expected, but is generally intended to impose tax on earnings of a foreign corporation that are deemed to exceed a certain a threshold return relative to the underlying business investment. For purposes of the Combined Financial Statements, future taxes related to GILTI have not been included as they will be recorded as a current period expense in the reporting period in which the tax is incurred.

Supplemental Cash Flow Information—Included in Income taxes paid, net of refunds on the 2017 Combined Statements of Cash Flows is the provisional tax charge settled with the Parent of $156 million due to the imposition of the mandatory transition tax on the deemed repatriation of certain undistributed foreign earnings. Additionally, included within the change in deferred income taxes is the provisional tax charge of $314 million related to the estimated foreign and state taxes on undistributed earnings of its foreign affiliates.

Note 8. Accounts, Notes and Other Receivables—Net

	December 31,
	2017	2016
Accounts, notes and other receivables	$792	$739
Less—Allowance for doubtful accounts	(13)	(16)

	$779	$723

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

Note 9. Inventories

	December 31,
	2017	2016
Raw materials	$108	$100
Work in process	21	24
Finished products	336	311

	$465	$435

Note 10. Property, Plant and Equipment—Net

	December 31,
	2017	2016
Land and improvements	$6	$6
Machinery and equipment	512	490
Buildings and improvements	214	202
Construction in progress	39	37
Others	67	65

	838	800
Less—Accumulated depreciation	(573)	(539)

	$265	$261

Depreciation expense was $57 million, $57 million and $54 million in 2017, 2016 and 2015, respectively.

Note 11. Goodwill and Other Intangible Assets—Net

The change in the carrying amount of goodwill for the years ended December 31, 2017 and 2016 by segment is as follows:

	December 31, 2015	Acquisitions/ Divestitures	Currency Translation Adjustment	December 31, 2016	Acquisitions/ Divestitures	Currency Translation Adjustment	December 31, 2017
Distribution Goodwill	$639	$—	$(10)	$629	$—	$16	$645
Products Goodwill	1,914	81	(30)	1,965	4	34	2,003

	$2,553	$81	$(40)	$2,594	$4	$50	$2,648

Other intangible assets with finite lives are comprised of:

	December 31, 2017			December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Determinable life intangibles:
Patents and technology	$25	$(11)	$14	$22	$(9)	$13
Customer relationships	178	(89)	89	162	(76)	86
Trademarks	9	(6)	3	8	(5)	3

	$212	$(106)	$106	$192	$(90)	$102

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

Intangible assets amortization expense was $10 million, $7 million and $4 million in 2017, 2016 and 2015, respectively. Estimated intangible asset amortization expense for each of the next five years approximates $12 million in 2018, $12 million in 2019, $12 million in 2020, $10 million in 2021 and $8 million in 2022.

Note 12. Accrued Liabilities

	December 31,
	2017	2016
Environmental costs	$204	$199
Compensation, benefit and other employee related	65	63
Customer rebate reserve	49	45
Repositioning	22	15
Product warranties and performance guarantees	17	24
Customer advances and deferred income	3	3
Other (primarily operating expenses)	49	46

	$409	$395

Note 13. Lease Commitments

Future minimum lease payments under operating leases having initial or remaining noncancellable lease terms in excess of one year are as follows:

At December 31, 2017
2018	$34
2019	25
2020	18
2021	13
2022	10
Thereafter	9

$109

Rent expense was $39 million, $38 million and $37 million in 2017, 2016 and 2015, respectively.

Note 14. Financial Instruments and Fair Value Measures

Credit and Market Risk—We continually monitor the creditworthiness of our customers to which we grant credit terms in the normal course of business. The terms and conditions of our credit sales are designed to mitigate or eliminate concentrations of credit risk with any single customer.

Foreign Currency Risk Management—We conduct our business on a multinational basis in a wide variety of foreign currencies. Our exposure to market risk for changes in foreign currency exchange rates arises from international financing activities between subsidiaries, foreign currency denominated monetary assets and liabilities and transactions arising from international trade. Our primary objective is to preserve the U.S. Dollar value of foreign currency denominated cash flows and earnings. We attempt to hedge currency exposures with natural offsets to the fullest extent possible and, once these opportunities have been exhausted, through foreign currency exchange forward and option contracts (foreign currency exchange contracts) with Honeywell.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

We hedge monetary assets and liabilities denominated in non-functional currencies. Prior to conversion into U.S. Dollars, these assets and liabilities are remeasured at spot exchange rates in effect on the balance sheet date. The effects of changes in spot rates are recognized in earnings and included in Non-operating (income) expense. We partially hedge forecasted sales and purchases, which occur in the next twelve months and are denominated in non-functional currencies, with foreign currency exchange contracts. Changes in the forecasted non-functional currency cash flows due to movements in exchange rates are substantially offset by changes in the fair value of the foreign currency exchange contracts designated as hedges. Market value gains and losses on these contracts are recognized in earnings when the hedged transaction is recognized. Open foreign currency exchange contracts mature in the next twelve months. At December 31, 2017, we had contracts with notional amounts of $25 million to exchange foreign currencies, principally the Canadian Dollar, Euro and British Pound.

Fair Value of Financial Instruments—The FASB’s accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).

Financial and nonfinancial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following table sets forth the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2017 and 2016:

	December 31,
	2017	2016
Assets:
Foreign currency exchange contracts	$—	$1

The foreign currency exchange contracts are valued using quoted prices for similar assets or liabilities in active markets. As such, these derivative instruments are classified within Level 2.

The carrying value of cash and cash equivalents, account, notes and other receivables, due from related parties, account payables and due to related parties contained in the Combined Balance Sheet approximates fair value.

Note 15. Other Liabilities

	Years Ended December 31,
	2017	2016
Environmental	$333	$254
Deferred compensation	3	2
Income Taxes	2	2
Other	8	10

	$346	$268

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

Note 16. Accumulated Other Comprehensive Income (Loss)

The changes in Accumulated other comprehensive income (loss) are provided in the tables below.

	Pre-Tax	Tax	After-Tax
Year Ended December 31, 2017
Foreign exchange translation adjustment	$70	$—	$70
Changes in fair value of effective cash flow hedges	(1)	—	(1)

	$69	$—	$69

Year Ended December 31, 2016
Foreign exchange translation adjustment	$(46)	$—	$(46)
Changes in fair value of effective cash flow hedges	1	(1)	—

	$(45)	$(1)	$(46)

Year Ended December 31, 2015
Foreign exchange translation adjustment	$(67)	$—	$(67)
Changes in fair value of effective cash flow hedges	—	—	—

	$(67)	$—	$(67)

Changes in Accumulated Other Comprehensive Income (Loss) by Component

	Foreign Exchange Translation Adjustment	Changes in Fair Value of Effective Cash Flow Hedges	Total Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2015	$(124)	$1	$(123)
Other comprehensive income (loss) before reclassifications	(46)	—	(46)
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—

Net current period other comprehensive income (loss)	(46)	—	(46)

Balance at December 31, 2016	$(170)	$1	$(169)

Other comprehensive income(loss) before reclassifications	70	(3)	67
Amounts reclassified from accumulated other comprehensive income	—	2	2

Net current period other comprehensive income (loss)	70	(1)	69

Balance at December 31, 2017	$(100)	$—	$(100)

Note 17. Stock-Based Compensation Plans

Honeywell maintains stock-based compensation plans for the benefit of its officers, directors and employees. The following disclosures represent stock-based compensation expenses attributable to Homes based on the awards and terms previously granted under the Parent’s stock-based compensation plans to Homes employees and an allocation of Parent’s corporate and shared functional employee stock-based compensation expenses. Accordingly, the amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that Homes would have experienced as an independent company for the periods presented.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

Stock-Based Awards Granted by Honeywell—The stock-based awards granted by Honeywell to Homes employees for the year ended December 31, 2017 consisted of the following:

	RSUs			Options
	Number of RSUs		Weighted Average Grant Date Fair Value	Number of Options		Weighted Average Exercise Price
Balance as of December 31, 2016	114,247		$96	287,464		$90
Granted(1)	36,956		131	92,900		125
Vested/exercised	(25,665)		83	(74,524)		84

Balance as of December 31, 2017	125,538	(2)(3)	$109	305,840	(4)	$102

(1)	Primarily represents awards granted by Honeywell in February and July 2017.
(2)	Aggregate unrecognized compensation expense related to RSUs was $7 million as of December 31, 2017, which is expected to be recognized over a weighted average period of 3.5 years.
(3)	Substantially all RSUs outstanding as of December 31, 2017 are expected to vest over time.
(4)	Aggregate unrecognized compensation expense related to stock options was $3 million as of December 31, 2017, which is expected to be recognized over a weighted average period of 2.4 years.

Stock-Based Compensation Expense

Stock-based compensation expense recognized in the Combined Statements of Operations amounted to $16 million, $13 million and $10 million for the years ended December 31, 2017, 2016 and 2015, respectively, of which approximately $5 million, $3 million and $3 million, respectively, are specifically identifiable to Homes employees, and $11 million, $10 million and $7 million, respectively, are attributable to shared employees not specifically identifiable to Homes.

Note 18. Commitments and Contingencies

Environmental Matters

We are subject to various federal, state, local and foreign government requirements relating to the protection of the environment. We believe that, as a general matter, our policies, practices and procedures are properly designed to prevent unreasonable risk of environmental damage and personal injury and that our handling, manufacture, use and disposal of hazardous substances are in accordance with environmental and safety laws and regulations. We have incurred remedial response and voluntary cleanup costs for site contamination and are a party to lawsuits and claims associated with environmental and safety matters, including products containing hazardous substances. Additional lawsuits, claims and costs involving environmental matters are likely to continue to arise in the future.

With respect to environmental matters involving site contamination, we continually conduct studies, individually or jointly with other potentially responsible parties, to determine the feasibility of various remedial techniques. It is our policy to record appropriate liabilities for environmental matters when remedial efforts or damage claim payments are probable and the costs can be reasonably estimated. Such liabilities are based on our best estimate of the undiscounted future costs required to complete the remedial work. The recorded liabilities are adjusted periodically as remediation efforts progress or as additional technical, regulatory or legal information becomes available. Given the uncertainties regarding the status of laws, regulations, enforcement policies, the impact of other potentially responsible parties, technology and information related to individual sites, we do not believe it is possible to develop an estimate of the range of reasonably possible environmental

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

loss in excess of our recorded liabilities. We expect to fund expenditures for these matters from operating cash flow. The timing of cash expenditures depends on a number of factors, including the timing of remedial investigations and feasibility studies, the timing of litigation and settlements of remediation liability, personal injury and property damage claims, regulatory approval of cleanup projects, remedial techniques to be utilized and agreements with other parties.

We accrue costs related to environmental matters when it is probable that we have incurred a liability related to a contaminated site and the amount can be reasonably estimated. Environmental-related expenses are presented within Cost of goods sold for operating sites and Other expense, net for non-operating sites in the Combined Statements of Operations.

The following table summarizes information concerning our recorded liabilities for environmental costs:

	Years Ended December 31,
	2017	2016	2015
Beginning of year	$453	$474	$542
Accruals for environmental matters deemed probable and reasonably estimable	282	190	173
Environmental liability remediated	(198)	(211)	(241)

End of year	$537	$453	$474

Environmental liabilities are included in the following balance sheet accounts:

	December 31,
	2017	2016
Accrued liabilities	$204	$199
Other liabilities	333	254

	$537	$453

We do not currently possess sufficient information to reasonably estimate the amounts of environmental liabilities to be recorded upon future completion of studies, litigation or settlements, and neither the timing nor the amount of the ultimate costs associated with environmental matters can be determined although they could be material to our combined results of operations and operating cash flows in the periods recognized or paid.

Other Matters

We are subject to other lawsuits, investigations and disputes arising out of the conduct of our business, including matters relating to commercial transactions, government contracts, product liability, prior acquisitions and divestitures, employee benefit plans, intellectual property, and environmental, health and safety matters. We recognize a liability for any contingency that is probable of occurrence and reasonably estimable. We continually assess the likelihood of adverse judgments of outcomes in these matters, as well as potential ranges of possible losses (taking into consideration any insurance recoveries), based on a careful analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. To date, no such matters are material to the Combined Statements of Operations.

Warranties and Guarantees

In the normal course of business we issue product warranties and product performance guarantees. We accrue for the estimated cost of product warranties and performance guarantees based on contract terms and

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

historical experience at the time of sale. Adjustments to initial obligations for warranties and guarantees are made as changes to the obligations become reasonably estimable. Product warranties and product performance guarantees are included in Accrued liabilities. The following table summarizes information concerning our recorded obligations for product warranties and product performance guarantees

	Years Ended December 31,
	2017	2016	2015
Beginning of year	$24	$27	$27
Accruals for warranties/guarantees issued during the year	10	7	10
Adjustment of pre-existing warranties/guarantees	(4)	—	1
Settlement of warranty/guarantee claims	(13)	(10)	(11)

End of year	$17	$24	$27

Note 19. Segment Financial Data

We globally manage our business operations through two reportable operating segments, Products and Distribution:

Products—Our Products business is a leading global provider of residential security and intrusion products, consumer thermostats, consumer HVAC and consumer awareness systems, residential thermal solutions and residential water controls that allow owners of homes to stay connected and in control of their comfort, security and energy use.

Distribution—Our Distribution business is a leading global distributor of security and low voltage fire protection products.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

Segment information is consistent with how management reviews the businesses, makes investing and resource allocation decisions and assesses operating performance. Homes’ CODM evaluates segment performance based on segment profit. Segment profit is measured as segment income (loss) before taxes excluding pension expense, repositioning charges, other expense, and interest and other charges, net.

	Years Ended December 31,
	2017	2016	2015
Sales
Total Products sales	$2,379	$2,471	$2,338
Less: intersegment sales	337	371	372

External Products sales	2,042	2,100	1,966
External Distribution sales	2,477	2,355	2,188

Total sales	$4,519	$4,455	$4,154

Depreciation and amortization
Products	$57	$53	$48
Distribution	10	11	10

Total	$67	$64	$58

Segment profit
Products	$353	$426	$367
Distribution	131	104	77

Total	$484	$530	$444

	Years Ended December 31,
	2017	2016	2015
Capital expenditures
Products	$42	$51	$60
Distribution	7	9	8

Total	$49	$60	$68

	December 31,
	2017	2016	2015
Total assets
Products	$3,152	$3,081	$2,910
Distribution	1,321	1,213	1,186

Total	$4,473	$4,294	$4,096

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED FINANCIAL STATEMENTS  (Continued)

A reconciliation of segment profit to combined income from continuing operations before taxes is as follows:

	Years Ended December 31,
	2017	2016	2015
Segment profit	$484	$530	$444
Pension Expense	(16)	(16)	(15)
Repositioning charges	(23)	(19)	(10)
Other expense	(281)	(188)	(170)
Interest and other charges, net	2	3	8

Income before taxes	$166	$310	$257

Note 20. Geographic Areas—Financial Data

	Net Sales(1) Years Ended December 31,			Long-lived Assets(2) December 31,
	2017	2016	2015	2017	2016	2015
United States	$3,074	$3,047	$2,905	$162	$163	$155
Europe	1,063	1,051	914	82	70	65
Other International	382	357	335	21	28	31

	$4,519	$4,455	$4,154	$265	$261	$251

(1)

Sales between geographic areas approximate market and are not significant. Net sales are classified according to their country of origin. Included in United States net sales are export sales of $29 million, $43 million and $45 million in 2017, 2016 and 2015, respectively.

(2)	Long-lived assets are comprised of property, plant and equipment—net.

Note 21. Subsequent Events

The Business evaluated subsequent events for recognition or disclosure through June 13, 2018, the date the Combined Financial Statements were available to be issued. No significant subsequent events were noted.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

COMBINED INTERIM STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(Dollars in millions)
Net sales	$1,196	$1,096	$2,361	$2,158
Cost of goods sold	850	788	1,672	1,539

Gross profit	346	308	689	619

Selling, general and administrative expenses	217	218	429	433
Other expense	123	51	176	100
Interest and other charges, net	1	—	—	—

	341	269	605	533
Income before taxes	5	39	84	86
Tax expense (benefit)	(28)	23	6	54

Net Income	$33	$16	$78	$32

The Notes to Combined Interim Financial Statements are an integral part of this statement.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

COMBINED INTERIM STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$33	$16	$78	$32
Other comprehensive income (loss), net of tax
Foreign exchange translation adjustment	(49)	39	(18)	50
Changes in fair value of effective cash flow hedges	—	—	(1)	(2)
Total other comprehensive income (loss), net of tax	(49)	39	(19)	48

Comprehensive income (loss)	$(16)	$55	$59	$80

The Notes to Combined Interim Financial Statements are an integral part of this statement.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

COMBINED INTERIM BALANCE SHEETS

(Unaudited)

	June 30, 2018	December 31, 2017
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$93	$56
Due from related parties, current	20	23
Accounts, notes and other receivables—net	746	779
Inventories	523	465
Other current assets	74	69

Total current assets	1,456	1,392

Property, plant and equipment—net	264	265
Goodwill	2,637	2,648
Other intangible assets—net	129	140
Deferred income taxes	4	5
Other assets	17	23

Total assets	$4,507	$4,473

LIABILITIES
Current liabilities:
Accounts payable	$774	$678
Due to related parties, current	64	60
Accrued liabilities	395	409

Total current liabilities	1,233	1,147

Deferred income taxes	351	377
Other liabilities	443	346

EQUITY
Invested equity	2,599	2,703
Accumulated other comprehensive loss	(119)	(100)

Total equity	2,480	2,603

Total liabilities and equity	$4,507	$4,473

The Notes to Combined Interim Financial Statements are an integral part of this statement.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

COMBINED INTERIM STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2018	2017
	(Dollars in millions)
Cash flows from operating activities:
Net income	$78	$32
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	27	28
Amortization	6	5
Repositioning	5	19
Net payments for repositioning	(6)	(7)
Stock compensation expense	9	8
Pension expense	7	8
Deferred income taxes	(23)	(1)
Other	4	1
Changes in assets and liabilities:
Accounts, notes and other receivables	21	18
Inventories	(63)	(49)
Other current assets	(6)	(10)
Other assets	6	—
Accounts payable	106	9
Accrued liabilities	(10)	(3)
Other liabilities	97	11

Net cash provided by operating activities	258	69

Cash flows from investing activities:
Expenditures for property, plant and equipment	(23)	(22)
Proceeds received related to amounts due from related parties	7	6
Payments related to amounts due from related parties	—	(6)
Other	(1)	(1)

Net cash used for investing activities	(17)	(23)

Cash flows from financing activities:
Net increase (decrease) in invested equity	(193)	(51)
Proceeds received related to amounts due to related parties	1	—
Payments related to amounts due from related parties	(1)	(4)
Net cash flows from cash pooling	(8)	7

Net cash used for financing activities	(201)	(48)

Effects of foreign exchange rate changes on cash and cash equivalents	(3)	2

Net increase (decrease) in cash and cash equivalents	37	—
Cash and cash equivalents at beginning of period	56	47

Cash and cash equivalents at end of period	$93	$47

Supplemental cash flow disclosures:
Income taxes paid (net of refunds)	28	52

The Notes to Combined Interim Financial Statements are an integral part of this statement.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS

(Unaudited)

(Dollars in millions, unless otherwise noted)

Note 1. Organization, Operations and Basis of Presentation

In October 2017, Honeywell International Inc. (“Honeywell” or the “Parent”) announced its plan to spin-off its Homes and ADI Global Distribution business into a stand-alone publicly-traded company.

The Homes and ADI Global Distribution business (“Homes”, “Homes Business”, the “Business”, the “Company”, “we” or “our”) of Honeywell is a leading global provider of products, software, solutions and technologies that help owners of homes stay connected and in control of their comfort, security and energy use. We are a leader in the home heating, ventilation and air conditioning controls and security markets, and a leading global distributor of security and fire protection products.

These unaudited Combined Interim Financial Statements were derived from the consolidated financial statements and accounting records of Honeywell. These unaudited Combined Interim Financial Statements reflect the combined historical results of operations, financial position and cash flows of Homes as they were historically managed in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Combined Interim Financial Statements are unaudited; however, in the opinion of management, they contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to state fairly the financial position, results of operations and cash flows for the periods presented in conformity with U.S. GAAP applicable to interim periods. The unaudited Combined Interim Financial Statements should be read in conjunction with the audited Combined Financial Statements of the Homes business included herein. The results of operations for the three and six months ended June 30, 2018 and the cash flows for the six months ended June 30, 2018 should not necessarily be taken as indicative of the entire year.

All intracompany transactions have been eliminated. As described in Note 3. Related Party Transactions with Honeywell, all significant transactions between the Business and Honeywell have been included in these unaudited Combined Interim Financial Statements and are expected to be settled for cash prior to the spin-off. These transactions which are expected to be settled for cash prior to the spin-off are reflected in the Combined Interim Balance Sheets as Due from related parties, current or Due to related parties, current. In the Combined Interim Statements of Cash Flows, the cash flows related to related party notes receivables presented in the Combined Interim Balance Sheets in Due from related parties, current are reflected as investing activities since these balances represent amounts loaned to Parent. The cash flows related to related party notes payables presented in the Combined Interim Balance Sheets in Due to related parties, current are reflected as financing activities since these balances represent amounts financed by Parent.

Honeywell uses a centralized approach to cash management and financing of its operations. The majority of the Business’s cash is transferred to Honeywell daily and Honeywell funds the Business’s operating and investing activities as needed. This arrangement is not reflective of the manner in which the Business would have been able to finance its operations had it been a stand-alone business separate from Honeywell during the periods presented. Cash transfers to and from Honeywell’s cash management accounts are reflected in the Combined Interim Balance Sheet as Due to and Due from related parties, current and in the Combined Interim Statements of Cash Flows as net financing activities.

The unaudited Combined Interim Financial Statements include certain assets and liabilities that have historically been held at the Honeywell corporate level but are specifically identifiable or otherwise attributable to Homes. The cash and cash equivalents held by Honeywell at the corporate level are not specifically

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS  (Continued)

(Unaudited)

identifiable to Homes and therefore were not attributed for any of the periods presented. Honeywell third-party debt and the related interest expense have not been allocated for any of the periods presented as Honeywell’s borrowings were not directly attributable to Homes.

Honeywell provides certain services, such as legal, accounting, information technology, human resources and other infrastructure support, on behalf of the Business. The cost of these services has been allocated to the Business on the basis of the proportion of revenues. The Business and Honeywell consider these allocations to be a reasonable reflection of the benefits received by the Business. However, the financial information presented in these unaudited Combined Interim Financial Statements may not reflect the combined financial position, operating results and cash flows of the Business had the Business been a separate stand-alone entity during the periods presented. Actual costs that would have been incurred if the Business had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. We consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefits received by the Business during the periods presented.

Note 2. Recent Accounting Pronouncements

The accounting policies of the Business are set forth in Note 2. Summary of Significant Accounting Policies to the Combined Financial Statements contained in the Business’s Combined Financial Statements for the year ended December 31, 2017. We include herein certain updates to those policies.

Sales Recognition—Product and service sales are recognized when or as we transfer control of the promised products or services to our customer. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring goods or providing services.

In the sale of products, the terms of a contract or the historical business practice can give rise to variable consideration due to, but not limited to, discounts and bonuses. We estimate variable consideration at the most likely amount we will receive from customers and reduce revenues recognized accordingly. We include estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. Our estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of our anticipated performance and all information (historical, current and forecasted) that is reasonably available to us.

Recent Accounting Pronouncements—We consider the applicability and impact of all recent accounting standards updates (“ASUs”) issued by the Financial Accounting Standards Board (FASB). ASUs not listed below were assessed and determined to be either not applicable or are expected to have an immaterial impact on the combined financial position or results of operations.

In February 2016, the “FASB” issued guidance on accounting for leases which requires lessees to recognize most leases on their balance sheets for the rights and obligations created by those leases. The guidance requires enhanced disclosures regarding the amount, timing, and uncertainty of cash flows arising from leases that will be effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. We expect to adopt the requirements of the new standard effective January 1, 2019. The guidance requires the use of a modified retrospective approach. We are currently evaluating our lease portfolio to assess the impact to the unaudited Combined Interim Financial Statements as well as planning for adoption and implementation of this standard, which includes assessing the impact on information systems and internal controls.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS  (Continued)

(Unaudited)

In August 2017, the FASB issued amendments to hedge accounting guidance. These amendments are intended to better align a company’s risk management strategies and financial reporting for hedging relationships. Under the new guidance, more hedging strategies will be eligible for hedge accounting and the application of hedge accounting is simplified. In addition, the new guidance amends presentation and disclosure requirements. The guidance is effective for fiscal years beginning after December 15, 2018 with early adoption permitted, including the interim periods within those years. The guidance requires the use of a modified retrospective approach. We are currently evaluating the impact of the guidance on our unaudited Combined Interim Financial Statements and whether we will early adopt this guidance.

In February 2018, the FASB issued guidance that allows for an entity to elect to reclassify the income tax effects on items within accumulated other comprehensive income resulting from U.S. tax reform to retained earnings. The guidance is effective for fiscal years beginning after December 15, 2018 with early adoption permitted, including interim periods within those years. We are currently evaluating the impact of this standard on our unaudited Combined Interim Financial Statements and whether we will make the allowed election.

Note 3. Related Party Transactions with Honeywell

The unaudited Combined Interim Financial Statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Honeywell.

Honeywell provided certain services, such as legal, accounting, information technology, human resources and other infrastructure support, on behalf of the Business. The cost of these services has been allocated to the Business on the basis of the proportion of revenues. The Business and Honeywell consider the allocations to be a reasonable reflection of the benefits received by the Business. During the three months ended June 30, 2018 and 2017, Homes was allocated $69 million and $67 million, respectively, of general corporate expenses incurred by Honeywell. During the six months ended June 30, 2018 and 2017, Homes was allocated $137 million and $137 million, respectively, of general corporate expenses incurred by Honeywell. Such amounts are included within Selling, general and administrative expenses in the Combined Interim Statements of Operations. As certain expenses reflected in the unaudited Combined Interim Financial Statements include allocations of corporate expenses from Honeywell, these statements could differ from those that would have been prepared had Homes operated on a stand-alone basis.

All significant intercompany transactions between the Business and Honeywell have been included in these unaudited Combined Interim Financial Statements and are considered to have been effectively settled or are expected to be settled for cash at the time the transaction is recorded. Sales to Honeywell during the three and six months ended June 30, 2018 were $8 million and $15 million, respectively. Costs of goods sold to Honeywell during the three and six months ended June 30, 2018 were $8 million and $13 million, respectively. Purchases from Honeywell during the three and six months ended June 30, 2018 were $66 million and $117 million, respectively.

Sales to Honeywell during the three and six months ended June 30, 2017 were $11 million and $19 million, respectively. Costs of goods sold to Honeywell during the three and six months ended June 30, 2017 were $8 million and $15 million, respectively. Purchases from Honeywell during the three and six months ended June 30, 2017 were $53 million and $105 million, respectively.

The total net effect of the settlement of these intercompany transactions is reflected in the Combined Interim Statements of Cash Flows as a financing activity and in the Combined Interim Balance Sheets as invested equity. Honeywell uses a centralized approach for the purpose of cash management and financing of its operations. The

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS  (Continued)

(Unaudited)

Business’s cash is transferred to Honeywell daily and Honeywell funds the Business’s operating and investing activities as needed. The Company operates a centralized non-interest-bearing cash pool in the U.S. and regional interest-bearing cash pools outside of the U.S.

Honeywell centrally hedges its exposure to changes in foreign exchange rates principally with forward contracts. Certain contracts are specifically designated to and entered on behalf of the Business with the Parent as a counterparty and are used to hedge known or probable anticipated foreign currency sales and purchases. The Business designates these hedges as cash flow hedges. These hedges are marked-to-market with the effective portion of the changes in fair value of the derivatives recorded in Accumulated other comprehensive income (loss) and subsequently recognized in earnings when the hedged items impact earnings.

Due from related parties, current consists of the following:

	June 30, 2018	December 31, 2017
Cash pooling and short-term notes receivables	$14	$10
Related party notes receivables	—	7
Receivables from related parties	6	6

	$20	$23

Due to related parties, current consists of the following:

	June 30, 2018	December 31, 2017
Cash pooling and short-term notes payable	$19	$23
Related party notes payables	1	1
Payables to related parties	44	36

	$64	$60

Net transfers to and from Honeywell are included within invested equity on the Combined Interim Statements of Equity. The components of the net transfers to and from Honeywell for the three and six months ended June 30, 2018 and 2017 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
General financing activities	$(233)	$(145)	$(418)	$(266)
Sales to Honeywell	(4)	(3)	(7)	(7)
Purchases from Honeywell	52	42	92	82
Unbilled corporate allocations	85	67	137	137
Stock compensation expense and other compensation awards	3	3	7	8
Unbilled pension expense	4	4	7	8

Net increase (decrease) in invested equity	$(93)	$(32)	$(182)	$(38)

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS  (Continued)

(Unaudited)

Note 4. Repositioning Charges

A summary of repositioning charge follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Severance	$—	$18	$4	$19
Asset impairments	—	—	1	1
Reserve adjustments	—	—	—	(1)

Total net repositioning charge	$—	$18	$5	$19

The following table summarizes the pretax distribution of total net repositioning charges by statement of operations classification:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Cost of goods sold	$—	$12	$4	$14
Selling, general and administrative expenses	—	6	1	5

	$—	$18	$5	$19

All of the pretax impact of total net repositioning charges are related to the Products segment for the three and six months ending June 30, 2018, and June 30, 2017.

In the three and six months ended June 30, 2018, the Company recognized repositioning charges totaling $0 million and $5 million, respectively, mainly for severance costs related to separation activities.

In the three months and six months ended June 30, 2017, the Company recognized repositioning charges totaling $18 million and $19 million, respectively, for both severance costs and asset impairment costs. The severance costs were related to workforce reductions of 317 manufacturing and administrative positions and 402 manufacturing and administrative positions for the three and six months ended June 30, 2017, respectively. The workforce reductions were primarily related to cost saving actions taken in connection with our productivity and ongoing functional transformation initiatives; factory transitions to more cost-effective locations; and achieving acquisition related synergies.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS  (Continued)

(Unaudited)

The following table summarizes the status of our total repositioning reserves:

	Severance Costs	Asset Impairments	Total
Balance at December 31, 2017	$22	$—	$22
Charges	4	1	5
Usage—cash	(4)	—	(4)
Usage—noncash	—	(1)	(1)

Balance at March 31, 2018	22	—	22

Charges	—	—	—
Usage—cash	(2)	—	(2)
Usage—noncash	—	—	—

Balance at June 30, 2018	$20	$—	$20

Certain repositioning projects in each of our reportable operating segments included exit or disposal activities, the costs related to which will be recognized in future periods when the actual liability is incurred. The remaining exit and disposal costs relating to repositioning actions as of June 30, 2018 is expected to be $13 million.

Note 5. Income Taxes

The effective tax rate decreased for the three months ended June 30, 2018, as compared to the three months ended June 30, 2017, primarily due to internal restructuring of Resideo’s business in advance of its anticipated Spin-Off that resulted in an $18 million reduction in tax expense, increased tax benefits attributable to currency impacts for withholding taxes on undistributed foreign earnings, adjustments to the provisional tax amount related to the Tax Act and decreased income before taxes.

The effective tax rate decreased for the six months ended June 30, 2018, as compared to the six months ended June 30, 2017, primarily due to increased tax benefits attributable to internal restructuring of Resideo’s business in advance of its anticipated Spin-Off that resulted in an $18 million reduction in tax expense, currency impacts for withholding taxes on undistributed foreign earnings and adjustments to the provisional tax amount related to the Tax Act.

The effective tax rate for the quarter and six months ended June 30, 2018 was lower than the U.S. federal statutory rate of 21% primarily from tax benefits related to the internal restructuring of Resideo’s business in advance of its anticipated Spin-Off that resulted in an $18 million reduction in tax expense, currency impacts on withholding taxes on undistributed foreign earnings and adjustments to the provisional tax amount related to the Tax Act.

The effective tax rate for the quarter and six months ended in June 30, 2017 was higher than the U.S. federal statutory rate of 35% as a result of non-deductible expenses.

On December 22, 2017, the U.S. government enacted the Tax Act, which included changes to the taxation of foreign earnings by implementing a dividend exemption system, expansion of the current anti-deferral rules, a minimum tax on low-taxed foreign earnings and new measures to deter base erosion. The Tax Act also included a permanent reduction in the corporate tax rate to 21%, repeal of the corporate alternative minimum tax, expensing

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS  (Continued)

(Unaudited)

of capital investment and limitation of the deduction for interest expense. Furthermore, as part of the transition to the new tax system, a one-time transition tax was imposed on a U.S. shareholder’s historical undistributed earnings of foreign affiliates.

As described in our Combined Financial Statements for the year ended December 31, 2017, we reasonably estimated certain effects of the Tax Act and, therefore, recorded provisional amounts, including the deemed repatriation transition tax and withholding taxes on undistributed earnings. During the quarter, the Company recorded an adjustment to the provisional tax amount related to the deemed repatriation transition tax of $3 million. This adjustment results in a decrease to the effective tax rate for the six months ended June 30, 2018 of 3.6%. The Company has not finalized the accounting for the tax effects of the Tax Act as we are continuing to gather additional information and expect to complete our accounting within the prescribed measurement period.

On August 1, 2018, the Treasury department released proposed regulations regarding the deemed repatriation transition tax. The Company is evaluating the impact of the proposed regulations as part of its overall analysis of the impacts of the Tax Act pursuant to SAB 118.

Note 6. Revenue Recognition and Contracts with Customers

Adoption

On January 1, 2018, the Company adopted new guidance on revenue from contracts with customers using the modified retrospective method applied to contracts that were not completed as of January 1, 2018. As a result of adopting the new guidance, the Company determined there are no material impacts on the unaudited Combined Interim Financial Statements as the Company’s previous revenue recognition was consistent with the new standard.

Disaggregated Revenue

Sales by channel are as follows:

	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018
U.S. and Canada	$546	$1,054
EMEA	115	231
India	14	29

Distribution	675	1,314

Comfort and Care	396	808
Safety and Security	125	239

Products	521	1,047

	$1,196	$2,361

We recognize the majority of our revenue from performance obligations outlined in contracts with our customers that are satisfied at a point in time. Less than 3% of our revenue is satisfied over time.

Contract Balances

The timing of revenue recognition, billings and cash collections results in billed accounts receivable and unbilled receivables (contract assets), reported in Accounts, notes and other receivables—net, and customer

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS  (Continued)

(Unaudited)

advances and deposits (contract liabilities), reported in Accrued Liabilities, on the Combined Interim Balance Sheet. Contract assets arise when situations exist where the timing of cash collected from customers that differs from the timing of revenue recognition. Contract assets are recognized when the revenue associated with the contract is recognized prior to billing and derecognized once invoiced in accordance with the terms of the contract. Contract liabilities are recorded in scenarios where we enter into arrangements where customers are contractually obligated to remit cash payments in advance of us satisfying performance obligations and recognizing revenue. Contract liabilities are derecognized when revenue is recognized, a milestone is met triggering the contractual right to bill, or the performance obligation is satisfied.

These assets and liabilities are reported on the Combined Interim Balance Sheet on a contract-by-contract basis at the end of each reporting period.

The following table summarizes our contract assets and liabilities balances:

2018
Contract Assets—January 1	$1
Contract Assets—June 30	1

Change in Contract Assets—increase/(decrease)	$—

Contract Liabilities—January 1	$3
Contract Liabilities—June 30	2

Change in Contract Liabilities—increase/(decrease)	$(1)

The decrease in contract liabilities from January 1, 2018 to June 30, 2018 is primarily due to recognition of income from the beginning balance.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is defined as the unit of account. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For product sales, typically each product sold to a customer represents a distinct performance obligation.

The majority of our performance obligations are satisfied as of a point in time. Performance obligations are supported by contracts with customers, providing a framework for the nature of the distinct goods, services or bundle of goods and services. The timing of satisfying the performance obligation is typically indicated by the terms of the contract. All performance obligations are expected to be satisfied within one year.

The timing of satisfaction of our performance obligations does not significantly vary from the typical timing of payment. For some contracts, we may be entitled to receive an advance payment.

We have applied the practical expedient to not disclose the value of remaining performance obligations for (i) contracts with an original expected term of one year or less or (ii) contracts for which we recognize revenue in proportion to the amount we have the right to invoice for services performed.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS  (Continued)

(Unaudited)

Note 7. Accounts, Notes and Other Receivables—Net

	June 30, 2018	December 31, 2017
Accounts, notes and other receivables	$759	$792
Less–Allowance for doubtful accounts	(13)	(13)

	$746	$779

Note 8. Inventories

	June 30, 2018	December 31, 2017
Raw materials	$101	$108
Work in process	22	21
Finished products	400	336

	$523	$465

Note 9. Accrued Liabilities

	June 30, 2018	December 31, 2017
Environmental costs	$206	$204
Compensation, benefit and other employee related	56	65
Customer rebate reserve	42	49
Repositioning	20	22
Product warranties and performance guarantees	16	17
Customer advances and deferred income	2	3
Other (primarily operating expenses)	53	49

	$395	$409

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS  (Continued)

(Unaudited)

Note 10. Accumulated Other Comprehensive Income (Loss)

Changes in Accumulated Other Comprehensive Income (Loss) by Component

	Foreign Exchange Translation Adjustment	Changes in Fair Value of Effective Cash Flow Hedges	Total Accumulated Other Comprehensive Income (Loss)
Balance at December 31, 2016	$(170)	$1	$(169)
Other comprehensive income (loss) before reclassifications	50	(4)	46
Amounts reclassified from accumulated other comprehensive income (loss)	—	2	2

Net current period other comprehensive income (loss)	50	(2)	48

Balance at June 30, 2017	$(120)	$(1)	$(121)

Balance at December 31, 2017	$(100)	$—	$(100)
Other comprehensive income (loss) before reclassifications	(18)	(1)	(19)
Amounts reclassified from accumulated other comprehensive income	—	—	—

Net current period other comprehensive income (loss)	(18)	(1)	(19)

Balance at June 30, 2018	$(118)	$(1)	$(119)

Note 11. Commitments and Contingencies

Environmental Matters

We are subject to various federal, state, local and foreign government requirements relating to the protection of the environment. We believe that, as a general matter, our policies, practices and procedures are properly designed to prevent unreasonable risk of environmental damage and personal injury and that our handling, manufacture, use and disposal of hazardous substances are in accordance with environmental and safety laws and regulations. We have incurred remedial response and voluntary cleanup costs for site contamination and are a party to lawsuits and claims associated with environmental and safety matters, including products containing hazardous substances. Additional lawsuits, claims and costs involving environmental matters are likely to continue to arise in the future.

With respect to environmental matters involving site contamination, we continually conduct studies, individually or jointly with other potentially responsible parties, to determine the feasibility of various remedial techniques. It is our policy to record appropriate liabilities for environmental matters when remedial efforts or damage claim payments are probable and the costs can be reasonably estimated. Such liabilities are based on our best estimate of the undiscounted future costs required to complete the remedial work. The recorded liabilities are adjusted periodically as remediation efforts progress or as additional technical, regulatory or legal information becomes available. Given the uncertainties regarding the status of laws, regulations, enforcement policies, the impact of other potentially responsible parties, technology and information related to individual sites, we do not believe it is possible to develop an estimate of the range of reasonably possible environmental loss in excess of our recorded liabilities. We expect to fund expenditures for these matters from operating cash flow. The timing of cash expenditures depends on a number of factors, including the timing of remedial investigations and feasibility studies, the timing of litigation and settlements of remediation liability, personal injury and property damage claims, regulatory approval of cleanup projects, remedial techniques to be utilized and agreements with other parties.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS  (Continued)

(Unaudited)

We accrue costs related to environmental matters when it is probable that we have incurred a liability related to a contaminated site and the amount can be reasonably estimated. Environmental-related expenses are presented within Cost of goods sold for operating sites and Other expense for non-operating sites in the Combined Interim Statements of Operations.

The following table summarizes information concerning our recorded liabilities for environmental costs:

December 31, 2017	$537
Accruals for environmental matters deemed probable and reasonably estimable	176
Environmental liability remediated	(73)

June 30, 2018	$640

Environmental liabilities are included in the following balance sheet accounts:

	June 30, 2018	December 31, 2017
Accrued liabilities	$206	$204
Other liabilities	434	333

	$640	$537

We do not currently possess sufficient information to reasonably estimate the amounts of environmental liabilities to be recorded upon future completion of studies, litigation or settlements, and neither the timing nor the amount of the ultimate costs associated with environmental matters can be determined although they could be material to our combined results of operations and operating cash flows in the periods recognized or paid.

Other Matters

We are subject to other lawsuits, investigations and disputes arising out of the conduct of our business, including matters relating to commercial transactions, government contracts, product liability, prior acquisitions and divestitures, employee benefit plans, intellectual property, and environmental, health and safety matters. We recognize a liability for any contingency that is probable of occurrence and reasonably estimable. We continually assess the likelihood of adverse judgments of outcomes in these matters, as well as potential ranges of possible losses (taking into consideration any insurance recoveries), based on a careful analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. To date, no such matters are material to the Combined Interim Statements of Operations.

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS  (Continued)

(Unaudited)

Warranties and Guarantees

In the normal course of business we issue product warranties and product performance guarantees. We accrue for the estimated cost of product warranties and performance guarantees based on contract terms and historical experience at the time of sale. Adjustments to initial obligations for warranties and guarantees are made as changes to the obligations become reasonably estimable. Products warranties and product performance guarantees are included in Accrued liabilities. The following table summarizes information concerning our recorded obligations for product warranties and product performance guarantees.

December 31, 2017	$17
Accruals for warranties/guarantees issued during the year	6
Adjustment of pre-existing warranties/guarantees	(1)
Settlement of warranty/guarantee claims	(6)

June 30, 2018	$16

Note 12. Segment Financial Data

We globally manage our business operations through two reportable operating segments, Products and Distribution:

Products—Our Products business is a leading global provider of residential security and intrusion products, consumer thermostats, consumer HVAC and consumer awareness systems, residential thermal solutions and residential water controls that allow owners of homes to stay connected and in control of their comfort, security and energy use.

Distribution—Our Distribution business is a leading global distributor of security and low voltage fire protection products.

Segment information is consistent with how management reviews the businesses, makes investing and resource allocation decisions and assesses operating performance. Homes’ CODM evaluates segment performance based on segment profit. Segment profit is measured as segment income (loss) before taxes excluding, pension expense, repositioning and other charges, other expense, and interest and other charges, net.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Sales
Total products sales	$598	$563	$1,200	$1,116
Less: intersegment sales	80	84	159	174

External product sales	518	479	1,041	942
External distribution sales	678	617	1,320	1,216

Total Sales	$1,196	$1,096	$2,361	$2,158

HOMES BUSINESS OF HONEYWELL INTERNATIONAL INC.

NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS  (Continued)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Segment profit
Products	$96	$79	$198	$149
Distribution	37	33	74	64

Total	$133	$112	$272	$213

A reconciliation of segment profit to combined income (loss) from continuing operations before taxes are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Segments profit	$133	$112	$272	$213
Pension expense	(4)	(4)	(7)	(8)
Repositioning	—	(18)	(5)	(19)
Other expense	(123)	(51)	(176)	(100)
Interest and other charges, net	(1)	—	—	—

Income before taxes	$5	$39	$84	$86

Note 13. Subsequent Events

The Business evaluated subsequent events for recognition or disclosure through August 16, 2018, the date the Unaudited Combined Interim Financial Statements were available to be issued. No significant subsequent events were noted.

Resideo Technologies, Inc.